FORMATION,
CONTRIBUTION AND MERGER AGREEMENT
Between
HARRIS CORPORATION
and
STRATEX NETWORKS, INC.
Dated: September 5, 2006

ARTICLE I

Definitions and Terms

1.1.	Certain Definitions	2
1.2.	Additional Definitions	10
1.3.	Defined Terms Generally	14

ARTICLE II

Organization of Newco and Merger Sub and Related Corporate Actions

2.1.	Organization of Newco	15
2.2.	Directors and Officers of Newco	15
2.3.	Organization of Merger Sub	15
2.4.	Actions of Harris and Stratex	16

ARTICLE III

The Contribution Transaction and Merger

3.1.	The Contribution Transaction	16
3.2.	The Merger	18
3.3.	Closing	18
3.4.	Effective Time	19
3.5.	Deliveries by Newco Relating to the Contribution Transaction	19
3.6.	Deliveries by Harris Relating to the Contribution Transaction	19
3.7.	Nonassignability of Assets	20

ARTICLE IV

Certificate of Incorporation and Bylaws of the Surviving Corporation

4.1.	The Certificate of Incorporation	21
4.2.	The Bylaws	21

ARTICLE V

Officers and Directors of the Surviving Corporation

5.1.	Directors	21
5.2.	Officers	21
   -i-

ARTICLE VI

Effect of the Merger on Capital Stock and Equity Awards; Exchange of Certificates

6.1.	Effect on Capital Stock of Stratex	22
6.2.	Exchange of Certificates	22
6.3.	No Dissenters’ Rights	25
6.4.	Treatment of Stratex Stock Plans	25
6.5.	Treatment of Warrants	26

ARTICLE VII

Representations and Warranties

7.1.	Representations and Warranties of Stratex	27
7.2.	Representations and Warranties of Harris	42

ARTICLE VIII

Covenants Relating to Interim Operations

8.1.	Covenants of Stratex	57
8.2.	Covenants of Harris	61

ARTICLE IX

Additional Agreements

9.1.	Acquisition Proposals	64
9.2.	Board Recommendation	66
9.3.	SEC Filings; Information Supplied; Stratex Stockholders Meeting	66
9.4.	Filings; Other Actions; Notification	68
9.5.	Tax Matters	69
9.6.	Ancillary Agreements	71
9.7.	Restructuring; Harris Intercompany Liabilities	72
9.8.	Transfer and Assignment of Excluded Assets by Contributed Subsidiary	72
9.9.	Insurance Proceeds	72
9.10.	Listing and De-listing	72
9.11.	Governance	72
9.12.	Section 16 Matters	73
9.13.	Affiliates	73
9.14.	Access; Financial Reporting	73
9.15.	Further Assurances	74
9.16.	Publicity	74
9.17.	Expenses	74
9.18.	Indemnification; Directors’ and Officers’ Insurance	74
   -ii-

9.19.	Takeover Statute	76

ARTICLE X

Conditions

10.1.	Conditions to Harris’ and Stratex’s Obligations to Effect the Transactions	76
10.2.	Conditions to Harris’ Obligation to Effect the Contribution Transaction	77
10.3.	Conditions to Stratex’s Obligation to Effect the Merger	78

ARTICLE XI

Termination

11.1.	Termination	80
11.2.	Effect of Termination and Abandonment	81

ARTICLE XII

Survival and Indemnification

12.1.	No Survival of Representations and Warranties	82
12.2.	Indemnification by Newco	82
12.3.	Indemnification by Harris	83
12.4.	Third Party Claims	83
12.5.	Tax and Insurance Adjustments	84

ARTICLE XIII

Miscellaneous and General

13.1.	Survival	84
13.2.	Modification or Amendment	84
13.3.	Waiver of Conditions	84
13.4.	Counterparts	85
13.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	85
13.6.	Notices	86
13.7.	Entire Agreement	86
13.8.	No Third Party Beneficiaries	87
13.9.	Obligations of Harris and of Stratex	87
13.10.	Severability	87
13.11.	Interpretation; Construction	87
13.12.	Assignment	88
   -iii-

EXHIBITS

Exhibit 1	Form of Voting Agreement
Exhibit 2	Certificate of Incorporation of Newco
Exhibit 3	Bylaws of Newco
Exhibit 4	Certificate of Incorporation and Bylaws of Merger Sub
Exhibit 5	Investor Agreement
Exhibit 6	Non-Competition Agreement
Exhibit 7	Registration Rights Agreement
Exhibit 8	Intellectual Property Agreement
Exhibit 9	Trademark and Trade Name License Agreement
Exhibit 10	Harris Leased Property Agreement
Exhibit 11	Transition Services Agreement
Exhibit 12	Warrant Assumption Agreement
Exhibit 13	Affiliates Letter
Exhibit 14	NetBoss Service Agreement
SCHEDULES

Schedule A	Consent Certificates relating to Contributed Leases
Schedule B	Contributed Leases
Schedule C	Contributed Owned Real Property
Schedule D	Contributed Subsidiary Real Property
Schedule E	Excluded Liabilities
Schedule F	Excluded MCD Business Contracts
Schedule G	Stratex Persons with Knowledge
Schedule H	Harris Persons with Knowledge
Schedule I	MCD Employees
Schedule J	Initial Directors and Officers of Newco
Schedule K	Excluded Intellectual Property
Schedule L	Excluded Leases
Schedule M	Contributed Insurance Policies and Rights
Schedule N	Excluded Properties
Schedule O	Harris Internal Restructuring
Schedule P	Stratex Required Third Party Consents
Schedule Q	Harris Required Third Party Consents
   -iv-

DISCLOSURE LETTERS
Harris Disclosure Letter
Stratex Disclosure Letter
   -v-

FORMATION, CONTRIBUTION AND MERGER AGREEMENT
     FORMATION, CONTRIBUTION AND MERGER AGREEMENT, dated as of September 5, 2006 (this “Agreement”), between HARRIS CORPORATION, a corporation incorporated in the State of Delaware (“Harris”), and STRATEX NETWORKS, INC., a corporation incorporated in the State of Delaware (“Stratex”).
RECITALS
     WHEREAS, Harris and Stratex desire to combine Harris’ Microwave Communications Division (as defined below) with Stratex through (i) the formation of Harris Stratex Networks, Inc., a new holding company that will be incorporated in the State of Delaware (“Newco”), and Stratex Merger Corp., a wholly owned subsidiary of Newco that will also be incorporated in the State of Delaware (“Merger Sub”), (ii) the merger of Merger Sub with and into Stratex pursuant to which the stockholders of Stratex will receive Newco shares in exchange for their Stratex shares and (iii) the contribution to Newco by Harris of the assets and equity interests collectively comprising Harris’ Microwave Communications Division in exchange for Newco shares, in each case upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, for federal income tax purposes, the transactions outlined above are intended collectively to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, for federal income tax purposes, it is intended that the Merger (as hereinafter defined) shall qualify as a reorganization described in Section 368(a)(2)(E) of the Code;
     WHEREAS, in order to induce Harris to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the directors and executive officers of Stratex are entering into voting agreements with Harris in the form attached hereto as Exhibit 1 (collectively, the “Voting Agreements”);
     WHEREAS, it is intended that Harris will be treated as the acquiring entity for accounting purposes;
     WHEREAS, the Boards of Directors of each of Harris and Stratex have adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby; and
     WHEREAS, Harris and Stratex desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe certain conditions to the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the Voting Agreements and the Ancillary Agreements, the parties hereto agree as follows:
ARTICLE I
Definitions and Terms
     1.1. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
     “Affiliate” has the meaning assigned to such term by Rule 405 under the Securities Act.
     “Ancillary Agreements” means, collectively the agreements set forth in Exhibit 5 through Exhibit 14 to be entered into at the Closing.
     “Assumed Liabilities” means all Liabilities of Harris or any of its Subsidiaries primarily resulting from or primarily arising out of the conduct of the MCD Business, other than the Excluded Liabilities; provided, however, that before applying the foregoing definition all Liabilities of Harris and/or any of its Subsidiaries which (i) are owed to third parties, (ii) result from or arise out of goods, services or facilities used or supplied by the MCD Business and any other businesses or divisions of Harris and/or any of its Subsidiaries and (iii) reasonably can be allocated among the MCD Business and such other businesses and divisions shall be so allocated to the maximum extent reasonably practicable.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are authorized or obligated by Law or executive order to close.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated January 26, 2006, between Harris and Stratex.
     “Consent Certificates” means certificates evidencing consents of third parties that are required in order to effectuate a legal transfer or sublease of those Contributed Leases identified on Schedule A.
     “Contract” means, as to any Person, any contract, agreement, lease, sublease license, sublicense, mortgage, note, indenture or other arrangement or obligation (whether written or oral) which legally binds such Person.
     “Contributed Accounts Receivable” means all accounts, notes and other receivables of Harris and its Subsidiaries that arose out of the sale or other disposition of goods or services of the MCD Business, excluding all Harris Intercompany Liabilities.

     “Contributed Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of Harris and its Subsidiaries which are Related to the MCD Business, and the information contained therein, excluding any such items whose transfer to Newco would be prohibited by Law or would subject Harris or any of its Retained Subsidiaries to any material Liability (collectively, the “Excluded Books and Records”).
     “Contributed Contracts” means all Contracts to which Harris or any of its Subsidiaries is a party which are Related to the MCD Business other than this Agreement, the Ancillary Agreements and the Excluded MCD Business Contracts.
     “Contributed Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, supplies, computers, tools and other tangible personal property (other than the Contributed Inventory) owned by Harris or any of its Subsidiaries which are Related to the MCD Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.
     “Contributed Intellectual Property” means all the Intellectual Property owned by Harris and its Subsidiaries which is Related to the MCD Business including the Intellectual Property set forth in Section 7.2(m) of the Harris Disclosure Letter.
     “Contributed Inventory” means all inventory of Harris and its Subsidiaries, including raw materials, supplies, work-in-progress and finished goods, which is Related to the MCD Business, wherever located.
     “Contributed Leased Property” means all real property leased or subleased pursuant to a Contributed Lease.
     “Contributed Leases” means any leases or subleases of real property, fixtures or equipment from third parties by Harris or any of its Subsidiaries but only to the extent such leased real property, fixtures or equipment are Related to the MCD Business, including those set forth on Schedule B.
     “Contributed Owned Real Property” means the real property owned by Harris and its Retained Subsidiaries set forth on Schedule C.
     “Contributed Subsidiaries” means those Subsidiaries of Harris listed in Section 7.2(b) of the Harris Disclosure Letter.
     “Contributed Subsidiary Real Property” means all real property owned or leased from third parties by the Contributed Subsidiaries as set forth on Schedule D.
     “Contribution Transaction” means the transfer of the Contributed Assets by Harris to Newco in exchange for the Newco Contribution Shares and the assumption by Newco of the Assumed Liabilities, in each case on the terms and conditions set forth in this Agreement.
     “Copyrights” has the meaning set forth in the “Intellectual Property” definition.

     “DGCL” means the Delaware General Corporation Law.
     “Domestic Retained Subsidiary” means any Retained Subsidiary that is a “United States person” within the meaning of Section 7701 of the Code.
     “Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, or other restriction of any kind, other than any Permitted Encumbrance.
     “Environmental Laws” means all Laws (including any common law) relating to: (i) the protection, investigation or remediation of the environment, (ii) the handling, use, presence, treatment, storage, disposal, transport, discharge, emission, release or threatened release of or exposure to any Hazardous Substance or (iii) employee exposure, wetlands, natural resources, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
     “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) arising from or relating to Environmental Laws, Hazardous Substances or the environment and includes, without limitation: (i) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; (ii) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and (iii) responsibility for any investigation, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “EU” means the European Union.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Excluded Books and Records” has the meanings set forth in the “Contributed Books and Records” definition.
     “Excluded Liabilities” means all Liabilities of Harris and/or its Subsidiaries that (i) would not be Assumed Liabilities if the definition of such term did not exclude Excluded Liabilities or (ii) would be Assumed Liabilities if the definition of such term did not exclude Excluded Liabilities but which are (A) indebtedness for borrowed money or any guarantee thereof, (B) debt securities issued to raise cash or any guarantee thereof, (C) obligations in respect of pensions or other post-retirement benefits for MCD Employees accrued with respect to periods ending on or prior to the Closing Date, (D) claims for workers’ compensation by MCD Employees in respect of injuries incurred on or prior to the Closing Date, (E) obligations for or related to any options or equity awards or other similar rights in respect of Harris Common Stock issued to and held by MCD Employees on the Closing Date, (F) those Income Taxes for which Harris is liable pursuant to Section 9.5(a) and (G) listed on Schedule E.
     “Excluded MCD Business Contracts” means those Contracts identified on Schedule F.
     “Foreign Retained Subsidiary” means any Retained Subsidiary that is not a Domestic Retained Subsidiary.
     “GAAP” means U.S. generally accepted accounting principles.
     “Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. antitrust Law, EU competition Law or other similar antitrust or competition Law.
     “Government Entity” means any domestic or foreign governmental, regulatory or administrative authority, agency, instrumentality, commission, body, court or other entity, whether legislative, executive or judicial or otherwise, and any arbitration panel, arbitrator or other entity with authority to resolve any dispute.
     “Governmental Authorizations” means, collectively, (i) all notices, reports, registrations, applications or other filings to or with a Government Entity, (ii) all consents, authorizations, approvals, permits, licenses, clearances, waivers, exemptions, variances, amendments, expirations and terminations of any waiting period requirements from or by any Government Entity and (iii) all other types of actions by any Government Entity.
     “Hazardous Substance” means any hazardous or toxic substance, material, waste, chemical, pollutant or contaminant that poses a risk of harm to health and safety or the environment and is otherwise regulated pursuant to any Environmental Law including, without limitation, any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, medical waste, asbestos, lead paint, polychlorinated biphenyls (or PCBs), urea formaldehyde, perchlorate, microbial matter and radon gas.
     “Harris Common Stock” means the common stock, par value $1.00 per share, of Harris.
     “Harris Intercompany Liabilities” means all Liabilities of Harris or any of its Subsidiaries (including the Contributed Subsidiaries) to Harris or any of its Subsidiaries (including the Contributed Subsidiaries) immediately prior to the Effective Time other than any Assumed Liabilities owed by one or more Contributed Subsidiaries to one or more other Contributed Subsidiaries.
     “Harris Licensed Intellectual Property” means the Intellectual Property to be licensed to Newco and its Subsidiaries by Harris or any of its Retained Subsidiaries pursuant to this Agreement or any Ancillary Agreement.

     “Harris Material Adverse Effect” means (i) a materially adverse effect on the results of operations, financial condition, cash flow, assets, liabilities or business of the MCD Business, taken as a whole, and (ii) any effect that would prevent, materially delay or materially impair the ability of Harris to consummate, or Newco to receive the benefits of, the Contribution Transaction and the other transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing no such effect resulting from (i) events or conditions (including changes in economic, financial market, regulatory or political conditions) that generally affect participants in the industries in which the MCD Business participates except to the extent that they adversely affect the MCD Business disproportionately compared such other participants or (ii) any disruption of employee, customer, supplier or other similar relationships primarily as a result of the execution or announcement of this Agreement and the identity of Stratex shall be considered a Harris Material Adverse Effect for purposes of this Agreement.
     “Harris Services” means those services to be provided by Harris or any of its Retained Subsidiaries to Newco or any of its Subsidiaries pursuant to this Agreement or any Ancillary Agreement.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Income Tax” means any corporate Tax imposed on or measured in whole or in part by net income, together with all interest, penalties and additions imposed with respect to such Income Tax and any interest in respect of such penalties and additions.
     “Income Tax Return” means a Tax Return with respect to an Income Tax.
     “Indebtedness” means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; and (v) all liabilities as a guarantor or other surety of an obligation of a type described in clauses (i), (ii), (iii) or (iv), to the extent of the obligation guaranteed or indemnified.
     “Intellectual Property” means, with respect to any jurisdiction, domestic or foreign: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations and common law rights for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works and rights of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) any other intellectual property or proprietary rights, in each case, to the extent entitled to legal protection as such.
     “Investor Agreement” means the Ancillary Agreement to be entered into by Harris and Newco at the Closing in the form of Exhibit 5 attached hereto.
     “Knowledge” means, when used with respect to Stratex as to any matter, to the knowledge of any of the individuals set forth on Schedule G or, when used with respect to Harris as to any matter, to the knowledge of any of the individuals set forth on Schedule H; provided, however, that each such individual shall be deemed to have knowledge of any matter if such individual or any employee that directly reports to such individual has actual knowledge of such matter or of facts or circumstances that would lead a reasonable person to conclude that it is reasonably likely that such matter exists.
     “Law” means any federal, state, regional, provincial, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Government Entity.
     “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
     “Losses” means any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out-of-pocket disbursements).
     “MCD Business” means the business as currently or previously conducted by the Microwave Communications Division, which includes but is not limited to: (i) developing, distributing, manufacturing and selling microwave radios and related services and systems for use in point-to-point wireless communications networks and (ii) the NetBoss Business.
     “MCD Employees” means, as of any date, the individuals employed by Harris or any of its Subsidiaries as of such date that are (i) primarily engaged in the MCD Business or (ii) listed on Schedule I as the same may be amended after the date of this Agreement as agreed by Harris and Stratex.

     “Microwave Communications Division” means the division of Harris which currently conducts the MCD Business and its predecessors.
     “Most Recent Balance Sheet” means, in the case of Harris, the audited June 30, 2006 balance sheet of the MCD Business furnished to Stratex prior to the date of this Agreement (and identified as such) and, in the case of Stratex, the balance sheet included in the most recent Stratex Report filed prior to the date of this Agreement.
     “NASDAQ” means the NASDAQ Global Market.
     “NetBoss Business” means the network operations software business as currently conducted by the MCD Business and previously conducted by Harris’ Network Support division, which currently offers network management systems that provide fault management, performance management, service activation, billing mediation and operational support system integration.
     “Patents” has the meaning set forth in the “Intellectual Property” definition.
     “Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the Most Recent Balance Sheet; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances, in the case of Harris, arising or incurred in the ordinary course of the MCD Business or, in the case of Stratex, arising or incurred in the ordinary course of Stratex’s business and that are not material in amount or effect (individually or in the aggregate) on the MCD Business or Stratex’s businesses, as the case may be; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of reentry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions; (v) Encumbrances, in the case of Harris, incurred in the ordinary course of the MCD Business and, in the case of Stratex, incurred in the ordinary course of Stratex’s businesses, in each case since the date of the Most Recent Balance Sheet and that are not material in amount or effect on the MCD Business or Stratex’s businesses, as the case may be; and (vi) Encumbrances that do not materially adversely effect the value or use of the encumbered Property.
     “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Government Entity or other entity of any kind or nature.
     “Property” means any interest in any property or asset, whether real, personal or mixed, whether tangible or intangible, and any right, however arising, whether or not such interest or right would be reflected on a balance sheet prepared in accordance with GAAP.

     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Government Entity or Internet domain name registrar.
     “Related to the MCD Business” means, with respect to any matter or thing, that such matter or thing is primarily related to, or used primarily in connection with, the MCD Business as currently conducted.
     “Retained Subsidiaries” means all Subsidiaries of Harris other than the Contributed Subsidiaries.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933.
     “Stratex Board” means, at any time, the Board of Directors of Stratex.
     “Stratex Common Stock” means the common stock, par value $0.01 per share, of Stratex.
     “Stratex Excluded Shares” means any shares of Stratex Common Stock owned by Stratex or any direct or indirect wholly owned Subsidiary of Stratex not held on behalf of third parties.
     “Stratex Material Adverse Effect” means (i) a material adverse effect on the results of operations, financial condition, cash flow, assets, liabilities or business of Stratex and its Subsidiaries, taken as a whole, and (ii) any effect that would prevent, materially delay or materially impair the ability of Stratex to consummate, or Newco to receive the benefits of, the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing no such effect resulting from (i) events or conditions (including changes in economic, financial market, regulatory or political conditions) that generally affect participants in the industries in which Stratex and its Subsidiaries participate except to the extent that they adversely affect Stratex and its Subsidiaries (taken as a whole) disproportionately compared such other participants or (ii) any disruption of employee, customer, supplier or other similar relationships primarily as a result of the execution or announcement of this Agreement and the identity of Harris shall be considered a Stratex Material Adverse Effect for purposes of this Agreement.
     “SOX Act” means the Sarbanes-Oxley Act of 2002.
     “Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Power of which is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither Stratex, Newco nor any of their Subsidiaries shall be deemed to be a Subsidiary of Harris or any of its other Subsidiaries for purposes of this Agreement.

     “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, duties, escheat payments or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
     “Tax Return” means, collectively, all returns, declarations, reports estimates, information returns and statements required to be filed with any Government Entity under federal, state, local or any foreign Tax laws and any returns, forms or other documents required to be retained by either party in compliance with applicable Tax reporting and withholding.
     “Trade Secrets” has the meaning set forth in the “Intellectual Property” definition.
     “Trademarks” has the meaning set forth in the “Intellectual Property” definition.
     “Transfer Taxes” means all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the Contribution Transaction and the Merger, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
     “Voting Power” means, with respect to any Person, the total number of votes entitled to be cast generally in the election of the directors of such Person (or, if such Person is not a corporation, the individuals who perform a similar role for such Person) by all Voting Securities of such Person outstanding at such time.
     “Voting Securities” means, with respect to any Person, all securities of, or equity interests in, such Person which are entitled to vote generally in the election of the directors of such Person (or, if such Person is not a corporation, the individuals who perform a similar role for such Person).
     “WARN” means the Worker Adjustment and Retraining Notification Act and the California Worker Adjustment and Retraining Notification Act.
     “Warrants” means the outstanding warrants of Stratex to purchase an aggregate of shares of 2,581,780 Stratex Common Stock at an exercise price of $2.95 per share.
     1.2. Additional Definitions. The following terms are defined in the Sections indicated:

Defined Term:	Section:
“Acquisition Proposal”	9.1
“Agreement”	PREAMBLE

Defined Term:	Section:
“Audited Financial Statements”	7.2(e)(ii)
“Bankruptcy and Equity Exception”	7.1(c)
“Bankruptcy Code”	7.1(d)(iv)
“Bear Stearns”	7.1(c)(iii)
“Board Approval”	7.1(c)(ii)
“Board Recommendation”	7.1(c)(ii)
“Bylaws”	4.2
“Cash Contribution”	3.1
“Certificate”	6.1(a)
“Certificate of Incorporation”	4.1
“Certificate of Merger”	3.4
“Change In Recommendation”	9.1
“Class A Common Stock”	2.1
“Class A Merger Shares”	6.2(a)
“Class B Common Stock”	2.1
“Closing”	3.3
“Closing Date”	3.3
“Code”	RECITALS
“Common Stock”	2.1
“Contributed Assets”	3.1
“Contributed Insurance Proceeds”	3.1(a)(ix)
“Costs”	9.18
“Covered Proposal”	11.2(b)
“Current Premium”	9.18(c)
“D&O Indemnified Parties”	9.18
“D&O Insurance”	9.18(c)
“Effective Time”	3.4
“Exchange Agent”	6.2(a)
“Exchange Fund”	6.2(a)
“Excluded Assets”	3.1(b)

Defined Term:	Section:
“Harris”	PREAMBLE
“Harris Audit Date”	7.2(e)
“Harris Certificate”	7.2(a)
“Harris Disclosure Letter”	7.2
“Harris ERISA Affiliate”	7.2(i)(iii)
“Harris Governing Documents”	7.2(b)
“Harris Governing Instruments”	7.2(a)
“Harris Indemnified Persons”	12.2
“Harris IP Contracts”	7.2(m)(ii)(A)
“Harris IP Rights”	7.2(m)(ii)(B)
“Harris Material Contracts”	7.2(o)(ii)
“Harris MCD Budget”	8.2(c)
“Harris Reports”	7.2(e)
“Harris Required Third Party Consents”	10.3(e)
“Harris Restructuring”	9.7
“Harris Stratex Networks, Inc.”	9.11(c)
“Harris Transactions”	7.2(c)
“Indemnified Party”	12.4
“Indemnifying Party”	12.4
“Insiders”	9.12
“IRS”	7.1(i)(ii)
“Maximum Annual Premium”	9.18(c)
“MCD Employee Benefit Plans”	7.2(i)(i)
“MCD Employee ERISA Plans”	7.2(i)(ii)
“MCD Employee Pension Plan”	7.2(i)(ii)
“MCD Real Property”	7.2(k)(iv)
“Merger”	3.2
“Merger Consideration”	6.1(a)
“Merger Sub”	RECITALS
“Merger Sub Stock”	2.3

Defined Term:	Section:
“Morgan Stanley”	7.2(t)
“Multi-Employer Plan”	7.1(i)(ii)
“Newco”	RECITALS
“Newco Contribution Shares”	3.1(d)
“Newco Governing Instruments”	2.1
“Newco Governmental Authorizations”	3.1(b)(xiv)
“Newco Indemnified Persons”	12.3
“Order”	10.1(e)
“PBGC”	7.1(i)(iii)
“Preferred Stock”	2.1
“Proxy Statement/Prospectus”	7.1(f)
“Qualifying Acquisition Proposal”	9.1
“Registration Statement”	7.1(f)
“Representative”	9.1
“Required Governmental Authorizations”	10.1(c)
“Revised Terms”	9.1(c)
“Rights Agreement”	7.1(b)
“Section 16 Information”	9.12
“Stratex”	PREAMBLE
“Stratex Audit Date”	7.1(e)
“Stratex Award”	6.4(b)
“Stratex Benefit Plans”	7.1(i)(i)
“Stratex Budget”	8.1(c)
“Stratex Bylaws”	7.1(a)
“Stratex Certificate”	7.1(a)
“Stratex Disclosure Letter”	7.1
“Stratex ERISA Affiliate”	7.1(i)(iii)
“Stratex ERISA Plans”	7.1(i)(ii)
“Stratex Governing Instruments”	7.1(a)
“Stratex IP Contracts”	7.1(o)(ii)(A)

Defined Term:	Section:
“Stratex IP Rights”	7.1(o)(ii)(B)
“Stratex Material Contracts”	7.1(q)(ii)
“Stratex Networks, Inc.”	4.1
“Stratex Option”	6.4(a)
“Stratex Pension Plan”	7.1(i)(ii)
“Stratex Preferred Stock”	7.1(b)
“Stratex Reports”	7.1(e)
“Stratex Required Third Party Consents”	10.2(e)
“Stratex Requisite Vote”	7.1(c)
“Stratex Stock Plans”	7.1(b)
“Stratex Stockholders Meeting”	9.3(f)
“Stratex Transactions”	7.1(c)
“Superior Proposal”	9.1
“Surviving Corporation”	3.2
“Tail Period”	11.2(b)
“Takeover Statute”	7.1(k)
“Termination Date”	11.1(b)
“Termination Fee”	11.2(b)
“Third-Party IP Rights”	7.1(o)(ii)(B)
“Transactions”	2.1
“Transfer”	3.1
“Voting Agreements”	RECITALS
“Voting Debt”	7.1(b)
“Warrant Agreement”	6.5

     1.3. Defined Terms Generally. The definitions set forth or referred to above shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.
ARTICLE II
Organization of Newco and Merger Sub and Related Corporate Actions
     2.1. Organization of Newco. Prior to the Closing, Harris shall incorporate Newco as a new corporation under the laws of the State of Delaware for the sole purpose of effecting the Contribution Transaction, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”). The certificate of incorporation of Newco shall be in the form of Exhibit 2 and the bylaws of Newco shall be in the form of Exhibit 3 (collectively, the “Newco Governing Instruments”). Pursuant to the Newco Governing Instruments, the authorized capital stock of Newco shall consist solely of shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), and shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), the number of such shares to be reasonably determined by Harris and Stratex prior to the incorporation of Newco. Immediately prior to the Effective Time, only one share of Newco Class B Common Stock shall be issued and outstanding (which shall be owned of record by Harris) and no shares of Class A Common Stock or Preferred Stock shall be issued or outstanding. The terms of the Class A Common Stock and the Class B Common Stock shall be substantially the same in all respects except that the holders of the Class B Common Stock shall have the additional right to vote separately as a class to elect the Harris Directors (as defined in Exhibit 2). If Harris transfers less than all of the Class B Common Stock to anyone other than an Affiliate of Harris, then the shares so transferred shall automatically and without any further action on the part of any Person convert into an equal number of shares of Class A Common Stock.
     2.2. Directors and Officers of Newco. Immediately prior to the Effective Time, the directors and officers of Newco shall be appointed in accordance with Schedule J.
     2.3. Organization of Merger Sub. Prior to the Closing, Harris shall cause Newco to incorporate Merger Sub as a new corporation under the laws of the State of Delaware for the sole purpose of effecting the Merger. The certificate of incorporation and bylaws of Merger Sub shall be in the forms attached hereto as Exhibit 4. Immediately prior to the Effective Time, the authorized capital stock of Merger Sub shall consist solely of 100 shares of common stock, par value $0.01 per share (the “Merger Sub Stock”) and all of such shares shall have been issued to Newco for $1.00.

     2.4. Actions of Harris and Stratex. Prior to the Closing, Harris shall take all necessary action to cause the board of directors of (i) Newco to approve this Agreement and to authorize its execution and delivery by Newco and (ii) Merger Sub to approve, adopt and declare advisable this Agreement and to authorize its execution and delivery by Merger Sub. Thereafter and prior to the Closing, Harris and Stratex will take all necessary action to enter into an amendment of this Agreement to add Newco and Merger Sub as additional parties to this Agreement, which shall become effective upon their execution and delivery of such amendment by all four (4) parties.
ARTICLE III
The Contribution Transaction and Merger
     3.1. The Contribution Transaction. (a) Contributions. On the terms and subject to the conditions set forth in this Agreement, at the Closing Harris shall, or shall cause one or more of its Retained Subsidiaries to, contribute, convey, transfer, assign and deliver (collectively, “Transfer”) to Newco, and Newco shall accept from Harris or such Retained Subsidiaries the following Properties (collectively, the “Contributed Assets”) free and clear of all Encumbrances: (i) all the outstanding shares of capital stock of, or other equity interests in, the Contributed Subsidiaries, (ii) $25 million in cash (the “Cash Contribution”) and (iii) all of the right, title and interest of Harris and its Retained Subsidiaries in and to all Properties of Harris and its Retained Subsidiaries as of the Closing Date which are Related to the MCD Business other than the Excluded Assets, including the following to the extent they exist as of the Closing Date and do not constitute Excluded Assets:
          (i) the Contributed Accounts Receivable;
          (ii) the Contributed Books and Records;
          (iii) the Contributed Contracts;
          (iv) the Contributed Fixtures and Equipment;
          (v) the Contributed Intellectual Property;
          (vi) the Contributed Inventory;
          (vii) the Contributed Leases;
          (viii) the Contributed Owned Real Property; and
          (ix) any insurance proceeds received by Harris or any of its Subsidiaries from claims made with respect of events or circumstances occurring between the date of this Agreement and the Closing except to the extent that such proceeds were used on or prior to the Closing to replace or acquire Property Related to the MCD Business or to satisfy Liabilities that would have otherwise been Assumed Liabilities (collectively, the “Contributed Insurance Proceeds”).
          (b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Harris and its Retained Subsidiaries shall be entitled to retain or to receive from the Contributed Subsidiaries, whether prior to or after the Closing, all of the right, title and interest of Harris and its Subsidiaries in and to the following Properties as of the Closing Date and none of such Properties shall be deemed to be a Contributed Asset (collectively, the “Excluded Assets”):
          (i) all Properties of Harris and its Subsidiaries which are not Related to the MCD Business;
          (ii) all Harris Intercompany Liabilities;
          (iii) all Excluded Books and Records;
          (iv) all Excluded MCD Business Contracts;
          (v) all Intellectual Property of Harris and its Subsidiaries listed on Schedule K;
          (vi) (A) all leases and subleases of real property, fixtures or equipment from third parties by Harris and its Subsidiaries other than the Contributed Leases and (B) those leases and subleases listed on Schedule L;
          (vii) all Tax assets (including duty and tax refunds and prepayments) of Harris or any of its Retained Subsidiaries;
          (viii) all Tax Returns of Harris or any of its Retained Subsidiaries and all Tax Return workpapers related thereto, excepting Tax Returns and related workpapers relating primarily to the MCD Business or the Contributed Assets;
          (ix) all rights in connection with, and assets of, the MCD Employee Benefit Plans;
          (x) all insurance policies and rights thereunder other than those listed on Schedule M;
          (xi) all invoices, shipping documents, purchase orders and other preprinted business forms that have any Trademark thereon other than those included in the Contributed Intellectual Property;
          (xii) all cash and cash equivalents;

          (xiii) all insurance proceeds which Harris or any of its Subsidiaries have a right to receive unless such proceeds are Contributed Insurance Proceeds or are reflected in the Audited Financial Statements;
          (xiv) all Governmental Authorizations of Harris and its Subsidiaries which (A) are not transferable by their terms or may not be transferred without the consent, approval, authorization or waiver of the relevant Government Entity and (B) are not required by Newco and its Subsidiaries in order to be able to continue to conduct the MCD Business after the Closing in all material respects as currently conducted by Harris and its Subsidiaries (the “Newco Governmental Authorizations”); and
          (xv) the Properties set forth on Schedule N.
          (c) Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing Newco shall assume and agree to fully discharge or perform when due all the Assumed Liabilities. Other than the Assumed Liabilities, Newco shall not assume, pay, perform, be obligated to pay or perform, or otherwise be responsible for, any Liability of Harris or any of its Retained Subsidiaries.
          (d) Issuance of Common Stock of Newco. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Newco shall issue in the name of Harris or one of its Domestic Retained Subsidiaries the number of shares of Class B Common Stock which will equal 56% of the total number of shares of Common Stock which will be outstanding immediately after the Effective Time after giving effect to such issuance, the issuance of Class A Common Stock in the Merger and the conversions and changes contemplated by Section 6.4(a), Section 6.4(b) and Section 6.5 (and no other options, warrants or other rights to acquire Common Stock) determined on a fully diluted basis using the treasury stock method assuming a market price per share of Class A Common Stock equal to $20.80 (collectively, the “Newco Contribution Shares”).
     3.2. The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into Stratex (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease. Stratex shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Stratex, with all its rights, privileges, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.
     3.3. Closing. Unless otherwise agreed in writing by Harris and Stratex, the closing of the Contribution Transaction and the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, on the fifth (5th) Business Day following the first day on which all of the conditions set forth in ARTICLE X are satisfied or waived in accordance with this Agreement (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date or place as the parties hereto may mutually agree (the actual date of such Closing, the “Closing Date”). The Contribution Transaction and the Merger

shall be consummated simultaneously and none of the steps taken to consummate either transaction shall be deemed to have been taken or completed until all such steps have been taken and completed.
     3.4. Effective Time. Simultaneously with the consummation of the Contribution Transaction, Newco and Stratex will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger and the Contribution Transaction shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Certificate of Merger (the “Effective Time”).
     3.5. Deliveries by Newco Relating to the Contribution Transaction. At the Closing, Newco shall deliver to Harris the following:
          (a) a share certificate or certificates representing the Newco Contribution Shares registered in the name of Harris and/or one of its Retained Subsidiaries, as requested by Harris in writing at least two Business Days prior to the Closing;
          (b) such instruments of assumption and other documents as may be necessary or reasonably required to effect Newco’s assumption of the Assumed Liabilities and acceptance and acknowledgement of the Transfer to it of the Contributed Assets, in each case in form and substance reasonably acceptable to Harris and Stratex;
          (c) a counterpart of each Ancillary Agreement duly executed by Newco; and
          (d) such other customary instruments of Transfer, assumptions, filings or documents, as may be necessary or reasonably required to give effect to transactions contemplated by this Agreement.
     3.6. Deliveries by Harris Relating to the Contribution Transaction. At the Closing, Harris shall deliver, or cause to be delivered, to Newco the following:
          (a) the Cash Contribution by wire transfer of immediately available funds to an account or accounts which have been designated by Newco at least two Business Days prior to the Closing Date;
          (b) such bills of sale or other appropriate documents of Transfer, as are necessary or reasonably required to Transfer to Newco the tangible personal property included in the Contributed Assets, in each case in form and substance reasonably acceptable to Stratex;
          (c) such assignments or other appropriate documents of Transfer as are necessary or reasonably required to Transfer the Contributed Intellectual Property to Newco, in each case in form and substance reasonably acceptable to Stratex;

          (d) such assignments or other appropriate documents of Transfer as are necessary or reasonably required to Transfer the Contributed Leases to Newco, in each case in form and substance reasonably acceptable to Stratex;
          (e) deeds for the Contributed Owned Real Property, in customary form for commercial transactions involving similar real properties and reasonably sufficient to enable Newco’s title insurance company to issue title insurance in respect of the Contributed Owned Real Property;
          (f) certificates for, or other evidences of ownership of, all of the outstanding shares of capital stock of, or other equity interests in, the Contributed Subsidiaries which shall be registered or otherwise issued in the name of Newco or any of its Subsidiaries, as requested by Newco at least two Business Days prior to the Closing Date;
          (g) the Contributed Books and Records;
          (h) such assignments and other documents of Transfer as may be necessary or reasonably required to Transfer to Newco all of the Contributed Assets not Transferred pursuant to the foregoing clauses;
          (i) in the case of Contributed Assets transferred by Harris, by a Domestic Retained Subsidiary, or by a Foreign Retained Subsidiary that has made a valid election under Section 897(i) of the Code, a duly executed certification complying with Treasury Regulations Section 1.144502(b)(2) that such transferor is not a foreign person; provided that, in determining the transferor of a Contributed Asset for purposes of this Section 3.6(i), the Person that has historically been treated as the owner of such Contributed Asset for federal income tax purposes shall be deemed to be the transferor;
          (j) a counterpart of each Ancillary Agreement duly executed by Harris;
          (k) reasonable evidence that all Required Governmental Authorizations required to be obtained or made by Harris or any of its Subsidiaries and all Harris Required Third Party Consents shall have been made or obtained;
          (l) the Consent Certificates; and
          (m) such other customary instruments of Transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Stratex, as may be necessary or reasonably required to give effect to the transactions contemplated by this Agreement.
     3.7. Nonassignability of Assets. If the Closing proceeds without the Transfer of any Contributed Asset because Harris was not able to make or obtain any Governmental Authorization other than a Required Governmental Authorization or any consent, approval, authorization, license or waiver from a non-Government Entity other than a Harris Required Third Party Consent, then the parties shall cooperate with each other and use their commercially reasonable efforts to obtain such Governmental Authorization or consent, approval, authorization, license or waiver and effect such Transfer; provided, however, that the foregoing shall not be construed to require any party to pay any consideration therefor other than filing, recordation or similar fees which shall be paid by Newco. Until such Governmental Authorization or consent, approval, authorization, license or waiver is obtained, Newco and Harris shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of effecting such Transfer. Harris shall hold in trust for and pay to Newco promptly upon receipt thereof, all income received by Harris or any of its Subsidiaries in connection with its use of the Contributed Assets not so Transferred (net of any Taxes), and Newco shall pay to Harris, promptly upon receipt of any invoice from Harris, all Losses incurred by Harris or any of its Subsidiaries in connection with such use.
ARTICLE IV
Certificate of Incorporation and Bylaws
of the Surviving Corporation
     4.1. The Certificate of Incorporation. The certificate of incorporation of Stratex as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until duly amended as provided therein or by applicable Law; provided, however, that at the Effective Time the Certificate of Incorporation shall be amended so that it is identical to the certificate of incorporation of Merger Sub immediately prior to the Effective Time except that the name of the Surviving Corporation shall be “Stratex Networks, Inc.”
     4.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.
ARTICLE V
Officers and Directors
of the Surviving Corporation
     5.1. Directors. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.
     5.2. Officers. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

ARTICLE VI
Effect of the Merger on Capital Stock and Equity Awards;
Exchange of Certificates
     6.1. Effect on Capital Stock of Stratex. At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub, Stratex or any holder of any capital stock of Stratex:
          (a) Merger Consideration. Subject to Section 6.2(i), each share of Stratex Common Stock issued and outstanding at the Effective Time, other than Stratex Excluded Shares, shall be converted into one-fourth of a share of Class A Common Stock (the “Merger Consideration”). At the Effective Time, all shares of Stratex Common Stock (other than Stratex Excluded Shares) shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate which prior to the Effective Time represented any such shares of Stratex Common Stock (each, a “Certificate”) shall thereafter represent the shares of Class A Common Stock into which the shares of Stratex Common Stock which it formerly represented were converted by virtue of the Merger and the right, if any, to receive cash in lieu of fractional shares pursuant to Section 6.2(i) and dividends or other distributions with respect to the Class A Common Stock pursuant to the last sentence of Section 6.2(c) upon surrender of such Certificate in accordance with Section 6.2.
          (b) Cancellation of Stratex Excluded Shares. Each Stratex Excluded Share issued or outstanding as of the Effective Time shall be cancelled and retired and shall cease to exist without payment of any consideration therefor (except to the extent that such cancellation of any Stratex Excluded Shares held by Newco, Stratex or any of their respective direct or indirect wholly owned Subsidiaries would result in U.S. federal income tax to Newco, Stratex or any of such Subsidiaries, in which case such Stratex Excluded Shares shall not be considered “Stratex Excluded Shares” for any purpose under this Agreement).
          (c) Treatment of Merger Sub Common Stock. Each share of Merger Sub Stock issued and outstanding at the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and each certificate which previously represented any shares of Merger Sub Stock shall thereafter be deemed to represent the same number of shares of common stock of the Surviving Corporation.
     6.2. Exchange of Certificates.
          (a) Exchange Agent. At the Effective Time, Newco shall deposit, or shall cause to be deposited, with an exchange agent selected by Harris with Stratex’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Exchange Agent”), for the benefit of the holders of shares of Stratex Common Stock, one or more certificates representing the aggregate number of shares of Class A Common Stock issuable as Merger Consideration pursuant to the Merger (collectively, the “Class A Merger Shares”) and any cash payable in lieu of fractional shares pursuant to Section 6.2(i). In addition, from time to time after the Effective

Time, Newco will deposit with the Exchange Agent any dividends or other distributions with respect to the Class A Merger Shares to be paid or issued pursuant to the last sentence of Section 6.2(c) upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 6.2(h)) pursuant to the provisions of this ARTICLE VI. The certificate(s) representing Class A Merger Shares, together with the amount of cash payable pursuant to Section 6.2(i) in lieu of fractional shares and dividends or other distributions deposited with the Exchange Agent pursuant to this Section 6.2(a), are referred to as the “Exchange Fund”.
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions acceptable to Harris) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing the same number of Class A Merger Shares and any cash payable in lieu of fractional shares pursuant to Section 6.2(i) and any dividends or other distributions to be paid or issued pursuant to the last sentence of Section 6.2(c). Upon surrender of a Certificate to the Exchange Agent with a duly executed copy of such letter of transmittal and compliance with all such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more certificates representing the number of Class A Merger Shares equal to one-fourth of the number of shares of Stratex Common Stock represented by such Certificate (rounded down to the next full number of such shares), (B) a check in the amount (after giving effect to any required tax withholdings as provided in Section 6.2(g)) of any cash payable in lieu of fractional shares pursuant to Section 6.2(i) plus any cash dividends and distributions such holder is entitled to receive upon such surrender pursuant to Section 6.2(c), and (C) any non-cash dividends or distributions such holder is entitled to receive upon such surrender, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. If the issuance of a certificate representing Class A Merger Shares or any dividends or distributions is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent to such payment that (x) the Certificate so surrendered be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have established to the satisfaction of the Surviving Corporation that all transfer and other Taxes required by reason of the payment of the Merger Consideration and any dividends or distributions to a Person other than the registered holder of the surrendered Certificate have been paid or are not required to be paid.
          (c) Distributions with Respect to Unexchanged Shares; Voting. (i) All Class A Merger Shares shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Newco in respect of the Class A Common Stock with a record date at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Class A Merger Shares. No such dividends or other distributions in respect of the Class A Merger Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this ARTICLE VI. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid and/or issued to the holder of the Class A Merger Shares issued in exchange therefor, in each case without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date prior to the date of such surrender with respect to such Class A Merger Shares and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Class A Merger Shares with a record date after the Effective Time but with a payment or delivery date subsequent to surrender.
          (ii) At any meeting of Newco’s stockholders after the Effective Time, holders of unsurrendered Certificates shall be entitled to vote the number of shares of Class A Merger Shares represented by such Certificates, regardless of whether such holders have exchanged their Certificates.
          (d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of Stratex of the shares of Stratex Common Stock that were outstanding immediately prior to the Effective Time.
          (e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and certificates for any Class A Merger Shares) that remains unclaimed by the stockholders of Stratex for 180 days after the Effective Time shall be delivered to Newco. Any holder of Certificates who has not theretofore complied with this ARTICLE VI shall thereafter look only to Newco for delivery of the Merger Consideration and payments of dividends and distributions pursuant to this ARTICLE VI upon due surrender of their Certificates in each case without any interest thereon. Notwithstanding the foregoing, none of Newco, Harris, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Stratex Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Newco, on a daily basis. Any interest and other income resulting from such investments shall be paid to Newco.
          (g) Withholding Rights. Each of the Surviving Corporation and Newco shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this ARTICLE VI to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or Newco, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of shares of Stratex Common Stock in respect of which such deduction and withholding was made.
          (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (who is the record holder of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond in customary amount and upon such terms as may be required by Newco as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, a certificate representing the Class A Merger Shares and any dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
          (i) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional share of Class A Common Stock will be issued and any holder of Stratex Common Stock that would be entitled to receive a fractional share of Class A Common Stock in the absence of this Section 6.2(i) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Class A Common Stock assuming the price of such a share was equal to four (4) times the average of the closing prices per share of Stratex Common Stock on NASDAQ for the five (5) trading days ending on the last trading day prior to the Closing Date.
     6.3. No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Stratex Common Stock in connection with the Merger or the other Transactions.
     6.4. Treatment of Stratex Stock Plans.
          (a) Treatment of Options. At the Effective Time, each outstanding option to purchase shares of Stratex Common Stock (a “Stratex Option”) under the Stratex Stock Plans, whether vested or unvested, shall be converted into an option to acquire that number of shares of Class A Common Stock equal to one-fourth of the number of shares of Stratex Common Stock issuable upon exercise of such Stratex Option immediately prior to such conversion at an exercise price per share equal to four (4) times the exercise price per share of Stratex Common Stock immediately prior to such conversion; provided, however, that the exercise price and the number of shares of Class A Common Stock purchasable pursuant to the Stratex Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Stratex Option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Stratex Option shall continue to be governed by the same terms and conditions as were applicable under such Stratex Option immediately prior to the Effective Time.
          (b) Stratex Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Stratex Common Stock or benefits measured by the value of shares of Stratex Common Stock and each award of any kind consisting of shares of Stratex Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Stratex Stock Plans and any other Stratex Benefits Plan, in each case other than Stratex Options (each, a “Stratex Award”), shall be converted into the right to acquire, or the right to receive benefits measured by the value of, the number of shares of Class A Common Stock equal to one-fourth of the number of shares of Stratex Common Stock underlying such Stratex Award (rounded down to the nearest whole number) immediately prior to such conversion, and if such Stratex Award determines such rights by reference to the extent the value of the shares of Stratex Common Stock exceed a specified reference price, at a reference price per share of Class A Common Stock (rounded up to the nearest whole cent) equal to four (4) times the reference price per share of Stratex Common Stock. Except as specifically provided above, following the Effective Time, each Stratex Award shall otherwise be subject to the same terms and conditions as were applicable to the rights under the relevant Stratex Stock Plan or other Stratex Benefit Plan immediately prior to the Effective Time.
          (c) Registration. If, in connection with the satisfaction of the obligations set forth in Section 6.4(a) and Section 6.4(b), registration of any interests in the Stratex Stock Plans or other Stratex Benefit Plans or the shares of Class A Common Stock issuable pursuant to Section 6.4(a) or Section 6.4(b) is required under the Securities Act, Newco shall file with the SEC as promptly as practicable after the Effective Time a registration statement on Form S-8 with respect to such interests or Class A Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Stratex Stock Plans or other Stratex Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Class A Common Stock issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Newco shall deliver to the holders of Stratex Options and Stratex Awards appropriate notices setting forth such holders’ rights pursuant to the respective Stratex Stock Plans and agreements evidencing the grants of such Stratex Options and Stratex Awards, and stating that such Stratex Options and Stratex Awards and agreements have been assumed by Newco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.4(c) after giving effect to the Merger and the terms of the Stratex Stock Plans).
          (d) Corporate Actions. At or prior to the Effective Time, (i) Stratex, the Stratex Board and the compensation committee of the Stratex Board, as applicable, shall adopt all resolutions and take all actions which are necessary to implement the provisions of Section 6.4(a) and Section 6.4(b) and (ii) Newco shall take all actions which are necessary to assume and perform the Stratex Options and Stratex Awards converted pursuant to Section 6.4(a) and Section 6.4(b) including the reservation, issuance (subject to Section 6.4(c)) and listing of Class A Common Stock as necessary to effect the transactions contemplated by this Section 6.4. Stratex shall take all actions necessary to ensure that from and after the Effective Time neither Newco nor the Surviving Corporation will be required to deliver shares of Stratex Common Stock or other capital stock of Stratex to any Person pursuant to or in settlement of Stratex Options or Stratex Awards.
     6.5. Treatment of Warrants. At the Effective Time, pursuant to the terms and subject to the conditions contained in the Purchase Agreement, dated as of September 21, 2004 (the “Warrant Agreement”), between Stratex and those Persons identified on Schedule I to the Warrant Agreement, each Warrant shall automatically become exercisable for that number of shares of Class A Common Stock equal to one-fourth of the number of shares of Stratex Common Stock issuable upon exercise of such Warrant immediately prior to the Effective Time at an exercise price per share of Class A Common Stock equal to four (4) times the exercise price of such Warrant per share of Stratex Common Stock immediately prior to the Effective Time. Concurrently with the Effective Time, Newco shall assume the obligation to deliver shares of Class A Common Stock to those Persons who are the record holders of the Warrants by entering into the Warrant Assumption Agreement, to be dated as of the Closing Date, in the form attached hereto as Exhibit 12 providing for certain adjustments to the Warrants as specified in, and as required by, the Warrant Agreement.
ARTICLE VII
Representations and Warranties
     7.1. Representations and Warranties of Stratex. Except as set forth in the disclosure letter (subject to Section 13.11(c)) delivered to Harris by Stratex prior to entering into this Agreement and identified as such (the “Stratex Disclosure Letter”), Stratex hereby represents and warrants to Harris that:
          (a) Organization, Good Standing and Qualification. Each of Stratex and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and has all requisite corporate or other legal entity power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where such ownership, operation or conduct requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for any such failures to be so organized, qualified or in good standing or to have such power or authority that, individually or in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect. Stratex has made available to Harris a complete and correct copy of the certificate of incorporation and bylaws (or other comparable governing instruments) of Stratex and each of its Subsidiaries, each as amended to the date of this Agreement, and each certificate of incorporation or bylaws (or other comparable governing instruments) so delivered is in full force and effect. Stratex is in compliance with the terms of its certificate of incorporation as amended through the date of this Agreement (the “Stratex Certificate”) and its bylaws as amended through the date of this Agreement (the “Stratex Bylaws” and, collectively with the Stratex Certificate, the “Stratex Governing Instruments”).
          (b) Capital Structure. The authorized capital stock of Stratex consists solely of 150,000,000 shares of Stratex Common Stock, of which 97,690,241 shares were issued and outstanding as of the close of business on September 1, 2006, and 5,000,000 shares of preferred stock of Stratex, par value $0.01 per share (“Stratex Preferred Stock”), of which no shares were issued or outstanding as of the date of this Agreement. Since September 1, 2006, Stratex has not issued any shares of Stratex Common Stock. All of the outstanding shares of Stratex Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Stratex has no shares of Stratex Common Stock or Stratex Preferred Stock reserved for issuance other than (i) 15,530,000 shares of Stratex Common Stock reserved for issuance pursuant to those plans of Stratex identified in Section 7.1(b) of the Stratex Disclosure Letter (the “Stratex Stock Plans”), (ii) 200,000 shares of Stratex Preferred Stock reserved for issuance pursuant to the Amended and Restated Rights Agreement, dated as of November 3, 1998 (the “Rights Agreement”) between Stratex and Mellon Shareholder Services, LLC (formerly ChaseMellon Shareholder Services, LLC), and (iii) 2,581,780 shares of Stratex Common Stock reserved for issuance upon the exercise of warrants for shares of Stratex Common Stock with an exercise price of $2.95 per share. The Rights Agreement has expired and no longer has any legal force or effect, and Stratex has not entered into or adopted or implemented any other shareholder rights or similar plan. Section 7.1(b) of the Stratex Disclosure Letter contains a correct and complete list of each outstanding option, restricted stock grant or other right under the Stratex Stock Plans, including the holder, date of grant, term, number of shares of Stratex Common Stock and, where applicable, exercise price and vesting schedule, as well as whether the vesting will be accelerated by the execution of this Agreement or consummation of the Transactions or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock of, or other equity interest in, each of Stratex’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by Stratex or by a direct or indirect wholly owned Subsidiary of Stratex, free and clear of any Encumbrance. Except as described above in this Section 7.1(b), there are no preemptive or other options, warrants, rights, conversion rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, stock-based performance units, commitments, Contracts, agreements, arrangements or undertakings of any kind to which Stratex or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Stratex or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of or other equity interest in, Stratex or any of its Subsidiaries or any Voting Debt, (ii) obligating Stratex or any such Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of capital stock of, or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, Stratex or any of its Subsidiaries or any Voting Debt, and no such obligations, instruments or securities are authorized, issued or outstanding. There are no voting trusts or other arrangements or understandings to which Stratex or any of its Subsidiaries is a party with respect to the voting, the dividend rights or disposition of any capital stock of, or other equity interest in, Stratex or any of its Subsidiaries. Stratex does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Stratex on any matter (“Voting Debt”). Each Stratex Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stratex Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Stratex Common Stock equal to or greater than the fair market value of a share of Stratex Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Stratex Board or its compensation committee actually awarded such Stratex Option and (iv) qualifies for the tax and accounting treatment afforded to such Stratex

Option in Stratex’s tax returns and the financial statements included in the Stratex Reports, respectively. Stratex does not own, directly or indirectly, any voting interest that may require a filing by Newco, Harris or any of their Subsidiaries under the HSR Act. Exhibit 21.1 to Stratex’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, sets forth all of the Subsidiaries of Stratex as of the date of this Agreement.
          (c) Corporate Authority; Approval and Fairness. (i) Stratex has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions to which it is a party (collectively, the “Stratex Transactions”), in each case subject only to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Stratex Common Stock (the “Stratex Requisite Vote”). This Agreement is a valid and legally binding obligation of Stratex enforceable against Stratex in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (ii) At a meeting duly called and held prior to execution of this Agreement, the Stratex Board unanimously adopted resolutions (A) approving, adopting and declaring advisable this Agreement and the Transactions and determining that the terms of the Transactions are fair to, and in the best interests of, Stratex and the holders of Stratex Common Stock (collectively, the “Board Approval”) and (B) recommending that the holders of Stratex Common Stock vote to adopt this Agreement (the “Board Recommendation”). Such resolutions are sufficient to cause Section 203 of the DGCL not to apply to any of Harris, Newco or Merger Sub with respect to any of the Transactions or any other transaction following the Closing.
          (iii) The Stratex Board has received the written opinion of its financial advisor, Bear, Stearns & Co. Inc. (“Bear Stearns”), dated as of the date of this Agreement, to the effect that, on the basis of and subject to the matters set forth therein and assuming the simultaneous consummation of the Contribution Transaction, as of such date the exchange of one share of Class A Common Stock for four (4) outstanding shares of Stratex Common Stock in the Merger is fair, from a financial point of view, to the holders of Stratex Common Stock. A signed copy of such opinion has been delivered to Harris.
          (d) Governmental Filings; No Violations; Consents; and Approvals.
          (i) Other than the filings or notices (A) pursuant to Section 2.1, Section 2.3 and Section 3.4, (B) required under the HSR Act or (C) required to be made under the Exchange Act or with NASDAQ, no Governmental Authorizations are required to be obtained or made by Stratex or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Stratex or the consummation by Stratex of the Stratex Transactions.
          (ii) The execution, delivery and performance by Stratex of this Agreement do not, and the consummation by Stratex of the Stratex Transactions do not and will not, constitute or result in (A) a breach or violation of, or a default under, the Stratex Governing Documents or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under or the acceleration of any obligations or the creation of any Encumbrance on the assets of Stratex or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Stratex or any of its Subsidiaries or, assuming that the necessary consents, approvals and filings referred to in clauses (A) through (C) of Section 7.1(d)(i) are duly obtained and/or made, any Laws, Governmental Authorizations or non governmental permit or license to which Stratex or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any such Contracts, Governmental Authorizations, permits or licenses, except, in the case of the foregoing clauses (B) or (C) only, for any breach, violation, termination, default, acceleration, change or creation that, individually or in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect. Section 7.1(d) of the Stratex Disclosure Letter sets forth a correct and complete list of Stratex Material Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).
          (iii) Without limiting the generality of clause (ii) above, neither the execution, delivery or performance of this Agreement by Stratex nor the consummation by Stratex of the Stratex Transactions will require the receipt of any consent pursuant to, or give rise to any right of termination under, any of the Stratex Material Contracts except for any such consents and any such termination rights which, individually or in the aggregate, would not reasonably be expected to have a Stratex Material Adverse Effect if not obtained (in the case of such consents) or if exercised (in the case of such termination rights).
          (iv) Section 7.1(d) of the Stratex Disclosure Letter sets forth a correct and complete list of all material claims held by Stratex or any of its Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding. None of such orders, individually or in the aggregate, would reasonably be expected to result in a Stratex Material Adverse Effect.
          (e) Stratex Reports; Financial Statements. (i) Stratex has made available to Harris each registration statement, report, form, proxy or information statement or other document filed or furnished by Stratex or any of its Subsidiaries with or to the SEC since March 31, 2006 (the “Stratex Audit Date”), including Stratex’s Annual Report on Form 10-K for the year ended March 31, 2006, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively with each other, any such registration statements, reports, forms, proxy or information statements or other documents so filed or furnished subsequent to the date of this Agreement and any amendments to any of the foregoing, the “Stratex Reports”). Stratex and its Subsidiaries have filed or furnished, as applicable, with or to the SEC all registration statements, reports, forms, proxy or information statements and other documents required to be so filed or furnished by them pursuant to applicable securities statutes, regulations, policies and rules since the Stratex Audit Date. Each of the Stratex Reports, at the time first filed with or furnished to the SEC, complied or will comply (as applicable) in all material respects with the applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates, the Stratex Reports did not, and any Stratex Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Stratex Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the SOX Act, and the internal control report and attestation of Stratex’s outside auditors required by Section 404 of the SOX Act.
          (ii) Each of the consolidated balance sheets included in or incorporated by reference into the Stratex Reports (including the related notes and schedules) fairly presents or, in the case of Stratex Reports filed or furnished after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of Stratex and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into the Stratex Reports (including any related notes and schedules) fairly presents or, in the case of Stratex Reports filed or furnished after the date hereof, will fairly present, in all material respects, the consolidated results of operations, stockholders’ equity and cash flows, respectively, of Stratex and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
          (iii) Stratex is in compliance in all material respects with the applicable provisions of the SOX Act and the applicable listing and corporate governance rules and regulations of NASDAQ.
          (iv) The management of Stratex has (A) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) which management reasonably believes will ensure that material information relating to Stratex, including its consolidated subsidiaries, is made known to the management of Stratex by others within those entities and (B) has disclosed, based on its most recent evaluation, to Stratex’s outside auditors and the audit committee of the Stratex Board (1) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Stratex’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Stratex’s internal controls over financial reporting. Stratex has made available to Harris a summary of any such disclosure made by management since March 31, 2004. Since the Stratex Audit Date, any material change in internal controls over financial reporting required to be disclosed in any Stratex Report has been so disclosed.
          (v) Since the date of their last certification filed with the SEC, neither the chief executive officer nor the chief financial officer of Stratex has become aware of any fact, circumstance or change that is or is reasonably likely to result in a “significant deficiency” or a

“material weakness” in Stratex’s internal controls over financial reporting, other than as disclosed in the Stratex Reports filed prior to the date of this Agreement.
          (vi) Since March 31, 2003, (A) neither Stratex nor any of its Subsidiaries nor, to the Knowledge of Stratex, any director, officer, employee, auditor, accountant or representative of Stratex or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Stratex or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Stratex or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no attorney representing Stratex or any of its Subsidiaries, whether or not employed by Stratex or any of its Subsidiaries, has reported evidence of a material violation of the securities Laws, breach of fiduciary duty or similar violation by Stratex or any of its officers, directors, employees or agents to the Stratex Board or any committee thereof or, to the Knowledge of any officer of Stratex, to any director or officer of Stratex.
          (vii) Since March 31, 2004, each registration statement of Stratex (including exhibits, annexes and any amendments or supplements thereto) filed with the SEC pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.
          (f) Information Supplied. None of the information supplied or to be supplied by Stratex for inclusion or incorporation by reference in the registration statement on Form S-4 of Newco (together with any amendments or supplements thereto, the “Registration Statement”), pursuant to which the shares of Class A Common Stock issuable in connection with the Merger will be registered with the SEC pursuant to the Securities Act, or the proxy statement/prospectus (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) included in the Registration Statement which is to be sent to the stockholders of Stratex in connection with the Stratex Stockholder Meeting shall (i) in the case of the Registration Statement, at the time it is filed with the SEC or at the time it is declared effective by the SEC, or becomes effective, or (ii) in the case of the Proxy Statement, at the time it is mailed to the stockholders of Stratex or at the time of the Stratex Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in the case of the Proxy Statement/Prospectus only, in light of the circumstances under which they are made).
          (g) Absence of Certain Changes. Since the Stratex Audit Date, Stratex and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses. Since the Stratex Audit Date and on or prior to the date of this Agreement, there has not been any event, occurrence, discovery or development that, individually or in the aggregate, has had or would reasonably be expected to have a Stratex Material Adverse Effect. On or after the Stratex Audit Date and on or prior to the date of this Agreement, none of the actions or events described in clauses (a) through (w) of Section 8.1 has been taken or has occurred.

          (h) Litigation and Liabilities. (i) There are no civil, criminal or administrative actions, suits, demands, claims, hearings, litigations, arbitrations, investigations or other proceedings pending or, to the Knowledge of Stratex, threatened against Stratex or any of its Subsidiaries or Affiliates by, before or with any Government Entity or any other Person. None of Stratex or any of its Subsidiaries or Affiliates is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any Government Entity.
          (ii) There are no liabilities or obligations of Stratex or any Subsidiary of Stratex, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, Stratex or any of its Subsidiaries, other than those:
          (A) reflected on the consolidated balance sheet of Stratex or readily apparent in the notes thereto, in each case included in Stratex’s annual report on Form 10-K for the period ended March 31, 2006 (but only to the extent so reflected or readily apparent);
          (B) incurred in the ordinary course of business since March 31, 2006;
          (C) required to be performed after the date of this Agreement pursuant to the terms of the Contracts listed in Section 7.1(d) of the Stratex Disclosure Letter or applicable Law; or
          (D) that, individually or in the aggregate, have not had since the Stratex Audit Date, and would not reasonably be expected to result in, a Stratex Material Adverse Effect.
          (i) Employee Benefits.
          (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Stratex or any of its Subsidiaries and current or former directors of Stratex or any of its Subsidiaries, including any “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation and severance plans and all employment, severance and change in control agreements, and all amendments thereto (the “Stratex Benefit Plans”) are listed in Section 7.1(i)(i) of the Stratex Disclosure Letter, and each Stratex Benefit Plan which is intended to be qualified under Section 401(a) of the Code, including any master or prototype plan, has been separately identified. True and complete copies of all Stratex Benefit Plans listed in Section 7.1(i)(i) of the Stratex Disclosure Letter, including any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Stratex Benefit Plans, and all amendments thereto have been provided or made available to Harris.
          (ii) No Stratex Benefit Plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA (a “Multi-Employer Plan”). All Stratex Benefit Plans are in substantial compliance with ERISA, the Code and other applicable Laws. Each Stratex Benefit Plan which is subject to ERISA (the “Stratex ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Stratex Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (“IRS”) for all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Stratex is not aware of any circumstances likely to result in the loss of the qualification of such Stratex Pension Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Stratex Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and Stratex is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither Stratex nor any of its Subsidiaries has engaged in a transaction with respect to any Stratex ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, would subject Stratex or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither Stratex nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any Liability under Section 4071 of ERISA.
          (iii) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Stratex or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Stratex under Section 4001 of ERISA or Section 414 of the Code (a “Stratex ERISA Affiliate”). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any Stratex Pension Plan or by any Stratex ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.
          (iv) All contributions required to be made under each Stratex Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Stratex Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Stratex Reports prior to the date hereof. Neither any Stratex Pension Plan nor any single-employer plan of a Stratex ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Stratex nor any Stratex ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Stratex Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither Stratex nor any of its Subsidiaries has provided, or is required to provide, security to any Stratex Pension Plan or to any single-employer plan of a Stratex ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (v) Under each Stratex Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Stratex Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Stratex Pension Plan, and there has been no material change in the financial condition of such Stratex Pension Plan since the last day of the most recent plan year.
          (vi) Neither Stratex nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Stratex Benefit Plan or collective bargaining agreement. Stratex or its Subsidiaries may amend or terminate any Stratex Benefit Plan providing retiree health or life benefits at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination.
          (vii) There has been no amendment to, or announcement by Stratex or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Stratex Benefit Plan which would increase materially the expense of maintaining such Stratex Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the Transactions will (A) entitle any employees of Stratex or any of its Subsidiaries to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Stratex Benefit Plans, (C) limit or restrict the right of Stratex or, after the consummation of the Transactions, Newco to merge, amend or terminate any of the Stratex Benefit Plans or (D) result in payments under any of the Stratex Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. None of Stratex or any of its Subsidiaries has entered into any contract, agreement or arrangement with any officer or director of Stratex or any of its Subsidiaries in connection with or in contemplation of any of the Transactions.
          (viii) There are no outstanding loans to any employee of Stratex from Stratex or any of its Subsidiaries other than claims any such employee may have under a Stratex Benefit Plan covering such employee of Stratex. As of the date hereof, there is no pending, or the Knowledge of Stratex, threatened investigations or other proceedings by or with any Government Entity or litigation relating to the Stratex Benefit Plans.
          (j) Compliance with Laws and Regulations; Governmental Authorizations. The businesses of each of Stratex and each of its Subsidiaries have not been, and are not being, conducted in material violation of any applicable Law. To the Knowledge of Stratex, no material change is required in Stratex’s or any of its Subsidiaries’ processes, properties or procedures for them to continue to comply with such Laws, and Stratex has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. Stratex and each of its Subsidiaries have obtained and are in substantial compliance with all material Governmental Authorizations required or necessary for the conduct of their businesses and the use of their properties and assets as presently conducted and used, and neither Stratex nor any of its Subsidiaries has received written notice from any Government Entity of any material noncompliance with any such Governmental Authorizations that has not been cured as of the date of this Agreement.
          (k) Takeover Statutes. The Stratex Board has taken (and not revoked) all action necessary to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of (i) Newco or Merger Sub to engage in any of the Transactions with Stratex, (ii) Newco to engage in any of the Transactions with Harris, (iii) Newco or Merger Sub to vote or otherwise exercise all rights as a stockholder of Stratex or (iv) Harris to vote or otherwise exercise all rights as a stockholder of Newco or (v) Harris to exercise or enforce any rights under any of the Ancillary Agreements. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in Stratex’s certificate of incorporation or bylaws is applicable to the shares of Stratex Common Stock or the Transactions.
          (l) Affiliate Transactions. There are no loans, leases or other continuing transactions between Stratex or any of its Subsidiaries and any present or former stockholder, director or officer thereof or any member of such officer’s, director’s or stockholder’s family, or any Person controlled (within the meaning of such term in Rule 12b-2 under the Exchange Act) by such executive officer, director or stockholder or his or her family that are not disclosed pursuant to Item 404 of SEC Regulation S-K in the Stratex Reports.
          (m) Environmental Matters. Except as would not reasonably be expected to result in a Stratex Material Adverse Effect:
          (i) to the Knowledge of Stratex, Stratex and its Subsidiaries have materially complied at all times with all applicable Environmental Laws;
          (ii) to the Knowledge of Stratex, no property currently owned, leased or operated by Stratex or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance in a manner that has given or could reasonably be expected to give rise to any Environmental Liability;
          (iii) to the Knowledge of Stratex, no property formerly owned, leased or operated by Stratex or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold or operation in a manner that has given or could reasonably be expected to give rise to any Environmental Liability;
          (iv) to the Knowledge of Stratex, neither Stratex nor any of its Subsidiaries has incurred any Environmental Liabilities concerning any third party property;

          (v) neither Stratex nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Stratex or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law;
          (vi) neither Stratex nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Government Entity, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance;
          (vii) to the Knowledge of Stratex, there are no other circumstances or conditions involving Stratex or any of its Subsidiaries that could reasonably be expected to result in any Environmental Liability; and
          (viii) Stratex has delivered to Harris or made available copies of all environmental reports, studies, assessments and sampling data in its possession relating to Stratex, its Subsidiaries or their current or former properties or operations.
          (n) Taxes. Stratex and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns or that Stratex or any of its Subsidiaries are obligated to collect or withhold from amounts owing to or payable from any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of Stratex, threatened in writing, any audits, examinations, investigations or other proceedings against Stratex or any of its Subsidiaries in respect of Taxes or Tax matters. There are not, to the Knowledge of Stratex, any unresolved questions or claims concerning Stratex’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have a Stratex Material Adverse Effect and are not disclosed or provided for in the Stratex Reports. Stratex has made available to Harris true and correct copies of the United States federal income Tax Returns (including all schedules and attachments thereto) filed by Stratex and its Subsidiaries for each of its fiscal years ended March 31, 2005, March 31, 2004 and March 31, 2003. Neither Stratex nor any of its Subsidiaries has any liability with respect to income, franchise or other Taxes that accrued on or before March 31, 2005 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Stratex Reports filed on or prior to the date hereof. Neither Stratex nor any of its Subsidiaries has been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. For any transaction in which Stratex or any of its Subsidiaries entered into an agreement to treat a stock purchase as an asset purchase for United States federal income tax purposes, a valid election under Section 338 of the Code was timely filed with the U.S. Internal Revenue Service. None of Stratex or any of its Subsidiaries has engaged in any transactions that are the same as, or substantially similar to, any transaction which is a “reportable transaction” for purposes of Treasury Regulation § 1.6011-4(b) (including without limitation any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of Treasury Regulation § 1.6011-4(b)(2)).
          (o) Intellectual Property.
          (i) Section 7.1(o) of the Stratex Disclosure Letter sets forth as of the date of this Agreement, a true, correct and complete list of, with respect to the Stratex Intellectual Property, (A) all Registered Trademarks and material unregistered Trademarks; (B) all Registered Patents, (C) all Registered Copyrights and (D) all domain name or uniform resource locators registrations, in each case listing, as applicable, (x) the name of the applicant/registrant and current owner, (y) the jurisdiction where the application/registration is located and (z) the application or registration number. In each case in which Stratex or any of its Subsidiaries has acquired ownership of any Registered Trademarks, Registered Patents and Registered Copyrights, Stratex or one of its Subsidiaries has or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Law, except for any failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect. Stratex and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property that is used in the business of Stratex and its Subsidiaries as currently conducted and proposed to be conducted, except for any failures to own, be licensed or possess such rights that, individually and in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect.
          (ii) Except as for any such matters that, individually and in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect:
          (A) Neither Stratex nor any of its Subsidiaries will be nor will Stratex or any of its Subsidiaries be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, including the consummation of the Merger, in violation of any Contracts concerning Intellectual Property to which Stratex and/or any of its Subsidiaries are a party, including without limitation Contracts granting Stratex and/or any of its Subsidiaries rights to use such Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use Stratex IP Rights (as defined below), trademark coexistence agreements and trademark consent agreements (collectively, “Stratex IP Contracts”) nor will the consummation of the Transactions trigger any modification, termination or acceleration thereunder, or create any license under or Encumbrance on Intellectual Property owned or held by Stratex;
          (B) no suit, claim, action, investigation, proceeding or written demand with respect to or challenging the validity or enforceability of, or alleging any infringement or violation in any material respect, (I) the Intellectual Property owned by Stratex or any of its Subsidiaries (collectively, the “Stratex IP Rights”), or (II) to the Knowledge of Stratex, any Intellectual Property of any Person other than Stratex, Harris or any of their Subsidiaries or Affiliates (“Third-Party IP Rights”) licensed or otherwise made available to Stratex or any of its Subsidiaries, is currently pending or threatened in writing against Stratex or any of its Subsidiaries by any Person;

          (C) there are no valid grounds for any valid claims (I) to the effect that the operation of the businesses of Stratex and its Subsidiaries as currently or as proposed to be conducted, or the current or proposed manufacture, sale, licensing or use of any product by Stratex or any of its Subsidiaries, infringes or otherwise violates any Third- Party IP Rights; (II) against the use by Stratex or any of its Subsidiaries of any Intellectual Property used in the businesses of Stratex or any of its Subsidiaries as currently or as proposed to be conducted; (III) challenging the ownership, validity or enforceability of any of the Stratex IP Rights; or (IV) challenging the license or legally enforceable right to use of any Third-Party IP Rights held by Stratex or any of its Subsidiaries;
          (D) to the Knowledge of Stratex, there is no unauthorized use, infringement or other violation of any of the Stratex IP Rights, or any Third-Party IP Rights licensed or otherwise made available exclusively to Stratex or any of its Subsidiaries, by any Person, including any employee or former employee of Stratex or any of its Subsidiaries;
          (E) to the Knowledge of Stratex, all Stratex IP Rights and Third-Party IP Rights licensed or otherwise made available exclusively to Stratex or any of its Subsidiaries are valid and enforceable;
          (F) all of Stratex’s or its Subsidiaries’ current and former employees have executed valid intellectual property assignment and confidentiality agreements for the benefit of Stratex in a form which Stratex has prior to the date of this Agreement provided to Harris for its review, and all Intellectual Property developed under contract to Stratex or any of its Subsidiaries has been assigned to Stratex;
          (G) Stratex and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by Stratex or any of its Subsidiaries, and to the Knowledge of Stratex, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non disclosure and/or license agreements which have not been breached; and
          (H) Stratex’s and its Subsidiaries’ collection and dissemination of personal customer information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by Stratex and its Subsidiaries and any requirement under applicable Law, except where the failure to abide by any requirements under applicable Law will not cause a Stratex Material Adverse Effect.
          (p) Labor Matters. Neither Stratex nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or other labor organization, nor is Stratex or any of its Subsidiaries the subject of any material proceeding asserting that Stratex or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2001 or is there pending or, to the Knowledge of Stratex, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Stratex or any of its Subsidiaries.
          (q) Contracts and Commitments.
          (i) Section 7.1(q)(i) of the Stratex Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list (excluding, in the case of any Contract with a customer, the name of such customer) of the following Contracts (including every written amendment, modification or supplement thereto that is binding on Stratex or any of its Subsidiaries) to which Stratex or any of its Subsidiaries is a party or by which any of their assets are bound:
          (A) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
          (B) any Contract (other than a Contract described in one of the other provisions of this Section 7.1(q)(i) without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during Stratex’s fiscal year ended March 31, 2006 by Stratex or any of its Subsidiaries in excess of $2,000,000 and that is not otherwise cancelable by Stratex or such Subsidiary without any financial or other penalty on 90 days’ or less notice, excluding any purchase orders for goods and services from Stratex or any of its Subsidiaries with respect to which no obligations of any party remain outstanding;
          (C) any Contract (other than a Contract described in one of the other provisions of this Section 7.1(q)(i) without regard to any percentage or numerical limitation contained therein) that involved annual revenue during Stratex’s fiscal year ended March 31, 2006 to Stratex and its Subsidiaries in excess of $2,000,000, excluding any purchase orders for goods and services from Stratex or any of its Subsidiaries with respect to which no obligations of any party remain outstanding;
          (D) any Contract that contains any (I) “most favored nation” or similar provision, (II) exclusivity provision or (III) other material restriction on the ability of Stratex or any of its Subsidiaries to compete or to provide any products or services generally or in any market segment or any geographic area;
          (E) any Contract or arrangement under which Stratex or any of its Subsidiaries has (I) incurred any Indebtedness that is currently outstanding or (II) given any guarantee in respect of Indebtedness, in each case having an aggregate principal amount in excess of $2,000,000;
          (F) any partnership joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Stratex or any of its Subsidiaries or in which Stratex or any such Subsidiaries owns more than a 15% voting or economic interest, or any interest valued at more than $2,000,000 without regard to percentage voting or economic interest;

          (G) any Contract to which Stratex or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;
          (H) any Contract providing for indemnification by Stratex or any of its Subsidiaries of any Person, except for any such Contract that is (I) not material to Stratex or any of its Subsidiaries and (II) entered into in the ordinary course of business;
          (I) any Contract that contains a put, call or similar right pursuant to which Stratex or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $2,000,000;
          (J) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Stratex Material Adverse Effect; and
          (K) any Stratex IP Contracts.
          (ii) For purposes of this Agreement, each Contract described in the foregoing clauses (A) through (K) of Section 7.1(q)(i) is, individually, a “Stratex Material Contract” and such Contracts are collectively the “Stratex Material Contracts”.
          (iii) Stratex has delivered or made available true, correct and complete copies of all such Stratex Material Contracts to Harris or its representative.
          (iv) The Stratex Material Contracts are, in all material respects, valid, binding and enforceable in accordance with their respective terms with respect to Stratex and its Subsidiaries and, to the Knowledge of Stratex, with respect to each other party to any of such Stratex Material Contracts, except as such validity, binding nature and enforceability may be limited by the Bankruptcy and Equity Exception, and there are no existing material defaults or breaches by Stratex or any of its Subsidiaries under any Stratex Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute such a material default or breach) and, to the Knowledge of Stratex, there are no material defaults or breaches (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) by any other party to any Stratex Material Contract. Stratex has no Knowledge of any pending or threatened bankruptcy or similar proceeding with respect to any party to any Stratex Material Contract which, individually or in the aggregate, would reasonably be expected to result in a Stratex Material Adverse Effect.
          (r) Title to Properties; Encumbrances. Stratex and each of its Subsidiaries has good and, in the case of real property, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property, tangible property and other assets except where the failure to have such title has not had and would not reasonably be expected to have, individually or in the aggregate, a Stratex Material Adverse Effect, in each case subject to no Encumbrances. Neither Stratex nor any of its Subsidiaries has received a notice of default under any material leases of tangible properties to which they are a party, except for (i) defaults that are not material, (ii) defaults for which the grace or cure period has not expired and which are reasonably capable of cure during the cure period or (iii) defaults which have been cured. All such material leases are in full force and effect, and Stratex and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.
          (s) Insurance. All material property, fire and casualty, general liability, managed care liability, employment practices liability, fiduciary liability, product liability, directors and officers liability and sprinkler and water damage insurance policies maintained by Stratex or any of its Subsidiaries are with reputable insurance carriers, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such material insurance policy.
          (t) Ethical Business Practices. To the Knowledge of Stratex, neither Stratex nor any of its Subsidiaries nor, with respect to any action taken on behalf of Stratex or any such Subsidiary, any directors, officers, employees or agents of Stratex or any of its Subsidiaries has (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any payment in the nature of criminal bribery.
          (u) Brokers and Finders. Neither Stratex nor any of its officers, directors, employees or Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Transactions, except that Stratex has employed Bear Stearns as its financial advisor, the fees and expenses of which shall be paid by Stratex. A copy of the engagement letter between Bear Stearns and Stratex (including all amendments or supplements thereto) has been provided to Harris.
          (v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 7.1, neither Stratex nor any other Person makes any other express or implied representation or warranty on behalf of Stratex.
          7.2. Representations and Warranties of Harris. Except as set forth in the disclosure letter (subject to Section 13.11(c)) delivered to Stratex by Harris prior to entering into this Agreement and identified as such (the “Harris Disclosure Letter”), Harris hereby represents and warrants to Stratex that:
          (a) Organization, Good Standing and Qualification. Harris is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its Properties, and to carry on the MCD Business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, operation of the Contributed

Assets (other than the Contributed Subsidiaries) or the conduct of the MCD Business requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for any such failures to be so organized, qualified or in good standing or to have such power or authority that, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect. Harris has made available to Stratex a complete and correct copy of the certificate of incorporation and bylaws (or other comparable governing instruments) of Harris, each as amended to the date of this Agreement, and each certificate of incorporation or bylaws so delivered is in full force and effect. Harris is in compliance with the terms of its certificate of incorporation as amended through the date of this Agreement (the “Harris Certificate”) and its bylaws as amended through the date of this Agreement (collectively with the Harris Certificate, the “Harris Governing Instruments”).
          (b) Subsidiaries. (i) Section 7.2(b) of the Harris Disclosure Letter sets forth a complete and accurate list of each Contributed Subsidiary both as of the date of this Agreement and immediately following the Harris Restructuring, together with its jurisdiction of organization and its authorized and outstanding capital stock of, or other equity interests in, each such Subsidiary as of the date hereof. Each Subsidiary of Harris which has title to any Property reasonably expected to be a Contributed Asset and each Contributed Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and has all requisite corporate or similar power and authority to own, lease and operate its Properties and to carry on its portion of the MCD Business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for any such failures to be so duly organized, validly existing, qualified or in good standing or to have such power or authority that, individually or in the aggregate, would not reasonably be likely to have a Harris Material Adverse Effect. Harris has made available to Stratex complete and correct copies of the certificate of incorporation and the bylaws (or similar organizational documents) of each of the currently existing Contributed Subsidiaries, as amended through the date of this Agreement (the “Harris Governing Documents”) and each Harris Governing Document is in full force and effect. Each Contributed Subsidiary is in compliance with the terms of its certificate of incorporation and bylaws (or comparable governing instruments) as amended through the date of this Agreement. Harris owns, directly and indirectly, all right, title and interest in and to, all outstanding capital stock of, or other equity interests in, the Contributed Subsidiaries. All of the outstanding stock of, or other equity interests in, the Contributed Subsidiaries has been duly authorized, and is validly issued, fully paid and non-assessable.
          (ii) There are no preemptive or other outstanding rights, options, warrants, conversion rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, stock based performance units, commitments, Contracts, agreements, arrangements or undertakings of any kind to which any Contributed Subsidiary is a party or by which any of them is bound (i) obligating any such Contributed Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of or other equity interest in, any Contributed Subsidiary or any Voting Debt, (ii) obligating any Contributed Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of capital stock of, or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, any Contributed Subsidiary, and no such obligations, instruments or securities are authorized, issued or outstanding. There are no voting trusts or other arrangements or understandings to which any Contributed Subsidiary is a party with respect to the voting, the dividend rights or disposition of any capital stock of, or other equity interest in, any Contributed Subsidiary.
          (iii) Harris and each of its Subsidiaries that owns, or following the Harris Restructuring, that will own, the outstanding capital stock of, or other equity interest in, the Contributed Subsidiaries, have, or will have following the Harris Restructuring, good and valid title to the outstanding capital stock of, or other equity interests in, the Contributed Subsidiaries, free and clear of all Encumbrances, and upon delivery by Harris and/or any of its Subsidiaries of the outstanding capital stock of, or other equity interests in, the Contributed Subsidiaries at the Closing, good and valid title to the outstanding capital stock of, or other equity interests in, the Contributed Subsidiaries, free and clear of all Encumbrances, other than those resulting from Newco’s ownership, will pass to Newco.
          (iv) Following the Harris Restructuring, no Contributed Subsidiary will own, directly or indirectly, any capital stock of, or other equity interests in, any Person (other than another Contributed Subsidiary) or will have any direct or indirect equity or ownership interest in any business, or will be a member of or participant in any partnership, joint venture or similar Person. Following the Harris Restructuring, there will be no outstanding contractual obligations of the Contributed Subsidiaries to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
          (c) Corporate Authority; Approval. (i) Harris has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement and to consummate each of the Transactions to which it is a party (collectively, the “Harris Transactions”). This Agreement is, and each Ancillary Agreement, when executed and delivered by Harris and Newco and any other parties thereto, will be valid and legally binding obligations of Harris, enforceable against Harris in accordance with their terms, subject to the Bankruptcy and Equity Exception.
          (ii) At a meeting duly called and held prior to execution of this Agreement, the Board of Directors of Harris unanimously adopted resolutions approving and adopting this Agreement and the Harris Transactions. Other than the approvals or consents of the equity holders and boards of directors of direct or indirect wholly owned Subsidiaries of Harris required to effect the Harris Restructuring, no additional corporate or stockholder authorization or consent is required (with respect to Harris or any of its Subsidiaries) in connection with the execution, delivery and performance by Harris of this Agreement or any Ancillary Agreement.
          (d) Governmental Filings; No Violations; Consents; and Approvals.
          (i) Other than the filings or notices (A) pursuant to Section 2.1, Section 2.3 and Section 3.4, (B) required under the HSR Act or (C) required to be made under the Exchange Act or with The New York Stock Exchange, no Governmental Authorizations are required to be obtained or made by Harris or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation by Harris of the Harris Transactions.
          (ii) The execution, delivery and performance by Harris of this Agreement and each Ancillary Agreement, and the consummation by Harris of the Harris Transactions, do not and will not, constitute or result in (A) a breach or violation of, or a default under, any provision of the Harris Governing Instruments or Harris Governing Documents, (B) a breach or violation of, a termination (or right of termination) or a default under or the acceleration of any obligations (with or without notice, lapse of time or both) pursuant to, any Contract binding on Harris or its Subsidiaries or assuming that the necessary consents, approvals and filings referred to in clauses (A) through (C) of Section 7.2(d)(i) are duly obtained and/or made, any Laws, Governmental Authorizations or non-governmental permit or license to which Harris or any of its Subsidiaries is subject, (C) any change in the rights or obligations of any party under any such Contracts, Governmental Authorizations, permits or licenses or (D) the creation of any Encumbrance on any of the Contributed Assets or any assets of any Contributed Subsidiary, except, in the case of the foregoing clauses (B), (C) or (D) only, for any breach, violation, termination, default, acceleration, change or creation that, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect. Section 7.2(d) of the Harris Disclosure Letter sets forth a correct and complete list of Harris Material Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (B), (C) and (D) above).
          (iii) Without limiting the generality of clause (ii) above, neither the execution, delivery or performance of this Agreement by Harris nor the consummation by Harris of the Harris Transactions will require the receipt of any consent pursuant to, or give rise to any right of termination under, any of the Harris Material Contracts except for any such consents and any such termination rights which, individually or in the aggregate, would not reasonably be expected to have a Harris Material Adverse Effect if not obtained (in the case of such consents) or if exercised (in the case of such termination rights).
          (iv) Section 7.2(d) of the Harris Disclosure Letter sets forth a correct and complete list of all material claims Related to the MCD Business held by Harris or any of its Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under the Bankruptcy Code, together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding.

None of such orders, individually or in the aggregate, would reasonably be expected to result in a Harris Material Adverse Effect.
          (e) Harris Reports, Financial Statements. (i) Harris has made available to Stratex each registration statement, report, form, proxy or information statement or other document filed or furnished by Harris or any of its Subsidiaries with or to the SEC since July 1, 2005 (the “Harris Audit Date”) which contains or should contain disclosure or financial information with respect to the MCD Business, including Harris’ Annual Report on Form 10-K for the year ended July 1, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively with each other, any such registration statements, reports, forms, proxy or information statements or other documents so filed or furnished subsequent to the date of this Agreement and any amendments to any of the foregoing, the “Harris Reports”). Harris and its Subsidiaries have filed or furnished, as applicable, with or to the SEC all registration statements, reports, forms, proxy or information statements and other documents which contain or should contain disclosure with respect to the MCD Business required to be so filed or furnished by them pursuant to applicable securities statutes, regulations, policies and rules since the Harris Audit Date. Solely with respect to any disclosure with respect to the MCD Business contained or required to be contained therein, each of the Harris Reports, at the time first filed with or furnished to the SEC, complied or will comply (as applicable) in all material respects with the applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates, solely with respect to any disclosure with respect to the MCD Business contained or required to be contained therein, the Harris Reports did not, and any Harris Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Harris Reports filed after the date of this Agreement will include all certificates required to be included therein pursuant to Sections 302 and 906 of the SOX Act, and the internal control report and attestation of Harris’ outside auditors required by Section 404 of the SOX Act.
          (ii) Set forth in Section 7.2(e) of the Harris Disclosure Letter is a copy of the audited combined balance sheets and audited combined statements of operations, cash flows and comprehensive income (loss) and division equity for the Microwave Communications Division as of June 30, 2006 and July 1, 2005 and for the fiscal years ended June 30, 2006, July 1, 2005 and July 2, 2004 (collectively, the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP consistently applied during the periods covered (except as described in the notes thereto), and fairly present, in all material respects, the combined financial condition and combined results of operations, division equity and cash flows of the Microwave Communications Division as of the dates thereof or the periods then ended.
          (iii) Harris is in compliance in all material respects with the applicable provisions of the SOX Act to the extent that such compliance will affect Newco’s ability to comply with the provisions of the SOX Act following the Closing.

          (iv) The management of Harris has (a) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) which management reasonably believes will ensure that material information relating to the MCD Business is made known to the management of Harris by others within Harris and (b) has disclosed, based on its most recent evaluation, to Harris’ outside auditors and the audit committee of the Board of Directors of Harris (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Harris’ ability to record, process, summarize and report financial data with respect to the MCD Business and (B) any fraud, whether or not material, that involves management of the MCD Business or other employees who have a significant role in Harris’ internal controls over financial reporting to the extent such controls relate to the MCD Business. Harris has made available to Stratex a summary of any such disclosure made by management since July 2, 2004. Since the Harris Audit Date, any material change in internal controls over financial reporting to the extent they relate to the MCD Business required to be disclosed in any Harris Report has been so disclosed.
          (v) Since the date of their last certification filed with the SEC, neither the chief executive officer nor the chief financial officer of Harris has become aware of any fact, circumstance or change that is or is reasonably likely to result in a “significant deficiency” or a “material weakness” in Harris’ internal controls over financial reporting to the extent they relate to the MCD Business.
          (vi) Since June 30, 2006, (A) neither Harris nor any of its Subsidiaries nor, to the Knowledge of Harris, any director, officer, employee, auditor, accountant or representative of Harris or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods relating to the MCD Business or the internal accounting controls as such controls relevant to the MCD Business, including any material complaint, allegation, assertion or claim that Harris or any of its Subsidiaries has engaged in questionable accounting or auditing practices relating to the MCD Business and (B) no attorney representing Harris or any of its Subsidiaries, whether or not employed by Harris or any of its Subsidiaries, has reported evidence of a material violation of the securities Laws, breach of fiduciary duty or similar violation by Harris or any of its officers, directors, employees or agents relating to the MCD Business to the Board of Directors of Harris or any committee thereof or, to the Knowledge of Harris, to any director or officer of Harris.
          (f) Information Supplied. None of the information supplied or to be supplied by Harris for inclusion or incorporation by reference in the Registration Statement, pursuant to which the shares of Class A Common Stock issuable in connection with the Merger will be registered with the SEC pursuant to the Securities Act, or the Proxy Statement/Prospectus included in the Registration Statement which is to be sent to the stockholders of Stratex in connection with the Stratex Stockholder Meeting shall (i) in the case of the Registration Statement, at the time it is filed with the SEC or at the time it is declared effective by the SEC, or becomes effective, or (ii) in the case of the Proxy Statement, at the time it is mailed to the stockholders of Stratex or at the time of the Stratex Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in the case of the Proxy Statement/Prospectus only, in light of the circumstances under which they are made).
          (g) Absence of Certain Changes. Since June 30, 2006, Harris and its Subsidiaries have conducted the MCD Business only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of business. Since June 30, 2006 and on or prior to the date of this Agreement, there has not been any event, occurrence, discovery or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Harris Material Adverse Effect. On or after June 30, 2006 and on or prior to the date of this Agreement, none of the actions or events described in clauses (a) through (q) of Section 8.2 has been taken or has occurred; provided, however, that Harris has approved and intends to complete the Harris Restructuring prior to the Closing.
          (h) Litigation and Liabilities. (i) There are no civil, criminal or administrative actions, suits, demands, claims, hearings, litigations, arbitrations, investigations or other proceedings pending, or to the Knowledge of Harris, threatened against Harris or any of its Subsidiaries or Affiliates relating to the MCD Business, the Contribution Transaction or the other Transactions by, before or with any Government Entity or any other Person. None of Harris or any of its Subsidiaries or Affiliates is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any Government Entity relating to the Contributed Assets, the MCD Business or the Transactions.
          (ii) There are no liabilities or obligations of Harris or any Subsidiary of Harris relating to the Contributed Assets, the MCD Business or the Transactions, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, Harris or any of its Subsidiaries relating to the Contributed Assets, the MCD Business or the Transactions, other than those:
          (A) reflected on the consolidated balance sheet of Harris or readily apparent in the notes thereto, in each case included in the Audited Financial Statements (but only to the extent so reflected or readily apparent);
          (B) incurred in the ordinary course of business since June 30, 2006;
          (C) required to be performed after the date of this Agreement pursuant to the terms of the Contracts listed in Section 7.2(d) of the Harris Disclosure Letter or applicable Law; or
          (D) that, individually or in the aggregate, have not had since June 30, 2006, and would not reasonably be expected to result in, a Harris Material Adverse Effect.
     (i) Employee Benefits.
     (i) All benefit and compensation plans, contracts, policies or arrangements covering the MCD Employees, including any “employee benefit plans” within the meaning of

Section 3(3) of ERISA, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation and severance plans and all employment, severance and change in control agreements, and all amendments thereto (the “MCD Employee Benefit Plans”), are listed in Section 7.2(i)(i) of the Harris Disclosure Letter, and each MCD Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code, including any master or prototype plan, has been separately identified. True and complete copies of all MCD Employee Benefit Plans listed in Section 7.2(i)(i) of the Harris Disclosure Letter, including any trust instruments and insurance contracts and all amendments thereto, have been provided or made available to Stratex.
     (ii) No MCD Employee Benefit Plan is a Multi-Employer Plan. All MCD Employee Benefit Plans covering MCD Employees are in substantial compliance with ERISA, the Code and other applicable Laws, except to the extent failure to comply would not cause any Liability to Newco. Each MCD Employee Benefit Plan which is subject to ERISA (the “MCD Employee ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “MCD Employee Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS for all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Harris is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a MCD Employee Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and Harris is not aware of circumstances likely to result in the loss of its exempt status under Section 501(c)(9) of the Code. Neither Harris nor any of its Subsidiaries has engaged in a transaction with respect to any MCD Employee ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, would subject Newco to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material.
     (iii) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Harris or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or the terminated single-employer plan of any entity which is considered one employer with Harris under Section 4001 of ERISA or Section 414 of the Code (a “Harris ERISA Affiliate”).
     (iv) All contributions required to be made with respect to any MCD Employees under each MCD Employee Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each MCD Employee Benefit Plan have been properly accrued and reflected in the Audited Financial Statements. Neither Harris nor any of its Subsidiaries nor any Harris ERISA Affiliate maintains as of the date of this Agreement a single-employer plan within the meaning of 4001(a)(15) of ERISA or any plan subject to the requirements of Section 412 of the Code.

     (v) Neither Harris nor any of its Subsidiaries has any obligations for retiree health and life benefits under any MCD Employee Benefit Plan.
     (vi) There has been no amendment to, or announcement by Harris or any of its Subsidiaries in respect of the MCD Employees relating to, or change in employee participation or coverage under, any MCD Employee Benefit Plan which would increase materially the expense of maintaining such MCD Employee Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the Transactions will (A) entitle any MCD Employees to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof or (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the MCD Employee Benefit Plans to any MCD Employees. None of Harris or any of its Subsidiaries has entered into any contract, agreement or arrangement with any MCD Employee in connection with or in contemplation of any of the Transactions.
     (vii) Section 7.2(i)(vii) of the Harris Disclosure Letter sets forth a true, correct and complete list of all MCD Employees on September 1, 2006, identifying as to each a job title, years of service and location of employment.
     (viii) There are no outstanding loans to any MCD Employee from any Contributed Subsidiary other than claims any MCD Employee may have under an MCD Employee Benefit Plan covering such MCD Employee. As of the date hereof, there is no pending, or to the Knowledge of Harris, threatened investigations or other proceedings by or with any Government Entity or litigation relating to the MCD Employee Benefit Plans.
          (j) Compliance with Laws and Regulations; Governmental Authorizations. The MCD Business has not been, and is not being, conducted in material violation of any applicable Laws. To the Knowledge of Harris, no material change is required in the processes, properties or procedures Related to the MCD Business for them to continue to comply with such Laws, and Harris has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The MCD Business and the Contributed Assets have obtained, and are in substantial compliance with, all material Governmental Authorizations required or necessary for the conduct of the MCD Business as presently conducted, and neither Harris nor any of its Subsidiaries has received written notice from any Government Entity of any material noncompliance with any such Governmental Authorizations that has not been cured as of the date of this Agreement.
          (k) Environmental Matters. Except for matters that relate to an Excluded Liability and other than as would not reasonably be expected to result in a Harris Material Adverse Effect:
     (i) to the Knowledge of Harris, Harris and its Subsidiaries have materially complied at all times with all applicable Environmental Laws in conducting the MCD Business;

     (ii) to the Knowledge of Harris, no property currently owned, leased or operated by Harris or its Subsidiaries which is Related to the MCD Business (including soils, groundwater, surface water buildings or other structures) is contaminated with any Hazardous Substance in a manner that has given or could reasonably be expected to give rise to any Environmental Liability;
     (iii) to the Knowledge of Harris, no property formerly owned, leased or operated by Harris or any of its Subsidiaries which is Related to the MCD Business was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold or operation in a manner that has given or could reasonably be expected to give rise to any Environmental Liability;
     (iv) to the Knowledge of Harris, neither Harris nor any of its Subsidiaries has incurred any Environmental Liabilities concerning any third party property as a result of the conduct of the MCD Business or any condition in, on, under or about the real property set forth in either Section 7.2(q)(i) or Section7.2(q)(ii) of the Harris Disclosure Letter (the “MCD Real Property”);
     (v) neither Harris nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Harris or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law as a result of the conduct of the MCD Business or any condition in, on, under or about the MCD Real Property;
     (vi) neither Harris nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Government Entity, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance, in each case relating to the conduct of the MCD Business or any condition in, on, under or about the MCD Real Property;
     (vii) to the Knowledge of Harris, there are no other circumstances or conditions involving the MCD Business that could reasonably be expected to result in any Environmental Liability for Newco or any of its Subsidiaries; and
     (viii) Harris has delivered to Stratex or made available copies of all environmental reports, studies, assessments and sampling data in its possession relating to the MCD Business or its current or former properties or operations.
     (l) Taxes. The Contributed Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns or that the Contributed Subsidiaries are obligated to collect or withhold from amounts owing to or payable from any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of Harris, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of Harris, any unresolved questions or claims concerning the Contributed Subsidiaries’ Tax liability that are reasonably likely to have a Harris Material Adverse Effect and are not disclosed or provided for in the Harris Disclosure Letter. Harris has made available to Stratex true and correct copies of the United States federal income Tax Returns (including all schedules and attachments thereto) filed by or on behalf of the Contributed Subsidiaries for each of its fiscal years ended July 1, 2005, July 2, 2004 and June 27, 2003. None of the Contributed Subsidiaries has any liability with respect to income, franchise or other Taxes that accrued on or before July 1, 2005 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Harris Reports filed on or prior to the date hereof. None of the Contributed Subsidiaries has been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. For any transaction in which any of the Contributed Subsidiaries entered into an agreement to treat a stock purchase as an asset purchase for United States federal income tax purposes, a valid election under Section 338 of the Code was timely filed with the U.S. Internal Revenue Service. None of the Contributed Subsidiaries have engaged in any transactions that are the same as, or substantially similar to, any transaction which is a “reportable transaction” for purposes of Treasury Regulation § 1.6011-4(b) (including without limitation any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of Treasury Regulation § 1.6011-4(b)(2)).
     (m) Intellectual Property.
     (i) Section 7.2(m) of the Harris Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list of, with respect to the Contributed Intellectual Property, (A) all Registered Trademarks and material unregistered Trademarks; (B) all Registered Patents, (C) all Registered Copyrights and (D) all domain name or uniform resource locators registrations, in each case listing, as applicable, (x) the name of the applicant/registrant and current owner, (y) the jurisdiction where the application/registration is located and (z) the application or registration number. In each case in which Harris or any of its Subsidiaries has acquired ownership of any Registered Trademarks, Registered Patents and Registered Copyrights of the Contributed Intellectual Property, Harris or one of its Subsidiaries has or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Law, except for any failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect. Harris and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use the Contributed Intellectual Property and the Harris Licensed Intellectual Property as such Intellectual Property is used in the MCD Business as currently conducted and proposed to be conducted, except for any failures to own, be licensed or possess such rights that, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect.
     (ii) Except as for any such matters that, individually and in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect:

          (A) neither Harris nor any of its Subsidiaries will be, nor will Harris or any of its Subsidiaries be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, including the consummation of the Contribution Transaction, in violation of any Contracts concerning the Contributed Intellectual Property or the Harris Licensed Intellectual Property to which Harris and/or any of its Subsidiaries are a party, including without limitation Contracts granting Harris and/or any of its Subsidiaries rights to use such Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use Harris IP Rights (as defined below), trademark coexistence agreements and trademark consent agreements (collectively, “Harris IP Contracts”) nor will the consummation of the Transactions trigger any modification, termination or acceleration thereunder, or create any license under or Encumbrance on the Contributed Intellectual Property held by Harris;
          (B) no suit, claim, action, investigation, proceeding or written demand with respect to or challenging the validity or enforceability of or alleging any infringement or violation in any material respect (I) the Contributed Intellectual Property or the Harris Licensed Intellectual Property owned by Harris or any of its Subsidiaries (collectively, the “Harris IP Rights”), or (II) to the Knowledge of Harris, any Third-Party IP Rights Related to the Contributed Intellectual Property or the Harris Licensed Intellectual Property, is currently pending or threatened in writing against Harris or any of its Subsidiaries by any Person;
          (C) there are no valid grounds for any valid claims (I) to the effect that the operation of the MCD Business as currently or as proposed to be conducted, or the current or proposed manufacture, sale, licensing or use of any product by the MCD Business, infringes or otherwise violates any Third-Party IP Rights; (II) against the use by Harris or any of its Subsidiaries of any Contributed Intellectual Property or Harris Licensed Intellectual Property in the MCD Business as currently or as proposed to be conducted; (III) challenging the ownership, validity or enforceability of any of the Harris IP Rights; or (IV) challenging the license or legally enforceable right to use of any Third-Party IP Rights Related to the Contributed Intellectual Property or the Harris Licensed Intellectual Property;
          (D) to the Knowledge of Harris, there is no unauthorized use, infringement or other violation of any of the Harris IP Rights, or any Third-Party IP Rights licensed or otherwise made available exclusively for use in connection with the Contributed Intellectual Property or the Harris Licensed Intellectual Property, by any Person, including any employee or former employee of Harris or any of its Subsidiaries;
          (E) to the Knowledge of Harris, all Harris IP Rights and Third-Party IP Rights Related to the Contributed Intellectual Property or the Harris Licensed Intellectual Property licensed or otherwise made available exclusively to Harris or any of its Subsidiaries are valid and enforceable;
          (F) all of the current and former MCD Employees have executed valid intellectual property assignment and confidentiality agreements for the benefit of Harris in a form which Harris has prior to the date of this Agreement provided to Stratex for its review, and all Intellectual Property developed under contract to Harris or any of its Subsidiaries has been assigned to Harris or such Subsidiaries;
          (G) Harris has taken reasonable measures to protect the confidentiality of all Trade Secrets Related to the MCD Business that are owned, used or held by Harris or any of its Subsidiaries, and to the Knowledge of Harris, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non disclosure and/or license agreements which have not been breached; and
          (H) Harris’ and its Subsidiaries’ collection and dissemination of personal customer information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by Harris and its Subsidiaries and any requirement under applicable Law, except where the failure to abide by any requirements under applicable Law will not cause a Harris Material Adverse Effect.
          (n) Labor Matters. Neither Harris nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or other labor organization respecting the MCD Employees, nor is Harris or any of its Subsidiaries the subject of any material proceeding applicable to the MCD Business, the MCD Employees or former employees of the MCD Business asserting that Harris or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2001 or is there pending or, to the Knowledge of Harris, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the MCD Employees or former employees of the MCD Business.
          (o) Contracts and Commitments. (i) Section 7.2(o) of the Harris Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list (excluding, in the case of any Contract with a customer, the name of such customer) of the following Contracts (including every written amendment, modification or supplement thereto that is binding on Harris or any of its Subsidiaries) to which Harris or any of its Subsidiaries is a party Related to the MCD Business or by which any of the Contributed Assets are bound:
          (A) any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if an entity that held only the MCD Business was subject to the periodic reporting requirements under the Exchange Act;
          (B) any Contract (other than a Contract described in one of the other provisions of this Section 7.2(o) without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during the fiscal year of the MCD Business ended June 30, 2006 by Harris or any of its Subsidiaries in excess of $2,000,000 and that is not otherwise cancelable by Harris or such Subsidiary without any financial or other penalty on 90 days’ or less notice, excluding purchase orders for goods and services from Harris or any of its Subsidiaries with respect to which no obligations of any party remain outstanding;
          (C) any Contract (other than a Contract described in one of the other provisions of this Section 7.2(o) without regard to any percentage or numerical limitation contained therein) that involved annual revenue during the fiscal year of the MCD Business ended June 30, 2006 to Harris and its Subsidiaries in excess of $2,000,000, excluding purchase orders for goods and services from Harris or any of its Subsidiaries with respect to which no obligations of any party remain outstanding;
          (D) any Contract that contains any (I) “most favored nation” or similar provision, (II) exclusivity provision or (III) other material restriction on the ability of Harris or any of its Subsidiaries to compete or to provide any products or services generally or in any market segment or any geographic area;
          (E) any Contract or arrangement under which Harris or any of its Subsidiaries has (I) incurred any Indebtedness that is currently outstanding or (II) given any guarantee in respect of Indebtedness, in each case having an aggregate principal amount in excess of $2,000,000;
          (F) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the MCD Business or in which Harris or any such Subsidiaries owns more than a 15% voting or economic interest, or any interest valued at more than $2,000,000 without regard to percentage voting or economic interest;
          (G) any Contract to which Harris or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;
          (H) any Contract providing for indemnification by Harris or any of its Subsidiaries of any Person, except for any such Contract that is (I) not material to the MCD Business and (II) entered into in the ordinary course of the MCD Business;
          (I) any Contract that contains a put, call or similar right pursuant to which Harris or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $2,000,000;
          (J) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Harris Material Adverse Effect; and
          (K) any Harris IP Contracts.

          (ii) For purposes of this Agreement, each Contract described in the foregoing clauses (A) through (K) of Section 7.2(o) is, individually, a “Harris Material Contract” and such Contracts are collectively the “Harris Material Contracts”.
          (iii) Harris has delivered or made available true, correct and complete copies of all such Harris Material Contracts, to Stratex or its representative.
          (iv) The Harris Material Contracts are, in all material respects, valid, binding and enforceable in accordance with their respective terms with respect to Harris and its Subsidiaries and, to the Knowledge of Harris, with respect to each other party to any of such Harris Material Contracts, except as such validity, binding nature and enforceability may be limited by the Bankruptcy and Equity Exception, and there are no existing material defaults or breaches by Harris or any of its Subsidiaries under any Harris Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute such a material default or breach) and, to the Knowledge of Harris, there are no material defaults or breaches (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) by any other party to any Harris Material Contract. Harris has no Knowledge of any pending or threatened bankruptcy or similar proceeding with respect to any party to any Harris Material Contract which, individually or in the aggregate, would reasonably be expected to result in a Harris Material Adverse Effect.
          (p) Sufficiency of Assets. The Contributed Assets when taken together with the Harris Services, the Harris Licensed Intellectual Property, Contributed Leased Real Property and the Newco Governmental Authorizations identified in Section 7.2(p) of the Harris Disclosure Letter constitute all the Properties of Harris and its Subsidiaries necessary for Newco to operate and conduct the MCD Business in all material respects as currently conducted by Harris and its Subsidiaries.
          (q) Title to Properties; Encumbrances. Section 7.2(q)(i) of the Harris Disclosure Letter sets forth an accurate and complete list of all of the real property owned by Harris or any of its Subsidiaries that are Related to the MCD Business and Section 7.2(q)(ii) of the Harris Disclosure Letter sets forth an accurate and complete list of all of the real property leased by Harris or any of its Subsidiaries that are Related to the MCD Business. Except as set forth in Section 7.2(q)(i) and Section 7.2(q)(ii) of the Harris Disclosure Letter, there are no leases, subleases, licenses, concessions or other agreements granting to any Persons other than Harris and its Subsidiaries any right to the possession, use, occupancy, or enjoyment of any real property owned, leased or otherwise utilized by Harris or any of its Subsidiaries Related to the MCD Business. Harris and each of its Subsidiaries has good and, in the case of real property, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property, tangible property and other assets included in the Contributed Assets except where the failure to have such title has not had and would not reasonably be expected to have, individually or in the aggregate, a Harris Material Adverse Effect, in each case subject to no Encumbrances. Neither Harris nor any of its Subsidiaries has received a notice of default under any material leases of tangible properties Relating to the MCD Business, except for (i) defaults that are not material, (ii) defaults for which the grace or cure period has not expired and which are reasonably capable of cure during the cure period or (iii) defaults which have been cured. All such material leases are in full force and effect, and Harris and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.
     (r) Insurance. All material property, fire and casualty, general liability, managed care liability, employment practices liability, fiduciary liability, product liability, directors and officers liability and sprinkler and water damage insurance policies covering the properties, assets, employees and operations of the MCD Business maintained by Harris or any of its Subsidiaries are with reputable insurance carriers and are in character and amount at least equivalent to that carried by Persons engaged in businesses similar in nature and size to the MCD Business and subject to the same or similar perils or hazards, except for any failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect. All of such policies or renewals thereof are, and at all times up to the Closing will be, in full force and effect.
     (s) Ethical Business Practices. To the Knowledge of Harris, neither Harris nor any of its Subsidiaries nor, with respect to any action taken on behalf of Harris or any such Subsidiary, any directors, officers, employees or agents of Harris or any of its Subsidiaries in connection with the MCD Business has (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any payment in the nature of criminal bribery.
     (t) Brokers and Finders. Neither Harris nor any of its officers, directors, employees or Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Transactions, except that Harris has employed Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as its financial advisor, the fees and expenses of which shall be paid by Harris. There are no fees or expenses payable to Morgan Stanley or any other professional fees or expenses incurred by Harris in connection with the Transactions (including the fees of Harris’ legal counsel) for which Newco or Stratex could have any liability.
     (u) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 7.2, neither Harris nor any other Person makes any other express or implied representation or warranty on behalf of Harris.
ARTICLE VIII
Covenants Relating to Interim Operations
     8.1. Covenants of Stratex. Stratex covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, unless Harris shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly required or permitted by this Agreement or as required by applicable Laws, the business of Stratex and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, Stratex and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain their existing relations and goodwill with Government Entities, customers, manufacturers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Stratex and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise expressly required or permitted by this Agreement, (ii) as Harris may approve in writing, (iii) as set forth in Section 8.1 of the Stratex Disclosure Letter or (iv) as required by applicable Law, Stratex shall not and shall not permit its Subsidiaries to:
          (a) subject to Section 8.1(b), adopt or propose any change in any provision of the Stratex Governing Instruments;
          (b) merge or consolidate Stratex or any of its Subsidiaries with any other Person, except for such transactions among indirect and direct wholly owned Subsidiaries of Stratex that are not obligors or guarantors of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;
          (c) acquire assets outside of the ordinary course of business from any other Person with an aggregate value or purchase price in excess of $500,000, other than capital expenditures specifically provided for in Stratex’s capital expenditure budget as set forth in Section 8.1(c) of the Stratex Disclosure Letter (the “Stratex Budget”);
          (d) enter into any material line of business other than the lines of business in which Stratex and its Subsidiaries is currently engaged as of the date of this Agreement or distribute products other than the type of products that Stratex and its Subsidiaries are currently distributing as of the date of this Agreement;
          (e) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of, or other equity interest in, Stratex or any of its Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interest, except for (i) the issuance of shares by a direct or indirect wholly owned Subsidiary of Stratex to Stratex or another direct or indirect wholly owned Subsidiary of Stratex, (ii) mergers or consolidations among wholly owned Subsidiaries of Stratex that are not obligors or guarantors of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex and (iii) the issuance and sale of Stratex Common Stock pursuant to Stratex Options or Stratex Awards outstanding prior to the date hereof and (iv) grants of Stratex Options or Stratex Awards permitted by Section 8.1(s);
          (f) other than in the ordinary course of business, create or incur any Encumbrance material to Stratex or any of its Subsidiaries on any assets used in the businesses of Stratex or any of its Subsidiaries having a value in excess of $500,000;

          (g) make any loans, advances or capital contributions to, or investments in, any Person in excess of $500,000 in the aggregate, except that Stratex may make such loans, advances or capital contributions to, or investments in, any direct or indirect wholly owned Subsidiary of Stratex that is not an obligor or guarantor of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;
          (h) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of Stratex or any of its Subsidiaries, except for dividends or distributions by any direct or indirect wholly owned Subsidiaries of Stratex and pro rata dividends or distributions payable to holders of interests in non wholly owned Subsidiaries;
          (i) reclassify, split (including a reverse split), recapitalize, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock except for the purpose of effecting mergers or consolidations among direct or indirect Subsidiaries of Stratex that are not obligors or guarantors of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;
          (j) incur any Indebtedness or guarantee Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Stratex or any of its Subsidiaries or enter into any capital lease, except for (i) Indebtedness described in clause (ii) or clause (iv) of the definition of “Indebtedness” which is incurred in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business under Stratex’s existing revolving credit facility (or any replacement facility therefor) not to exceed $50,000,000 in the aggregate (including amounts outstanding as of the date of this Agreement), (iii) refinancings of Indebtedness outstanding on the date of this Agreement on commercially reasonable terms and (iv) loans or advances by Stratex or any of its Subsidiaries to direct or indirect wholly owned Subsidiaries of Stratex that are not obligors or guarantors of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;
          (k) make or authorize any capital expenditure other than those specifically provided for in the Stratex Budget in excess of $1,000,000 in the aggregate or $250,000 for any single capital expenditure or any related group of expenditures;
          (l) other than in the ordinary course of business, enter into any Contract that would have been a Stratex Material Contract had it been entered into prior to the date of this Agreement (other than as permitted by Section 8.1(j));
          (m) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or Regulation S-X promulgated under the Exchange Act, based upon the advice of its independent auditors after consultation with Harris;
          (n) settle any pending or threatened civil, criminal or administrative actions, proceedings, suits, claims, litigations, arbitrations, investigations or other proceedings for an amount to be paid by Stratex or any of its Subsidiaries in excess of $500,000 or which would be reasonably likely to have any material adverse impact on the operations of Stratex or any of its Subsidiaries, or indemnify any Person other than pursuant to a contractual obligation to do so;
          (o) other than in the ordinary course of business, (i) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Stratex Material Contract (other than as permitted by Section 8.1(j)) or in respect of any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings, or (ii) cancel, modify or waive any debts, claims or rights held by it in each case having a value in excess of $500,000;
          (p) except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or settle or compromise any material Tax Liability;
          (q) sell, transfer, lease, license or otherwise dispose of any material Property of Stratex or its Subsidiaries except in the ordinary course of business or for obsolete assets;
          (r) sell, lease, abandon, transfer, dispose of, license or grant material rights under any material Stratex IP Rights or materially modify any existing rights with respect thereto, except in the ordinary course of business consistent with past practice, or enter into any settlement regarding (i) the infringement of any material Stratex IP Rights or (ii) the breach of any license agreements governing use of material Intellectual Property;
          (s) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, or accelerate vesting or payment under any Stratex Benefit Plans or enter into any new employment or compensatory agreements or arrangements with, or increase the salary, wage, bonus or other compensation payable or to become payable to, any directors, officers, employees or consultants of Stratex or any of the Subsidiaries; provided, however, that Stratex may increase the base salary or wage of any employee other than the 5 most highly compensated employees in the ordinary course of business and enter into new employment or compensatory arrangements with newly hired Persons if such Person would not, following his or her employment with Stratex, be one of Stratex’s 5 most highly compensated employees and is hired in the ordinary course of business as a replacement and not as part of a plan for business development; provided, further, that salary or wage increases and compensatory arrangements permitted by this Section 8.1(s) shall not, in the aggregate, exceed $1,000,000; provided, further, that Stratex may grant to its newly hired employees Stratex Options or Stratex Awards issued in the ordinary course of business consistent with past practice, with a per share price no less than the then-current market price of Stratex Common Stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Transactions and/or termination of employment;
          (t) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Stratex or any of its Subsidiaries other than any plan of dissolution of an indirect or direct wholly owned Subsidiary of Stratex that is not an obligor or guarantor of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;
          (u) take any action, including the adoption of any shareholder rights plan, which would, directly or indirectly, restrict or impair the ability of Harris or Merger Sub to vote, or otherwise to exercise the rights and benefits of a stockholder with respect to, securities of Stratex acquired or controlled or to be acquired or controlled by Harris or Merger Sub as contemplated by this Agreement or the Ancillary Agreements;
          (v) take any action that is reasonably likely to result in any of the conditions to the Contribution Transaction and the Merger set forth in Section 3.1 or Section 3.2 not being satisfied; or
          (w) agree or commit to do any of the foregoing.
     8.2. Covenants of Harris. Harris covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, unless Stratex shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly required or permitted by this Agreement or as required by applicable Laws, the MCD Business shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, Harris and its Subsidiaries shall use their respective commercially reasonable efforts to preserve the MCD Business intact and to maintain the existing relations and goodwill of the MCD Business with Government Entities, customers, manufacturers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Harris and its Subsidiaries that are engaged primarily in the MCD Business. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise expressly required or permitted by this Agreement, (ii) as Stratex may approve in writing, (iii) as set forth in Section 8.2 of the Harris Disclosure Letter, (iv) as required by applicable Law or (v) in connection with the Harris Restructuring, Harris shall not and shall not permit its Subsidiaries to, with respect to the MCD Business:
          (a) subject to Section 8.2(b), adopt or propose any change in any provision of the Harris Governing Documents, other than as may be necessary to effect the Harris Restructuring;
          (b) merge or consolidate any of the Contributed Subsidiaries with any other Person;
          (c) acquire assets Related to the MCD Business outside of the ordinary course of business from any other Person with an aggregate value or purchase price in excess of $500,000, other than capital expenditures specifically provided for in Harris’ capital expenditure budget for the MCD Business as set forth in Section 8.2(c) of the Harris Disclosure Letter (the “Harris MCD Budget”);

          (d) cause or permit the MCD Business to enter into any material line of business other than the lines of business in which the MCD Business is currently engaged as of the date of this Agreement or to distribute products other than the type of products that the MCD Business is currently distributing as of the date of this Agreement;
          (e) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of, or other equity interest in, the Contributed Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interest;
          (f) other than in the ordinary course of business, create or incur any Encumbrance material to the MCD Business on any of the Contributed Assets or assets or shares of the Contributed Subsidiaries having a value in excess of $500,000;
          (g) make any loans, advances or capital contributions to, or investments in, any Person (other than Harris or any direct or indirect wholly owned Subsidiary of Harris) which are Related to the MCD Business in excess of $500,000 in the aggregate;
          (h) make or authorize any capital expenditure Related to the MCD Business other than those specifically provided for in the Harris MCD Budget in excess of $1,000,000 in the aggregate or $250,000 for any single capital expenditure or any related group of expenditures;
          (i) other than in the ordinary course of business, enter into any Contract that would have been a Harris Material Contract had it been entered into prior to the date of this Agreement;
          (j) enter into any capital lease the obligations of which would be Assumed Liabilities as of the Closing Date;
          (k) make any changes with respect to accounting policies or procedures which affect the MCD Business, except as required by changes in GAAP or Regulation S-X promulgated under the Exchange Act, based upon the advice of its independent auditors;
          (l) settle any pending or threatened civil, criminal or administrative actions, proceedings, suits, claims, litigations, arbitrations, investigations or other proceedings Related to the MCD Business for an amount to be paid by Harris or any of its Subsidiaries in excess of $500,000 or which would be reasonably likely to have any material adverse impact on the MCD Business or provide an indemnity Related to the MCD Business to any Person other than pursuant to a contractual obligation to do so;
          (m) other than in the ordinary course of the MCD Business, (i) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Harris Material Contract or in respect of any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings

Related to the MCD Business, or (ii) cancel, modify or waive any debts, claims or rights held by it which are Related to the MCD Business, in each case having a value in excess of $500,000;
          (n) sell, transfer, lease, license or otherwise dispose of any material Property of Harris or its Subsidiaries that would otherwise be Contributed Assets or Contributed Subsidiaries except in the ordinary course of business or for obsolete assets;
          (o) sell, lease, abandon, transfer, dispose of, license or grant material rights under any material Harris IP Rights or Harris Licensed Intellectual Property or materially modify any existing rights with respect thereto, in each case to the extent Related to the MCD Business, except in the ordinary course of business consistent with past practice, or enter into any settlement regarding (i) the infringement of any material Harris IP Rights or Harris Licensed Intellectual Property or (ii) the breach of any license agreements governing use of Harris IP Rights or Harris Licensed Intellectual Property;
          (p) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, or accelerate vesting or payment under any Harris Benefit Plans to any MCD Employee or enter into any new employment or compensatory agreements or arrangements with, or increase the salary, wage, bonus or other compensation payable or to become payable to, any MCD Employee or consultants to the MCD Business; provided, however, that Harris may increase the base salary or wage of any MCD Employee other than the 5 most highly compensated MCD Employees in the ordinary course of business and enter into new employment or compensatory arrangements with newly hired Persons who, following their employment by Harris, would be an MCD Employee, if such Person would not, following such employment, be one of the 5 most highly compensated MCD Employees and is hired in the ordinary course of business as a replacement and not as part of a plan for business development; provided, further, that salary or wage increases and compensatory arrangements permitted by this Section 8.2(p) shall not, in the aggregate, exceed $1,000,000; provided, however, that Harris may grant to newly hired Persons who, following their employment by Harris, would be MCD Employees options to purchase Harris Common Stock or other Harris equity awards issued in the ordinary course of business consistent with past practice, with a per share price no less than the then-current market price of Harris Common Stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Transactions and/or termination of employment; notwithstanding the foregoing provisions of this Section 8.2(p), nothing in this Section 8.2(p) shall prevent Harris from (i) terminating, establishing, adopting, entering into, amending or otherwise modifying any Harris Benefit Plan so long as such action is applied consistently to all employees of Harris who participate in such Harris Benefit Plan (including MCD Employees) or (ii) making new grants or awards under any Harris Benefit Plan to MCD Employees so long as such grants or awards are a part of a Harris-wide Compensation review, and the review of MCD Employees and any resulting grants or awards are made in the ordinary course of business and are consistent with awards made to employees who are allocated to other divisions of Harris;
          (q) take any action that is reasonably likely to result in any of the conditions to the Contribution Transaction and the Merger set forth in Section 3.1 or Section 3.2 not being satisfied; or

          (r) agree or commit to do any of the foregoing.
ARTICLE IX
Additional Agreements
     9.1. Acquisition Proposals. (a) Stratex agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees, agents and representatives (any such Persons, including any investment banker, attorney or accountant, a “Representative”) shall, directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or the making or implementation of any proposal or offer with respect to (i) a merger, consolidation, share exchange, reorganization or other business combination transaction involving Stratex, (ii) any acquisition of any equity or other ownership interests in Stratex or any of its Subsidiaries representing, in the aggregate, 15% or more of the total voting power or economic interest of all of the outstanding equity or other ownership interest in Stratex or an economic interest of equivalent value in any Subsidiary of Stratex or (iii) any acquisition of assets of Stratex or any of its Subsidiaries representing 15% or more of the total assets of Stratex and its Subsidiaries, taken as a whole (any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Stratex further agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives shall, directly or indirectly, provide any confidential or non public information or data to, or engage or participate in any discussions or negotiations with, any Person relating to an Acquisition Proposal, or otherwise encourage or facilitate any effort or attempt by any Person, in each case, other than Harris, Newco or Merger Sub, to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Stratex or the Stratex Board from (i) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act and the rules thereunder with regard to an Acquisition Proposal or making any disclosures to holders of Stratex Common Stock that the Stratex Board determines in good faith (after consultation with outside counsel) that the Stratex Board is required to make in order to comply with its fiduciary duties to the holders of Stratex Common Stock under the DGCL (but if any disclosure made to effect such compliance has the substantive effect of withdrawing, or modifying or qualifying in any manner adverse to Harris, the Board Recommendation or Board Approval or recommending or approving another Acquisition Proposal (each, a “Change In Recommendation”), Harris shall have the right to terminate this Agreement pursuant to Section 11.1(c)) or (ii) at any time prior to, but not after, the Stratex Requisite Vote is obtained: (A) providing confidential or non public information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (assuming, for this purpose only, that all references to “15% or more” in the definition of such term were changed to “a majority”) which did not result from a breach of this Section 9.1 (a “Qualifying Acquisition Proposal”); (B) engaging or participating in any discussions or negotiations with any Person who has made a Qualifying Acquisition Proposal; or (C) approving or recommending to the holders of shares of Stratex Common Stock a Qualifying Acquisition Proposal (or agreeing to take any such action), if and only to the extent that, (1) in the case of any action described in clause (A), (B) or (C) above, after consulting with outside legal counsel the Stratex Board determines in good faith that failing to take such action would constitute a breach by the directors of Stratex of their fiduciary duties under applicable Law; (2) prior to taking any action described in clause (A) or (B) above, Stratex and the other Person referred to in such clauses execute and deliver a written confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; (3) in the case of any action described in clause (B) or (C) above, the Stratex Board determines in good faith and after consulting with its financial advisors and outside counsel that the Qualifying Acquisition Proposal referred to in such clauses is (x) more favorable from a financial point of view to Stratex’s stockholders than the Transactions after taking into account any Revised Terms offered by Harris before such action is taken and all other relevant factors (including but not limited to the probability that such Qualifying Acquisition Proposal will be consummated and the time required to effect such consummation) and (y) reasonably likely to be consummated taking into account all legal, financial, regulatory (including, without limitation, any antitrust or competition approvals or non objections) and other relevant factors (any such Qualifying Acquisition Proposal, a “Superior Proposal”) or, in the case of clause (A) or clause (B) only, is reasonably likely to lead to a Superior Proposal; (4) before taking any of the actions described in clause (B) or (C) above, Stratex shall have provided written notice to Harris of Stratex’s or the Stratex Board’s intention to take such action, at least five (5) Business Days (in the case of the first Qualifying Acquisition Proposal made by such Person) or one (1) Business Day (in the case of any subsequent Qualifying Acquisition Proposal made by such Person) shall have elapsed since the date on which Harris received such notice and Stratex shall have complied with the provisions of Section 9.1(c). Any determination required or permitted to be made by the Stratex Board after the date of this Agreement under this Agreement shall be sufficient if approved by a majority of the total number of members thereof at a meeting duly called and held and at which a quorum was present and acting throughout.
          (b) Stratex agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. Stratex will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with Stratex to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Stratex or any of its Subsidiaries and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of its Representatives. Stratex agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 9.1. None of Stratex or any of its Subsidiaries will waive any provision of any confidentiality or standstill agreement to which it is a party without the prior written consent of Harris.
          (c) Stratex agrees that it will notify Harris as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any Acquisition Proposal or potential Acquisition Proposal are received by, any information relating thereto is requested from, or any discussions or negotiations relating thereto are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Harris informed, on a current basis, as to the status and terms of any such proposal or offer and the status of any such discussions or negotiations. Stratex also agrees to provide any information to Harris that it is providing to another Person pursuant to this Section 9.1 at the same time it provides it to such other Person. Stratex agrees that during the five- and one-Business Day periods described in subclause (4) of clause (ii) of the proviso in Section 9.1 and in Section 9.2, Stratex shall negotiate in good faith with Harris with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Harris. Any such revisions which Harris offers in writing to make which, if accepted by Stratex, would be legally binding on the parties to this Agreement are referred to herein as “Revised Terms”. Stratex agrees that any material amendment to any Qualifying Acquisition Proposal will be deemed to be a new Qualifying Acquisition Proposal for purposes of this Section 9.1 and Section 9.2.
     9.2. Board Recommendation. The Stratex Board shall not make a Change In Recommendation at any time prior to such time that the Stratex Requisite Vote is obtained unless: (i) Stratex shall have provided written notice to Harris that the Stratex Board intends to take such action, at least five (5) Business Days shall have elapsed since the date on which Harris received such notice and Stratex shall have complied with the applicable provisions of Section 9.1(c), (ii) the Stratex Board shall have determined in good faith, after consulting with its outside legal counsel and financial advisors and taking into account any Revised Terms, that failing to take such action would be a breach by the directors of Stratex of their fiduciary duties under applicable Law and (iii) if the Change In Recommendation is being made primarily as a result of an Acquisition Proposal, such Acquisition Proposal is a Superior Proposal (it being agreed and understood by the parties that any Change in Recommendation shall not alter the Stratex Board’s approval of the Transactions (including for purposes of Section 203 of the DGCL)). Unless and until the Board Recommendation has been withdrawn as permitted by this Agreement, the Board Approval and Board Recommendation shall be included in the Proxy Statement/Prospectus and the Stratex Board shall take all reasonable and lawful action to solicit the adoption of this Agreement by the holders of shares of Stratex Common Stock by the Stratex Requisite Vote at the Stratex Stockholders Meeting.
     9.3. SEC Filings; Information Supplied; Stratex Stockholders Meeting. (a) As promptly as practicable after the date of this Agreement, Harris and Stratex shall prepare, and Newco shall file with the SEC, the Registration Statement. Harris and Stratex shall use their reasonable best efforts to have (i) the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (ii) the Prospectus/Proxy Statement to be mailed to the holders of Stratex Common Stock as promptly as practicable after such effectiveness.
          (b) Each of Harris and Stratex agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement or any amendment or supplement thereto will, at the time the Registration Statement or any such amendment becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of Stratex and at the time of the Stratex Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Harris and Stratex will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.
          (c) Each party shall provide to the other party and its counsel (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Prospectus/Proxy Statement, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.
          (d) No amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus will be made by either party without the approval of the other party, which will not be unreasonably withheld or delayed, except as may be required by applicable Law.
          (e) Each party shall advise the other party and its counsel, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Common Stock in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for any amendment to the Registration Statement or Prospectus/Proxy Statement of or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time before the Stratex Requisite Vote has been obtained, Harris or Stratex discovers any information relating to either party or Newco, or any of their respective Subsidiaries, officers or directors, that should be set forth in an amendment or supplement to the Registration Statement or Prospectus/Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and the parties will cooperate with each other in order to promptly file with the SEC and, to the extent required by applicable Law, disseminate to the stockholders of Stratex, an appropriate amendment or supplement describing such information. Harris and Stratex shall use their reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Contribution Transaction and the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
          (f) Stratex will take, in accordance with applicable Law and the Stratex Governing Instruments, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Stratex Stockholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective, and in any event will use its reasonable best efforts to convene the Stockholders Meeting not later than 120 days after the date of this Agreement (or, if later, not more than 60 days after effectiveness of the Registration Statement), to consider and vote upon the adoption of this Agreement. Stratex shall submit this Agreement to the holders of

Stratex Common Stock for adoption by them at the Stockholders Meeting (and shall use its reasonable best efforts to do so within the time periods prescribed herein) whether or not the Board of Directors makes a Change In Recommendation after the date hereof.
     9.4. Filings; Other Actions; Notification. (a) Subject to the terms and conditions of this Agreement, each party shall cooperate with the other party and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including the notification and required form under the HSR Act and any other notifications or filings required by any other applicable foreign antitrust or competition laws required to be filed to consummate the Transactions), (ii) to obtain as promptly as practicable all consents, waivers, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Government Entity in order to consummate the Transactions and (iii) to cause the other conditions set forth in ARTICLE X over which it has influence or control to be satisfied; and provided, however, that nothing in this Section 9.4 shall require, or be construed to require, Newco, Harris, Stratex or any of their Subsidiaries to take or to refrain from taking any action, or to agree to any restriction, limitation, hold separate, divestiture or other sanction, remedy or compromise, with respect to any asset or operation of any of them.
          (b) Subject to applicable Laws relating to the exchange of information, (i) each party shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party or any of its Subsidiaries from any third party or any Government Entity with respect to any of the Transactions, (ii) each party shall have the right to review in advance, and to the extent practicable will consult the other parties on, all of the information relating to such party or any of its Subsidiaries that appears in any filing made with, or written materials submitted to, any third party or any Government Entity in connection with any of the Transactions, (iii) each party shall provide the other parties with copies of all correspondence between it (or its advisors) and any Government Entity relating to the transactions contemplated by this Agreement, (iv) to the extent reasonably practicable, all telephone calls and meetings with a Government Entity regarding any of the Transactions shall include representatives of Harris and Stratex and (v) Stratex and Harris shall (A) promptly give the other written notice of any litigation commenced after the date of this Agreement against Harris, Stratex or any of their respective directors or Subsidiaries relating to any of the Transactions, (B) keep the other reasonably informed regarding any such litigation and (C) give the other the opportunity to participate fully in the conduct of the defense or the settlement of any such litigation and neither Harris nor Stratex shall settle any such litigation without the other’s prior written consent. In exercising the foregoing rights, each of Stratex and Harris shall act reasonably and as promptly as practicable; provided, however, that neither Stratex nor Harris shall be required to comply with clause (ii) or (iii) if it has been advised by outside counsel that by doing so it is reasonably likely that it would be sharing sensitive information regarding the competitive position of Harris or Stratex, as the case may be, prior to the receipt of the appropriate Governmental Authorizations; provided, further, that documents produced in response to Item 4C on the pre-merger report form under the HSR Act and the rules and regulations promulgated thereunder shall be deemed to be competitively sensitive and neither party shall be required to share such documents pursuant to this Section 9.4(b) prior to the receipt of the appropriate Governmental Authorizations.
          (c) To the extent permitted by applicable Law, Stratex and Harris each shall, upon request by the other, furnish the other with all information concerning itself, its affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of Newco, Harris, Stratex or any of their respective Subsidiaries to any third party and/or any Government Entity in connection with any of the Transactions.
          (d) Each party shall promptly notify the other parties in writing of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which caused or represents a material breach of, or a material inaccuracy in, any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement which would have caused or represented a material breach of, or a material inaccuracy in, any representation or warranty made by such party in this Agreement if (y) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (z) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party in this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in ARTICLE X impossible or reasonably unlikely to occur or that has had or could reasonably be expected to have, in the case of Harris, a Harris Material Adverse Effect or, in the case of Stratex, a Stratex Material Adverse Effect. No notification given pursuant to this Section 9.4(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the parties contained in this Agreement.
     9.5. Tax Matters. (a) Harris Liability for Income Taxes. Harris shall be liable for any Income Taxes imposed with respect to the Contributed Assets for the Tax periods, or portions thereof, ended on or before the Closing Date.
          (b) Newco Liability for Income Taxes. Newco (or one of its Subsidiaries) shall be liable for Income Taxes imposed with respect to the Contributed Assets for any Tax period, or portion thereof, beginning after the Closing Date.
          (c) Proration of Income Taxes. To the extent necessary to determine the liability for Income Taxes for a portion of a Tax year or period that begins before and ends after the Closing Date, the determination of the Income Taxes for the portion of the year or period ending on, and the portion of the Tax year or period beginning after, the Closing Date shall be determined by assuming that the Tax year or period ended as of the close of business on the Closing Date.

          (d) Tax Returns.
          (i) Harris shall file or cause to be filed when due all Income Tax Returns that are required to be filed by or with respect to the Contributed Assets for Tax years or periods ending on or before the Closing Date and shall pay any Income Taxes due in respect of such Income Tax Returns and Newco (or one of its Subsidiaries) shall file or cause to be filed when due all Income Tax Returns that are required to be filed by or with respect to the Contributed Assets for Tax years or periods ending after the Closing Date and shall pay any Income Taxes due in respect of such Income Tax Returns. Harris shall pay Newco (or one of its Subsidiaries) any Income Taxes for which Harris is liable pursuant to Section 9.5 (but which are payable with Income Tax Returns to be filed by Newco (or one or its Subsidiaries) pursuant to the previous sentence) within five (5) days prior to the due date for the filing of such Income Tax Returns.
          (ii) If Harris shall be liable hereunder for any portion of the Income Tax shown due on any Income Tax Return required to be filed by Newco (or one of its Subsidiaries) to the extent Harris is liable for such Income Tax pursuant to Section 9.5, the party preparing such Income Tax Return shall deliver a copy of the relevant portions of such Income Tax Return to Harris for its review and approval not less than 30 days prior to the date on which such Income Tax Returns are due to be filed (taking into account any applicable extensions). If the parties disagree as to any item reflected on any such return, Harris shall determine how the disputed items are reflected, if at all, after reasonable consultation with Newco.
          (e) Contest Provisions. Newco or one of its Subsidiaries shall promptly notify Harris in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Income Taxes for which Harris (or one of its Affiliates) may be liable hereunder. Harris shall be entitled to participate at its expense in the defense of any Income Tax audit or administrative or court proceeding relating to Income Taxes for which it may be liable, and to employ counsel of its choice at its expense. Harris shall promptly notify Newco in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Income Taxes for which Newco (or one of its Subsidiaries) may be liable hereunder. Newco shall be entitled to participate at its expense in the defense of any Income Tax audit or administrative or court proceeding relating to Income Taxes for which it may be liable, and to employ counsel of its choice at its expense. Neither Harris nor Newco (or one of its Subsidiaries) may agree to settle any claim for Income Taxes for which the other may be liable without the prior written consent of such other party, which consent shall not be unreasonably withheld.
          (f) Use of Refunds and Overpayments. If, after the Closing, Newco (or one of its Subsidiaries ) (i) receive any refund, or (ii) utilize the benefit of any overpayment or prepayment of Income Taxes imposed with respect to the Contributed Assets for a period for which Harris is liable under Section 9.5, Newco (or one of its Subsidiaries) shall promptly transfer, or cause to be transferred, to Harris the entire amount of the refund or overpayment (including interest) received or utilized by Newco (or one of its Subsidiaries). If, after the Closing, Harris (or one of its Affiliates) (i) receives any refund, or (ii) utilizes the benefit of any overpayment or prepayment of Income Taxes imposed with respect to the Contributed Assets for a period for which Newco is liable under Section 9.5(b), Harris (or its Affiliate) shall promptly transfer, or cause to be transferred, to Newco the entire amount of the refund or overpayment (including interest) received or utilized by Harris (or one of its Affiliates). Newco and Harris each agree to notify the other promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Newco and Harris each agree to claim (or to cause the relevant Subsidiary or Affiliate to claim) any of its Subsidiaries to claim) any such refund or to utilize any such overpayment as soon as possible and to furnish to the other all information, records and assistance necessary to verify the amount of the refund or overpayment.
          (g) Other Taxes. All Taxes that are not Income Taxes that are imposed with respect to the Contributed Assets (including any Transfer Taxes) shall be paid by Newco. Any Tax Returns that must be filed in connection with such Taxes shall be prepared by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party shall deliver a copy of the relevant portions of such Tax Return to Newco for its review and approval not less than thirty (30) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions); provided, however, that the final determination of the items to be reflected on such Tax Return shall be made by the party filing such Tax Return, after reasonable consultation with Newco. Harris or one of its Affiliates shall promptly notify Newco in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which Newco may be liable hereunder, and Newco shall have full control over such proceeding with respect to such Taxes.
          (h) Employee Withholding and Reporting Matters. With respect to those MCD Employees who are employed by Newco within the same calendar year as the Closing, Newco shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 96-60, 1996-60 C.B. 399, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form W-3, Transmittal of Income and Tax Statements, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate. Harris and Newco agree to comply with the procedures described in Section 5 of the Revenue Procedure 84-77.
          (i) Post-Closing Assistance. In connection with the preparation of Tax Returns required to be filed by Newco, the Surviving Corporation or the Contributed Subsidiaries following the Closing, Harris shall provide such documentation and other assistance as may be reasonably requested by Newco in order to permit the timely preparation and filing of such Tax Returns including, without limitation, reasonable access to information, books and records and Tax Returns and workpapers relating to the MCD Business for Taxable periods or portions thereof preceding the Closing.
          (j) No Other Indemnification. Any amount to be indemnified or paid over pursuant to this Section 9.5 may not be the subject of an indemnity claim pursuant to ARTICLE XII.
     9.6. Ancillary Agreements. At the Closing, Harris shall, and shall cause each of its Subsidiaries that is a party to an Ancillary Agreement to, execute each Ancillary

Agreement to which it is a party, and Newco shall execute and deliver each Ancillary Agreement.
     9.7. Restructuring; Harris Intercompany Liabilities. Harris shall cause the consummation of the restructuring events set forth on Schedule O (the “Harris Restructuring”) and shall further be permitted to take all necessary actions to fulfill its obligations under this Section 9.7 notwithstanding any restriction imposed on Harris pursuant to Section 8.2. The parties agree, on behalf of themselves, each of their Subsidiaries and Newco, all Harris Intercompany Liabilities (other than those solely among Contributed Subsidiaries) shall be extinguished and shall terminate at the Effective Time without the payment of any consideration or any other action by any Person and the parties shall take all actions necessary or desirable to evidence such extinguishment and termination.
     9.8. Transfer and Assignment of Excluded Assets by Contributed Subsidiary. Harris shall notify Stratex in advance of, and make available to Stratex in a timely manner for review all agreements, instruments and other documentation relating to, any Transfer of Excluded Assets prior to the Closing by any Contributed Subsidiary to Harris or any of its Retained Subsidiaries.
     9.9. Insurance Proceeds. To the extent they are assignable without the insurer’s consent or any such required consent is obtained, Harris shall, or shall cause its Subsidiaries to, assign to Newco all rights Harris or any of its Subsidiaries have with respect to Assumed Liabilities under third party insurance policies. Harris agrees to use its commercially reasonable efforts to obtain any consents of any insurance companies or other third parties required to effect such assignments. If such rights are not assignable, Harris agrees to pay any insurance proceeds received by it or any of its Subsidiaries in respect of such rights to Newco promptly upon the receipt thereof.
     9.10. Listing and De-listing. (a) Newco and Harris shall use all reasonable efforts to cause (i) the shares of Class A Common Stock to be issued in the Merger, (ii) the shares of Class A Common Stock to be reserved for issuance upon the exercise of the Stratex Options, Stratex Awards and future grants of options or stock-based awards by Newco and (iii) the shares of Class A Common Stock reserved for issuance upon conversion of the Class B Common Stock, to be approved for listing on NASDAQ, in each case subject to official notice of issuance, on or prior to the Closing Date.
          (b) The Surviving Corporation shall use its best efforts to cause the shares of Stratex Common Stock to be no longer quoted on NASDAQ and de registered under the Exchange Act as soon as practicable following the Effective Time.
     9.11. Governance. (a) On or prior to the Effective Time, the parties shall take all necessary action to cause the nine individuals specified in Section 3.01 of the Investor Agreement to be appointed as the only members of the Board of Directors of Newco as of the Effective Time.

          (b) On or prior to the Effective Time, the parties shall take all necessary action to cause the persons indicated in Schedule J to be elected or appointed as officers of Newco in the capacities specified in such Schedule.
          (c) The name of Newco shall be “Harris Stratex Networks, Inc.,” subject to modification after the Closing in accordance with the DGCL.
     9.12. Section 16 Matters. Assuming that Harris and Stratex deliver to Newco the Section 16 Information reasonably in advance of the Effective Time, the Board of Directors of Newco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time adopt a resolution sufficient to exempt the acquisition by the Insiders of Common Stock (including restricted shares of such stock or options to purchase shares of such stock) pursuant to the Transactions from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each Insider. “Insiders”, shall mean those Persons who will be subject to the reporting requirements of Section 16(a) of the Exchange Act as an officer or director of Newco (including Harris as a deputized director).
     9.13. Affiliates. Stratex shall use all reasonable efforts to cause each person who is an Affiliate of Stratex to deliver to Newco, as soon as reasonably practicable and in any event prior to the Stratex Stockholders Meeting, a written agreement substantially in the form attached as Exhibit 13.
     9.14. Access; Financial Reporting. (a) Subject to applicable Law, upon reasonable notice, each of Stratex and Harris shall (and shall cause its Subsidiaries to) afford the other’s Representatives (including, for this purpose, environmental consultants) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that notwithstanding the foregoing (i) Harris shall only be required to provide (A) such access to the properties, books, contracts and records which are Related to the MCD Business and (B) such information with respect to the MCD Business, properties which are included in the Contributed Assets and MCD Employees, (ii) no investigation pursuant to this Section 9.14 shall affect or be deemed to modify any representation or warranty made by Stratex or Harris, (iii) neither Stratex or Harris shall be required to (A) permit any inspection, or to disclose any information, that its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any obligations it or any of its Subsidiaries have with respect to confidentiality if it shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (B) disclose any information of it or any of its Subsidiaries which is subject to the attorney-client privilege. All requests for information made pursuant to this Section 9.14 shall be directed to an executive officer of Stratex or Harris, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be. All such information shall be subject to the Confidentiality Agreement.
          (b) Harris and Stratex shall furnish to the other copies of its customary monthly management financial statements (in the case of Harris, such statements to be limited to these relating to the MCD Business) promptly after they are circulated to such party’s senior management. All such information shall be subject to the Confidentiality Agreement.
     9.15. Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Subsidiaries, promptly to execute, acknowledge and deliver any other assurances, documents or instruments reasonably requested by any other party hereto which are necessary (or reasonably required) in order for the requesting party to satisfy its obligations hereunder, complete and perfect the Contribution of the Contributed Assets and the assumption of the Assumed Liabilities, consummate the Merger or receive the benefits of the transactions contemplated hereby.
     9.16. Publicity. Neither Harris nor Stratex will, and neither Harris nor Stratex will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning the Contribution Transaction, the Merger or the other Transactions without the prior consent (which consent shall not be unreasonably withheld) of Harris, in the case of a proposed announcement or statement by Stratex or any of its Subsidiaries, or Stratex, in the case of a proposed announcement or statement by Harris or any of its Subsidiaries, including announcements scheduling press conferences regarding the Contribution Transaction, the Merger or the other Transactions with investors, analysts or members of the press; provided, however, that either party may, without the prior consent of the other party, (i) issue or cause the publication of any press release or other public announcement to the extent it is advised by outside counsel that such publication is or is likely to be required by Law or any listing agreement with any national stock exchange and the parties hereto are unable to agree on the content and terms of publication of such publication after engaging in good faith discussions relating thereto and (ii) make public statements (but may not publish any press release) that are consistent with the parties’ prior public disclosures after the date of this Agreement regarding the Contribution Transaction, the Merger or the other Transactions.
     9.17. Expenses. Newco shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in ARTICLE VI. Except as otherwise provided in Section 11.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense, except that expenses incurred by Newco or Merger Sub, the filing fees for the HSR notification and the Registration Statement and expenses incurred in connection with the publishing, printing or mailing of the Proxy Statement/Prospectus (but not the attorney’s fees related thereto, which shall be paid by the party incurring such expense) shall be shared equally by Harris and Stratex.
     9.18. Indemnification; Directors’ and Officers’ Insurance. (a) Newco agrees that, from and after the Effective Time, it will cause the Surviving Corporation for a period of six years from the Effective Time to indemnify and hold harmless each past and present director and officer of Stratex or any of its Subsidiaries (in each case, for acts or failures to act in such capacity) (collectively, the “D&O Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Stratex would have been permitted under Delaware law and its certificate of incorporation or bylaws as in effect on the date of this Agreement to indemnify such Person (and Newco shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).
          (b) Any D&O Indemnified Party wishing to claim indemnification under paragraph 9.18 of this Section 9.18, shall notify Newco promptly after learning of any such claim, action, suit, proceeding or investigation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Newco shall have the right to assume the defense thereof and, if Newco agrees to assume such defense, Newco shall not be liable to such D&O Indemnified Parties for any legal expenses of such D&O Indemnified Parties’ counsel or any other expenses incurred by such D&O Indemnified Parties after Newco assumes such defense, (ii) the D&O Indemnified Parties will cooperate, at Newco’s expense, in the defense of any such matter, and (iii) Newco shall not be liable for any settlement effected without its prior written consent; provided, however, that Newco shall not have any obligation hereunder to any D&O Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such D&O Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
          (c) For a period of six years after the Effective Time, Newco shall cause the Surviving Corporation to maintain Stratex’s existing officers’ and directors’ liability insurance (“D&O Insurance”) covering those Persons who are covered by Stratex’s D&O Insurance in effect as of the date of this Agreement so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of this Agreement, which is set forth in Section 9.18 of the Stratex Disclosure Letter (the “Current Premium”); provided, however, that if the existing D&O Insurance exceeds 200%, expires, is terminated or cancelled during such six-year period, the Surviving Corporation shall obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium (such 200% amount, the “Maximum Annual Premium”). In lieu of purchasing D&O Insurance pursuant to the immediately preceding sentence, Stratex may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing D&O Insurance maintained by Stratex; provided, that the amount paid by Stratex shall not exceed two (2) times the Maximum Annual Premium. Stratex shall cooperate with Harris in good faith to explore the possibility of satisfying the obligations of Newco under this Section 9.18(c) by purchasing a “tail” period policy satisfying the requirements of this Section 9.18(c). If such “tail” prepaid policy has been obtained by Stratex prior to the Closing, the Surviving Corporation shall, and Newco shall cause the Surviving Corporation to, maintain such policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder, and all other obligations under this Section 9.18(c) shall terminate.
          (d) If Newco or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Newco shall assume all of the obligations set forth in this Section 9.18.
          (e) The obligations under this Section 9.18 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such affected D&O Indemnified Party. Each of the D&O Indemnified Parties are intended to be third party beneficiaries of this Section 9.18, with full rights of enforcement as if a party thereto. The rights of the D&O Indemnified Parties under this Section 9.18 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Newco or any of its Subsidiaries, or applicable Law (whether at law or in equity).
     9.19. Takeover Statute. If any Takeover Statute is or may become applicable to the shares of Stratex Common Stock, the Contribution Transaction, the Merger or the other Transactions, Stratex and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on shares of Stratex Common Stock, the Contribution Transaction, the Merger or the other Transactions.
ARTICLE X
Conditions
     10.1. Conditions to Harris’ and Stratex’s Obligations to Effect the Transactions. The obligations of Harris and Stratex to effect the Contribution Transactions and the Merger, respectively, are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
          (a) Stockholder Approval. Stratex shall have obtained the Stratex Requisite Vote;
          (b) Listing. The shares of (i) Class A Common Stock to be issued in the Merger, (ii) the shares of Class A Common Stock to be reserved for issuance upon the exercise of the Stratex Options and Stratex Awards and (iii) the shares of Class A Common Stock reserved for issuance upon conversion of the Class B Common Stock, shall have been authorized for listing on NASDAQ, in each case subject to official notice of issuance.
          (c) Required Regulatory Approvals. The waiting period applicable to the consummation of the Contribution Transaction, the Merger and the other Transactions under the HSR Act shall have expired or been terminated, and all other Governmental Authorizations required to be made or obtained by Harris, Stratex or any of their Subsidiaries in connection with the consummation of the Transactions shall have been obtained or made other than those the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to (i) have a material adverse effect on the results of operations, financial condition, cash flows, assets, liabilities or business of Newco and its Subsidiaries, taken as a whole, after the Closing or (ii) result in criminal liability or other material sanctions for any director or officer of Harris, Stratex or Newco (collectively, the “Required Governmental Authorizations”).
          (d) Registration Statement. The Registration shall have become effective under the Securities Act and shall not be the subject of any stop order or any proceeding seeking a stop order.
          (e) No Restraints. No statute, law, ordinance, rule, regulation, judgment, order, writ, injunction, decree or award (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Government Entity is in effect and restrains, enjoins or otherwise prohibits consummation of any of the Transactions (collectively, an “Order”).
          (f) Newco and Merger Sub. Newco and Merger Sub shall have performed in all material respects all of their respective obligations under this Agreement that are required to be performed at or prior to the Closing.
     10.2. Conditions to Harris’ Obligation to Effect the Contribution Transaction. The obligation of Harris to effect the Contribution Transaction is also subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
          (a) Representations and Warranties. (i) Each of the representations and warranties of Stratex set forth in Section 7.1(b), Section 7.1(c), Section 7.1(d)(ii), Section 7.1(k) and Section 7.1(u) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty which is expressly given as of a specified date on or prior to the date of this Agreement need only be true and correct as of such specified date); (ii) each of the other representations and warranties of Stratex set forth in this Agreement shall be true and correct as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty which is expressly given as of a specified date prior to the date of this Agreement need only be true and correct as of such specified date), in each case without giving effect to any “Stratex Material Adverse Effect”, “in all material respects” or any other materiality qualifications or exceptions contained therein, except for any such failures to be so true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratex Material Adverse Effect; and (iii) Harris shall have received a certificate signed on behalf of Stratex by the Chief Executive Officer or Chief Financial Officer of Stratex as to the matters set forth in clauses (i) and (ii) of this Section 10.2(a).
          (b) Performance of Obligations by Stratex. Stratex shall have performed in all material respects all obligations under this Agreement that are required to be performed by it at or prior to the Closing, and Harris shall have received a certificate signed on behalf of Stratex by the Chief Executive Officer of Chief Financial Officer of Stratex to such effect.
          (c) Ancillary Agreements. Newco shall have executed and delivered a counterpart of each Ancillary Agreement.
          (d) Tax Opinion. Harris shall have received the opinion of Sullivan & Cromwell LLP, counsel to Harris, dated the Closing Date, to the effect that the contribution of the Contributed Assets by Harris to Newco in exchange for the Newco Contribution Shares pursuant to the Contribution Transaction and the exchange of shares of Stratex Common Stock for Class A Common Stock pursuant to the Merger, taken together, will be treated for federal income tax purposes as a transaction described in Section 351 of the Code. In rendering such opinion, counsel to Harris shall be entitled to rely upon customary assumptions and representations provided by Newco, Harris and Stratex and others that counsel to Harris reasonably deemed relevant.
          (e) Stratex Required Third Party Consents. All of the consents, approvals, authorizations, licenses and waivers from non-Government Entities set forth on Schedule P (collectively, the “Stratex Required Third Party Consents”) shall have been obtained without the payment or provision of any material consideration by Stratex and/or its Subsidiaries and Stratex shall have provided reasonable evidence of such receipt of the Stratex Required Third Party Consent.
          (f) No Stratex Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, discovery or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Stratex Material Adverse Effect.
          (g) The Merger. All of the conditions to Stratex’s obligations to consummate the Merger (other than Section 10.3(g)) shall have been satisfied or waived in writing by Stratex.
     10.3. Conditions to Stratex’s Obligation to Effect the Merger. The obligation of Stratex to effect the Merger is also subject to the satisfaction or waiver by Stratex at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. (i) Each of the representations and warranties of Harris set forth in the last sentence of Section 7.2(b), Section 7.2(c), Section 7.2(d)(ii) and Section 7.2(t) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty which is expressly given as of a specified date on or prior to the date of this Agreement need only be true and correct as of such specified date); (ii) each of the other representations and warranties of Harris set forth in this Agreement shall be true and correct as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty which is expressly given as of a specified date prior to the date of this Agreement need only be true and correct as of such specified date), in each case without giving effect to any “Harris Material Adverse Effect”, “in all material respects” or any other materiality qualifications or exceptions contained therein, except for any such failures to be so true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Harris Material Adverse Effect; and (iii) Stratex shall have received a certificate signed on behalf of Harris by the Chief Executive Officer or Chief Financial Officer of Harris as to the matters set forth in clauses (i) and (ii) of this Section 10.3(a).
          (b) Performance of Obligations by Harris. Harris shall have performed in all material respects all obligations under this Agreement required to be performed by it at or prior to the Closing, and Stratex shall have received a certificate signed on behalf of Harris by the Chief Executive Officer or Chief Financial Officer of Harris to such effect.
          (c) Ancillary Agreements. Each of Newco and Harris shall have executed and delivered a counterpart of each Ancillary Agreement.
          (d) Tax Opinion. Stratex shall have received the opinion of Bingham McCutchen LLP, counsel to Stratex, dated the Closing Date, to the effect that the merger will, for federal income tax purposes, constitute a reorganization within the meaning of Section 368(a) of the Code, and that each of Newco and Stratex will constitute a party to a reorganization within the meaning of            Section 368 (b) of the Code. In rendering such opinion, counsel to Stratex shall be entitled to rely upon customary assumptions and representations provided by Newco, Harris and Stratex and others that counsel to Stratex reasonably deemed relevant.
          (e) Harris Required Third Party Consents. All of the consents, approvals, authorizations, licenses and waivers from non-Government Entities set forth on Schedule Q (collectively, the “Harris Required Third Party Consents”) shall have been obtained without the payment or provision of any material consideration by Harris and/or its Subsidiaries.
          (f) No Harris Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, discovery or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Harris Material Adverse Effect.
          (g) The Contribution Transaction. All of the conditions to Harris’ obligations to consummate the Contribution Transaction (other than Section 10.2(g)) shall have been satisfied or waived in writing by Harris.

ARTICLE XI
Termination
     11.1. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after obtaining the Stratex Requisite Vote,
          (a) by mutual written consent of Harris and Stratex;
          (b) by either Harris or Stratex: if (i) the Contribution Transaction and the Merger shall not have been consummated by March 31, 2007 (the “Termination Date”), (ii) the vote on the adoption of this Agreement by the stockholders of Stratex shall have been completed at the Stratex Stockholders Meeting (after any postponement or adjournment thereof) and the Stratex Requisite Vote shall not have been obtained, (iii) any Order permanently enjoining, restraining or otherwise prohibiting the Contribution Transaction or the Merger exists and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the event which gave rise to the termination right under this Section 11.1(b);
          (c) by Harris, if (i) the Stratex Board shall have made, or agreed to make, a Change In Recommendation or failed to reconfirm its recommendation of this Agreement within five (5) Business Days after a written request by Harris to do so, (ii) there has been a breach of any representation, warranty, covenant or agreement made by Stratex in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would cause the condition in Section 10.2(a) or 10.2(b), as the case may be, not to be satisfied (assuming, except for cure purposes, any such subsequent date was the Closing Date) and such breach or failure to be true or correct is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Harris to Stratex, (iii) a vote on the adoption of this Agreement by the stockholders of Stratex shall not have been taken and completed by February 28, 2007 or (iv) Stratex shall have materially breached any of its obligations under Section 9.1 or Section 9.2; provided, however, that notwithstanding the foregoing Harris may not terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(c) after the Stratex Requisite Vote has been obtained;
          (d) by Stratex, if there has been a breach of any representation, warranty, covenant or agreement made by Harris in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would cause the conditions in Section 10.3(a) or Section 10.3(b), as the case may be, not to be satisfied (assuming, except for cure purposes, any such subsequent date was the Closing Date) and such breach or failure to be true and correct is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Stratex to Harris; or

          (e) by Stratex, at any time prior to the time the Stratex Requisite Vote has been obtained, in order for Stratex to enter into a definitive agreement with respect to a Superior Proposal if (i) Stratex has not materially breached any of the terms of this Agreement, (ii) the Stratex Board has authorized Stratex to enter into a definitive agreement for such Superior Proposal, (iii) Stratex has complied with Section 9.1 and (iv) prior to the termination of this Agreement pursuant to this Section 11.1(e), Stratex shall have irrevocably paid to Harris the Termination Fee payable pursuant to Section 11.2(d) by wire transfer of immediately available funds.
     11.2. Effect of Termination and Abandonment.
          (a) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this ARTICLE XI, this Agreement (other than as set forth in Section 13.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement prior to such termination.
          (b) In the event that at any time after the date of this Agreement and prior to its termination a bona fide Acquisition Proposal (assuming, for this purpose only, that all references to “15%” in the definition of such term were changed to “a majority” (a “Covered Proposal”)) shall have been made to Stratex or any of its Subsidiaries or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal with respect to Stratex or any of its Subsidiaries and thereafter this Agreement is terminated by either Harris or Stratex pursuant to Section 11.1(b) (unless (i) any of the conditions set forth in Section 10.1(e) or Section 10.3 (other than Section 10.3(g)) shall not have been satisfied (or, in the case of any such condition to be satisfied at the Closing, capable of such satisfaction) at the time of such termination, or (ii) the only condition to Harris’ obligation to effect the Contribution Transaction which is not satisfied at the time of such termination (other than, in the case of any such conditions to be satisfied at the Closing, those that are capable of such satisfaction) is Section 10.2(f) and the events, conditions or circumstances which caused such condition not to be satisfied were not, directly or indirectly, within the control of Stratex or any of its Subsidiaries) or Section 11.1(b) or by Harris pursuant to Section 11.1(c) or Section 11.1(c), then (A) Stratex shall promptly, but in no event later than two days after being notified of such by Harris, reimburse Harris for all of the documented out-of-pocket expenses incurred by Harris in connection with this Agreement and the Transactions up to a maximum amount of $2 million by wire transfer of immediately available funds and (B) if Stratex (I) consummates any Covered Proposal with any Person within the twelve-month period immediately following the date on which this Agreement has been so terminated (the “Tail Period”) or (II) enters into a definitive agreement for any Covered Proposal with any Person during the Tail Period and (x) consummates any Covered Proposal with such Person within the twelve-month period immediately following the end of the Tail Period or (y) consummates any Covered Proposal with any other Person within the fifteen-month period immediately following the end of the Tail Period, then in each such case Stratex shall pay to Harris on or prior to such consummation of such Covered Proposal by wire transfer of immediately available funds a termination fee equal to $14.5 million (the “Termination Fee”) minus the aggregate amount of expenses previously reimbursed pursuant to clause (A) of this Section 11.2(b).
          (c) In the event that this Agreement is terminated by Harris pursuant to Section 11.1(c) or Section 11.1(c), then Stratex shall promptly, but in no event later than two days after the date of such termination, pay to Harris the Termination Fee by wire transfer of immediately available funds.
          (d) In the event that Stratex terminates this Agreement pursuant to Section 11.1(e), Stratex shall pay to Harris the Termination Fee by wire transfer of immediately available funds immediately prior to, and as a condition of, such termination.
          (e) Stratex acknowledges that the agreements contained in Section 11.2(b), Section 11.2(c) and Section 11.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Harris would not enter into this Agreement; accordingly, if Stratex fails to promptly pay any amounts due pursuant to Section 11.2(b), Section 11.2(c) or Section 11.2(d), and, in order to obtain such payment, Harris commences a suit that results in a judgment against Stratex for such amounts, Stratex shall pay to Harris its costs and expenses (including attorneys’ fees) in connection with such suit and any amounts payable by Stratex pursuant to this Section 11.2 which are not paid when due shall bear interest from the due date to the payment date at a rate per annum equal to 2% above the prime rate of Citibank, N.A. in effect on the date such amounts were due.
ARTICLE XII
Survival and Indemnification
     12.1. No Survival of Representations and Warranties. The representations and warranties of Harris and Stratex contained in this Agreement or any certificate delivered in accordance with the terms of this Agreement shall not survive the Closing.
     12.2. Indemnification by Newco. From and after the Closing Date, Newco shall indemnify and defend and hold Harris and its Subsidiaries, directors, officers, partners, employees, representatives and agents (collectively with Harris, the “Harris Indemnified Persons”) harmless from and against any and all Losses incurred by any Harris Indemnified Person (whether or not involving a third-party claim) arising out of or relating to (a) any breach by Newco or any of its Subsidiaries of any covenants of Newco contained in this Agreement to be performed by Newco or any of its Subsidiaries following the Closing (it being agreed that any action or inaction approved by the Board of Directors of Newco shall not be subject to indemnity under this Section 12.2 if a majority of the directors of Newco at the time of such action or inaction were Class B Directors (as such term is defined in the Investor Agreement), (b) any Assumed Liability, (c) any Liability arising out of or relating to the operation of the businesses or Properties or Liabilities of (i) Stratex prior to the Closing or (ii) Newco and/or any of its Subsidiaries on or after the Closing.

     12.3. Indemnification by Harris. From and after the Closing Date, Harris shall indemnify and defend and hold Newco and its Subsidiaries, directors, officers, partners, employees, representatives and agents (collectively with Newco, the “Newco Indemnified Persons”) harmless from and against any and all Losses incurred by any Newco Indemnified Person (whether or not involving a third-party claim) arising out of or relating to (a) any breach by Harris or any of its Subsidiaries of any covenants of Harris contained in this Agreement to be performed by Harris or any of its Subsidiaries following the Closing or (b) any Excluded Asset or Excluded Liability.
     12.4. Third Party Claims. If any claim or action by a third party is made in writing against a Harris Indemnified Person or a Newco Indemnified Person (each, an “Indemnified Party”) for which indemnification is provided under this Agreement and such Indemnified Party intends to seek such indemnity, then such Indemnified Party shall promptly notify the party from whom indemnification may be sought hereunder (the “Indemnifying Party”) in writing of such claim or action; provided, however, that any failure by such Indemnified Party to such give such notice promptly will not relieve the Indemnifying Party of any of its indemnification obligation hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. In case any such action shall be brought against any Indemnified Party, the Indemnifying Party shall be entitled to participate therein or, at its election, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party under this ARTICLE XII for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation) unless the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to Indemnifying Party; provided, however, that notwithstanding the foregoing the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate set of counsel at any time for all Indemnified Parties, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party. No indemnification shall be available in respect of any settlement of any action or claim effected by an Indemnified Party without the prior written consent of the Indemnifying Party.

     12.5. Tax and Insurance Adjustments. Any and all Losses for which indemnification is provided hereunder shall be (a) increased to take into account any net Taxes actually payable by the applicable Indemnified Parties attributable to the receipt of such payment (grossed up for such increase) and (b) reduced to take into account any net tax benefit actually realized by the applicable Indemnified Party as a result of incurring such Losses or any insurance proceeds actually recovered in respect of such Losses (net of any cost of recovery or increased premiums resulting therefrom) and each party agrees to use commercially reasonable efforts to recover all available insurance proceeds.
ARTICLE XIII
Miscellaneous and General
     13.1. Survival. (a) This ARTICLE XIII, the agreements of Stratex, Harris and Newco, as applicable, contained in Section 3.1(b) (Excluded Assets), Section 3.7 (Nonassignability of Assets), Section 6.2 (Exchange of Certificates), Section 6.3 (Dissenters’ Rights), Section 6.4 (Treatment of Stratex Stock Plans), Section 9.5 (Tax Matters), Section 9.9 (Insurance Proceeds), Section 9.15 (Further Assurances), Section 9.17 (Expenses), Section 9.18 (Indemnification; Directors’ and Officers’ Insurance) and ARTICLE XII (Survival and Indemnification) shall survive the consummation of the Contribution Transaction, the Merger and the other Transactions and all representations and warranties and other covenants and agreements in this Agreement shall not survive the consummation of the Contribution Transaction, the Merger. Harris agrees that a majority of the Class A Directors (as defined in the Investor Agreement) shall have the sole and exclusive right to exercise and enforce any rights under this Agreement which Newco or any of its Subsidiaries are entitled to enforce against Harris after Closing.
          (b) This ARTICLE XIII, the agreements of Stratex and Harris contained in Section 9.17 (Expenses), Section 11.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement, and all other representations, warranties, covenants and agreements in this Agreement shall not survive the termination of this Agreement.
     13.2. Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented, and any provision hereof waived, only in a writing signed by the parties hereto.
     13.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Contribution Transaction or the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
     13.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     13.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

     13.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
fax: (212) 558-3588
Attention: Duncan C. McCurrach

if to Stratex:

Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: Juan Otero
fax: (408) 944-1770

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303
fax: (650) 849-4800
Attention: Bart Deamer
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.
     13.7. Entire Agreement. This Agreement (including any Exhibits and Schedules hereto), the Stratex Disclosure Letter, the Harris Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
     13.8. No Third Party Beneficiaries. Except as provided in Section 9.18 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.
     13.9. Obligations of Harris and of Stratex. Whenever this Agreement requires a Subsidiary of Harris to take any action, such requirement shall be deemed to include an undertaking on the part of Harris to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Stratex to take any action, such requirement shall be deemed to include an undertaking on the part of Stratex to cause such Subsidiary to take such action. Whenever this Agreement requires Newco to take any action prior to the Effective Time, unless otherwise specified in this Agreement, such requirement shall be deemed to include an undertaking on the part of Harris and Stratex to take the necessary actions to cause Newco to take such action.
     13.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     13.11. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          (c) Each of Stratex and Harris has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the Person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Stratex Material Adverse Effect,” “Harris Material Adverse Effect” or other similar terms in this Agreement.
     13.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HARRIS CORPORATION
By /s/ Howard L. Lance
Name:	Howard L. Lance
Title:	Chairman, President & Chief Executive Officer

STRATEX NETWORKS, INC.
By /s/ Charles D. Kissner
Name:	Charles D. Kissner
Title:	Chairman

[Signature Page to the Formation, Contribution and Merger Agreement]

EXHIBIT 1
FORM OF VOTING AGREEMENT
September 5, 2006
[Name]
[Address]
Dear Mr. •:
     This letter is to confirm our agreement regarding all of the shares of common stock, par value $0.01 per share (“Common Stock”), of STRATEX NETWORKS, INC., a Delaware corporation (“Stratex”), beneficially owned (as defined below) by you and your Affiliates as of the date of this letter agreement (the “Current Shares”) and all other shares of Common Stock as to which you or your Affiliates may hereafter acquire beneficial ownership after the date of this letter agreement (“New Shares” and, collectively with the Current Shares, the “Subject Shares”), which agreement was required to induce HARRIS CORPORATION, a Delaware corporation (“Harris”), to enter into the Formation, Contribution and Merger Agreement, dated the date hereof (the “Formation Agreement”), among Stratex and Harris. As used in this letter agreement, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act; provided, however, that notwithstanding the foregoing no shares of Common Stock issuable upon exercise of outstanding options issued by Stratex shall be deemed to be beneficially owned for any purpose of this letter agreement unless, until and only to the extent that such shares are acquired upon any such exercise and nothing in this letter agreement shall be deemed to require any such exercise. Capitalized terms used but not defined herein which are defined in the Formation Agreement shall have the meanings ascribed to them in the Formation Agreement; provided, however, that notwithstanding the foregoing neither Stratex nor any of its other officers, directors or Subsidiaries shall be deemed to be your Affiliate.
     Subject to the terms and conditions hereof, you hereby agree (i) to vote or cause to be voted all of the Subject Shares in favor of the adoption of the Formation Agreement and approval of the Merger at the Stratex Stockholder Meeting (including any adjournment or postponement thereof), (ii) to vote or cause to be voted all of Subject Shares against any Acquisition Proposal other than the Merger, or any other matters which could reasonably be expected to impede, interfere with, delay or adversely affect the consummation of the Merger or the other transactions contemplated by the Formation Agreement, (iii) to comply with all restrictions and obligations imposed on Stratex’s Representatives by Section 9.1 of the Formation Agreement and (iv) not to sell, transfer, assign, pledge, encumber or dispose of, or grant a proxy or enter into a voting agreement or trust or similar arrangement with respect to, any of the Subject Shares (other than pursuant to this letter agreement or to Harris or any of its Subsidiaries). In furtherance of your voting agreement in clauses (i) and (ii) of the preceding sentence, you hereby revoke any and all previous proxies with respect to any of the Subject Shares and grant to Harris and such individuals or corporations as Harris may designate an irrevocable proxy to vote all of the Subject Shares beneficially owned by you or any of your Affiliates in accordance with such clause. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Harris may reasonably request to effectuate its proxy and voting rights under this paragraph. You hereby agree to notify Stratex’s transfer agent for the Common Stock of the limitations on transfer imposed by this letter agreement.
     You hereby represent and warrant that (i) you and/or your Affiliates are the sole record and beneficial owner of the Current Shares and will be the sole and record beneficial owner of all New Shares from and after the date you and/or your Affiliates acquire beneficial ownership thereof (with respect to each New Share, its “Acquisition Date”) , (ii) you and your Affiliates have the sole and full right, power and authority to vote all of the Current Shares and will have the sole and full right, power and authority to vote all of the New Shares from and after their respective Acquisition Dates, (iii) you have full power and authority to, and will, cause each of your Affiliates who beneficially owns any Subject Shares to comply with this letter agreement, (iv) you have full power and authority to execute, deliver and perform your obligations under this letter agreement and to consummate the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by you and constitutes a valid and legally binding obligation of you, enforceable against you in accordance with its terms subject only to the Bankruptcy and Equity Exception, and (v) neither the execution, delivery or performance by you of this letter agreement nor the consummation by you or your Affiliates of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any applicable Law or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you or any of your Affiliates are a party or by which you or any such Affiliate or the Subject Shares are bound.
     We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of Stratex. Nothing contained in this letter agreement shall restrict you from taking any actions as an officer or director of Stratex if the failure to take such action would result in a breach of your fiduciary duties to the stockholders of Stratex.
     This letter agreement will terminate, and all rights and obligations of the parties hereunder shall terminate, concurrently with consummation of the Merger or the termination of the Formation Agreement in accordance with its terms. No such termination shall relieve any party from liability for any willful breach of this letter agreement.
     Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party’s obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof. No party shall be required to pay or reimburse any expenses incurred by any other party in connection with the execution, delivery or performance of this letter agreement.
     This letter agreement (i) is not intended to, and does not, confer upon any person or entity other than the parties who are signatories hereto any rights or remedies hereunder, (ii) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (iii) may be executed in any number of counterparts, each of which shall be deemed to be an original. No provision of this letter agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto or, in the case of a waiver, by the waiving party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in notice provisions of this letter agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH AND THE IMMEDIATELY PRECEDING PARAGRAPH.
     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
fax: (212) 558-3588
Attention: Duncan C. McCurrach

if to Stratex:

Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: General Counsel
fax: (408) 944-1770

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303
fax: (650) 849-4800
Attention: Bart Deamer
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
     Each party hereby acknowledges and agrees that because the obligations undertaken by them hereunder are unique and the breach of any such obligations would cause irreparable harm and significant injury that would be difficult to ascertain and would not be adequately compensable by damages alone, each party will have the right to enforce such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the enforcing party may have.
     No party may assign this letter agreement or any rights, benefits, obligations or remedies hereunder without the prior written consent of the other party hereto.

     This letter agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Time shall be of the essence of this letter agreement.
     If the foregoing correctly sets forth our agreement, please sign both copies of this letter agreement in the space provided below and return one copy to us, whereupon this letter agreement will constitute a binding agreement among us.
Sincerely,

HARRIS CORPORATION
By:	/s/
Name:
Title:

Acknowledged and agreed as of the date first written above:

By:	/s/
Name:

EXHIBIT 2
CERTIFICATE OF INCORPORATION
OF
HARRIS STRATEX NETWORKS, INC.
Article I
Name
     The name of the Corporation is Harris Stratex Networks, Inc. (the “Corporation”).
Article II
Registered Agent
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Corporation.
Article III
Purpose
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
Article IV
Capitalization
     The total number of shares of all classes that this Corporation is authorized to issue is [650,000,000] shares, of which (i) [50,000,000] shares shall be designated as preferred stock, par value $0.01 per share (the “Preferred Stock”), (ii) [400,000,000] shares shall be designated as Class A common stock, par value $0.01 per share (“Class A Common Stock”), and (iii) [200,000,000] shares shall be designated as Class B common stock, par value $0.01 per share (“Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”).
     Except for issuances expressly provided for in this Certificate of Incorporation, the Corporation shall not issue any shares of Class B Common Stock or any securities or other rights convertible into, or exercisable or exchangeable for, Class B Common Stock without the prior approval of the holders of a majority of the shares of Class B Common Stock outstanding prior to such issuance (each such issuance requiring such prior approval is hereinafter referred to as an “Additional Class B Issuance”).
     Except as otherwise provided in this Certificate of Incorporation, the Class A Common Stock and Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

     (a) Voting. Except as otherwise provided in this Certificate of Incorporation or required by law, the Common Stock shall vote together as a single class on all matters presented to the stockholders, with each holder of Common Stock being entitled to one vote for each share of Common Stock held of record by such holder on such matters; provided, however, that notwithstanding the foregoing as long as any shares of Class B Common Stock are outstanding (i) the holders of the Class B Common Stock shall have the sole and exclusive right to elect or remove the Class B Directors (as defined below) and no holder of any other class of capital stock of the Corporation shall have any voting rights with respect to such matters and (ii) the Corporation shall not, without the prior approval of the holders of a majority of the outstanding Class B Common Stock voting separately as a class: (A) amend, alter or repeal (including by merger or otherwise) any provision of this Certificate of Incorporation so as to adversely affect the rights, preferences, privileges or protections of the Class B Common Stock, (B) effect or agree to effect any Additional Class B Issuance or (C) take any other action upon which a separate class vote of the Class B Common Stock shall be required by law.
     (b) Dividends. Subject to the rights of the holders of any series of Preferred Stock, holders of the Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Common Stock by the board of directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that the Board shall declare no dividend or distribution, and no dividend or distribution shall be paid, with respect to any outstanding share of Class A Common Stock or Class B Common Stock, whether in cash or otherwise (including any dividend in shares of Class A Common Stock on or with respect to shares of Class A Common Stock or any dividend in shares of Class B Common Stock on or with respect to shares of Class B Common Stock (collectively, “Stock Dividends”)), unless the same dividend or distribution is simultaneously declared or paid, as applicable, with respect to each outstanding share of Class A Common Stock and Class B Common Stock. If a Stock Dividend is declared or paid with respect to one class of Common Stock, then a Stock Dividend shall likewise be declared or paid with respect to the other class of Common Stock and shall consist of the number of shares of such other class which bears the same relationship to the total number of shares of such other class outstanding immediately prior to the payment of such Stock Dividends as the number of shares to be issued in the Stock Dividend with respect to the first referenced class of Common Stock bears to the total number of shares of such first referenced class outstanding immediately prior to the payment of such Stock Dividends. Stock Dividends with respect to Class A Common Stock may be paid only with shares of Class A Common Stock. Stock Dividends with respect to Class B Common Stock may be paid only with shares of Class B Common Stock.
     (c) Subdivisions, Combinations and Mergers. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of either class of Common Stock, the outstanding shares of the other class of Common Stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share. In the event of any merger, statutory share exchange, consolidation or similar form of corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same per share consideration, if any.
     (d) Rights on Liquidation. Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Class A Common Stock and the holders of Class B Common Stock, as if such classes constituted a single class. For purposes of this paragraph, a merger, statutory share exchange, consolidation or similar corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), or the sale, transfer or lease by the Corporation of all or substantially all its assets, shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation.
     (e) Exchange. At any time or from time to time, any holder of Class B Common Stock may exchange (i) any outstanding shares of Class A Common Stock held by such holder for an equal number of shares of Class B Common Stock or (ii) any outstanding shares of Class B Common Stock for an equal number of shares of Class A Common Stock, in each case by surrendering the certificates, if any, for such shares together with written notice duly signed by such holder requesting such exchange and accompanied by all payments required for documentary, stamp or similar issue or transfer taxes payable in connection with such exchange or evidence reasonably satisfactory to the Corporation that all such taxes have been paid. To the extent permitted by law, such exchange shall be deemed to have been effected at the close of business on the date of such surrender.
     (f) Automatic Conversion. Each outstanding share of Class B Common Stock shall convert into one outstanding share of Class A Common Stock automatically and without any further action by the Corporation or any other Person: (i) at the first time the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast less than 10% of the Total Voting Power (as defined below) and (ii) if such Class B Common Stock is transferred by a holder to any Person who is not an Affiliate of such holder or a Nominee (as defined below) of such holder or one of its Affiliates; provided, however, that notwithstanding the foregoing no such conversion shall occur pursuant to this clause (ii) if such transfer is part of a transfer by such holder and its Affiliates of all of the shares of Class B Common Stock then owned by them (either directly or through a Nominee) to any other Person or to any other Person and its Affiliates. From and after any such conversion, each certificate, if any, formerly representing shares of Class B Common Stock shall represent the same number of shares of Class A Common Stock and upon surrender of such certificate to the Corporation the holder of such certificate shall be entitled to receive a new certificate or book-entry interest representing such number of shares of Class A Common Stock. Immediately upon any such conversion of any shares of Class B Common Stock into shares of Class A Common Stock, the rights of the holders of such shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock into which such shares of Class B Common Stock were converted; provided, however, that notwithstanding the foregoing such holders shall be entitled to receive when paid any dividends or other distributions declared on such shares of Class B Common Stock with a record date preceding the time of such conversion and which have not yet been paid as of the time of such conversion subject to the following sentence. Upon any such conversion of any shares of Class B Common Stock into shares of Class A Common Stock, any dividend or other distribution declared on such shares of Class B Common Stock with a record date or payment date after the time of such conversion shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into which such shares of Class B Common Stock shall have been so converted and any such dividend payable in shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.
     (g) Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, such number of shares of Class A Common Stock as would become issuable upon conversion of all shares of Class B Common Stock then outstanding.
     (h) Certain Definitions. In this Certificate of Incorporation, any reference herein to any law, rule or regulation shall be deemed to be a reference to any successor or replacement law, rule or regulation and the following terms shall have the meanings assigned to them below:
     (i) “Affiliate” shall have the meaning assigned to such term by Rule 405 under the Securities Act of 1933, as amended.
     (ii) “Director” means any member of the Board.
     (iii) “Class A Director” means any Director other than a Class B Director.
     (iv) “Class B Director” means any Director who is elected by a separate class vote of the Class B Common Stock or who was appointed to fill a vacancy in respect of any Director so elected.
     (v) “Nominee” means, with respect to any Person, any nominee, custodian or other Person who holds shares of Common Stock for such Person without investment discretion.
     (vi) “Person” means any individual, corporation (including not- for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Government Entity or other entity of any kind or nature.

     (vii) “Subsidiary” means, with respect to any Person, (A) any corporation of which such Person, any of its Subsidiaries or any combination of the foregoing own, directly or indirectly, outstanding capital stock or other securities of such corporation which are collectively entitled to cast a majority of all the votes entitled to be cast by all the holders of all classes of capital stock or other securities of such corporation which are entitled to vote generally in the election of directors of such corporation or (B) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither the Corporation nor any of its Subsidiaries shall be deemed to be a Subsidiary of any holder of Class B Common Stock or any other Subsidiary of such holder.
     (viii) “Total Voting Power” means, at any time, the total number of votes then entitled to be cast generally in the election of the Class A Directors by all the holders of Voting Securities.
     (ix) “Voting Securities” means, at any time, all classes of capital stock or other securities of the Corporation then outstanding and entitled to vote generally in the election of the Class A Directors (which includes the Class B Common Stock).
     (i) Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:
     (i) the distinctive serial designation of such series which shall distinguish it from other series;
     (ii) the number of shares included in such series;
     (iii) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
     (iv) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
     (v) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

     (vi) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
     (vii) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchases, in whole or in part, pursuant to such obligation;
     (viii) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon happening of a specified event or events, into shares of any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and
     (ix) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.
Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of the Section 242(b)(2) of the General Corporation Law of Delaware (the “DGCL”).
Article V
Section 203 of the DGCL
     The Corporation hereby elects not to be governed by Section 203 of the DGCL until the first time (the “Section 203 Time”) on which the holders of all the outstanding shares of Class B Common Stock (assuming that all of the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock are so exchanged) are collectively entitled to cast less than 15% of the Total Voting Power. At the Section 203 Time, Section 203 of the DGCL shall begin to apply prospectively to the Corporation, but no Person shall be deemed to be an “interested stockholder” (as such term is defined in Section 203 of the DGCL) solely because such Person became an interested stockholder prior to the Section 203 Time.
Article VI
Class B Directors
     The number of Directors of the Corporation shall be fixed from time to time pursuant to the bylaws of the Corporation (the “Bylaws”); provided, however, that notwithstanding the foregoing or anything in the Bylaws to the contrary:

     (a) At all times when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power: (i) the Board shall be comprised of nine Directors, (ii) the Class B Common Stock shall be entitled, voting separately as a class, to elect five of such Directors to serve as Class B Directors, (iii) the quorum for action by the Board shall be a majority of the Board, which majority shall include at least four Class B Directors, and (iv) the remaining four Directors will be Class A Directors nominated by a nominating committee consisting solely of the Class A Directors then in office (the “Nominating Committee”) and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when Rule 4350(d)(2)(A) of the NASDAQ Rules applies to the Corporation a sufficient number of the Class A Directors must satisfy the requirements of that Rule with respect to the Corporation so that, together with any Class B Directors which may also satisfy such requirements with respect to the Corporation, there are enough Directors to constitute an audit committee of the Board which complies with the requirements of Rule 4350(d) of the NASDAQ Rules. As used herein, “NASDAQ Rules” means the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market.
     (b) At all times when the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a percentage of the Total Voting Power (the “Voting Percentage”) which is less than a majority but equal to or greater than 10% of the Total Voting Power: (i) the Class B Common Stock shall be entitled, voting separately as a class, to elect a number of Class B Directors which represents the Voting Percentage of the total number of Directors then comprising the entire Board (rounded down to the next whole number of Directors), and (ii) the remaining Directors will be Class A Directors nominated by the Nominating Committee (the composition of which shall comply with the requirements of Rule 4350(c)(4) of the NASDAQ Rules) and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when such rules apply to the Corporation a sufficient number of the Class A Directors must (A) qualify as an Independent Director with respect to the Corporation as such term is defined in Rule 4200(15) of the NASDAQ Rules so that Board complies with Rule 4350(c)(1) of the NASD Rules and (B) satisfy the requirements of Rule 4350(d)(2)(A) of the NASDAQ Rules with respect to the Corporation so that, together with any Class B Directors which may also satisfy such requirements with respect to the Corporation, there are enough Directors to constitute an audit committee which complies with the requirements of Rule 4350(d) of the NASDAQ Rules.
     (c) The holders of the Class B Common Stock, voting separately as a class, shall have the sole right to remove the Class B Directors with or without cause at any time and for any reason and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. The holders of the Class A Common Stock, voting separately as a class, shall have the sole right to remove the Class

A Directors without cause and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. The holders of the Common Stock, voting together as a single class, shall have the sole right to remove the Class A Directors for cause and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. Any vacancy created by any resignation, death or incapacity of any Class B Director shall be filled by the remaining Class B Directors then in office or, if there are none, by the holders of the Class B Common Stock, voting separately as a class. Any vacancy created by the resignation, death or incapacity of any Class A Director shall be filled by the remaining Class A Directors then in office or, if there are none, by the holders of the Class A Common Stock, voting separately as a class.
     Notwithstanding anything to the contrary contained in this Certificate of Incorporation, if any transaction or transactions occur which entitle the holders of Class B Common Stock to preemptive rights under Article VIII hereof, then no determination of the percentage of the Total Voting Power collectively entitled to be cast by the holders of all of the outstanding Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) shall be made for any purpose of this Certificate of Incorporation until after the exercise or expiration of all such preemptive rights in respect of all such transactions by such holders.
Article VII
Corporate Opportunities
     Nothing in this Article VII will impair the Corporation’s ability to enter into contractual arrangements with a stockholder of the Corporation which restrict the stockholder from engaging in activities otherwise allowed by this Article and the following provisions shall be subject to the terms of any such contractual arrangements. The provisions of this Article VII shall be effective to the maximum extent permitted by Law and are not intended to be enforceable to any further extent.
     Except as expressly provided in the proviso to the last sentence of this Article VII, each holder of Class B Common Stock shall have the right to, and none of such holders shall have any fiduciary duty or other obligation to the Corporation, any of its Subsidiaries or any stockholder of any of the foregoing not to, take any of the following actions:
     (a) engage in the same or similar activities or lines of business as the Corporation or any Subsidiary or develop or market any products or services that compete, directly or indirectly, with those of the Corporation or any of its Subsidiaries;
     (b) invest or own any interest in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its Subsidiaries;
     (c) do business with any client or customer of the Corporation or any of its Subsidiaries;

     (d) employ or otherwise engage any former officer or employee of the Corporation or any of its Subsidiaries.
     No holder of Class B Common Stock nor any of its Affiliates nor any officer, director, employee or former employee of any such holder or Affiliate that is not currently an employee of the Corporation or any of its Subsidiaries (including any Class B Directors) shall have any obligation, or be liable, to the Corporation, any of its Subsidiaries or any stockholder of any of the foregoing for or arising out of the conduct described in the immediately preceding paragraph or the exercise of any rights under the Formation, Contribution and Merger Agreement, dated as of September 5, 2006, between Harris Corporation and Stratex Networks, Inc. or any other agreement attached thereto as an exhibit or contemplated thereby and none of them shall be deemed to have acted (i) in bad faith, (ii) in a manner inconsistent with the best interests of the Corporation, any of its Subsidiaries or any of their shareholders or (iii) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to the Corporation, any of its Subsidiaries or any of their stockholders by reason of any such conduct or exercise of such rights or any of their participation therein.
     If any holder of Class B Common Stock, any Subsidiary of such holder or any director, officer or employee of such holder or any of such Subsidiaries, including any such individuals who are also directors, officers or employees of the Corporation or any of its Subsidiaries, (collectively, the “Class B Entities”) acquires knowledge of a potential opportunity, transaction or matter which may be a corporate opportunity for both a Class B Entity, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand, (each, a “Corporate Opportunity”), then each Class B Entity shall have the right to, and none of them shall have any fiduciary duty or other obligation not to, pursue such Corporate Opportunity for itself or direct such Corporate Opportunity to any of its Affiliates or any third party and none of the Class B Entities (i) shall have any duty to communicate, offer or present such corporate opportunity to the Corporation, any of its Subsidiaries or any director, officer or employee of any of the foregoing, (ii) shall have any liability to the Corporation, any of its Subsidiaries or any of their stockholders for breach of any fiduciary duty or other duty as a stockholder, director, officer or employee of the Corporation or any of its Subsidiaries or otherwise, (iii) shall be deemed to have acted (x) in bad faith, (y) in a manner inconsistent with the best interests of the Corporation, any of its Subsidiaries or any of their stockholders or (z) in a manner inconsistent with, or opposed to, any fiduciary duty [or other duty] owed by them to the Corporation, any of its Subsidiaries or any of their stockholders, in each case by reason of the fact that any Class B Entity pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to any of its Affiliates or any third party, or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its Subsidiaries, directors, officers or employees; provided, however, that notwithstanding anything in this Article VII to the contrary a Corporate Opportunity offered to an individual who is a director or officer of both the Corporation and the holder of Class B Common Stock shall belong to the Corporation if such Corporate Opportunity is expressly offered to such individual in writing solely in his or her capacity as a director or officer of the Corporation.
     Neither the alteration, amendment or repeal of this Article VII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII nor the conversion or exchange of Class B Common Stock shall eliminate or reduce the effect of this Article VII in respect of any Corporate Opportunity any Class B Entity began pursuing, any matter occurring or any cause of action, suit or claim that, absent this Article VII, would have accrued or arisen prior to such alteration, amendment, repeal, adoption, conversion or exchange.
Article VIII
Preemptive Rights
     If the Corporation proposes to issue (a “Proposed Issuance”) any capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for, such capital stock (collectively, the “Offered Securities”) at any time when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power, the Corporation shall give written notice of the Proposed Issuance to the holders of Class B Common Stock (the “Offer Notice”) at least 30 days prior to such issuance. Such notice shall describe all the material terms and conditions of such Proposed Issuance. Each holder of Class B Common Stock shall have the right to acquire at the same price and on the same terms and conditions, an additional amount of the Offered Securities so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuance; provided, however, that notwithstanding the foregoing (i) such holder may elect to acquire a lesser number of additional Offered Securities as it may determine in its sole discretion and (ii) if the Offered Securities are, or are convertible into or exercisable or exchangeable for, Class A Common Stock, then in lieu thereof such holder shall be entitled to purchase Class B Common Stock or Offered Securities convertible into or exercisable or exchangeable for Class B Common Stock, as applicable. If any holder of Class B Common Stock fails to accept such offer by written notice received by the Corporation within fifteen (15) days following the date on which such holder received the Offer Notice, the Proposed Issuance may be consummated free and clear of the preemptive right granted to the holders of Class B Common Stock under this Article VIII. Notwithstanding the foregoing, if the purchase price for any Proposed Issuance is to be paid in whole or in part other than in cash, then the holders of Class B Common Stock may pay the purchase price in cash in an amount per Offered Security equal to the fair market value of the aggregate non-cash consideration so payable, as reasonably determined in good faith by the Board, divided by the total number of Offered Securities to be issued without giving effect to the preemptive right granted by this Article VIII.
     Notwithstanding the foregoing, the preemptive right granted by this Article VIII shall not apply to any Proposed Issuance pursuant to any stock option, restricted stock or employee benefit plan of the Corporation; provided, however, at the end of each month the Corporation shall give the holders of Class B Common Stock written notice of all such Proposed Issuances during such month (the “Monthly Offer Notice”) and each holder of Class B Common Stock shall have the right, exercisable by delivering written notice to the Corporation (each, a “Monthly Exercise Notice”) within fifteen days after the date on which such holder received the Monthly Offer Notice, to purchase for cash a sufficient number of shares of Class B Common Stock so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuances;

provided, however, that such holder may elect to acquire a lesser number of such shares of Class B Common Stock as it may determine it its sole discretion. The per share purchase price for any purchase of Class B Common Stock pursuant to a Monthly Exercise Notice shall be (i) if the Class A Common Stock is then listed on a national securities exchange or quoted on an automated inter-dealer quotation system, the closing price of the Class A Common Stock on the trading day immediately preceding the date on which the Corporation received the Monthly Exercise Notice or (ii) in all other cases, the fair market value of one share of Class A Common Stock as determined in good faith by the Board.
Article IX
Limitation of Liability
     A Director shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of Directors to the Corporation or its stockholders, then without any further action by any Person such liability shall be so limited or eliminated to the fullest extent permitted by the DGCL as so amended. No adoption, amendment, modification or repeal of this Article IX or any other provision of this Certificate of Incorporation shall adversely affect any right or protection of a Director existing at the time of such adoption, amendment, modification or repeal with respect to acts or omissions occurring prior to such time.
Article X
Bylaws
     In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Corporation.
Article XI
Amendment of Certificate of Incorporation
     This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this ___ day of ___, 2006.

[NAME]

EXHIBIT 3
BYLAWS OF
HARRIS STRATEX NETWORKS, INC.
ARTICLE I
OFFICES
     Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.
     Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
STOCKHOLDERS
     Section 1. All meetings of the stockholders for the election of directors shall be held at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.
     Section 2. Annual meetings of stockholders shall be held on the third Monday in October, if not a legal holiday and, if a legal holiday, then on the next succeeding business day following, at the same hour and place, or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.
     Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.
     Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
     Section 5. Special meetings of stockholders shall be called by the president or secretary at the request in writing of a majority of the Board of Directors or upon written application of one or more stockholders who hold at least twenty percent (20%) of the total voting power of all the capital stock entitled to vote at such meeting. Such request of the Board of Directors or written application of the stockholders shall state the purpose or purposes of the proposed special meeting. The place, date and time of any special meeting shall be determined by the Board of Directors. Such determination shall include the record date for determining the stockholders having the right to notice of and to vote at such meeting.
     Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.
     Section 7. Only such business shall be conducted at a special meeting as shall have been stated in the written notice of the meeting as the purpose or purposes for the meeting.
     Section 8. The holders of capital stock entitled to cast a majority of the voting power of all the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
     Section 9. In all matters other than the election of directors, the affirmative vote by the holders of capital stock entitled to cast a majority of the voting power of all the capital stock present in person or represented by proxy at any meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which, by express provision of any statute or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

     Section 10. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.
     Section 11. Unless otherwise provided in the certificate of incorporation, and subject to the provisions of Article II, Section 12 of these Bylaws, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
     Section 12. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting pursuant to Article II, Section 11 of these Bylaws, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within such ten (10) day period, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of stockholders’ meetings are recorded, to the attention of the secretary of the corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
     Section 13. At any annual meeting of the stockholders, only such business shall be conducted as shall be properly before the meeting. To be properly before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal place of business of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.1 A stockholder’s written notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address as they appear on the corporation’s books of the stockholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by such stockholder, and (d) any material interest of such stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting unless properly brought before such meeting in accordance with the procedures set forth in this Section 13. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 13 and if it shall be so determined, the chairman of the meeting shall so declare this to the meeting and such business not properly brought before the meeting shall not be transacted.
     Section 14. Only persons who are nominated in accordance with the procedures set forth in this Section 14 shall be eligible for election by the stockholders as Class A Directors (as defined in the certificate of incorporation). Nominations of persons for election as Class A Directors may be made at a meeting of stockholders by or at the direction of the Class A Directors (as defined in the certificate of incorporation) or by any stockholder of the corporation (other than a stockholder who holds Class B Common Stock of the corporation) entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 14. Such nominations, other than those made by or at the direction of the Class A Directors, shall be made pursuant to timely notice in writing to the secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal place of business of the corporation not less than sixty (60) nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the

[1]	It shall be necessary for the corporation to determine the date of each annual meeting at least 70 days in advance thereof and make a public disclosure of such date and of the provisions of Article II, Section 13 of these Bylaws.

stockholder to be timely must be so received not less than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the corporation’s books of such stockholder, (ii) the class and number of shares of the corporation which are beneficially owned by such stockholder, and (iii) any material relationship of the stockholder to the person the stockholder proposes to nominate. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a Class A Director unless nominated in accordance with the procedures set forth in this Section 14. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions of this Section 14 and if it shall be so determined, the chairman shall so declare this to the meeting and the defective nomination shall be disregarded.
ARTICLE III
DIRECTORS
     Section 1. Subject to any requirements in the certificate of incorporation, the number of directors that shall constitute the whole Board of Directors shall be fixed by resolution of the Board of Directors but in no event shall be less than six (6). The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders, but shall not be older than 75 years of age on the date of their election or appointment to be eligible to serve as a director unless otherwise specifically approved by resolution passed by the directors then in office or by the sole remaining director.
     Section 2. Except as otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having a right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner removed. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board of Directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total voting power of all the outstanding capital stock entitled to vote generally in the election of such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
     Section 3. The business of the corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.
     Section 4. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.
     Section 5. The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.
     Section 6. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
     Section 7. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the president, any vice-president, the secretary or any two (2) directors on four (4) days’ notice to each director by mail or two (2) days’ notice to each director either personally or by telephone or electronic communication (e.g., electronic mail or similar means of communication).
     Section 8. Subject to any requirements in the certificate of incorporation, at all meetings of the Board of Directors, one-third (1/3) of the authorized number of directors, or two (2), whichever is greater, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the certificate of incorporation or by Article III, Section 9 of these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be present.
     Section 9. Unless otherwise restricted by the certificate of incorporation or these Bylaws, any action required or permitted to be taken (i) at any meeting of the Board of Directors or of any committee thereof or (ii) by the Class B Directors (as defined in the certificate of incorporation) may be taken without a meeting if all members of the Board of Directors or committee thereof or all Class B Directors, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee thereof.
     Section 10. Unless otherwise restricted by the certificate of incorporation or these Bylaws, members of the Board of Directors or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee thereof, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     Section 11. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee.
     In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
     Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation, and, unless the resolution or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.
     Section 12. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

     Section 13. Unless otherwise restricted by the certificate of incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
     Section 14. Unless otherwise provided in the certificate of incorporation or these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.
     Section 15. The Board of Directors shall appoint two (2) observers of the Board of Directors, each of whom shall be an officer or employee of the corporation. Such observers shall have the right to (i) receive notice of all meetings of the Board of Directors (other than any meeting or portion thereof where employees of the corporation are intentionally excluded), (ii) attend (in the same manner as the members of the Board of Directors whether in person or otherwise) all meetings of the Board of Directors (other than any meeting or portion thereof where employees of the corporation are intentionally excluded) as an observer with no right to vote on any matter at such meeting and (iii) receive copies of all materials provided by the corporation at, or in anticipation of, a meeting of the Board of Directors (but only to the extent such observer is permitted to attend such meeting, or portion of such meeting, under this Section 15) at the same time and in the same manner that the members of the Board of Directors receive such items. The Board of Directors may remove any such observer, with or without cause at any time, and, following such removal, may appoint (but in no case is required to so appoint), subject to this Section 15, another individual to replace such observer.
ARTICLE IV
NOTICES
     Section 1. Whenever, under the provisions of statutes or of the certificate of incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telephone or electronic communication (e.g., electronic mail or similar means of communication).
     Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V
OFFICERS
     Section 1. The officers of the corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board, a president, one or more vice-presidents, a secretary and a chief financial officer. The Board of Directors may elect from among its members a Vice Chairman of the Board and may also choose one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these Bylaws otherwise provide.
     Section 2. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose the officers of the corporation.
     Section 3. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
     Section 4. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.
     Section 5. The officers of the corporation shall hold office until their successors are duly elected and qualified. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.
     Section 6. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present and shall have and may exercise such powers as are, from time to time, assigned by the Board of Directors and as may be provided by law.
     Section 7. In the absence of the Chairman of the Board, the Vice Chairman, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. The Vice Chairman shall have and may exercise such powers as are, from time to time, assigned by the Board of Directors and as may be provided by law.
     Section 8. The president shall be the general manager and chief executive officer of the corporation, and in the absence of the Chairman of the Board and Vice Chairman, shall preside at all meetings of the stockholders and the Board of Directors. The president shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

     Section 9. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.
     Section 10. In the absence of the president or in the event of his inability or refusal to act, the vice president, if any, (or in the event there be more than one vice president, the vice presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
     Section 11. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The secretary shall give or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he shall be. The secretary shall have custody of the corporate seal of the corporation, and the secretary or an assistant secretary shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.
     Section 12. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
     Section 13. The chief financial officer may also be designated by the alternate title of “treasurer.” The chief financial officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.
     Section 14. The chief financial officer shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.

     Section 15. If required by the Board of Directors, the chief financial officer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.
     Section 16. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the chief financial officer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
ARTICLE VI
STOCK
     Section 1. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the president or a vice president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by the stockholder in the corporation.
     Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.
     If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
     Section 2. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
     Section 3. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
     Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.
     Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting: provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VII
GENERAL PROVISIONS
     Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.
     Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
     Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
     Section 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
     Section 5. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
     Section 6. Each person who was or is made a party to or witness or other participant in or is threatened to be made a party to or witness or other participant in or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or other (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (hereinafter a “designee”), whether the basis of the proceeding is alleged action in an official capacity as a director, officer or designee or in any other capacity while serving as a director, officer or designee, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, against all expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement, liability and loss (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing) (hereinafter collectively “expenses”, which expenses shall also include without limitation any expenses of establishing a right to indemnification or advancement under this Section 6 or Article VII, Section 7 or 8) reasonably incurred or suffered by such director, officer or designee in connection therewith; provided, however, that, except as provided in Article VII, Section 8, the corporation shall indemnify any such director, officer or designee seeking indemnification in connection with a proceeding (or part thereof) initiated by such director, officer or designee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors, officers and designees.
     Section 7. Expenses incurred by or on behalf of any person in defending any proceeding by reason of the fact that such person is or was a director, officer or designee of the corporation shall be advanced by the corporation prior to the final disposition of such proceeding; provided, however, that if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director, officer or designee in his or her capacity as a director, officer or designee (and not in any other capacity in which service was or is rendered by such person while a director, officer or designee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director, officer or designee to repay all amounts so advanced if it shall ultimately be determined that such director, officer or designee is not entitled to be indemnified under Article VII, Section 6 or this Section 7 or otherwise.
     Section 8. If a claim under either Article VII, Section 6 or 7 is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     Section 9. Article VII, Sections 6 and 7 shall be deemed to be a contract between the corporation and each director who serves in such capacity at any time while this Bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.
     Section 10. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the certificate of incorporation. Persons seeking indemnification or advancement may seek either or both at his or her discretion and the pursuit of one shall neither be deemed a waiver of such person’s rights to pursue the other, nor shall it have any effect on the outcome of such person’s pursuit of the other. Nothing contained in Article VII, Section 6, 7, 8 or 9 or this Section 10 shall affect any right to indemnification to which persons other than directors, officers or designees may be entitled by contract or otherwise. Nothing in this section shall restrict the power of the corporation to indemnify its directors, officers, designees, employees or agents under any provision of the General Corporation Law of Delaware, as amended from time to time, or under any other provision of law from time to time applicable to the corporation, nor shall anything in Article VII, Section 6, 7, 8 or 9 or this Section 10 authorize the corporation to indemnify its directors, officers, designees, employees or agents in situations prohibited by the General Corporation Law of Delaware or other applicable law.
ARTICLE VIII
AMENDMENTS
     Section 1. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the certificate of incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.
     Section 2. Notwithstanding any other provision in these Bylaws, Sections 5, 12, 13, and 14 of Article II of these Bylaws and this Section 2 shall not be amended, modified or repealed, directly or indirectly except by (i) the affirmative vote of two-thirds (2/3) or more of the Continuing Directors (as defined below) and the approval of the stockholders otherwise required by applicable law or these Bylaws for such amendment; or (ii) the affirmative vote of the holders of capital stock entitled to cast a majority of all the votes entitled to be cast by the holders of all the capital stock entitled to vote generally in the election of Class A Directors. “Continuing Director” shall mean any person then serving as a director of this corporation (i) who was a member of the Board of Directors of this corporation on ___, 2006, or (ii) who becomes a director after ___, 2006 and whose election, or nomination for election by this corporation’s stockholders, was approved by a majority of the directors (or, in the case of a Class B Director, the Class B Directors) who at that time are Continuing Directors, either by a specific vote or by approval of the proxy statement issued by this corporation on behalf of the Board of Directors in which such person is named as nominee for director.

EXHIBIT 4
CERTIFICATE OF INCORPORATION
OF
STRATEX ACQUISITION CORPORATION
     FIRST. The name of the corporation is STRATEX ACQUISITION CORPORATION.
     SECOND. The address of the corporation’s registered office in the State of Delaware is [          ] in the City of Wilmington, County of New Castle. The name of its registered agent at such address is [                    ].
     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is 100, all of which shall be designated shares of common stock, par value $0.01 per share (the “Common Stock”), of the corporation.
     FIFTH. The name and mailing address of the incorporator is [          ], c/o Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.
     SIXTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.
     SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.
     EIGHTH. Any action required or permitted to be taken by the holders of Common Stock of the corporation, including but not limited to the election of the directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.
     NINTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

     IN WITNESS WHEREOF, I have signed this certificate of incorporation this ___ day of ___, 200_.

[ ]
Sole Incorporator

BYLAWS
OF
STRATEX ACQUISITION CORPORATION
ARTICLE I
Stockholders
     Section 1.1. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the board of directors (the “Board of Directors”) of the corporation (the “Corporation”) from time to time. Any other proper business may be transacted at the annual meeting.
     Section 1.2. Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting. A special meeting of stockholders shall be called by the Secretary upon the written request, stating the purpose of the meeting, of stockholders who together own of record a majority of the outstanding shares of each class of stock entitled to vote at such meeting.
     Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.
     Section 1.4. Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
     Section 1.5. Quorum. At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation of the Corporation or these Bylaws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 1.4 of these Bylaws until a quorum of such class shall be so present or represented. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
     Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by the President, or in the absence of the President by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 1.7. Voting; Proxies. Unless otherwise provided in the certificate of incorporation of the Corporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the

Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise provided by law or by the certificate of incorporation of the Corporation or these Bylaws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by law or by the certificate of incorporation of the Corporation or these Bylaws.
     Section 1.8. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
     Section 1.9. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.
     Section 1.10. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the certificate of incorporation of the Corporation or by law, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this by-law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 1.10.
ARTICLE II
Board of Directors
     Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the certificate of incorporation of the Corporation. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by the Board. Directors need not be stockholders.
     Section 2.2. Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Unless otherwise provided in the certificate of incorporation of the Corporation or these Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.
     Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notice thereof need not be given.

     Section 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the Vice Chairman of the Board, if any, by the President or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.
     Section 2.5. Participation in Meetings by Conference Telephone Permitted. Unless otherwise restricted by the certificate of incorporation of the Corporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.
     Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors one-third of the entire Board of Directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the certificate of incorporation of the Corporation or these Bylaws shall require a vote of a greater number. In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.
     Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by the President, or in their absence by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 2.8. Action by Directors Without a Meeting. Unless otherwise restricted by the certificate of incorporation Corporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
     Section 2.9. Compensation of Directors. Unless otherwise restricted by the certificate of incorporation of the Corporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE III
Committees
     Section 3.1. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval or (ii) adopting, amending or repealing these Bylaws.
     Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.
ARTICLE IV
Officers
     Section 4.1. Officers; Election. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board of Directors may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more

Assistant Treasurers and such other officers as the Board of Directors may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person unless the certificate of incorporation of the Corporation or these Bylaws otherwise provide.
     Section 4.2. Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board of Directors may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors at any regular or special meeting.
     Section 4.3. Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.
ARTICLE V
Stock
     Section 5.1. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock in the Corporation owned by such holder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
     Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
ARTICLE VI
Miscellaneous
     Section 6.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.
     Section 6.2. Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
     Section 6.3. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the certificate of incorporation of the Corporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation of the Corporation or these Bylaws.
     Section 6.4. Indemnification of Directors, Officers and Employees. The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.
     Section 6.5. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
     Section 6.6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.
     Section 6.7. Amendment of Bylaws. These Bylaws may be amended or repealed, and new bylaws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any by-law whether or not adopted by them.

EXHIBIT 5

INVESTOR AGREEMENT
Between
HARRIS CORPORATION
and
HARRIS STRATEX NETWORKS, INC.
Dated: [Closing Date]

	ARTICLE I

	Definitions and Construction

1.1.	Certain Definitions	1
1.2.	Additional Definitions	4
1.3.	Terms Generally	4

	ARTICLE II

	Scope of Agreement

2.1.	Scope of Agreement	5
2.2.	Governing Instruments and Class B Common Stock	5

	ARTICLE III

	Boards of Directors

3.1.	Role and Composition of the Board	6
3.2.	Removal and Vacancies	7
3.3.	Committees	7
3.4.	Voting Requirements	7
3.5.	Determination of Total Voting Power	7

	ARTICLE IV

	Covenants

4.1.	Standstill Provisions	8
4.2.	Access to Information, Audit and Inspection	8
4.3.	Related Party Transactions	9
4.4.	Freedom of Action	10
4.5.	Preemptive Right	11
4.6.	Covenants Relating to Financial, Accounting and Disclosure Matters	12
4.7.	Option Exercise	17

	ARTICLE V

	Miscellaneous

5.1.	Termination	17
5.2.	Governing Law and Venue; Waiver Of Jury Trial	17
5.3.	Severability	18
   -i-

5.4.	Amendment; Waiver	18
5.5.	Assignment	19
5.6.	No Third-Party Beneficiaries	19
5.7.	Notices	19
5.8.	Entire Agreement	20
5.9.	No Challenges; Specific Performance	20
5.10.	Headings	20
5.11.	Counterparts	21
5.12.	Relationship of Parties	21
5.13.	Construction	21
5.14.	Effectiveness	21
5.15.	Enforcement by the Company	21

Exhibit A —	Certificate of Incorporation	A-1
Exhibit B —	Bylaws	B-1
   -ii-

INVESTOR AGREEMENT
     INVESTOR AGREEMENT (the “Agreement”), dated as of [Closing Date], between HARRIS CORPORATION, a Delaware corporation (“Harris”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
     WHEREAS, Harris and STRATEX NETWORKS, INC., a Delaware corporation (“Stratex”), have entered into a Formation, Contribution and Merger Agreement, dated as of September 5, 2006 (the “Formation Agreement”), pursuant to which the Company was formed to acquire Stratex pursuant to the Merger and to receive the Contributed Assets from Harris in the Contribution Transaction, in each case on the terms and subject to the conditions set forth in the Formation Agreement; and
     WHEREAS, Harris and Stratex would not have entered into the Formation Agreement without the undertakings contained in this Agreement and the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements the parties agree as follows:
ARTICLE I
Definitions and Construction
     1.1. Certain Definitions. All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement. In addition, the following terms shall have the meanings specified below:
     “Affiliate” shall have the meaning assigned to such term by Rule 405 under the Securities Act; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Harris or any of its other Subsidiaries.
     “Agreements” means, collectively, the Formation Agreement, the Ancillary Agreements attached thereto as exhibits and any other agreements provided or contemplated by any of the foregoing.
     “Arm’s Length Terms” means, with respect to any transaction, terms and conditions for such transaction that are no less favorable in any material respect to the Company and its Subsidiaries, taken as a whole, than those which could have been obtained in an arm’s length negotiation between informed and willing unrelated parties under no compulsion to act taking into account all the facts and circumstances then prevailing; provided, however, that notwithstanding the foregoing any terms and conditions of a transaction approved by a majority of the Class A Directors shall be deemed to be Arm’s Length Terms.
     “Audit Independent Director” means any Director who satisfies the requirements of Rule 4350(d)(2)(A) of the NASDAQ Rules with respect to the Company.

     A Person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own”, any securities which such Person or any of its Affiliates would be deemed to “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act if the references to “within 60 days” in Rule 13d-3(d)(1)(i) were omitted.
     “Board” means the board of directors of the Company.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are authorized or obligated by Law or executive order to close.
     “Class A Common Stock” means the Class A Common Stock, par value $0.01, of the Company.
     “Class A Director” means any Director other than a Class B Director.
     “Class B Common Stock” means the Class B Common Stock, par value $0.01, of the Company.
     “Class B Director” means any of the Initial Harris Directors, any Director elected by a separate class vote of the holders of the Class B Common Stock and any Director appointed to replace or fill any vacancy created by the removal, resignation, death or incapacity of any Class B Director.
     “Closing Date” means the date on which the Closing occurred under the Formation Agreement.
     “Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
     “Director” means any director who is a member of the Board.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means, with respect to any transaction, the fair market value of the total consideration paid or payable for goods or services pursuant to such transaction.
     “Governing Instruments” means, collectively, the Certificate of Incorporation and By-Laws of the Company attached hereto as Exhibit A and Exhibit B, respectively, as they may be amended from time to time.
     “Government Entity” means any domestic or foreign governmental, regulatory or administrative authority, agency, instrumentality, commission, body, court or other entity, whether legislative, executive, judicial or otherwise, and any arbitration panel, arbitrator or other entity with authority to resolve any dispute.
     “Initial Directors” means, collectively, the Initial Harris Directors and Initial Stratex Directors.

     “Initial Harris Directors” means ____________, ____________, ____________, ____________, and ____________.
     “Initial Stratex Directors” means ____________, ____________, ____________ and ____________.
     “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Government Entity.
     “Litigation” means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Government Entity.
     “NASDAQ Rules” means the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market
     “Nominee” means, with respect to any Person, any nominee, custodian or other Person who holds shares of Common Stock for such Person without investment discretion.
     “Person” means any individual, corporation (including not- for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Government Entity or other entity of any kind or nature.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Power of which is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary of Harris or any of its other Subsidiaries for purposes of this Agreement.
     “Transfer” means to sell, transfer or assign.
     “Total Voting Power” means, at any time, the total number of votes then entitled to be cast generally in the election of Class A Directors by all holders of Voting Securities (including the holders of Class B Common Stock).
     “Voting Securities” means, at any time, all classes of capital stock or other securities of the Company then outstanding and entitled to vote generally in the election of the Class A Directors.

     1.2. Additional Definitions. The following terms are defined in the Sections indicated:

Defined Term:	Section:
“Additional Voting Rights”	2.2
“Affiliate Transaction”	4.3
“Agreement”	Introductory Paragraph
“Annual Financial Statements”	4.6(j)
“Company”	Introductory Paragraph
“Company Auditors”	4.6(j)
“Corporate Opportunity”	4.4(c)
“Delaware Courts”	5.2
“Filing Party”	4.6(e)
“Formation Agreement”	Recitals
“GAAP”	4.6
“Harris”	Introductory Paragraph
“Harris Annual Statements”	4.6(j)
“Harris Auditors”	4.6(j)
“Harris Entities”	4.4(c)
“Harris Public Filings”	4.6(g)
“Monthly Exercise Notice”	4.5(b)
“Monthly Offer Notice”	4.5(b)
“Nominating Committee”	3.1(b)
“Non-Competition Agreement”	4.4(b)
“Offered Securities”	4.5
“Offer Notice”	4.5
“Proposed Issuance”	4.5
“Stratex”	Recitals
“Tax Return”	4.2(b)
“Voting Percentage”	3.1(c)
     1.3. Terms Generally. The definitions set forth or referred to above shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.

ARTICLE II
Scope of Agreement
     2.1. Scope of Agreement. Harris and the Company desire to set forth in this Agreement certain terms and conditions upon which Harris will hold its equity interests in the Company, including but not limited its rights as a holder of Class B Common Stock. Solely with respect to Harris’ rights as a holder of Class B Common Stock, if there is any inconsistency between the terms of this Agreement and the Governing Instruments as a result of any amendment of this Agreement or otherwise, the parties agree to take promptly all necessary action to amend the Governing Instruments to eliminate such inconsistency to the fullest extent permitted by Law.
     2.2. Governing Instruments and Class B Common Stock. On or prior to the execution and delivery of this Agreement, Harris and Stratex have caused the Company to be incorporated under the laws of the State of Delaware with Governing Instruments in the form attached hereto as Exhibit A and Exhibit B. As of the date of this Agreement, Harris owns, directly or indirectly through its Affiliates, all the outstanding Class B Common Stock and the shareholders of Stratex immediately prior to the Effective Time own all the outstanding Class A Common Stock. Pursuant to the Governing Instruments, the rights and privileges of the Class A Common Stock and the Class B Common Stock are identical in all respects except that the holders of the Class B Common Stock have the additional right to vote separately as a class to elect, remove and replace the Class B Directors (the “Additional Voting Rights”), the right to receive Class B Common Stock instead of Class A Common Stock in certain circumstances, the absence of certain duties and obligations with respect to Corporate Opportunities (as defined in the Governing Instruments) and preemptive rights consistent with those granted in Section 4.5 hereof. The holders of Class B Common Stock also have the right at any time to exchange (a) any outstanding shares of Class A Common Stock held by such holder for an equal number of shares of Class B Common Stock or (b) any outstanding shares of Class B Common Stock for an equal number of shares of Class A Common Stock, in each case as provided in the Governing Instruments. Each outstanding share of Class B Common Stock shall convert into one outstanding share of Class A Common Stock automatically and without any further action by the Company or any other Person if: (i) the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast less than 10% of the Total Voting Power or (ii) such Class B Common Stock is transferred by a holder to any Person who is not an Affiliate of such holder or a Nominee of such holder or one of its Affiliates; provided, however, that notwithstanding the foregoing no such conversion shall occur if such transfer is part of a transfer by such holder and its Affiliates of all of the shares of Class B Common Stock then owned by them (either directly or through a Nominee (as defined below)) to any other Person or to any other Person and its Affiliates. As of the date of this Agreement, the Class B Common Stock represents 56 % of the outstanding Common Stock determined on a fully diluted basis using the treasury stock method assuming a market price per share of Class A Common Stock equal to $20.80.

ARTICLE III
Boards of Directors
     3.1. Role and Composition of the Board. (a) As of the date of this Agreement, the Board is comprised of nine directors of which the Initial Harris Directors are the five Class B Directors and the Initial Stratex Directors are the four Class A Directors. Of the Initial Harris Directors, ____________ is an Audit Independent Director, ____________ is not an employee of Harris or any of its Subsidiaries and ____________ is the chief executive officer of the Company, in each case as of the date of this Agreement. Of the Initial Stratex Directors, ____________ and ____________ are Audit Independent Directors and ____________ is the Chairman of the Board, in each case as of the date of this Agreement. All Directors shall be elected at each annual meeting of the Company’s shareholders and the Initial Directors shall serve until their successors are elected at the first such annual meeting. Until the second anniversary of the date of this Agreement, one of the Class B Directors must be an Audit Independent Director and one of the other Class B Directors must not be an employee of Harris or any of its Subsidiaries.
          (b) At all times when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power, (i) the Company will rely on the Controlled Company exemption contained in Rule 4350(c)(5) of the NASDAQ Rules, (ii) the Board will be comprised of nine Directors, (iii) the holders of Class B Common Stock shall be entitled to elect five of the Directors pursuant to the Additional Voting Rights and the quorum for action by the Board shall be a majority of the Board, which majority shall include at least four Class B Directors and (iv) the remaining four Directors will be Class A Directors nominated by a nominating committee consisting solely of the Class A Directors then in office (the “Nominating Committee”), and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when Rule 4350(d)(2)(A) of the NASDAQ Rules applies to the Company a sufficient number of the Class A Directors must satisfy the requirements of that Rule with respect to the Company so that, together with any Class B Directors which are required or otherwise satisfy such requirements with respect to the Company, there are enough Directors to constitute an audit committee of the Board which complies with the requirements of Rule 4350(d) of the NASDAQ Rules. Harris agrees to vote, or caused to be voted, all Voting Securities owned by it, its Affiliates and their respective Nominees in favor of the election of the Class A Directors nominated by the Nominating Committee pursuant to this Section 3.1(b).
          (c) At all times when the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a percentage of the Total Voting Power (the “Voting Percentage”) which is less than a majority but equal to or greater than 10% of the Total Voting Power (i) the Class B Common Stock shall be entitled to elect pursuant to the Additional Voting Rights a number of Class B Directors which represents the Voting Percentage of the total number of Directors then comprising the entire Board (rounded down to the next whole number of Directors), and (ii) the remaining Directors will be Class A Directors nominated by the Nominating Committee (the composition of which shall comply with the requirements of Rule 4350(c)(4) of the NASDAQ

Rules) and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when such rules apply to the Company a sufficient number of the Class A Directors must (A) qualify as an Independent Director with respect to the Company as such term is defined in Rule 4200(15) of the NASDAQ Rules so that Board complies with Rule 4350(c)(1) of the NASD Rules and (B) satisfy the requirements of Rule 4350(d)(2)(A) of the NASDAQ Rules with respect to the Company so that, together with any Class B Directors which are required to or otherwise satisfy such requirements with respect to the Company, there are enough Directors to constitute an audit committee which complies with the requirements of Rule 4350(d) of the NASDAQ Rules. The Nominating Committee will nominate individuals for election as Class A Directors who comply with the foregoing requirements and Harris agrees to vote, or cause to be voted, all Voting Securities owned by it, its Affiliates and their respective Nominees in favor of the election of such nominees.
     3.2. Removal and Vacancies. (a) Without limiting Harris’ obligations under Section 3.1(a), the holders of the Class B Common Stock, voting separately as a class, shall have the sole right to remove the Class B Directors with or without cause at any time and for any reason and the sole right to elect successor Directors to fill any vacancies on the Board caused by any such removals. Any vacancy created by any resignation, death or incapacity of any Class B Director shall be filled by the remaining Class B Directors then in office or, if there are none, by the holders of the Class B Common Stock, voting separately as a class.
          (b) The holders of the Class A Common Stock, voting separately as a class, shall have the sole right to remove the Class A Directors without cause and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. Any vacancy created by the resignation, death or incapacity of any Class A Director shall be filled by the remaining Class A Directors then in office or, if there are none, by the holders of the Class A Common Stock, voting separately as a class. Harris agrees that none of the shares of Class A Common Stock owned by it, any of its Affiliates or any of their respective Nominees will be voted for the removal of any Class A Director without cause and all such shares will be voted for the election of the individual nominated by the Nominating Committee to replace any Class A Director who has been removed with or without cause.
          (c) The holders of the Common Stock, voting together as a single class, shall have the sole right to remove the Class A Directors for cause and the sole right to elect successor Directors to fill any vacancies on the Board caused by any such removals.
     3.3. Committees. At all times, the audit, nominating and compensation committees of the Board shall comply with the applicable requirements of Rule 4350 of the NASDAQ Rules (after taking advantage of all available exemptions for Controlled Companies under such Rules).
     3.4. Voting Requirements. All actions of the Board must be approved by a majority of a quorum.
     3.5. Determination of Total Voting Power. Notwithstanding anything in this Agreement to the contrary, if any transaction or transactions occur which entitle the holders of Class B Common Stock to preemptive rights under Section 4.5, then no determination of the percentage of the Total Voting Power collectively entitled to be cast by the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) shall be made for any purpose under this Agreement until after the exercise or expiration of all such preemptive rights in respect of all such transactions by such holders.
ARTICLE IV
Covenants
     4.1. Standstill Provisions. For a period of two years from the Closing Date, Harris may not acquire or dispose of beneficial ownership of any Voting Securities of the Company through open-market transactions, third party purchases, business combinations or otherwise except (i) pursuant to Section 4.5, (ii) as a result of any actions taken by the Company that do not increase or decrease the percentage of Voting Power which Harris and its Affiliates are entitled to cast in respect of all Voting Securities beneficially owned by Harris or (iii) with the prior approval of a majority of the Class A Directors. From the second to the fourth anniversary of the Closing Date, Harris may not beneficially own Voting Securities which entitle Harris and its Affiliates to cast more than 80% of the Voting Power without the prior approval of a majority of the Class A Directors. From the second until the fourth anniversary of the Closing Date, Harris may not Transfer Voting Securities entitled to cast a majority of the Voting Power in a single transaction or series of related transactions if a single Person would acquire beneficial ownership of all of such Voting Securities or a portion of such Voting Securities that would entitle such Person to cast a majority of the Total Voting Power unless (i) such Transfer is approved in advance by a majority of the Class A Directors or (ii) such Person offers to acquire all the Voting Securities then owned by each other holder of Voting Securities at the same price and on the same terms and conditions as apply to the Transfer from Harris. Notwithstanding the foregoing, nothing in this Section 4.1 shall prohibit or restrict any pro rata dividend or other pro rata distributions of Voting Securities to Harris’ shareholders or any bona fide sale to the public of Voting Securities pursuant to Rule 144 under the Securities Act or a bona fide registered public offering. For all purposes of this Agreement, Harris shall be deemed to beneficially own all Voting Securities beneficially owned by any of its Affiliates.
     4.2. Access to Information, Audit and Inspection. As long as Harris continues to beneficially own Voting Securities that entitle it to cast at least 20% of the Total Voting Power:
          (a) Harris and its Representatives shall have (and the Company shall cause its Subsidiaries to provide Harris and its Representatives with) full access at reasonable times and during normal business hours to all the books and records of the Company and its Subsidiaries and their respective businesses (including those books and records pertaining to periods prior to the Closing Date), including the right to examine and audit any of such books and records and to make copies and extracts therefrom. Harris shall bear all expenses incurred by it or its Representatives in making any such examination or audit and will reimburse the Company for all reasonable out-of-pocket expenses incurred by it or its Subsidiaries in connection therewith. The Company shall, and shall cause each of its Subsidiaries to, make arrangements for Harris and its Representatives to have prompt access at reasonable times and during normal business hours to its officers, directors and employees to discuss the business and affairs of the Company and its Subsidiaries and the books and records pertaining thereto. The provisions of this Section 4.2(a) shall continue to apply to the Company and its Subsidiaries and be enforceable by Harris after Harris ceases to beneficially own any Voting Securities of the Company or Voting Securities of the Company that entitle it to cast at least 20% of the Voting Power, but only to the extent, in each case, that such books and records and such access to officers, directors and other employees are reasonably requested by Harris in connection with any pending or threatened Litigation, proceeding or investigation involving Harris or any of its Affiliates insofar as such matter relates to the business or affairs of the Company or such Subsidiary (including any matters relating to the business and affairs of any predecessor businesses, including relating to periods prior to the Closing Date).
          (b) The Company shall provide Harris with copies of each completed tax return required to be filed by the Company or any of its Subsidiaries by applicable Law (each, a “Tax Return”) at least 20 Business Days prior to the due date (including any extensions of such due date) of the filing of such Tax Return, and Harris may review such Tax Return prior to its filing with the appropriate Government Entity. The Company shall consult with Harris and negotiate in good faith to resolve any issues arising as a result of the Harris’ review of such Tax Return. Harris, the Company and its Subsidiaries shall use all reasonable good faith efforts to resolve any issue in dispute as promptly as possible, but in any event prior to the due date for the filing of such Tax Return. In the event an issue resulting from the review by Harris of such Tax Return remains in dispute as of the due date for the filing of such Tax Return, the Tax Return shall be filed with the appropriate Government Entity in accordance with the recommendation of the Company’s external tax advisors.
     4.3. Related Party Transactions. Harris will not, and will not permit any of its Affiliates to, directly or indirectly, enter into any transaction or series of related transactions (including any Transfer of any assets or the provision of any goods or services) with the Company or any of its Subsidiaries (each, an “Affiliate Transaction”) unless (i) such Affiliate Transaction is on Arm’s Length Terms and (ii) if the Affiliate Transaction has a Fair Market Value of more than $5 million, such Affiliate Transaction shall have been approved in advance by a majority of the Class A Directors. The foregoing shall not apply to:
          (i) any issuance of securities to, or other payments, awards or grants of in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee benefits, stock options and stock ownership plans approved by the Board,
          (ii) the payment of reasonable and customary fees to Directors who are not employees of the Company or any of its Subsidiaries,
          (iii) indemnification or insurance arrangements covering directors and officers of the Company and its Subsidiaries, and
          (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes.
     4.4. Freedom of Action. (a) Nothing in this Section 4.4 will impair the Company’s ability to enter into contractual arrangements with a shareholder of the Company which restrict the shareholder from engaging in activities otherwise allowed by this Section and the following provisions shall be subject to the terms of any such contractual arrangements.
          (b) Except as expressly provided in the Non-Competition Agreement, dated as of the date hereof, among the Company, Harris and Stratex (the “Non-Competition Agreement”) or the proviso at the end of Section 4.4(c), Harris and its Affiliates shall have the right to, and none of them shall have any fiduciary duty or other obligation to the Company, any of its Subsidiaries or any of their shareholders not to, take any of the following actions:
          (i) engage in the same or similar activities or lines of business as the Company or any Subsidiary or develop or market any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries;
          (ii) invest or own any interest in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Subsidiaries;
          (iii) do business with any client or customer of the Company or any of its Subsidiaries; or
          (iv) employ or otherwise engage any former officer or employee of the Company or any of its Subsidiaries.
          (c) Neither Harris nor any of its Affiliates nor any officer, director, employee or former employee of Harris or any of its Affiliates that is not currently an employee of the Company or any of its Subsidiaries (including any Class B Directors) shall have any obligation, or be liable, to the Company, any of its Subsidiaries or any of their shareholders for or arising out of the conduct described in Section 4.4(b) or the exercise of Harris’ rights under any of the Agreements and none of them shall be deemed to have acted (i) in bad faith, (ii) in a manner inconsistent with the best interests of the Company, any of its Subsidiaries or any of their shareholders or (iii) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to the Company, any of its Subsidiaries or any of their shareholders by reason of any such conduct or exercise of such rights or any of their participation therein. If Harris or any of its Subsidiaries or any of their directors, officers or employees, including any such individuals who are also directors, officers or employees of the Company or any of its Subsidiaries, (collectively, the “Harris Entities”) acquires knowledge of a potential opportunity, transaction or matter which may be a corporate opportunity for both Harris or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, (each, a “Corporate Opportunity”), then each of the Harris Entities shall have the right to, and none of them shall have any fiduciary duty or other obligation not to, pursue such Corporate Opportunity for itself or to direct such Corporate Opportunity to any of its Affiliates or to any third party and none of the Harris Entities

(i) shall have any duty to communicate, offer or present such Corporate Opportunity to the Company or any of its Subsidiaries, directors, officers or employees, (ii) shall have any liability to the Company, any of its Subsidiaries or any of their shareholders for breach of any fiduciary duty or other duty, as a shareholder, director, officer or employee of the Company or any of its Subsidiaries or otherwise, (iii) shall be deemed to have acted (x) in bad faith, (y) in a manner inconsistent with the best interests of the Company, any of its Subsidiaries or any of their shareholders or (z) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to the Company, any of its Subsidiaries or any of their shareholders, in each case by reason of the fact that any Harris Entity pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to any of its Affiliates or any third party, or does not communicate information regarding such Corporate Opportunity to the Company or any of its Subsidiaries, directors, officers or employees; provided, however, that notwithstanding anything in this Section 4.4 to the contrary a Corporate Opportunity offered to a person who is a director or officer of both the Company and Harris shall belong to the Company if such Corporate Opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company.
          (d) The provisions of this Section 4.4 shall be effective to the maximum extent permitted by Law and are not intended to be enforceable to any further extent.
     4.5. Preemptive Right. (a) If the Company proposes to issue (a “Proposed Issuance”) any capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, such capital stock (collectively, the “Offered Securities”) at any time when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power, the Company shall give written notice of the Proposed Issuance to the holders of Class B Common Stock (the “Offer Notice”) at least 30 days prior to such issuance. Such notice shall describe all the material terms and conditions of such Proposed Issuance. Each holder of Class B Common Stock shall have the right to acquire at the same price and on the same terms and conditions, an additional amount of the Offered Securities so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuance; provided, however, that notwithstanding the foregoing (i) such holder may elect to acquire a lesser number of additional Offered Securities as it may determine in its sole discretion and (ii) if the Offered Securities are, or are convertible into or exercisable or exchangeable for, Class A Common Stock, then in lieu thereof such holder shall be entitled to purchase Class B Common Stock or Offered Securities convertible into or exercisable or exchangeable for Class B Common Stock, as applicable. If any holder of Class B Common Stock fails to accept such offer by written notice received by the Company within fifteen (15) days following the date on which such holder received the Offer Notice, the Proposed Issuance may be consummated free and clear of the preemptive right granted to the holders of Class B Common Stock under this Section 4.5. Notwithstanding the foregoing, if the purchase price for any Proposed Issuance is to be paid in whole or in part other than in cash, then the holders of Class B Common Stock may pay the purchase price in cash in an amount per Offered Security equal to the fair market value of the aggregate non-cash consideration so payable, as reasonably determined in good faith by the Board, divided by the total number of Offered Securities to be issued without giving effect to the preemptive right granted by this Section 4.5.
          (b) Notwithstanding the foregoing, the preemptive right granted by this Section 4.5 shall not apply to any Proposed Issuance pursuant to any stock option, restricted stock or employee benefit plan of the Company; provided, however, at the end of each month the Company shall give the holders of Class B Common Stock written notice of all such Proposed Issuances during such month (the “Monthly Offer Notice”) and each holder of Class B Common Stock shall have the right, exercisable by delivering written notice to the Company (each, a “Monthly Exercise Notice”) within fifteen days after the date on which such holder received the Monthly Offer Notice, to purchase for cash a sufficient number of shares of Class B Common Stock so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuances; provided, however, that such holder may elect to acquire a lesser number of such shares of Class B Common Stock as it may determine it its sole discretion. The per share purchase price for any purchase of Class B Common Stock pursuant to a Monthly Exercise Notice shall be (i) if the Class A Common Stock is then listed on a national securities exchange or quoted on an automated inter-dealer quotation system, the closing price of the Class A Common Stock on the trading day immediately preceding the date on which the Company received the Monthly Exercise Notice or (ii) in all other cases, the fair market value of one share of Class A Common Stock as determined in good faith by the Board.
     4.6. Covenants Relating to Financial, Accounting and Disclosure Matters. (a) The Company agrees to comply with the requirements of all of the following paragraphs of this Section 4.6 other than paragraph (m) at all times when Harris is required by U.S. generally accepted accounting principles (“GAAP”) to consolidate the Company or any of its Subsidiaries. The Company agrees to comply with the requirements of paragraphs (d), (e), (f), (j), (m) and (n) of this Section 4.6 at all time when Harris is required by GAAP to account for its investment in the Company or any of its Subsidiaries under the equity method of accounting.
          (b) Disclosure and Internal Controls. The Company will (and will cause each of its Subsidiaries to) maintain effective disclosure controls and procedures and internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act or any similar or successor rule applicable to Harris. The Company shall cause each of its principal executive and principal financial officers to (i) sign and deliver certifications to its periodic reports and shall include the certifications in its periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K or any similar or successor rule applicable to Harris and (ii) sign and deliver to Harris such certification and representation documents, and to participate in discussions of related matters, with respect to Harris’ periodic reports under the Exchange Act as Harris may reasonably request. The Company shall cause its management to evaluate its disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15 or any similar or successor rule applicable to Harris. The Company shall disclose in its periodic reports filed with the SEC information concerning its management’s responsibilities for and evaluation of its disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of its independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules. Without limiting the general application of the foregoing, the Company shall (and shall cause each of its Subsidiaries to) maintain internal systems and procedures which provide reasonable assurance that (i) its financial statements are reliable and timely prepared in accordance with GAAP and applicable Law, (ii) all transactions of the Company and its Subsidiaries are recorded as necessary to permit the preparation of their respective financial statements, (iii) the receipts and expenditures of the Company and its Subsidiaries are authorized at the appropriate internal level, and (iv) unauthorized use or disposition of the assets of any the Company or any of its Subsidiaries that could have material effect on their financial statements is prevented or detected in a timely manner. The Company shall report in reasonable detail to Harris any of the following events or circumstances promptly after any executive officer of the Company or any Director becomes aware of such matter: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect the Company’s or any of its Subsidiaries ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company and its Subsidiaries, (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act, and (iv) any report of a material violation of Law that an attorney representing the Company or any of its Subsidiaries has formally made to any officers or directors of the Company pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).
          (c) Fiscal Year, Fiscal Quarter and Fiscal Monthly Accounting Periods. The Company shall (and shall cause each of its Subsidiaries to) maintain the same fiscal year, fiscal quarter and fiscal monthly accounting periods as Harris as they may change from time to time.
          (d) Quarterly and Annual Information. The Company shall cooperate with Harris and use its commercially reasonable efforts to deliver to Harris consolidated quarterly and annual financial statements of the Company by such dates as Harris shall reasonably determine in order to give Harris reasonable time to review and include such information in its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable. The Company hereby acknowledges that Harris’ internal policies and procedures will impose certain requirements on its divisions and subsidiaries with respect to the type and format of financial information provided to Harris’ management at the end of each fiscal quarter and fiscal year end and that Harris currently requires such information to be so provided no later than the eighth (8th) Business Day following the end of each fiscal quarter and fiscal year end. The Company acknowledges that Harris is a Large Accelerated Filer (as such term is defined in Rule 12b-2 under the Exchange Act) and is required to file its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K with the SEC on an accelerated basis and must make file such reports with the SEC before the Company is currently required to file its Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K or may be required to file such reports in the future. Senior employees of the Company and Harris with responsibility for preparation and review of SEC filings will actively consult with each other regarding the details of the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K to be filed by the Company and in particular review any changes (whether or not substantive) that the Company is considering or plans to make to the most recent draft provided to Harris before such documents are filed with the SEC.

          (e) Other SEC Filings. Each of the Company and each of its Subsidiaries which files any information with the SEC (each, a “Filing Party”) shall promptly deliver to Harris: preliminary and substantially final drafts, as soon as the same are prepared, of (i) all reports, notices and proxy and information statements to be sent or made available by such Filing Party to its security holders, (ii) all regular, periodic and other reports (other than those on Form 10-K or Form 10-Q) to be filed or furnished by such Filing Party under Sections 13, 14 and 15 of the Exchange Act, and (iii) all registration statements and prospectuses to be filed by such Filing Party with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange. Thereafter, senior employees of the Company and Harris with responsibility for preparation and review of SEC filings will actively consult with each other regarding any changes (whether or not substantive) that the Company may consider making to such documents before they are filed with, or furnished to, the SEC.
          (f) Earnings Releases and Financial Guidance. Senior employees from the Company and Harris with responsibility for such matters shall consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and the Company shall give Harris the opportunity to review and comment on the information contained in such releases or guidance. The Company shall make reasonable efforts to issue its respective annual and quarterly earnings releases at approximately the same time on the same date as Harris. No later than eight hours prior to the time and date (or, if the same will be published before noon, no later than 5 p.m. Melbourne, Florida time on the previous Business Day) on which the Company intends to publish its regular annual or quarterly earnings release, any financial guidance for a current or future period or any other matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, the Company shall use commercially reasonable efforts to deliver to Harris copies of substantially final drafts of all press releases and other statements relating thereto which will be made available by the Company or any of its Subsidiaries to employees or public and senior employees with responsibility for such maters shall consult regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the Company shall deliver to Harris copies of final versions of all such press releases and other public statements.
          (g) Harris Public Filings. The Company shall use its commercially reasonable efforts to cooperate and to cause its auditors to cooperate with Harris to the extent reasonably requested by Harris in the preparation of Harris public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Harris with the SEC or any national securities exchange or otherwise made publicly available by or on behalf of Harris (collectively, the “Harris Public Filings”) and Harris shall reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company or any of its Subsidiaries in connection therewith. The Company shall use commercially reasonable efforts to provide to Harris all information Harris reasonably requests in connection with any Harris Public Filings or that, in the reasonable judgment of legal advisors to Harris, is required to be disclosed or incorporated by reference therein under applicable Law. The Company shall provide such information in a timely manner on the dates requested by Harris (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such information available) to enable Harris to prepare, print and release all Harris Public Filings on such dates as Harris shall reasonably determine but in no event later than as required by applicable Law. The Company shall use its commercially reasonable efforts to cause the Company Auditors to consent to any reference to them as experts in any Harris Public Filings if required under applicable Law. If and to the extent requested by Harris, the Company shall diligently and promptly review all drafts of such Harris Public Filings and prepare in a diligent and timely fashion any portion of such Harris Public Filing pertaining to the Company. Prior to any printing or public release of any Harris Public Filing, an appropriate executive officer of the Company shall, if requested by Harris, certify that the information relating to the Company, any of its Subsidiaries or any of their businesses in such Harris Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any of its Subsidiaries or any of their respective businesses that is included in any Harris Public Filing without Harris’ prior written consent. Prior to the release or filing thereof, Harris shall provide the Company with a draft of any portion of a Harris Public Filing containing information relating to the Company, any of its Subsidiaries or any of their businesses and shall give the Company an opportunity to review such information and comment thereon.
          (h) Company Disclosures. Nothing in Section 4.6(d), Section 4.6(e), Section 4.6(f) or Section 4.6(n) shall prevent or otherwise limit the ability of the Company to make any disclosure which the Company reasonably believes is necessary to comply with applicable Law, including any changes to drafts previously furnished to Harris. Nothing in Section 4.6(d), Section 4.6(e), Section 4.6(f) or Section 4.6(n) shall prevent or otherwise limit the ability of Harris to make any disclosure which Harris reasonably believes is necessary to comply with applicable Law, including any changes to drafts previously furnished to the Company.
          (i) Consistency of Accounting Principles, Policies and Practices. All information to be provided to Harris by, or with respect to, the Company or any of its Subsidiaries or controlled Affiliates pursuant to this Agreement shall be consistent in terms of format, detail and otherwise with the accounting principles, policies and practices of Harris, with such changes therein as may be requested by Harris from time to time consistent with changes in such accounting principles, policies and practices. Subject to the foregoing, the Company shall give Harris as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles. Senior employees of Harris and the Company with responsibility for accounting and financial reporting shall consult with each other (and their respective auditors, if requested) with respect to any such proposed determination or change. Unless otherwise required by applicable Law, the Company shall not make any such determination or changes without the prior written consent of Harris if such a determination or change would be sufficiently material to be required to be disclosed in financial statements or other disclosure documents filed by the Company or Harris with the SEC.
          (j) Auditors. Ernst & Young shall initially serve as the independent certified public accountants of the Company and its Subsidiaries (the “Company Auditors”). The Company shall thereafter maintain as the Company Auditors the same firm (and its affiliated firms) as Harris appoints to act as the independent certified public accountants for Harris and its Subsidiaries, unless and until the audit committee of the Company determines in good faith that it is required by Law or that it is in the best interest of the stockholders of the Company to appoint a different independent certified public accountant for the Company than that appointed by Harris for Harris and its Subsidiaries. The Company shall use commercially reasonable efforts to enable the Company Auditors to complete their audit such that they may date their opinion on the audited financial statements of the Company (the “Annual Financial Statements”) on the same date that Harris’ independent certified public accountants (the “Harris Auditors”) date their opinion on the audited annual financial statements of Harris (the “Harris Annual Statements”) and to enable Harris to meet its timetable for the printing, filing and public dissemination of the Harris Annual Statements, all in accordance with this Agreement and as required by applicable Law. The Company shall request that the Company Auditors date their opinion on the Annual Financial Statements on the same date that the Harris Auditors date their opinion on the Harris Annual Statements. The Company shall provide to Harris on a timely basis all information Harris reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the Harris Annual Statements in accordance with this Agreement and as required by applicable Law. Without limiting the generality of the foregoing, the Company shall provide all required financial information with respect to the Company and its Subsidiaries to the Company Auditors in a sufficient and reasonable time and in sufficient detail to permit the Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Harris Auditors with respect to information to be included or contained in the Harris Annual Statements. The Company shall authorize the Company Auditors to make available to the Harris Auditors both the personnel who performed, or are performing, the annual audit of the Company and work papers related to the annual audit of the Company, in all cases within a reasonable time prior to the opinion date for the Company Auditors, so that the Harris Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the report of the Harris Auditors on the Harris financial statements, all within sufficient time to enable Harris to meet its timetable for the printing, filing and public dissemination of the Harris Annual Statements.
          (k) Inaccuracies. If Harris determines in good faith that there may be an inaccuracy in any financial statements of the Company or any of its Subsidiaries or any deficiency in the internal accounting controls or operations of the Company or any of its Subsidiaries that could materially impact Harris’ financial statements, then upon request the Company shall provide to Harris’ internal auditors access to the books and records of Harris and its Subsidiaries so that Harris may conduct reasonable audits relating to the financial statements provided by the Company under this Agreement as well as to the internal accounting controls and operations of the Company or any of its Subsidiaries. Harris shall be responsible for the fees and expense of its internal auditors in connection with such audits but shall not be required to reimburse the Company for any expenses incurred by the Company and its Subsidiaries in connection therewith.
          (l) Information for Equity Accounting Periods. The Company shall provide to Harris on a timely basis all information Harris reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the Harris Annual Statements in accordance with this Agreement and as required by applicable Law, and without limiting the generality of the foregoing, the Company shall provide all required financial information with respect to the Company and its Subsidiaries to the Company Auditors in a sufficient and reasonable time and in sufficient detail to permit the Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Harris Auditors with respect to information to be included or contained in the Harris Annual Statements.
          (m) Certifications. The Company shall provide to Harris certifications from appropriate employees of the Company, at the times and in form and substance reasonably requested by Harris, to provide backup support for any certifications by any officers of Harris which are required to be included as part of, or as an exhibit to, any report filed by Harris under the Exchange Act pursuant to Rule 13a-14 under the Exchange Act, Item 601 of Regulation S-K or any successor or additional rule or regulation; provided, however, that such employees need only provide such certifications to the extent they believe they accurately characterize the matters described therein.
          (n) Nonpublic Information. Each party recognizes that information shared pursuant to this Article IV may constitute material nonpublic inside information, and will use commercially reasonable efforts (i) to treat such material nonpublic information as confidential, (ii) in the case of Stratex only, not to disclose it to any Person who is not an employee or director of such party or any of its Subsidiaries or any of their advisers who need to know such information for purposes of carrying out the provisions of this Section 4.6. and (iii) in the case of Harris only, not to disclose it to any Person who is not an employee or director of such party or any of its Subsidiaries or any of their advisers who need to know such information for purposes of advising Harris with respect to its investment in the Company or carrying out the provisions of this Section 4.6.
     4.7. Option Exercise. If and to the extent the Company shall determine to use the proceeds from the exercise of any options to acquire Common Stock to repurchase shares of Class A Common Stock in the market at the then prevailing market price, at the request of Harris or otherwise, such determination or repurchase shall not be deemed to be an Affiliate Transaction or a breach by Harris or any Class B Director of any duty or obligation they may have to the Company or its stockholders.
ARTICLE V
Miscellaneous
     5.1. Termination. This Agreement shall terminate at the first time at which the Total Voting Power of Voting Securities owned by Harris, its Affiliates and their respective Nominees collectively represent less than 10% of the Total Voting Power.
     5.2. Governing Law and Venue; Waiver Of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (collectively, the “Delaware Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in any Delaware Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in any Delaware Court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any Delaware Court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any Delaware Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.2.
     5.3. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
     5.4. Amendment; Waiver. This Agreement may be amended or any performance, term or condition waived in whole or in part only by a writing signed by persons authorized to so bind each party (in the case of an amendment) or the waiving party (in the case of a waiver). Any such amendment or waiver by the Company shall require the prior approval of a majority of the Class A Directors. No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
     5.5. Assignment. Harris shall be entitled to assign all of its rights and obligations under this Agreement to any Person to whom it transfers all of the ownership interests in the Company then owned by Harris and its Affiliates if such Person delivers a written undertaking to the Company in which such Person expressly assumes all of Harris’ obligations under this Agreement, and from and after such a transfer all references herein to Harris shall be deemed to be references to such Person. Except as provided in the immediately preceding sentence, no party may assign this Agreement or any rights, benefits, obligations or remedies hereunder without the prior written consent of the other party hereto, except that no such consent shall be required for a transfer by operation of Law in connection with a merger or consolidation of such party. Any attempt so to assign or to delegate any of the foregoing without such consent shall be void and of no effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns. All certificates representing shares subject to the terms and conditions of this Agreement shall bear an appropriate legend with respect thereto.
     5.6. No Third-Party Beneficiaries. This Agreement is intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provision herein contained.
     5.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
fax: (212) 558-3588
Attention: Duncan C. McCurrach

if to the Company: Harris Stratex Networks, Inc. 120 Rose Orchard Way San Jose, CA 95134 Attn: General Counsel fax: (408) 944-1770 with a copy to (which shall not constitute notice): [To be provided.]
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.
     5.8. Entire Agreement. This Agreement, the Non-Competition Agreement, the Registration Rights Agreement, dated as of the date hereof, between Harris and the Company and, solely with respect to the defined terms therein which are incorporated by reference herein, the Formation Agreement between Harris and Stratex constitute the entire and only agreements between the parties relating to the subject matter hereof and thereof and any and all prior arrangements, representations, promises, understandings and conditions in connection with said matters and any representations, promises or conditions not expressly incorporated herein or therein or expressly made a part hereof or thereof shall not be binding upon any party.
     5.9. No Challenges; Specific Performance. Each of Harris and the Company hereby acknowledges and agrees that (a) it will not challenge the validity of any provision of Articles III or IV hereof in any Litigation or any other proceeding and (b) because any breach of the provisions of Articles III or IV would cause irreparable harm and significant injury that would be difficult to ascertain and would not be adequately compensable by damages alone, each party will have the right to enforce such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the enforcing party may have. The reference to specific Articles in this Section is not a waiver of any party’s rights to seek equitable relief for breaches of other Articles or Sections.
     5.10. Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of this Agreement.

     5.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
     5.12. Relationship of Parties. Nothing herein contained shall constitute the parties hereto members of any partnership, joint venture, association, syndicate, or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of another party, except as otherwise expressly provided in any Agreement.
     5.13. Construction. This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Time shall be of the essence of this Agreement.
     5.14. Effectiveness. This Agreement shall become effective only when one or more counterparts shall have been signed by each party and delivered to each other party
     5.15. Enforcement by the Company. Harris agrees that a majority of the Class A Directors shall have the sole and exclusive right to direct the exercise and enforcement of all rights of the Company hereunder.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

HARRIS CORPORATION
By /s/
Name:
Title:

HARRIS STRATEX NETWORKS, INC.
By /s/
Name:
Title:

EXHIBIT 6

NON-COMPETITION AGREEMENT
Among
HARRIS CORPORATION,
STRATEX NETWORKS, INC.
and
HARRIS STRATEX NETWORKS, INC.
Dated: [Closing Date]

NON-COMPETITION AGREEMENT
          NON-COMPETITION AGREEMENT, dated as of [Closing Date] (this “Agreement”), among HARRIS CORPORATION, a Delaware corporation (“Harris”), STRATEX NETWORKS, INC., a Delaware corporation (“Stratex”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
          WHEREAS, Harris and Stratex have entered into a Formation, Contribution and Merger Agreement, dated as of September 5, 2006 (the “Formation Agreement”), pursuant to which the Company was formed to acquire Stratex pursuant to the Merger and to receive the Contributed Assets from Harris in the Contribution Transaction, in each case on the terms and subject to the conditions set forth in the Formation Agreement;
          WHEREAS, because of the importance of preserving the value of the business being contributed by Harris as a going concern, Stratex was not willing to enter into the Formation Agreement without the undertakings of Harris contained in this Agreement; and
          WHEREAS, the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements, the parties agree as follows:
     1. Definitions. The term “Restricted Business” means the development, manufacture, distribution and sale of any microwave radio systems and related components, systems and services which are (i) competitive with the products listed in Schedule 1 hereto, or (ii) which are substantially similar to such products in form, fit and function when used in terrestrial microwave point-to-point communications networks that provide access and trunking of voice and data for telecommunications networks anywhere in the world. In addition, all capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement; provided, however, that notwithstanding the foregoing neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of Harris or any of its other Subsidiaries or Affiliates for purposes of this Agreement.
     2. Non-Competition. In consideration for the issuance to Harris of shares of the Company pursuant to the Formation Agreement and the performance by Stratex of its obligations under the Agreements (collectively, the “Non-Compete Consideration”), Harris agrees that, during the period commencing on the date of this Agreement and ending on the fifth anniversary of the date hereof, Harris will not, and will not permit any of its Subsidiaries to (a) engage, directly or indirectly, in the Restricted Business, (b) form any Person other than the Company and its Subsidiaries (a “Covered Person”) or change or extend the current business activities of any existing Covered Person for the purpose of engaging, directly or indirectly, in the Restricted Business or (c) invest, directly or indirectly, in any Covered Person engaged, directly or indirectly, in the Restricted Business in any material respect; provided, however, that notwithstanding the foregoing Harris and/or its Subsidiaries may (i) collectively own less than 20% of the total equity interests in any Covered Person engaged in the Restricted Business as long as none of the employees of Harris or any of its Subsidiaries is involved in the management of such Covered Person, (ii) participate as a passive investor with no management rights in any investment fund that holds an ownership interests in Covered Persons engaged in the Restricted Business which is managed by Persons that are not Affiliates of Harris (each, an “Unaffiliated Person”) (x) with any employee benefit or retirement plan funds and (y) with any other funds subject, in the case of this clause (y) only, to a maximum interest in such investment fund of 15% and (iii) acquire a Covered Person or business unit of a Covered Person engaged in the Restricted Business if (x) the Restricted Business contributed less than 20% of such Covered Person’s or business unit’s, as applicable, total revenues (based on its latest annual audited financial statements, if available) and (y) such Covered Person or Harris, as applicable, divests or ceases to conduct the Restricted Business within 18 months after the acquisition date. Notwithstanding anything in this Agreement to the contrary, the defined term “Restricted Business” shall not include, and the prohibition contained in this Section 2 shall in no way prohibit Harris and/or its Subsidiaries from, (a) purchasing and reselling products produced by, and marked with the brands of, an Unaffiliated Person in connection with the sale, service, design or maintenance of a system that contains or uses microwave radios or related components, systems or services or (b) developing, manufacturing, distributing or selling microwave radios or related components, systems or services for use by Government Entities.
     3. Sufficiency of Consideration. Each of the parties acknowledges that the Non-Compete Consideration is sufficient consideration for the duration and scope of the non-competition agreement contained herein and that such duration and scope are reasonable in all respects.
     4. Severability; Enforceability. If any provision of this Agreement, or any part thereof, is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.
     5. Availability of Injunctive Relief. The parties hereto acknowledge and recognize that irreparable damage could result to the Company and its Subsidiaries, businesses and properties if Harris fails or refuses to perform its obligations under this Agreement and that no adequate remedy at law will exist for any breach by Harris of this Agreement. In addition to any other rights or remedies and damages available, the Company shall be entitled to appropriate injunctive relief, including preliminary and mandatory injunctive relief, enjoining or restraining Harris or any of its Subsidiaries from any violation or threatened violation of this Agreement.
     6. Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE

CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (collectively, the “Delaware Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in any Delaware Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in any Delaware Court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any Delaware Court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any Delaware Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.
     7. Amendment; Waiver. This Agreement may be amended or any performance, term or condition waived in whole or in part only by a writing signed by persons authorized to so bind each party (in the case of an amendment) or the waiving party (in the case of a waiver). No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
     8. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.
     9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     10. Successors in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.
     11. No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and their respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement or other right. The Agreement is not intended and shall not be construed to create any third party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action or other right or privilege.
     12. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:
if to Harris:
Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
fax: (212) 558-3588
Attention: Duncan C. McCurrach
if to the Company:
Harris Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: General Counsel
fax: (408) 944-1770
with a copy to (which shall not constitute notice):
[To be provided.]

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.
     13. Fees. In any action or proceeding related to or arising out of the enforcement of, or defense against, any provision of this Agreement, the non-prevailing party in such action or proceeding shall pay, and the prevailing party shall be entitled to, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the prevailing party incurred in connection with such action or proceeding.
     14. Enforcement by the Company. Harris agrees that a majority of the Class A Directors shall have the sole and exclusive right to direct the exercise and enforcement of all rights of the Company hereunder.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HARRIS CORPORATION
By /s/
Name:
Title:

STRATEX NETWORKS, INC.
By /s/
Name:
Title:

HARRIS STRATEX NETWORKS, INC.
By /s/
Name:
Title:

[Signature Page to the Non-Competition Agreement]

EXHIBIT 7

REGISTRATION RIGHTS AGREEMENT
Between
HARRIS CORPORATION
and
HARRIS STRATEX NETWORKS, INC.
Dated: [Closing Date]

REGISTRATION RIGHTS AGREEMENT
     REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of [Closing Date], between HARRIS CORPORATION, a Delaware corporation (“Harris”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
     WHEREAS, Harris and STRATEX NETWORKS, INC., a Delaware corporation (“Stratex”) have entered into a Formation, Contribution and Merger Agreement, dated as of September ___, 2006 (the “Formation Agreement”), pursuant to which the Company was formed to acquire Stratex through the Merger and to receive the Contributed Assets from Harris in the Contribution Transaction, in each case on the terms and subject to the conditions set forth in the Formation Agreement;
     WHEREAS, in the Contribution Transaction, Harris will receive all of the outstanding shares of Class B Common Stock of the Company;
     WHEREAS, Harris was not willing to enter into the Formation Agreement without the undertakings of the Company contained in this Agreement and the execution and delivery of this Agreement by the Company is a condition to closing under Formation Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements the parties agree as follows:
     1. Definitions. (a) All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement. In addition, the following terms shall be defined as follows:
          “Affiliate” shall have the meaning assigned to such term under Rule 405 under the Securities Act.
          “Applicable Securities” means, with respect to any Registration Statement, the Registrable Securities identified in the Demand Notice or Piggyback Notice relating to such Registration Statement and any Registrable Securities which any other Holder is entitled to, and requests, be included is such registration statement within 20 days after receiving such notice.
          “Commission” means the Securities and Exchange Commission.
          “Common Stock” means, collectively, the shares of the Class A Common Stock and the Class B Common Stock of the Company.
          “Demand Notice” means a notice given by a Holder pursuant to Section 2(a).

          “Demand Registration” means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 2 hereof.
          “Demand Registration Statement” means a registration statement filed under the Securities Act by the Company pursuant to the provisions of Section 2 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
          “Effectiveness Period” means, with respect to any Registration Statement, the period during which such Registration Statement is effective.
          “Effective Time” means, with respect to any Registration Statement, the date on which the Commission declares such Registration Statement effective or on which such Registration Statement otherwise becomes effective under the Securities Act.
          “Electing Holder” means, with respect to any Registration, each Holder that is entitled and elects to sell Registrable Securities pursuant to such Registration and this Agreement.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Holder” means, at any time, a registered owner of any Registrable Securities or securities convertible into, or exercisable or exchangeable for, Registrable Securities.
          “NASD” means the National Association of Securities Dealers, Inc.
          “NASD Rules” means the Rules of the NASD, as amended from time to time.
          “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Government Entity or other entity of any kind or nature.
          “Piggyback Demand Registration” means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 3 hereof.
          “Prospectus” means the prospectus (including, without limitation, any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Act) included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Applicable Securities covered by a Registration Statement and by all other amendments and supplements to such prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by the Company under the Exchange Act and incorporated by reference therein.
          “Registrable Securities” means (a) any Common Stock or other securities acquired by Harris pursuant to any of the Agreements or otherwise from the Company, (b) any securities issued or distributed with respect to, or in exchange for, any such Common Stock or securities (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure and (c) any securities issued or distributed with respect to, or in exchange for, any securities described in clause (b) or this clause (c) (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure, other than, in the case of each of clauses (a), (b) and (c), any such securities that are Unrestricted Securities.
          “Registration” means a Demand Registration or Piggyback Registration.
          “Registration Expenses” means all expenses incident to the Company’s performance of its obligations in respect of any Registration of Registrable Securities pursuant to this Agreement, including but not limited to all registration, filing and NASD fees, fees of any stock exchange upon which the Registrable Securities are listed, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the public offering of Registrable Securities being registered and any fees and disbursements of underwriters customarily paid by issuers; provided, however, that notwithstanding the foregoing Registration Expenses shall not include any fees and disbursements of counsel retained by any Holders or any transfer taxes or underwriting discounts or commissions relating to the sale of the Registrable Securities.
          “Registration Statement” means a registration statement filed by the Company with the Commission under the Securities Act pursuant to the provisions of Section 2 or Section 3 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
          “Rules and Regulations” means the published rules and regulations of the Commission promulgated under the Securities Act or the Exchange Act, as in effect at any relevant time.
          “Securities Act” means the Securities Act of 1933, as amended.

          “Unrestricted Security” means any Registrable Security that (a) has been offered and sold pursuant to a registration statement that has become effective under the Securities Act, (b) has been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) under circumstances after which such Registrable Securities became freely transferable without registration under the Securities Act and any legend relating to transfer restrictions under the Securities Act has been removed or (c) is transferable pursuant to paragraph (k) of Rule 144 (or any successor provision thereto).
     (b) The following terms shall have the meanings set forth in the Sections indicated:

Defined Term	Section
Agreement	Preamble
Company	Preamble
Demand Date	Section 2
Demand Notice	Section 2
Demanding Holder	Section 2
Formation Agreement	Recitals
Harris	Preamble
Indemnified Person	Section 6
Indemnitee	Section 6(c)
Indemnitor	Section 6(c)
Intended Offering Notice	Section 3
Maximum Number	Section 2(d)
Piggyback Notice	Section 3
Postponement Period	Section 4(c)
Stratex	Recitals
underwritten offering	Section 2(d)

     2. Demand Registrations. (a) Each Holder shall have the right, subject to the terms of this Agreement, to require the Company to register for offer and sale under the Securities Act all or a portion of the Registrable Securities then owned by such Holder subject to the requirements and limitations in this Section 2. In order to exercise such right, the Holder (the “Demanding Holder”) must give written notice to the Company (a “Demand Notice”) requesting that the Company register under the Securities Act the offer and sale of Registrable Securities (i)

having a market value on the date the Demand Notice is received (the “Demand Date”) of at least $50 million based on the then prevailing market price, (ii) representing at least 5% of the outstanding Common Stock (on a fully diluted basis) or (iii) representing all of the Registrable Securities then held by such Holder and its Affiliates. Upon receipt of the Demand Notice, the Company shall (i) promptly notify the other Holders of the receipt of such Demand Notice, (ii) prepare and file with the Commission as soon as practicable and in no event later than 90 days after the Demand Date a Demand Registration Statement relating to the offer and sale of the Applicable Securities on any available form requested by the Demanding Holder (which may include a “shelf” Registration Statement under Rule 415 promulgated under the Securities Act solely for use in connection with delayed underwritten offerings under Rule 415 promulgated under the Securities Act) and (iii) use reasonable efforts to cause such Demand Registration Statement to be declared effective under the Securities Act as promptly as practicable. The Company shall use reasonable efforts to have each Demand Registration Statement remain effective until the earlier of (i) two years (in the case of a shelf Demand Registration Statement) or 90 days (in the case of any other Demand Registration Statement) from the Effective Time of such Registration Statement and (ii) such time as all of the Applicable Securities have been disposed of by the Electing Holders.
     (b) The Company shall have the right to postpone (or, if necessary or advisable, withdraw) the filing, or to delay the effectiveness, of a Registration Statement or offers and sales of Applicable Securities registered under a shelf Demand Registration Statement if the board of directors of the Company determines in good faith that such Registration would interfere with any pending financing, acquisition, corporate reorganization or other corporate transaction involving the Company or any of its Subsidiaries, or would otherwise be seriously detrimental to the Company and its Subsidiaries, taken as a whole, and furnishes to the Electing Holders a copy of a resolution of the board of directors of the Company setting forth such determination; provided, however, that the Company may postpone a Demand Registration or offers and sales of Applicable Securities under a shelf Demand Registration Statement no more than once in any 12 month period and that no single postponement shall exceed 90 days in the aggregate. The Company shall advise the Electing Holders of any such determination as promptly as practicable.
     (c) Notwithstanding anything in this Section 2, the Company shall not be obligated to take any action under this Section 2:
(i)	with respect to more than four non-shelf Demand Registration Statements relating to underwritten offerings which have become effective and which covered all the Registrable Securities requesting to be included therein, or

(ii)	with respect to more than two shelf Demand Registration Statements which have become and remained effective as required by this Agreement.
     (d) The Company may include in any registration requested pursuant to Section 2(a) hereof other securities for sale for its own account or for the account of another Person, subject to the following sentence. In connection with an underwritten offering, if the managing underwriter advises the Company and the Electing Holders in writing that in its opinion the number of securities requested to be registered exceeds the maximum number which can be sold in such offering without materially adversely affecting the pricing, timing or likely success of the offering (with respect to any offering, the “Maximum Number”), the Company shall include such Maximum Number in such Registration as follows: (i) first, the Applicable Securities requested to be registered by the Demanding Holder, (ii) second, the Applicable Securities requested to be included by any other Electing Holders, if any, (iii) third, any securities proposed to be included by the Company and (iv) fourth, any other securities requested to be included in such Registration. For purposes of this Agreement, an “underwritten offering” shall be an offering pursuant to which securities are sold to a broker-dealer or other financial institution or group thereof for resale by them to investors.
     (e) The Demanding Holder shall have the right to withdraw its Demand Notice (in which case such Demand Notice shall be deemed never to have been given for purposes of Section 2(a)) (i) at any time prior to the time the Demand Registration Statement has been declared or becomes effective if the Demanding Holder reimburses the Company for the reasonable out-of-pocket expenses incurred by it prior to such withdrawal in effecting such Registration, (ii) upon the issuance by the Commission or any court or other governmental agency or authority of a stop order, injunction or other order which prohibits or interferes with such Registration, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than as a result of default by the Demanding Holder, (iv) there has been a material adverse change in market conditions or in the Company’s business, financial condition, results of operations or prospects since the date of such Demand Notice, or (v) if the Company exercises any of its rights under Section 2(b) of this Agreement. If the Holders withdraw a Demand Notice pursuant to this Section 2(e) and the Company nevertheless decides to continue with the Registration as to securities other than the Applicable Securities, then the Holders shall be entitled to participate in such Registration pursuant to Section 3 hereof, but in such case the Intended Offering Notice must be given to the Holders at least 10 business days prior to the anticipated filing date of the Registration Statement and the Holders shall be required to give the Piggyback Notice no later than five business days after the Company’s delivery of such Intended Offering Notice.
     (f) If any Registration pursuant to this Section 2 shall relate to an underwritten offering, the Demanding Holder shall select the managing underwriter or underwriters with the consent of the Company, which consent shall not be unreasonably withheld or delayed, and the right of any other Holder to participate therein shall be conditioned upon such Holder’s participation in the underwriting agreements and arrangements required by this Agreement.
     3. Piggyback Registrations. (a) If at any time the Company intends to file on its behalf or on behalf of any holder of its securities a Registration Statement under the Securities Act in connection with a public offering of any securities of the Company (other than a registration statement on Form S-8 or Form S-4 or their successor forms), then the Company shall give written notice of such intention (an “Intended Offering Notice”) to each Holder at least

20 business days prior to the date such Registration Statement is filed. Such Intended Offering Notice shall offer to include in such Registration Statement for offer to the public the number or amount of Registrable Securities as each such Holder may request, subject to the conditions set forth herein, and shall specify, to the extent then known, the number and class of securities proposed to be registered, the proposed date of filing of such Registration Statement, any proposed means of distribution of such securities, any proposed managing underwriter or underwriters of such securities, together with a good faith estimate by the Company of the proposed maximum offering price of such securities. Any Holder that elects to have its Registrable Securities offered and sold pursuant to such Registration Statement shall so advise the Company in writing (such written notice from any such Holder being a “Piggyback Notice”) not later than seven business days after the date on which such Holder received the Intended Offering Notice, setting forth the number of Registrable Securities that such Holder desires to have offered and sold pursuant to such Registration Statement. Upon the request of the Company, the Electing Holders shall enter into such underwriting, custody and other agreements as shall be customary in connection with registered secondary offerings or necessary or appropriate in connection with the offering. Each Holder shall be permitted to withdraw all or part of its Applicable Securities from any Registration pursuant to this Section 3 at any time prior to the sale thereof (or, if applicable, the entry into a binding agreement for such sale). If any Registration pursuant to this Section 3 shall relate to an underwritten offering, the right of any Holder to participate therein shall be conditioned upon such Holder’s participation in the underwriting agreements and arrangements required by this Agreement.
     (b) In connection with an underwritten offering, if the managing underwriter or underwriters advise the Company in writing that in its or their opinion the number of securities proposed to be registered exceeds the Maximum Number with respect to such offering, the Company shall include in such Registration such Maximum Number as follows: (i) first, the securities that the Company proposes to sell, (ii) second, the Applicable Securities requested to be included in such Registration pro rata among the Electing Holders thereof based on the respective amount of Applicable Securities owned by them and (iii) third, if any, securities held by other holders of securities of the Company who have requested that their securities be included in such Registration Statement and who hold contractual registration rights with respect to such securities.
     (c) The rights of the Holders pursuant to Section 2 hereof and this Section 3 are cumulative, and the exercise of rights under one such Section shall not exclude the subsequent exercise of rights under the other such Section (except to the extent expressly provided otherwise herein). Notwithstanding anything herein to the contrary, the Company may abandon and/or withdraw any registration as to which rights under Section 3 may exist (or have been exercised) at any time and for any reason without liability hereunder. In such event, the Company shall notify each Holder that has delivered a Piggyback Notice to participate therein. No Registration of Registrable Securities effected pursuant to a request under this Section 3 shall be deemed to be, or shall relieve the Company of its obligation to effect, a Registration upon request under Section 2 hereof. The Company may enter into other registration rights agreements; provided, however, that the rights and benefits of a holder of securities of the Company with respect to registration of such securities as contained in any such other agreement shall not be inconsistent with, or adversely affect, the rights and benefits of holders of Registrable Securities as contained in this Agreement.
     4. Registration Procedures. In connection with a Registration Statement, the following provisions shall apply:
     (a) Each Electing Holder shall in a timely manner (i) deliver to the Company and its counsel a duly completed copy of any form of notice and questionnaire reasonably requested by the Company and (ii) provide the Company and its counsel with such other information as to itself as may be required by law for inclusion in the Registration Statement.
     (b) The Company shall furnish to each Electing Holder, prior to the Effective Time, a copy of the Registration Statement initially filed with the Commission, and shall furnish to such Electing Holders copies of each amendment thereto and each amendment or supplement, if any, to the Prospectus included therein.
     (c) The Company shall promptly take such action as may be reasonably necessary so that (i) each of the Registration Statement and any amendment thereto and the Prospectus forming part thereof and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case), when it becomes effective, complies in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder, (ii) each of the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) each of the Prospectus forming part of the Registration Statement, and any amendment or supplement to such Prospectus, does not at any time during the period during which the Company is required to keep a Registration Statement continuously effective under Section 2(a) (other than any period during which it is entitled and elects to postpone offers and sales under Section 2(b) (each, a “Postponement Period”)) include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (d) The Company shall, promptly upon learning thereof, advise each Electing Holder, and shall confirm such advice in writing if so requested by any such Electing Holder:
(i)	when the Registration Statement and any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus included therein or for additional information;

(iii)	of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(iv)	of the receipt by the Company of any notification with respect to the suspension of the qualification of the securities included in the Registration Statement for sale in any jurisdiction or the initiation of any proceeding for such purpose;

(v)	following the effectiveness of any Registration Statement, of the happening of any event or the existence of any state of facts that requires the making of any changes in the Registration Statement or the Prospectus included therein so that, as of such date, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to such Electing Holders to suspend the use of the Prospectus until the requisite changes have been made which instruction such Electing Holders agree to follow); and

(vi)	if at any time any of the representations and warranties of the Company contemplated by paragraph (l) below cease to be true and correct or will not be true and correct as of the closing date for the offering.
     (e) The Company shall use its reasonable best efforts to prevent the issuance, and if issued to obtain the withdrawal, of any order suspending the effectiveness of the Registration Statement at the earliest possible time.
     (f) The Company shall furnish to each Electing Holder, without charge, at least one copy of the Registration Statement and all post-effective amendments thereto, including financial statements and schedules, and, if such Electing Holder so requests in writing, all reports, other documents and exhibits that are filed with or incorporated by reference in the Registration Statement.
     (g) The Company shall, during the period during which the Company is required to keep a Registration Statement continuously effective under Section 2(a) or elects to keep effective under Section 3(a), deliver to each Electing Holder and any managing underwriter or agent, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in the Registration Statement and any amendment or supplement thereto and other documents as they may reasonably request to facilitate the distribution of the Registrable Securities; and the Company consents (except during the continuance of any event described in Section 4(d)(v) hereof) to the use of the Prospectus, with any amendment or supplement thereto, by each of the Electing Holders and any managing underwriter or agent in connection with the offering and sale of the Applicable Securities covered by the Prospectus and any amendment or supplement thereto during such period.
     (h) Prior to any offering of Applicable Securities pursuant to the Registration Statement, the Company shall (i) use reasonable efforts to register or qualify or cooperate with the Electing Holders and their respective counsel in connection with the registration or qualification of such Applicable Securities for offer and sale under any applicable securities or “blue sky” laws of such jurisdictions within the United States as any Electing Holder may reasonably request, (ii) use reasonable efforts to keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers and sales in such jurisdictions for the period during which the Company is required to keep a Registration Statement continuously effective under Section 2(a) or elects to keep effective under Section 3(a) and (iii) take any and all other actions reasonably requested by an Electing Holder which are necessary or advisable to enable the disposition in such jurisdictions of such Applicable Securities; provided, however, that nothing contained in this Section 4(h) shall require the Company to (A) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(h) or (B) take any action which would subject it to general service of process or taxation in any such jurisdiction if it is not then so subject.
     (i) The Company shall, if requested by the Electing Holders, use reasonable best efforts to cause all such Applicable Securities to be sold pursuant to the Registration Statement to be listed on any securities exchange or automated quotation service on which securities of the Company are listed or quoted.
     (j) The Company shall cooperate with the Electing Holders to facilitate the timely preparation and delivery of certificates representing Applicable Securities to be sold pursuant to the Registration Statement, which certificates shall comply with the requirements of any securities exchange or automated quotation service on which any securities of the Company are listed and quoted, and which certificates shall be free of any restrictive legends and in such permitted denominations and registered in such names as Electing Holders or any managing underwriter or agent may request in connection with the sale of Applicable Securities pursuant to the Registration Statement.
     (k) Upon the occurrence of any fact or event contemplated by Section 4(d)(v) hereof, the Company shall promptly prepare a post-effective amendment or supplement to the Registration Statement or the Prospectus, or any document incorporated therein by reference, or file any other required document so that, after such amendment or supplement, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be required to take any such action during a Postponement Period (but it shall promptly thereafter). In the event that the Company notifies the Electing Holders of the occurrence of any fact or event contemplated by Section

4(d)(v) hereof, each Electing Holder agrees, as a condition of the inclusion of any of such Electing Holder’s Applicable Securities in the Registration Statement, to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made.
     (l) The Company shall, together with all Electing Holders, enter into such customary agreements (including an underwriting agreement in customary form in the event of an underwritten offering) and take all other reasonable and appropriate action in order to expedite and facilitate the registration and disposition of the Registrable Securities, and in connection therewith, if an underwriting agreement is entered into, cause the same to contain indemnification provisions and procedures substantially similar to those set forth in Section 6 hereof with respect to all parties to be indemnified pursuant to Section 6 hereof. In addition, in such agreements, the Company will make such representations and warranties to the Electing Holder(s) and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in primary equity offerings. The Electing Holder(s) shall be party to such agreements and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Electing Holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Electing Holders. No Electing Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters or agents other than representations, warranties or agreements relating to such Electing Holder, its Registrable Securities and its intended method of distribution or any other representations required by law.
     (m) If requested by the managing underwriter in any underwritten offering, the Company and each Holder (whether or not an Electing Holder) will agree to such limitations on sale, transfer, short sale, hedging, option, swap and other transactions as are then customary in underwriting agreements for registered underwritten offerings; provided, however, that such limitations shall not continue beyond the 180th day after the effective date of the Registration Statement in question or, if later, the commencement of the public distribution of securities to the extent timely notified in writing by the managing underwriters.
     (n) The Company shall use best efforts to:
(i)	(A) make reasonably available for inspection by Electing Holders, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other agent retained by such Holders or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and (B) cause the Company’s officers, directors and employees to participate in road shows or other customary marketing activities and to supply all information reasonably requested by such Electing Holders or any such underwriter, attorney, accountant or agent in connection with the Registration Statement as is customary for similar due diligence examinations; provided, however, that all records, information and documents that are designated by the Company, in good faith, as confidential shall be kept confidential by such Holders and any such underwriter, attorney, accountant or agent, unless such disclosure is required in connection with a court proceeding after such advance notice to the Company (to the extent practicable in the circumstances) so as to permit the Company to contest the same, or required by law, or such records, information or documents become available to the public generally or through a third party without an accompanying obligation of confidentiality; and provided further that, the foregoing inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of the Electing Holders and the other parties entitled thereto by one counsel designated by and on behalf of the Electing Holders and such other parties;
(ii)	in connection with any underwritten offering, obtain opinions of counsel to the Company (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the underwriters) addressed to the underwriters, covering the matters customarily covered in opinions requested in secondary underwritten offerings of equity securities, to the extent reasonably required by the applicable underwriting agreement;

(iii)	in connection with any underwritten offering, obtain “cold comfort” letters and updates thereof from the independent public accountants of the Company (and, if necessary, from the independent public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each Electing Holder participating in such underwritten offering (if such Electing Holder has provided such letter, representations or documentation, if any, required for such cold comfort letter to be so addressed) and the underwriters, in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with secondary underwritten offerings of equity securities;

(iv)	in connection with any underwritten offering, deliver such documents and certificates as may be reasonably requested by any Electing Holders participating in such underwritten offering and the underwriters, if any, including, without limitation, certificates to evidence compliance with any conditions contained in the underwriting agreement or other agreements entered into by the Company; and

(v)	use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.
     (o) Not later than the effective date of the applicable Registration Statement, the Company shall provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company.
     (p) The Company shall cooperate with each Electing Holder and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD.
     (q) As promptly as practicable after filing with the Commission of any document which is incorporated by reference into the Registration Statement or the Prospectus, the Company shall provide copies of such document to counsel for each Electing Holder and to the managing underwriters and agents, if any.
     (r) The Company shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.
     (s) The Company shall use reasonable best efforts to take all other steps necessary to effect the timely registration, offering and sale of the Applicable Securities covered by the Registration Statements contemplated hereby.
     5. Registration Expenses. The Company shall bear all of the Registration Expenses and all other expenses incurred by it in connection with the performance of its obligations under this Agreement. The Electing Holders shall bear all other expenses relating to any Registration or sale in which such Electing Holders participate, including without limitation the fees and expenses of counsel to such Electing Holders and any applicable underwriting discounts or commissions.
     6. Indemnification and Contribution. (a) Upon the Registration of Applicable Securities pursuant to Section 2 or Section 3 hereof, the Company shall indemnify and hold harmless each Electing Holder and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities, and each of their respective officers and directors and each person who controls such Electing Holder, underwriter, selling agent or other securities professional within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, an “Indemnified Person”) against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Applicable Securities are to be registered under the Securities Act, or any Prospectus contained therein or furnished by the Company to any Indemnified Person, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company hereby agrees to reimburse such Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person or its agent expressly for use therein; and provided, further, that the Company shall not be liable to the extent that any loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon the use of any Prospectus after such time as the Company has advised the Electing Holder in writing that a post-effective amendment or supplement thereto is required, except such Prospectus as so amended or supplemented.
     (b) Each Electing Holder agrees, as a consequence of the inclusion of any of such Holder’s Applicable Securities in such Registration Statement, and shall cause each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities shall agree, as a consequence of facilitating such disposition of Applicable Securities, severally and not jointly, to indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder, underwriter, selling agent or other securities professional, as applicable, expressly for use therein; provided, however, that notwithstanding anything herein to the contrary the maximum aggregate amount that any Electing Holder shall be required to pay pursuant to this Section 6 in respect of any Registration shall be the net proceeds received by such Electing Holder from sales of Registrable Securities pursuant to such Registration.
     (c) Promptly after receipt by any Person entitled to indemnity under Section 6(a) or (b) hereof (an “Indemnitee”) of any notice of the commencement of any action or claim, such

Indemnitee shall, if a claim in respect thereof is to be made against any other person under this Section 6 (an “Indemnitor”), notify such Indemnitor in writing of the commencement thereof, but the omission so to notify the Indemnitor shall not relieve it from any liability which it may have to any Indemnitee except to the extent the Indemnitor is actually prejudiced thereby. In case any such action shall be brought against any Indemnitee and it shall notify an Indemnitor of the commencement thereof, such Indemnitor shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnitor similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such Indemnitee (which shall not be counsel to the Indemnitor without the consent of the Indemnitee, such consent not to be unreasonably withheld or delayed). After notice from the Indemnitor to such Indemnitee of its election so to assume the defense thereof, such Indemnitor shall not be liable to such Indemnitee under this Section 6 or otherwise for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee, in connection with the defense thereof (other than reasonable costs of investigation) unless the Indemnitee shall have been advised by counsel that representation of the Indemnitee by counsel provided by the Indemnitor would be inappropriate due to actual or potential conflicting interests between the Indemnitee and the Indemnitor, including situations in which there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to Indemnitor; provided, however, that the Indemnitor shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate counsel at any time for all Indemnitees, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action. No Indemnitor shall, without the written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnitee. No indemnification shall be available in respect of any settlement of any action or claim effected by an Indemnitee without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.
     (d) If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an Indemnitee under Section 6(a) or Section 6(b) hereof in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnitor and the Indemnitee in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such Indemnitor and Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnitor or by such Indemnitee, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined solely by pro rata allocation (even if the Electing Holders or any underwriters, selling agents or other securities professionals or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the considerations referred to in this Section 6(d). The amount paid or payable by an Indemnitee as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Electing Holders and any underwriters, selling agents or other securities professionals in this Section 6(d) to contribute shall be several in proportion to the percentage of Applicable Securities registered or underwritten, as the case may be, by them and not joint.
     7. Miscellaneous. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(d) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(A) AND SECTION 7(B).
     (c) This Agreement may be amended, and waivers or consents to departures from the provisions hereof may be given, only by a written instrument duly executed, in the case of an amendment, by the Company and the Holders of a majority of the Registrable Securities then outstanding, or in the case of a waiver or consent, by the party against whom such waiver or consent is to be effective. Each Holder of Registrable Securities outstanding at the time of any such amendment, waiver or consent or thereafter shall be bound by any amendment, waiver or consent effected pursuant to this Section 7(c), whether or not any notice, writing or marking indicating such amendment, waiver or consent appears on the Registrable Securities or is delivered to such Holder. Waiver by any party of any breach in accordance with this Section 7(c) or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
     (d) All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail or by overnight courier, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

if to the Company, to: Harris Stratex Networks, Inc. 120 Rose Orchard Way San Jose, CA 95134 Attn: General Counsel fax: (408) 944-1770

with a copy (which shall not constitute notice) to:

[To be provided.]

if to Harris, to:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Duncan C. McCurrach
Fax: (212) 558-3588
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.
     (e) Any Holder of Registrable Securities shall be entitled to assign all or any part of its rights hereunder to any person in connection with any transfer to such person of Registrable Securities permitted by Law and the Investor Agreement and upon any such assignment and transfer such person shall be entitled to receive the benefits so assigned, and shall be bound by the terms and provisions of, this Agreement; provided, however, that no such assignment of rights hereunder may be made if it would result in their being more than four Holders (treating any Holder and its Affiliates collectively as one Holders). Except as provided in the preceding sentence, the rights and obligations of the parties under this Agreement shall not be assignable or transferable and there shall be no third party beneficiaries hereto. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the legal successors and permitted assigns of the parties hereto and any Holder.
     (f) This Agreement may be executed by the parties in any number of separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     (g) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     (h) In any action or proceeding related to or arising out of the enforcement of, or defense against, any provision of this Agreement, the non-prevailing party in such action or proceeding shall pay, and the prevailing party shall be entitled to, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the prevailing party incurred in connection with such action or proceeding.
     (i) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable the intent of such provision and (ii) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     (j) The respective indemnities, agreements, representations, warranties and other provisions set forth in this Agreement or made pursuant hereto shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Electing Holder, any director, officer or partner of such Electing Holder, any agent or underwriter, any director, officer or partner of such agent or underwriter, or any controlling person of any of the foregoing, and shall survive the transfer and registration of the Applicable Securities of such Holder.
     (k) This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Time shall be of the essence of this Agreement.
     (l) Each party hereby acknowledges and agrees that because the obligations undertaken by them hereunder are unique and the breach of any such obligations would cause irreparable harm and significant injury that would be difficult to ascertain and would not be adequately compensable by damages alone, each party will have the right to enforce such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the enforcing party may have.
     (m) Harris agrees that a majority of the Class A Directors (as defined in the Investor Agreement) shall have the sole and exclusive right to direct the exercise and enforcement of all rights of the Company hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the day and year first above written.

HARRIS STRATEX NETWORKS, INC.
By:	/s/
Name:
Title:

HARRIS CORPORATION
By:	/s/
Name:
Title:

EXHIBIT 8

INTELLECTUAL PROPERTY AGREEMENT
Between
HARRIS CORPORATION
and
HARRIS STRATEX NETWORKS, INC.
Dated: [Closing Date]

INTELLECTUAL PROPERTY AGREEMENT
     -i-

INTELLECTUAL PROPERTY AGREEMENT
     This INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”), dated as of [Closing Date], is made by and between HARRIS CORPORATION, a Delaware corporation (“Harris”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, in connection with the combination of Harris’ Microwave Communications Division with Stratex Networks, Inc., a Delaware corporation (“Stratex” or the “Company”), Harris and Stratex have entered into a Formation, Contribution and Merger Agreement, dated as of September 5, 2006 (the “Formation Agreement”), pursuant to which the Company was formed to acquire Stratex pursuant to the Merger (as defined in the Formation Agreement) and to receive the Contributed Assets (as defined in the Formation Agreement) from Harris in the Contribution Transaction (as defined in the Formation Agreement), in each case on the terms and subject to the conditions set forth in the Formation Agreement; and
     WHEREAS, Harris and Stratex would not have entered into the Formation Agreement without the undertakings contained in this Agreement and the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreement the parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.01 Definitions. Unless otherwise defined in this Agreement, any term used but not expressly defined in this Agreement shall have the meaning ascribed to such term in the Formation Agreement. “Affiliate” shall have the meaning assigned to such term by Rule 405 under the Securities Act; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Harris or any of its other Subsidiaries.
ARTICLE 2
ASSIGNMENT AND LICENSE BACK OF TRADE SECRETS
     2.01 Assignment of Contributed Trade Secrets. Subject to the licenses granted back to Harris and its Subsidiaries pursuant to Section 2.02 and to any and all pre-existing licenses granted by Harris or its Subsidiaries, Harris and its Subsidiaries hereby irrevocably transfer and assign to the Company, all of their present worldwide right, title and interest in and to the Trade Secrets included in the Contributed Intellectual Property together with all Copyrights that are also Contributed Intellectual Property, along with all rights to sue and recover for any past infringements thereof (collectively, (“Contributed Trade Secrets”).

     2.02 License Back to Harris and its Subsidiaries. In consideration for the transfer and assignment of the Contributed Trade Secrets by Harris and its Subsidiaries to the Company pursuant to Section 2.01, the Company grants to Harris and its Subsidiaries a personal, nonexclusive, non-transferable (except as provided in Article 7), irrevocable (subject to Article 6), worldwide, fully paid-up license to use, copy, execute and perform, and to display and distribute (subject to confidentiality provisions at least as restrictive as those contained in Section 9.02(c) and Section 9.02(d)), the Contributed Trade Secrets, and to create, use, copy, execute and perform, and to display and distribute (subject to confidentiality provisions at least as restrictive as those contained in Section 9.02(c) and Section 9.02(d)), derivative works from the Contributed Trade Secrets.
     2.03 Sublicenses of Contributed Trade Secrets. The grant to Harris and its Subsidiaries from the Company in Section 2.02 shall include a personal, non-transferable (except as provided in Article 7) and nonexclusive right to communicate portions of and grant nonexclusive sublicenses (subject to confidentiality provisions at least as restrictive as those contained in Section 9.02(c) and Section 9.02(d)) to such Contributed Trade Secrets to customers, suppliers, sublicensees or other third parties as necessary with respect to any products or services sold by Harris or its Subsidiaries now or in the future.
     2.04 Delivery of Contributed Trade Secrets. In the event that any Contributed Trade Secret is not already in the possession of the MCD Business or MCD Employees transferred to the Company, Harris agrees to deliver to the Company, within a commercially reasonable amount of time, any missing parts of the Contributed Trade Secrets, to the extent such Contributed Trade Secrets are available and can be so transferred.
     2.05 Retained Copies of Contributed Trade Secrets. To the knowledge of Harris, Harris has attempted to retain adequate copies of the Contributed Trade Secrets. However, the parties hereto recognize that the best or only available copy of certain Contributed Trade Secrets may reside, prior to or after the Closing Date, within the MCD Business, and that Harris may require certain access to or copies of the Contributed Trade Secrets.Accordingly, the Company agrees, upon receiving a reasonable written request from Harris, to make a good faith effort to locate and provide, to the extent such Contributed Trade Secret is available, within a commercially reasonable amount of time after receipt of Harris’ or its Subsidiary’s written request, copies of all or any portion of the Contributed Trade Secrets.
ARTICLE 3
LICENSES TO TRADE SECRETS
     3.01 Trade Secrets Licensed to the Company. Harris and its Subsidiaries grant to the Company a fully paid-up, worldwide, irrevocable (subject to Article 6), non-transferable (except as provided in Article 7) and nonexclusive (subject to Section 3.02) license, subject to any and all pre-existing licenses granted by Harris, to use any Trade Secrets owned by Harris that are not Contributed Trade Secrets, but are otherwise used in connection with the design, development, repair, manufacture, use, sale, offer for sale, lease, importation or other distribution of products or services of the MCD Business immediately prior to the Closing together with all Copyrights (collectively, the “Licensed Trade Secrets”).

     3.02 Right to Sublicense Licensed Trade Secrets. Subject to any and all pre-existing licenses granted by Harris or its Subsidiaries, Harris and its Subsidiaries grant to the Company a personal, non-transferable (except as provided in Article 7) and nonexclusive right to communicate portions of and grant nonexclusive sublicenses (subject to confidentiality provisions at least as restrictive as those in Section 9) to the Licensed Trade Secrets in connection with the operation of the MCD Business or any products or services sold by the Company now or in the future to suppliers to the extent necessary to produce products or components for such products for the Company and to customers to the extent necessary to permit such customers to use any product or service produced or provided by the Company for its intended purpose. The Company may not under any circumstances grant sublicenses of such rights in connection with a general licensing program, for settlement purposes or other purposes not directly related to its own operations.
     3.03 Retained Copies of Licensed Trade Secrets. To the knowledge of Harris, Harris has attempted to retain adequate copies of the Licensed Trade Secrets. However, the parties recognize that the best or only available copy of certain Licensed Trade Secrets may reside, after the Closing Date, within the MCD Business or the businesses retained by Harris following the Closing, and Harris or the Company may require certain access to or copies of the Licensed Trade Secrets. Accordingly, the Company and Harris each agree, upon receiving a reasonable written request from the other party, to make a good faith effort to locate and provide, to the extent such Licensed Trade Secrets is available, within a commercially reasonable amount of time after receipt of the other party’s written request, copies of all or any portion of the Licensed Trade Secrets reasonably deemed necessary by such other party.
ARTICLE 4
PATENT ASSIGNMENT AND LICENSES
     4.01 Assignment of Contributed Patents. Subject to the licenses granted back to Harris and its Subsidiaries pursuant to Section 4.03 and to any and all pre-existing licenses granted by Harris or its Subsidiaries, Harris and its Subsidiaries hereby assign and transfer to the Company all of their right, title and interest in and to the contributed patents listed in Schedule A, along with all rights to sue and recover for any past infringements thereof (collectively, the “Contributed Patents”).
     4.02 Patents Licensed to the Company. Harris and its Subsidiaries hereby grant to the Company a personal, fully paid-up, worldwide, non-transferable (except as provided in Article 7), irrevocable (subject to Article 6) and nonexclusive license under the Licensed Patents, subject to any and all pre-existing licenses granted by Harris or its Subsidiaries, to make, have made, use, sell, offer to sell, lease, transfer, import, export or otherwise distribute products or services of the Company now or in the future and to use and perform all processes and methods claimed by the Licensed Patents. The licenses in this Section 4.02 include the right to convey to any customer of the Company, with respect to any product which is sold or leased by the Company to such customer, rights to use and resell such products as sold or leased by the Company. “Licensed Patents” shall mean those Patents, other than Patents which are part of the Contributed Intellectual Property (i.e., the “Contributed Patents”), which Harris or its Subsidiaries own or control as of the Closing Date, which are used in the MCD Business immediately prior to the Closing, and for which Harris or its Subsidiaries have the right to grant licenses hereunder without the payment of royalties (other than to an inventor thereof), loss of rights or imposition of a penalty.
     4.03 License Back to Harris and its Subsidiaries. The Company hereby grants to Harris and its Subsidiaries a personal, fully paid-up, worldwide, non-transferable (except as provided in Article 7), irrevocable (subject to Article 6) and nonexclusive license under the Contributed Patents to make, have made, use, sell, offer to sell, lease, transfer, import, export or otherwise distribute products or services sold by Harris or its Subsidiaries now or in the future and to use and perform all processes and methods claimed by the Contributed Patents. The licenses in this Section 4.03 include the right to convey to any customer of Harris or its Subsidiaries, with respect to any product which is sold or leased by Harris and its Subsidiaries to such customer, rights to use and resell such products as sold or leased by Harris and its Subsidiaries now or in the future.
     4.04 Term. The licenses granted under Section 4.02 and Section 4.03 shall extend until the applicable patent’s expiration or the expiration of as much of such term as grantor has the right to grant unless otherwise terminated in accordance with the provisions of this Agreement.
     4.05 Right to Sublicense Licensed Patents. Subject to any and all pre-existing licenses granted by Harris or its Subsidiaries, Harris and its Subsidiaries grant to the Company a personal, non-transferable (except as provided in Article 7), irrevocable (subject to Article 6) and nonexclusive right to grant nonexclusive sublicenses under the Licensed Patents in connection with the operation of the MCD Business or any products or services sold by the Company now or in the future to suppliers to the extent necessary to produce products or components for such products for the Company and to customers to the extent necessary to permit such customers to use any product or service produced or provided by the Company for its intended purpose. The Company may not under any circumstances grant sublicenses of such rights in connection with a general licensing program, for settlement purposes or other purposes not directly related to its own operations.
     4.06 No Sham. The “have made” rights granted hereunder to a party do not extend or give rights to such party which would effectively create a sublicense to a third party for the patents licensed hereunder and not for bona fide business purposes of the ordinary operations of such party.
ARTICLE 5
EXPORT CONTROL
     5.01 The parties acknowledge that any information and software (including, but not limited to, services and training) provided under this Agreement are subject to U.S. export laws and regulations and export of such information and software must be authorized under those regulations. Each party hereby assures the other that it will not without a license or license exception authorized by the Bureau of Export Administration of the U.S. Department of Commerce, Washington, D.C. 20230, United States of America, if required:

(i)	export or release the information or software (including source code) obtained pursuant to this Agreement to a national of Country Groups D:1 or E:2 (15 C.F.R. Part 740, Supp. 1), Iran, Iraq, Sudan, or Syria;

(ii)	export to Country Groups D:1 or E:2, or to Iran, Iraq, Sudan, or Syria, the direct product (including processes and services) of the information or software: or

(iii)	if the direct product of the information is a complete plant or any major component of a plant, export to Country Groups D:1 or E:2, or to Iran, Iraq, Sudan, or Syria, the direct product of the plant or major component, subject to the U.S. export control laws and regulations applicable to such countries changing over time so as to permit exports.
This assurance will be honored even after any termination of this Agreement or the Formation Agreement.
ARTICLE 6
TERM AND TERMINATION
     6.01 This Agreement and the licenses and rights granted herein shall be effective during the term commencing on the Closing Date and shall continue in perpetuity, subject to the term of the patent licenses granted in Article 4, unless terminated: (i) by mutual agreement between the Parties; or (ii) pursuant to this Article 6.
     6.02 Harris may terminate, immediately upon notice, any of the licenses granted by it hereunder in the event that the Company breaches any of its obligations hereunder in any material respect; provided, however, that if such breach is capable of being cured, the Company shall have 45 days during which it may cure such breach and avoid termination.
     6.03 The Company may terminate, immediately upon notice, any of the licenses granted by it hereunder in the event that Harris breaches any of its obligations hereunder in any material respect; provided, however, that if such breach is capable of being cured, Harris shall have 45 days during which it may cure such breach and avoid termination.
     6.04 Section 2.01, Section 2.04, Section 2.05, Section 3.03 (but only to the extent a party is otherwise entitled to use the Licensed Trade Secrets), Section 4.01, Section 4.04, Section 5, this Section 6.04, Article 9 and Article 10 shall survive and continue after any termination of this Agreement and other rights and obligations of the parties which, by their nature would continue beyond termination of this Agreement (e.g., licenses to customers with respect to products sold by a party prior to any such termination), but the ability to continue using any of the trade secrets, Copyrights, or patents licensed hereunder would terminate.

ARTICLE 7
ASSIGNABILITY
     7.01 The Parties hereto have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a party not be extended to entities other than such party or its Subsidiaries without the other party’s express written consent which shall not be unreasonably withheld.
     7.02 Notwithstanding Section 7.01, all of a party’s rights, title and interest in this Agreement and any licenses and rights granted to it hereunder may be assigned or transferred to any direct or indirect successor or transferee to all or substantially all of the business of such party, which successor or transferee shall thereafter be deemed substituted for such party as the party hereto, effective upon such transfer or assignment.
ARTICLE 8
LICENSES TO SUBSIDIARIES AND IMPROVEMENTS
     8.01 The grant of each license hereunder includes the right to grant sublicenses within the scope of such license to a party’s Subsidiaries for so long as they remain its Subsidiary. Any and all licenses or sublicenses granted to Subsidiaries pursuant to this Agreement may be made effective retroactively, but not prior to the Effective Date hereof, nor prior to the sublicensee’s becoming a Subsidiary of such party.
     8.02 Unless otherwise expressly provided for in this Agreement, no license to, or rights under, any party’s patents, copyrights, trademarks, trade secrets, or any other intellectual property rights, is either granted or implied by such party’s conveying any information to the other party.
     8.03 Except as otherwise expressly provided for in this Agreement, no rights are granted to a party under any improvements or derivative works of the information disclosed in the Licensed Trade Secrets or the Licensed Patents to the extent conceived by the other party after the Closing.
ARTICLE 9
DISCLAIMER AND COVENANTS
     9.01 THE TRADE SECRETS, SOFTWARE, PATENTS AND OTHER INFORMATION CONTRIBUTED OR LICENSED UNDER THIS AGREEMENT ARE CONTRIBUTED OR LICENSED “AS IS” WITH ALL FAULTS, LATENT AND PATENT AND WITHOUT ANY WARRANTY OF ANY TYPE. NEITHER PARTY NOR ITS SUBSIDIARIES MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED. BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, NEITHER PARTY NOR ITS SUBSIDIARIES MAKE ANY REPRESENTATIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE TRADE SECRETS, SOFTWARE OR OTHER INFORMATION WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY AND IT SHALL BE THE SOLE RESPONSIBILITY OF THE OTHER PARTY TO MAKE SUCH DETERMINATION AS IS NECESSARY WITH

RESPECT TO THE ACQUISITION OF LICENSES UNDER PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
     EXCEPT AS OTHERWISE PROVIDED IN THE FORMATION AGREEMENT, NONE OF HARRIS AND ITS SUBSIDIARIES SHALL BE HELD TO ANY LIABILITY WITH RESPECT TO ANY PATENT INFRINGEMENT OR ANY OTHER CLAIM MADE BY THE COMPANY OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM THE USE OF, THE TRADE SECRETS, PATENTS, SOFTWARE OR OTHER INFORMATION CONTRIBUTED OR LICENSED HEREUNDER.
     9.02 Harris and the Company agree:
          (a) that the Company and its Subsidiaries will not, without Harris’ express written permission or as provided herein or in the Formation Agreement and/or Ancillary Agreements, or as otherwise agreed to in writing, (i) use in advertising, publicity, or otherwise any trade name, trademark, trade device, service mark, symbol or any other identification or any abbreviation, contraction or simulation thereof owned or used by Harris, or its Subsidiaries; provided, however, that the Company and its Subsidiaries will not remove any Harris copyright or other notices from any material provided to it pursuant to this Agreement under license, or (ii) represent, directly or indirectly, that any product or service produced in whole or in part with the use of any of the Contributed Trade Secrets or Licensed Patents is a product or service of Harris, or any of their Subsidiaries;
          (b) that except as otherwise expressly provided for in this Agreement, the Company and its Subsidiaries will hold in confidence for Harris and its Subsidiaries all parts of the Licensed Trade Secrets and any other Harris confidential information that the Company and its Subsidiaries’ personnel may unavoidably receive or have access to during the performance of this Agreement. The Company and its Subsidiaries further agree that all such information shall remain the property of Harris or its Subsidiaries and that neither the Company nor any of its Subsidiaries shall make any disclosure of such information to anyone, except to employees, contractors and agents of the Company and its Subsidiaries who have a need to know such information to give effect to and perform this Agreement nor will the Company or any of its Subsidiaries make any use of such confidential information except as permitted under this Agreement. The Company shall, and shall cause its Subsidiaries to, appropriately notify all such employees, contractors and agents to whom any such disclosure is made or who may receive disclosures directly from Harris that such disclosure is made in confidence and shall be kept in confidence by them. The Company will be responsible for the compliance of its employees, contractors and agents; and
          (c) that except as otherwise expressly provided for in this Agreement, Harris and its Subsidiaries will hold in confidence for the Company all parts of the Contributed Trade Secrets and any other the Company confidential information that Harris and its Subsidiaries’ personnel may unavoidably receive or have access to during the performance of this Agreement. Harris and its Subsidiaries further agree that all such information shall remain the property of the Company and that neither Harris nor any of its Subsidiaries shall make any disclosure of such information to anyone, except to employees, contractors and agents of Harris and its Subsidiaries who have a need to know such information to give effect to and perform this Agreement or to advise with respect to Harris’ investment in the Company, nor will Harris or any of its Subsidiaries make any use of such confidential information except as permitted under this Agreement. Harris shall, and shall cause its Subsidiaries to, appropriately notify all such employees, contractors and agents to whom any such disclosure is made or who may receive disclosures directly from the Company that such disclosure is made in confidence and shall be kept in confidence by them. Harris will be responsible for the compliance of its employees, contractors and agents.
          (d) The restrictions under this Section 9.02 on the use or disclosure of such information shall not apply to such information:
(i)	which is independently developed by the receiving party without reference to the disclosing party’s information as established by sufficient and competent evidence or is lawfully received free of restriction from another source having the right to so furnish such information;

(ii)	after it has become generally available to the public by acts not attributable to the receiving party or its employees, agents or contractors;

(iii)	which at the time of disclosure to the receiving party was known to receiving party free of restriction and evidenced by sufficient and competent evidence in the receiving’s party possession;

(iv)	which the disclosing party agrees in writing is free of such restrictions:

(v)	which is inevitably disclosed by a sale of a product or performance of a service by a party in accordance with this Agreement; or

(vi)	which is requested pursuant to a judicial or governmental request, requirement or order under law, provided that the receiving party provides the disclosing party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures.
Harris acknowledges that Sections 9.02(d)(i), (iii) and (iv) will not apply with respect to the Contributed Trade Secrets by virtue of Harris, and its Subsidiaries, or employees or contractors thereof having been involved with the design, manufacture, sale or distribution of products of the Company.
     9.03 Except for a party’s breach of Section 9.02, neither party or its Subsidiaries will under any circumstance, whether as a result of breach of contract, breach of warranty, delay, negligence, tort or otherwise, be liable to the other party or to any third party for any consequential, incidental, special, punitive or exemplary damages and/or loss of profits, savings or revenues of the other party or any third party arising out of this Agreement, whether or not the applicable party or its Subsidiaries has been notified of the possibility or likelihood of such damages.

ARTICLE 10
GENERAL PROVISIONS
     10.01 Consideration. The consideration for the transfers, assignments and grant of rights and licenses under this Agreement is provided hereunder and in the Formation Agreement.
     10.02 Relationship Between Parties. Harris has no authority (express, implied or apparent) to represent the Company as to any matters or to incur any obligations or liability on behalf of the Company, and Harris shall not be, act as, purport to act as, or be deemed to be, the agent, representative, employee or servant of the Company. The Company has no authority (express, implied or apparent) to represent Harris as to any matters or to incur any obligations or liability on behalf of Harris, and the Company shall not be, act as, purport to act as, or be deemed to be, the agent, representative, employee or servant of Harris. No partnership, joint venture, association, alliance, syndicate, or other entity, or fiduciary, employee/employer, principal/agent or any relationship other than that of independent contractors is created hereby, expressly or by implication.
     10.03 Governing Law and Venue; Waiver of Jury Trial.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any such Delaware State or Federal court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.07 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.03.
     10.04 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
     10.05 Amendment; Waiver. This Agreement may be amended or any performance, term or condition waived in whole or in part only by a writing signed by Persons authorized to so bind each party (in the case of an amendment) or the waiving party (in the case of a waiver). No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
     10.06 Third-Party Beneficiaries. To the extent expressly provided herein: (i) Subsidiaries of a party are intended third party beneficiaries of this Agreement, and (ii) each party shall cause its Subsidiaries to perform the duties and obligations of such party contained in this Agreement, if applicable. Except as expressly provided herein, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto and their respective permitted successors and permitted assigns. Except as expressly provided herein, nothing contained in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provision herein contained.
     10.07 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Mitch Evander
fax: (321) 674-2513

if to the Company:

Harris Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: General Counsel
fax: (408) 944-1770

with a copy to (which shall not constitute notice):

[To be provided.]
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; five (5) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally-recognized overnight courier, if sent by nationally-recognized overnight courier.
     10.08 Entire Agreement. This Agreement and any Schedules and Exhibits attached hereto, together with the Formation Agreement, constitute the entire agreement between the parties relating to the subject matter hereof and thereof and any and all prior arrangements, representations, promises, understandings and conditions in connection with said matters and any representations, promises or conditions not expressly incorporated herein or therein or expressly made a part hereof or thereof shall not be binding upon any party.

     10.09 Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of this Agreement.
     10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
     10.11 Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The parties and their respective counsel have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and (f) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement.
     10.12 Management of Enforcement by the Company. Harris agrees that a majority of the Class A Directors (as defined in the Investor Agreement) shall have the sole and exclusive right to exercise and enforce any rights under this Agreement which the Company or any of its Subsidiaries are entitled to enforce against Harris after the Closing. In addition, any amendment to or waiver of the terms of this Agreement by the Company in accordance with Section 10.05 shall require the approval of a majority of the Class A Directors.
     10.13 Effectiveness. This Agreement shall become effective only when one or more counterparts shall have been signed by each party and delivered to each other party.
     10.14 Fees. In any action or proceeding related to or arising out of the enforcement of, or defense against, any provision of this Agreement, the non-prevailing party in such action or proceeding shall pay, and the prevailing party shall be entitled to, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the prevailing party incurred in connection with such action or proceeding.
     10.15 Force Majeure. Neither party hereto shall be liable in any matter for failure or delay of performance of all or part of this Agreement (other than payment obligations), directly or indirectly, owing to any acts of God; acts, orders, restrictions or interventions of any civil, military or government authority; wars (declared or undeclared); hostilities; invasions;

revolutions; rebellions; insurrections; terrorist acts; sabotages; embargoes; epidemics; strikes or other labor disturbances; civil disturbances; riots; fires; floods; storms; explosions; earthquakes; nuclear accidents; power or other utility failures; disruptions or other failures in internet and/or other telecommunication lines, networks and backbones; delay in transportation; loss or destruction of property; changes in Laws, or any other causes or circumstances, in each case to the extent beyond the reasonable control of such party (each, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the party whose performance is prevented or delayed shall provide written notice to the other party, and the parties shall promptly confer, in good faith, on what action may be taken to minimize the impact, on both parties, of such Force Majeure Event.
     10.16 Compliance with Law. Each party shall comply with applicable requirements of Law applicable to its activities in connection with this Agreement (including, without limitation, import and export control).
     10.17 No Set-Off. The obligations of the parties under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any party or any of their respective Affiliates under any other agreement between the parties or any of their respective Affiliates.
     10.18 Controlling Provisions. This Agreement shall prevail in the event of any conflicting terms or legends, which may appear on documents, the Contributed Patents, Licensed Patents, Contributed Trade Secrets or Licensed Trade Secrets hereunder, provided however, that in the event of a conflict or inconsistency between the terms and conditions of this Agreement and the Formation Agreement, the provisions of the Formation Agreement shall control.
     10.19 Further Actions. Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     10.20 No Obligation. Except as otherwise agreed in this Agreement, in the Formation Agreement, or in an Ancillary Agreement, Harris and the Company shall have no right or interest whatsoever in any product of the other party whether such product is conceived or developed by the other party, during or after the course of performance of this Agreement or the Formation Agreement or any Ancillary Agreement. Nothing in this Agreement shall be construed to obligate the Company or Harris to a specified level of effort in its promotion and marketing of any product.
[Signature pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized respective representatives to execute this Agreement as of the date first set forth above.

HARRIS CORPORATION
By:	/s/
Name:
Title:

HARRIS STRATEX NETWORKS, INC.
By:	/s/
Name:
Title:

EXHIBIT 9

TRADEMARK AND TRADE NAME LICENSE AGREEMENT
Between
HARRIS CORPORATION
and
HARRIS STRATEX NETWORKS, INC.
Dated: [Closing Date]

TRADEMARK AND TRADE NAME LICENSE AGREEMENT
     THIS TRADEMARK AND TRADE “NAME LICENSE AGREEMENT (this “Agreement”), dated as of [Closing Date] (the “Effective Date”), is made by and between HARRIS CORPORATION, a Delaware corporation (“Harris” or “Licensor”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (“Licensee”).
RECITALS
     WHEREAS, in connection with the combination of Harris’ Microwave Communications Division with Stratex Networks, Inc., a Delaware corporation (“Stratex”), Harris and Stratex have entered into a Formation, Contribution and Merger Agreement, dated as of September 5, 2006 (the “Formation Agreement”), pursuant to which Licensee was formed to acquire Stratex pursuant to the Merger (as defined in the Formation Agreement) and to receive the Contributed Assets (as defined in the Formation Agreement) from Harris in the Contribution Transaction (as defined in the Formation Agreement), in each case on the terms and subject to the conditions set forth in the Formation Agreement;
     WHEREAS, Licensor owns (i) the trade name “HARRIS” and (ii) the trademarks “HARRIS” and “HARRIS” with a stylized “A” as illustrated on Exhibit A hereto, and has established a commercial reputation for high quality and reliability for services and products sold thereunder, and has trademark applications and registrations thereon and/or trademark rights in many countries throughout the world;
     WHEREAS, in connection with the transfer to Licensee of the Contributed Assets pursuant to the Formation Agreement, Licensee desires to obtain license rights in the Licensed Trademark (as defined below) and Licensed Trade Name (as defined below) of Licensor for use by the Licensee solely in connection with its business and Licensor is willing to grant such a limited license under all the terms, restrictions, and conditions set out herein; and
     WHEREAS, Harris and Stratex would not have entered into the Formation Agreement without the undertakings contained in this Agreement, and the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties, intending to be legally bound, agree as follows:
     1. Definitions. Unless otherwise defined in this Agreement, any term used but not expressly defined in this Agreement shall have the meaning ascribed to such term in the Formation Agreement.
     “Affiliates” has the meaning assigned to such term by Rule 405 under the Securities Act of 1933, as amended; provided, however, that neither Licensee nor any of its Subsidiaries shall be deemed to be an Affiliate of Licensor or any of Licensor’s other Subsidiaries.

     “Existing Licensee Business Products” means the products of the MCD Business that are in inventory or that have otherwise been manufactured or produced (or manufactured or produced in part) but not sold to a third party as of the Closing Date.
     “Existing Marketing and Promotional Material” means brochures, package inserts, product manuals, data books, signage and other sales, promotional, advertising and marketing material, in whatever medium, of the MCD Business that are for use in connection with Existing Licensee Business Products and that are in inventory or otherwise physically exist as of the Closing Date.
     “Existing Packaging” means containers, boxes, or other packaging materials of the MCD Business that are for use in connection with Existing Licensee Business Products and that are in inventory or otherwise physically exist as of the Closing Date.
     “Licensee Business Products” means Existing Licensee Business Products and New Licensee Business Products.
     “Licensed Trademark” means the trademark applications for, the registrations of and all trademark rights in the “HARRIS” mark identified as Item 1. on Exhibit A hereto.
     “Licensed Trade Name” means the trade name “HARRIS” without a stylized “A”.
     “New Licensee Business Products” means the products and services of Licensee and its Subsidiaries the manufacture or production of which commences after the Closing Date.
     “New Marketing and Promotional Material” means brochures, package inserts, product manuals, data books, signage and other sales, promotional, advertising and marketing material, in whatever medium, that are for use in connection with Licensee Business Products and that are manufactured or produced, or otherwise do not physically exist until, after the Closing Date.
     “New Packaging” means containers, boxes, or other packaging materials that are for use in connection with Licensee Business Products and that are manufactured or produced, or otherwise do not physically exist until, after the Closing Date.
     “Subsidiary” means any subsidiary of any entity that is directly or indirectly wholly-owned by such entity.
     “Stylized Mark” means the trademark applications for, the registrations of and all trademark rights in the “HARRIS” with a stylized “A” mark identified as Item 2. on Exhibit A hereto.
     2. Grant of Limited Trademark License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Subsidiaries for use solely by Licensee and its Subsidiaries, and Licensee accepts from Licensor, a worldwide, royalty free, fully paid-up, non-transferable, non-exclusive license, subject to termination as provided in Section 13 of this Agreement, to use the Licensed Trademark and the Stylized Mark subject to and in accordance with the following limitations:

          (a) with respect to the Existing Licensee Business Products, Existing Marketing and Promotional Material and Existing Packaging only, in connection with the packaging, marketing, sale, licensing, distribution and support of Existing Licensee Business Products by the Licensee and any of its Subsidiaries prior to the 12-month anniversary of the Effective Date in the same manner the Licensed Trademark and the Stylized Mark were used in the MCD Business (as defined in the Formation Agreement) by the Licensor and its Subsidiaries immediately prior to the Closing Date, with time being of the essence; provided, however, that beginning three (3) months after the Effective Date, any such Existing Marketing and Promotional Material and/or Existing Packaging used by Licensee or any of its Subsidiaries shall be stamped, stickered or otherwise imprinted to prominently display Licensee’s corporate name prior to any use thereof; and provided, further, that Licensee and its Subsidiaries shall refrain from all use of Existing Marketing and Promotional Material and/or Existing Packaging after the 12-month anniversary of the Effective Date and shall destroy all Existing Marketing and Promotional Material and/or Existing Packaging which remains in Licensee’s or its Subsidiaries’ possession or control on or prior to the 12-month anniversary of the Effective Date; and
          (b) with respect to the New Licensee Business Products, New Marketing and Promotional Material and New Packaging only, in connection with the packaging, marketing, sale, licensing, distribution and support of Licensee Business Products by the Licensee and any of its Subsidiaries but only if the Licensed Trademark is used as part of the “HARRIS” portion of a combined “HARRIS STRATEX” trademark; provided, however, that when labeling or otherwise marking a New Licensee Business Product, the Licensed Trademark shall be used only as a component of the “HARRIS STRATEX” trademark and not in combination with any other mark(s), word(s) or symbol(s). In addition, the “HARRIS STRATEX” trademark must be displayed without any variation within such trademark in type font, type size, color and boldness, and without any intervening or additional word(s) or symbol(s).
          (c) Notwithstanding anything to the contrary in this Section 2, within three (3) months after the Closing Date, Licensee and its Subsidiaries shall remove the Stylized Mark from all buildings, signs and vehicles used in connection with its business.
     3. Grant of Limited Trade Name License. Licensor hereby grants to Licensee for use solely by Licensee and its Subsidiaries, and Licensee accepts from Licensor, a personal, royalty free, fully paid-up, worldwide, non-transferable, non-exclusive license, subject to termination as provided in Section 13 of this Agreement, to use the Licensed Trade Name subject to and in accordance with the following limitations:
          (a) the Licensed Trade Name may only be used as part of Licensee’s and its Subsidiaries’ corporate and trade names;
          (b) the Licensee may only use the Licensed Trade Name as part of its corporate and/or trade name if its corporate name is “Harris Stratex Networks, Inc.”;
          (c) any corporate or trade name containing the Licensed Trade Name must be used in conjunction with the “Stratex” trade name solely in the following manner: “Harris Stratex” (with a space between the Licensed Trade Name and the “Stratex” trade name);

          (d) except as otherwise provided pursuant to Section 3(f), all those words comprising any corporate or trade name must be displayed without any variation within the corporate or trade name in type font, type size, color and boldness, and without any intervening or additional word(s) or symbol(s); and
          (e) to the extent Licensee incorporates the Licensed Trade Name into the corporate and/or trade name of any of its Subsidiaries, the name of any such Subsidiary shall comprise only “Harris Stratex Networks”, an applicable geographic or country-specific identifier and an applicable corporate form (or other entity) identifier.
          (f) notwithstanding anything to the contrary in this Section 3, Licensee and its Subsidiaries shall not have the right to, and shall not, use the Licensed Trade Name as the Stylized Mark, except as may be permitted by Section 2 of this Agreement.
     4. Non-Use. Licensee acknowledges and agrees that none of Licensee or its Subsidiaries has any right to use the Licensed Trademark, the Stylized Mark or the Licensed Trade Name or any other related marks or names anywhere in the world except pursuant to this Agreement, and that Licensee and its Subsidiaries shall refrain from use of the Licensed Trademark, the Stylized Mark and the Licensed Trade Name except pursuant to this Agreement.
     5. No Transfers; No Sublicensing. None of Licensee or its Subsidiaries shall have the right to transfer, directly or indirectly, its rights under this Agreement or grant sublicenses to the Licensed Trademark, the Stylized Mark or Licensed Trade Name; provided that notwithstanding the foregoing Licensee and its Subsidiaries may authorize persons contracted by Licensee to manufacture its products to affix the Licensed Trademark, the Licensed Trade Name to New Licensee Business Products, New Marketing and Promotional Material and New Packaging in accordance with this Agreement.
     6. Trademark and Logo Selection. Licensee and its Subsidiaries agree to refrain from the adoption or use of any other trademark or trade name or logo that is, or contains any element that is, confusingly similar to the Licensed Trademark, the Stylized Mark or the Licensed Trade Name. Licensee and its Subsidiaries further agree not to use any logo, trademark or trade name including the name “Harris” except as expressly permitted by, and in accordance with, the terms of this Agreement.
     7. Ownership; Validity; Notification of Infringement.
          (a) Licensee and its Subsidiaries acknowledge that the Licensed Trademark, the Stylized Mark and the Licensed Trade Name are the exclusive and sole property of Licensor. All use of the Licensed Trademark, the Stylized Mark and the Licensed Trade Name by Licensee and its Subsidiaries pursuant to this Agreement shall inure solely to Licensor’s benefit. Licensee and its Subsidiaries further agree that neither they nor any of their agents or Affiliates will, at any time, directly or indirectly challenge, contest, call into question or raise any questions concerning (i) Licensor’s ownership or the validity of the Licensed Trade Name, the Licensed Trademark, the Stylized Mark or any registration or application for registration for the Licensed Trademark or the Stylized Mark or (ii) the fact that Licensee’s and its Subsidiaries’ rights under this

Agreement are solely those of a licensee, which rights terminate (except as otherwise set forth in this Agreement) upon termination of this Agreement.
          (b) Licensor agrees that if Licensor receives notice of any pending or written claims, proceedings, hearings or demands alleging that the Licensed Trademark, the Stylized Mark or the Licensed Trade Name infringes or otherwise violates a third party’s proprietary right, or challenging the legality, validity, enforceability or ownership of any of the Licensed Trademark, the Stylized Mark or the Licensed Trade Name, Licensor will notify Licensee in writing promptly following receipt of notice of such claims in order to permit Licensee and its Subsidiaries, at their option, to cease using the Licensed Trademark, the Stylized Mark and the Licensed Trade Name in accordance with this Agreement and/or immediately terminate their license rights under this Agreement.
          (c) Notwithstanding paragraph 7(b), Licensee and its Subsidiaries agree that they will not use and will cease use of the Licensed Trademark and the Stylized Mark immediately and the Licensed Trade Name as soon as reasonably practicable (including changing their respective corporate names, and taking all steps as may be required under applicable corporate law to effect such name change(s)), upon notice from Licensor that, in the sole opinion of Licensor, such use of the Licensed Trademark, the Stylized Mark or the Licensed Trade Name could result in an adverse claim by a third party against either Licensor or Licensee or their respective Affiliates.
          (d) Licensee and its Subsidiaries shall give Licensor prompt written notice of any known or potential infringement known to Licensee or any of its Subsidiaries of the Licensed Trademark, the Stylized Mark or the Licensed Trade Name, and Licensee and its Subsidiaries, at Licensor’s expense, shall render Licensor full cooperation for the protection of the Licensed Trademark, the Stylized Mark and/or the Licensed Trade Name. If Licensor decides to enforce its rights in the Licensed Trademark, the Stylized Mark and/or the Licensed Trade Name against a potential infringement, all recoveries made shall be for the account of Licensor.
          (e) It is understood that Licensee may contest and defend any claims, proceedings, hearings or demands made against Licensee or any of its Subsidiaries by a third party challenging its use of the Licensed Trademark, the Stylized Mark or the Licensed Trade Name but only to the extent that such claim, proceeding, hearing or demand seeks a monetary recovery from Licensee or any of its Subsidiaries.
     8. Compliance, Etc.
          (a) Licensee and its Subsidiaries agree to comply with any reasonable trademark and trade name usage guidelines provided by Licensor to Licensee, as may be established from time to time by Licensor, with respect to the appearance and manner of use of the Licensed Trademark, the Stylized Mark and Licensed Trade Name. Each time Licensee or its Subsidiaries intend to use any form of the Licensed Trademark, the Stylized Mark or the Licensed Trade Name not permitted by such usage guidelines, Licensee or its Subsidiaries, as the case may be, shall submit such form to Licensor for its prior written approval, notwithstanding any previous use by Licensee or its Subsidiaries of such form of the Licensed Trademark, the

Stylized Mark or Licensed Trade Name. Unless Licensor objects or denies approval for such use within thirty (30) Business Days of actual receipt of notice of such use by Licensee (which notice shall reference this section), such use shall be deemed approved by Licensor; provided that the Licensor can by written notice to Licensee (specifying reasonable grounds for such notice) later object to any subsequent use of the Licensed Trademark, the Stylized Mark or the Licensed Trade Name in such a manner and Licensee or its Subsidiaries, as the case may be, shall cease such use of the Licensed Trademark, the Stylized Mark or the Licensed Trade Name as soon as reasonably practicable following the receipt of such notice. Representative specimens showing the use of the Licensed Trademark, the Stylized Mark and/or the Licensed Trade Name by Licensee and its Subsidiaries shall be sent to Licensor from time to time upon its reasonable request.
          (b) Licensee and its Subsidiaries acknowledge that the rights of Licensor in the Licensed Trademark, the Stylized Mark and the Licensed Trade Name are paramount to any right hereby granted to Licensee and its Subsidiaries, and Licensee and its Subsidiaries agree that they will comply in all material respects with all trademark laws and regulations of all countries where the Licensee Business Products are marketed or sold or the Licensed Trademark, the Stylized Mark or the Licensed Trade Name is used by Licensee and its Subsidiaries. Should Licensee’s and its Subsidiaries’ compliance with the laws or regulations of any country result in the potential dilution or loss of trade name or trademark rights of Licensor in the Licensed Trademark, the Stylized Mark or the Licensed Trade Name, Licensee and its Subsidiaries shall take such actions as may be reasonably required by Licensor from time to time to preserve the validity and the strength of the Licensed Trademark, the Stylized Mark and/or the Licensed Trade Name.
          (c) At the reasonable request of Licensor, Licensee and its Subsidiaries agree to promptly provide to Licensor a list of countries in which Licensee and its Subsidiaries intend to market or sell the Licensee Business Products during the term of this Agreement or otherwise conduct business using the Licensed Trade Name. Licensee and its Subsidiaries, at Licensor’s expense, shall cooperate in assisting Licensor with filing or registering this Agreement (or relevant portions thereof) in countries requiring the same, provided that if such filing requirement results solely from Licensee’s or its Subsidiaries or their respective Affiliates’ use of the Licensed Trademark, the Stylized Mark or Licensed Trade Name, then Licensee shall be responsible for all expenses associated with complying with such filing requirement.
     9. Quality Control. To protect the value of the Licensed Trademark and the Stylized Mark, Licensee and its Subsidiaries agree that, during the term of this Agreement and for so long as Licensee or any of its Subsidiaries is using the Licensed Trademark, the Stylized Mark or the Licensed Trade Name, the Licensee Business Products manufactured, marketed and/or sold by Licensee and its Subsidiaries will be substantially equivalent, at a minimum, in quality to the Licensee Business Products presently being manufactured and sold by the Licensor as of the Closing Date with respect to materials, workmanship, and performance. Licensee and its Subsidiaries shall not use the Licensed Trademark, the Stylized Mark or the Licensed Trade Name in any manner which might reasonably be expected to tarnish, disparage or reflect adversely on Licensor or any of its Affiliates or the Licensed Trademark, the Stylized Mark or the Licensed Trade Name. Licensee and its Subsidiaries shall comply in all material respects with all applicable laws and regulations in the manufacture, sale, distribution and marketing of the Licensee Business Products, Existing Packaging, New Packaging, Existing Marketing and Promotional Material, and New Marketing and Promotional Material bearing the Licensed Trademark, the Stylized Mark or the Licensed Trade Name, and Licensee and its Subsidiaries shall use all legends, notices, and markings as required by applicable law. Licensor reserves the right to inspect the quality of the Licensee Business Products manufactured, sold, leased, distributed or marketed by Licensee and its Subsidiaries under the Licensed Trademark, the Stylized Mark or the Licensed Trade Name in order to ensure that the quality is as aforesaid and for the purpose of maintaining in full force and effect Licensor’s rights to and in the Licensed Trademark, the Stylized Mark and the Licensed Trade Name under applicable laws. From time to time, and at Licensor’s expense, Licensor may send representatives to the plants of Licensee and its Subsidiaries (or their contract manufacturers) to consult with and advise Licensee and its Subsidiaries with respect to Licensee’s and its Subsidiaries’ quality control of the Licensee Business Products; provided that Licensor shall provide Licensee with five (5) Business Days prior written notice of such visits, that such visits shall be conducted during Licensee’s normal business hours and in a manner so as not to disrupt Licensee’s business operations, and Licensor’s representatives agree to a reasonable confidentiality agreement provided by Licensee and to comply with Licensee’s (or its contract manufacturer’s) then-current security practices and procedures on each visit. In response to any reasonable request by Licensor, Licensee and its Subsidiaries shall, from time to time, at Licensor’s option, send to Licensor one or more of the following: (i) copies of Licensee’s and its Subsidiaries’ quality assurance tests, or equivalents, conducted on the Licensee Business Products, (ii) representative samples of the Licensee Business Products (free of cost and at the expense of Licensee) or (iii) a written certification that all Licensee Business Products sold by Licensee or any of its Subsidiaries during the relevant period have been at least equivalent in quality to the Licensee Business Products presently being manufactured and sold by Licensor immediately prior to the Closing with regard to material, workmanship and performance. Nothing in this agreement shall prohibit Licensor from acquiring Licensee Business Products independently or otherwise independently verifying Licensee’s or its Subsidiaries’ adherence to the quality standards set forth in this Section 9.
     10. Coordination. At the request of Licensor, Licensee shall assign and identify an employee to be responsible for coordinating the communications with Licensor concerning the administrative matters involved in the performance under this Agreement.
     11. Disclaimer of Warranty. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY, AVAILABILITY OR ADEQUACY OF THE LICENSED MARKS OR THE LICENSED TRADE NAME, AND LICENSOR MAKES NO EXPRESS, STATUTORY OR IMPLIED REPRESENTATIONS OR WARRANTIES, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, NO ENCUMBRANCES AND WARRANTIES ARISING THROUGH COURSE OF DEALING OR USAGE OF TRADE, AND LICENSOR HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES.

     12. Limitation of Liability; Indemnification; Limitation of Damages.
          (a) Licensor assumes no responsibility or obligation to Licensee and its Subsidiaries pursuant to this Agreement regarding the safety, reliability, performance, or marketability of any Licensee Business Products manufactured, marketed and/or sold by Licensee and its Subsidiaries, whether or not such goods are in compliance with Section 9.
          (b) Licensee and its Subsidiaries agree that none of Licensor and its Affiliates and their respective, officers, directors, employees, stockholders, agents, representatives, successors and assigns (each, a “Licensor Indemnified Person” and collectively, the “Licensor Indemnified Persons”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Licensee or any of its Affiliates for or in connection with the licenses granted by Licensor pursuant to this Agreement or any other transactions contemplated by this Agreement, or any Licensor Indemnified Person’s actions or inactions in connection with any such licenses or transactions, except for damages which have directly resulted from such Licensor Indemnified Person’s gross negligence or willful misconduct in connection with any such licenses, transactions, actions or inactions.
          (c) Licensee shall indemnify, defend and hold harmless each Licensor Indemnified Person from and against all Losses, and shall reimburse each Licensor Indemnified Person for all reasonable expenses (including reasonable attorneys’ fees) as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Licensor Indemnified Person is a party (each, an “Action”), based upon, related to, arising out of, or in connection or associated with (i) the licenses granted by Licensor pursuant to this Agreement or any other transaction contemplated by this Agreement, or any Licensor Indemnified Person’s actions or inactions in connection with any such licenses or transactions, provided, that no Licensee Indemnified Person (as herein defined) will be responsible for any damages of any Licensor Indemnified Person that have directly resulted from such Licensor Indemnified Person’s gross negligence or willful misconduct in connection with any such licenses, transactions, actions, or inactions; (ii) the manufacture, quality, safety, reliability, performance, or marketability of any of the Licensee Business Products manufactured, produced, marketed or sold by Licensee or its Subsidiaries; (iii) any injury to persons or property due to the use of Licensee Business Products manufactured, produced, marketed or sold by Licensee or its Subsidiaries; (iv) the Licensee’s or its Subsidiaries’ use of the Licensed Trademark, the Stylized Mark or the Licensed Trade Name; provided, however, that Licensee shall have no obligation to indemnify any Licensor Indemnified Person pursuant to any of the foregoing clauses (i)-(iv) with respect to any Action that is identified as an Excluded Liability (as such term is defined in the Formation Agreement).
          (d) Licensor shall indemnify, defend and hold harmless Licensee and its Affiliates and their respective, officers, directors, employees, stockholders, agents, representatives, successors and assigns (each, a “Licensee Indemnified Person” and collectively, the “Licensee Indemnified Persons”) from and against all Losses, and shall reimburse each Licensee Indemnified Person for all reasonable expenses (including reasonable attorneys’ fees) as they are incurred in investigating, preparing, pursuing or defending any Action only to the extent such Losses (i) arise directly out of the gross negligence or willful misconduct of any Licensor Indemnified Person in connection with the licenses granted by Licensor pursuant to this Agreement or (ii) are identified as an Excluded Liability (as such term is defined in the Formation Agreement).
          (e) The indemnification procedures set forth in Section 12.2(b) and Section 12.4 of the Formation Agreement shall apply to any claims for indemnification brought pursuant to this Article 3.
          (f) EXCEPT PURSUANT TO THE INDEMNITY OBLIGATIONS UNDER THIS SECTION 12, NEITHER LICENSOR SHALL BE LIABLE TO ANY LICENSEE INDEMNIFIED PERSON NOR LICENSEE SHALL BE LIABLE TO ANY LICENSOR INDEMNIFIED PERSON, IN EITHER CASE, IN ANY MANNER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE, EXCEPT THAT THE FOREGOING LIMITATION OF DAMAGES HAS NO APPLICATION WHERE THE DAMAGES RESULT FROM LICENSEE’S OR ANY OF ITS AFFILIATES’ USE OF THE LICENSED TRADEMARK, THE STYLIZED MARK OR THE LICENSED TRADE NAME IN MATERIAL BREACH OR DEFAULT OF ANY TERM, PROVISION OR LIMITATION SET FORTH IN THIS AGREEMENT, OR OTHERWISE OUTSIDE OF THE SCOPE OF THIS AGREEMENT.
     13. Termination.
          (a) Licensor shall have the right to terminate this Agreement and the licenses granted under this Agreement: (i) if Licensee or any of its Subsidiaries shall materially default in performing any of the terms and conditions of this Agreement and shall fail to remedy such material default within thirty (30) days after receiving written notice thereof (the “Notice Date”) from Licensor; provided, however, that if such default can be remedied but cannot be so remedied within such thirty (30) day period notwithstanding the exercise of commercially reasonable efforts by the Company to do so, within thirty (30) days after the Notice Date Licensee shall create a program designed to remedy such default as soon as reasonably possible but no later than six (6) months from the Notice Date and Licensee shall then use commercially reasonable efforts remedy such default as soon as possible, and Licensor shall have the right to terminate this Agreement and the licenses granted under this Agreement if such default is not remedied within six months after the Notice Date; provided, further, that in the event of a material default of Section 9 by Licensee or any of its Subsidiaries which affects some but not all of the Licensee Business Products, such termination shall be applicable only as to the Licensee Business Products affected by such default; (ii) upon written notice to Licensee in the event that Licensee or any of its Subsidiaries shall be adjudged bankrupt, become insolvent, make an assignment for the benefit of creditors, have a receiver or trustee appointed, file a petition for bankruptcy, or initiate reorganization proceedings or take steps toward liquidation of a substantial part of its property or assets; or (iii) upon six (6) months written notice to Licensee at any time Licensor no longer is entitled to cast a majority of the Total Voting Power (as such term is defined in the Investor Agreement).
          (b) Licensee may terminate the licenses granted under this Agreement at any time for any reason or no reason upon providing written notice to Licensor.

          (c) Upon termination of this Agreement, the licenses granted under this Agreement shall terminate, and Licensee and its Subsidiaries shall discontinue and cease use of (i) the Licensed Trademark and, the Stylized Mark immediately and (ii) the Licensed Trade Name as soon as reasonably practicable but in any event no more than 90 days (including changing their respective corporate names, and taking all steps as may be required under applicable corporate law to effect such name change(s)); provided, however, in the case of a termination pursuant to Section 13(a), Licensee and its Subsidiaries shall cease using the Licensed Trade Name immediately.
          (d) Upon the termination of this Agreement, Licensee and its Subsidiaries expressly agree not to use any marks or logos that may be confusingly similar to the Licensed Trademark, the Stylized Mark or the Licensed Trade Name.
          (e) This provisions of Sections 12 through 29, inclusive shall survive the termination of this Agreement.
     14. Governing Law and Venue; Waiver of Jury Trial.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any such Delaware State or Federal court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 22 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
     15. Injunction. The parties agree that each party shall have the right to a claim for injunctive relief in the event of any repudiation or breach or attempted repudiation or breach, of any term or condition hereunder, and acknowledge that for any such claim, a remedy at law may be inadequate.
     16. Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of this Agreement.
     17. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
     18. Relationship of the Parties. Licensor has no authority (express, implied or apparent) to represent Licensee as to any matters or to incur any obligations or liability on behalf of Licensee, and Licensor shall not be, act as, purport to act as, or be deemed to be, the agent, representative, employee or servant of Licensee. Licensee and its Subsidiaries have no authority (express, implied or apparent) to represent Licensor as to any matters or to incur any obligations or liability on behalf of Licensor, and Licensee and its Subsidiaries shall not be, act as, purport to act as, or be deemed to be, the agent, representative, employee or servant of Licensor. No partnership, joint venture, association, alliance, syndicate, or other entity, or fiduciary, employee/employer, principal/agent or any relationship other than that of independent contractors is created hereby, expressly or by implication.
     19. Entire Agreement; Controlling Provisions. This Agreement and any Schedules and Exhibits attached hereto constitute the entire agreement between the parties relating to the subject matter hereof and thereof and any and all prior arrangements, representations, promises, understandings and conditions in connection with said matters and any representations, promises or conditions not expressly incorporated herein or therein or expressly made a part hereof or thereof shall not be binding upon any party. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and any of the Exhibits to this Agreement, the provisions of the Exhibits shall control with respect to the rights and obligations of the parties regarding the Licensed Trademark, the Stylized Mark and the Licensed Trade Name. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Formation Agreement, the provisions of this Agreement shall control solely with respect to the rights and obligations of the parties regarding the Licensed Trademark, the Stylized Mark and the Licensed Trade Name.
     20. Amendments; Waiver. Unless otherwise expressly provided herein, this Agreement may be amended or any performance, term or condition waived in whole or in part only by a writing signed by persons authorized to so bind each party (in the case of an amendment) or the waiving party (in the case of a waiver). No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
     21. Assignment. Licensee and its Subsidiaries may not assign this Agreement or any rights, benefits, obligations or remedies hereunder (including without limitation through a sublicense or by operation of Law through a merger or other similar transaction) without the prior written consent of Licensor, which consent may be withheld in Licensor’s sole discretion. No such permitted assignment shall relieve Licensee or any of its Subsidiaries of its obligations hereunder, and any attempt so to assign or to delegate any of the foregoing without such consent shall be void and of no effect. Licensor has the right to assign this Agreement to any subsequent owner of the Licensed Trademark, the Stylized Mark or the Licensed Trade Name, provided that such assignee agrees in writing to be bound to Licensee by all of the terms and conditions of this Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns.
     22. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Licensor: Harris Corporation 1025 West NASA Blvd. Melbourne, FL 32919 Attn: Scott T. Mikuen fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Mitch Evander
fax: (321) 674-2513

if to Licensee:

Harris Stratex Networks, Inc.

fax:
Attention:

with a copy to (which shall not constitute notice):

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally-recognized overnight courier, if sent by nationally-recognized overnight courier.
     23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
     24. Effectiveness. This Agreement shall become effective only when one or more counterparts shall have been signed by each party and delivered to each other party.
     25. No Third-Party Beneficiaries. Except with respect to the indemnification rights under Section 12 of this Agreement, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provision herein contained.
     26. Fees. In any action or proceeding related to or arising out of the enforcement of, or defense against, any provision of this Agreement, the non-prevailing party in such action or proceeding shall pay, and the prevailing party shall be entitled to, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the prevailing party incurred in connection with such action or proceeding.
     27. Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The parties and their respective counsel have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein and whenever the context requires, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and (f) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement.
     28. Contract Provision. Licensee agrees that it shall, and shall cause each of its Subsidiaries, to include a provision in each contract to which it becomes a party on or after the Effective Date which provides in substance that the other party to such contract acknowledges and agrees that Licensor and Licensee or its Subsidiary, as the case may be, are separate legal entities and that such contract and the duties and obligations of Licensee or its Subsidiaries, as the case may be, thereunder and the performance thereof are in no way no binding upon or guaranteed by Licensor. Licensee or its Subsidiaries shall not be obligated to comply with this Section 28 at such time as the corporate name of Licensee or such Subsidiary, as the case may be, does not include the Licensed Trade Name.
     29. Management of Enforcement by Licensee. Licensor agrees that a majority of the Class A Directors (as defined in the Investor Agreement) shall have the sole and exclusive right to exercise and enforce any rights under this Agreement which Licensee or any of its Subsidiaries are entitled to enforce against Licensor after the Closing. In addition, any amendment to or waiver of the terms of this Agreement by Licensee in accordance with Section 20 shall require the approval of a majority of the Class A Directors.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers all as of this day and year first above mentioned.

HARRIS CORPORATION, as Licensor
By:	/s/
Title:

HARRIS STRATEX NETWORKS, INC., as Licensee
By:	/s/
Title:

EXHIBIT 10
LEASE AGREEMENT

     THIS LEASE AGREEMENT (this “Lease”) is made by and between Harris Corporation (“Landlord”) with its address at 1025 West NASA Boulevard, Melbourne, Florida 32919 and Harris Stratex Networks, Inc. a corporation organized under the laws of Delaware (“Tenant”) with its address at [tbd] and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.
1. Summary of Terms and Certain Definitions.
     (a)“PREMISES”(§2): Approximate rental square feet 23,707

Address:	1025 West Nasa Blvd. Building C Melbourne, Florida 32919
     (b)“TERM” two (2) years plus any partial month from the Commencement Date (“Initial Term”). In addition to the Initial Term, two (2) one-year options may be exercised by Tenant provided Tenant and Landlord agree to a Annual Rental rate for each option year (“Extended Term”).
          (i) “COMMENCEMENT DATE”: See Commencement Certificate Form
          (ii) “EXPIRATION DATE”: See Section 5
     (c) Minimum Rent (§6) & Operating Expenses (§7)
          (i) “RENT” — Monthly Rental Rate during the Term — [               ]
          (ii)“TAX” — Florida 6% Rate (7(b)) — Monthly tax rate — [               ]
TOTAL MONTHLY RENTAL RATE — [               ]
          Increased as follows:

	Annual	Monthly

1-Option Year	To be negotiated but in	One twelfth of the
1	no event less than 103%	negotiated annual rate
of the previous annual
rate

2-Option Year	To be negotiated but in	One twelfth of the
2	no event less than 103%	negotiated annual rate
of the previous annual
rate
     (d) “USE” (§4): General office purposes (excluding any “place of public accommodation”).
     (e) “SECURITY DEPOSIT”(§28): none
     (f) “CONTENTS”: This Lease consists of the Index, pages 1 through 16 containing Sections 1 through 29 and the following, all of which are attached hereto and made a part of this Lease:

Exhibits:	“A” — Plan showing Premises	“C” — Building Rules
“B” — Commencement
Certificate Form
2. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises as shown on attached Exhibit “A” within the Building (the Building and the areas outside the building intended for exclusive use of Tenant and the other occupants of the Building, the “Property”), together with the non-exclusive right with Landlord and other occupants of the Building to use Common Areas, as defined below, and the fixtures and furniture currently installed or located in the Premises.
3. Acceptance of Premises. Tenant has examined and knows the condition of the Property, the zoning, streets, sidewalks, parking areas, curbs and access ways adjoining it, visible easements, any surface conditions and the present uses, and the fixtures and furniture currently installed or located in the Premises, and Tenant accepts them in the condition in which they now are, without relying on any representation, covenant or warranty by Landlord. Tenant and its agents shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times prior to the Commencement Date, to enter the Premises for the purpose of taking measurements and installing its furnishings and equipment; provided that the Premises are vacant and Tenant obtains Landlord’s prior written consent.
4. Use; Compliance.
          (a) Permitted Use. Tenant shall occupy and use the Premises for and only for the Use specified in Section 1(d) above and in such manner as is lawful, reputable, and will not create any nuisance or otherwise interfere with any other tenant’s normal operations or the management of the Building. Without limiting the foregoing, such Use shall exclude any use that would cause the Premises or the Property to be deemed a “place of public accommodation” under the Americans with Disability Act (the “ADA”) as further described in the Building Rules (defined below). All Common Areas shall be subject to Landlord’s exclusive control and management at all times. Tenant shall not use or permit the use of any portion of the Common Areas for other than their intended use.
          (b) Compliance. From and after the Commencement Date, Tenant shall comply promptly, at its sole expense, with all laws (including the ADA), ordinances, notices, orders, rules, regulations and requirements regulating the Property during the Term which impose any duty upon Landlord or Tenant with respect to use, occupancy of, or Tenant’s installations in or upon, the Property including the Premises, (as the same may be amended by Landlord from time to time, the “Building Rules”). Tenant shall be responsible, at its sole expense, for the cost of any alterations or improvements to the Property required by applicable law (including the ADA), ordinances, notices, orders, rules, regulations and requirements (“Required Alterations”) which arise by virtue of any alterations made by Tenant or its employees, agents, contractors, licensees or invitees (“Agents”) or by any Use by Tenant or its Agents other than specified in Section 1(d) above. Landlord shall be responsible, at its sole expense, for all other Required Alterations.
          (c) Environmental. Tenant shall comply, at its sole expense, with all Laws and Requirements as set forth above, all manufacturers’ instructions and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, petroleum products, toxic or radioactive matter used or stored by Tenant on the Premises (the “Restricted Activities”). Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information prepared by manufacturers, importers or suppliers of any entity regulating any Restricted Activities.
          (d) Notice. If at any time during or after the Term, Tenant becomes aware of any inquiry, investigation or proceeding regarding the Restricted Activities or becomes aware of any claims, actions or investigations regarding the ADA, Tenant shall give Landlord written notice, within 5 days after first learning thereof, providing all available information and copies of any notices.

5. Term and Termination.
          (a) The Initial Term of this Lease shall commence on the Commencement Date and shall end at 11:59 p.m. on the last day of the Initial Term (the “Expiration Date”), without the necessity for notice from either party, unless sooner terminated in accordance with the terms hereof. Tenant shall confirm the Commencement Date and Expiration Date by executing a lease commencement certificate in the form attached as Exhibit “B”. In addition to the Initial Term, Tenant will have two (2) one-year options to renew this Lease (“Extended Term”). Tenant may exercise each option to renew the lease for an additional year provided Landlord and Tenant have agreed to the Annual Rental Rate for the option year being exercised. The parties to this Lease have agreed that the Annual Rental Rate for any option year shall in no event be less than one hundred and three (103%) percent of the prior Annual Rental Rate. In the event the parties are unable to agree to the Annual Rental Rate, then the lease shall not be renewed. Landlord shall have no responsibility or liability to Tenant in the event the parties are unable to agree to the Annual Rental Rate for each option year. Any and all exercises of an option shall be in writing given by Tenant at least ninety (90) days prior to the then-current expiration date, and a writing setting forth the agreed Annual Rental Rate applicable to any Extended Term shall be executed by both Parties and incorporated into this Lease as an amendment thereto.
          (b) Tenant shall have the option of termination this Lease at any time upon ninety (90) days prior written notice to Landlord provided that, unless otherwise agreed by the parties, Tenant shall pay, as an early termination fee and not as a penalty, (x) if such termination occurs during the first year of the Term one (1) full year’s Rent, and (y) if such termination occurs thereafter, the lesser of (i) six (6) months’ Rent and (ii) the Rent for the then-remaining Term of this Lease.
6. Annual Rent. Tenant agrees to pay to Landlord the Annual Rent in equal monthly installments in the amount set forth in Section 1(c) (as increased at the beginning of each option lease year as set forth in Section 1(c), in advance, on the first day of each calendar month during the Term, without notice, designates otherwise, provided that rent for the first full month shall be paid at the signing of this Lease. If the Commencement Date falls on a day other than the first day of a calendar month, the rent shall be apportioned pro rata on a per diem basis for the period from the Commencement Date until the first day of the following calendar month and shall be paid on or before the Commencement Date. As used in this Lease, the term “lease year” for any option year means the period from the anniversary of the Commencement Date if it falls on the first day of a calendar month and of the first day of the succeeding calendar month if it does not through the succeeding 12 full calendar months. This Lease as stated above is for an initial lease period of two (2) years plus any partial month between the Commencement Date and the first day of the next succeeding calendar month. For each exercisable Extended Term, the lease year shall mean the successive 12 month period thereafter.
7. Operation of Property; Expenses.
          (a) Payment of Operating Expenses. Included in the Annual Rental Rate are the expenses for operating and maintaining the Premises which costs may include by way of example rather than limitation: insurance premiums, fees, impositions, maintenance, service contracts, management and administrative fees, governmental permits, overhead expenses, costs of furnishing water, sewer, gas, fuel, electricity, other utility services, janitorial service, trash removal, security services, landscaping and grounds maintenance, and the cost of any other items attributable to operating or maintaining any or all of the Property excluding any costs which under generally accepted accounting principles are capital expenditures; provided, however, that annual operating costs also shall include the annual amortization (over an assumed useful life of ten years) of the costs (including financing charges) of building improvements made by Landlord to the Property after the Commencement Date that are required by any governmental authority or for the purpose of reducing operating expenses or directly enhancing the safety of tenants in the Building generally. Items specifically not included in the expenses for operating the Property shall be associated with operating each of these examples. Such expenses shall be the responsibility of Tenant, separate and apart from the amount owed Landlord under this Agreement. Landlord agrees to make access to telecommunications services available, to the same extent as they are at the Commencement Date of this Lease, however the cost of such service are in addition to the Annual Rental Rate and is borne by the Tenant.
          (b) Impositions. As used in this Lease “impositions” refer to all levies, taxes (including sales taxes and gross receipt taxes) and assessments, which are applicable to the Term, and which are imposed by any authority or under any law, ordinance or regulation thereof, or pursuant to any recorded covenants or agreements, and the reasonable cost of contesting any of the foregoing, upon or with respect to the Property or any part thereof, or any improvements thereto. Florida Statutes §212.031 requires a sales tax on monthly rental. Such tax is currently six percent (6%) of the monthly rental amount. Tenant shall pay to Landlord with the monthly payment of Rent any imposition imposed directly upon this Lease or the Rent (defined in Section 7(g)) or amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest herein.
               (i) Nothing herein contained shall be interpreted as requiring Tenant to pay any income, excess profits or corporate stock tax imposed or assessed upon Landlord.
               (ii) If it shall not be lawful for Tenant to reimburse Landlord for any of the impositions, the Annual Rent shall be increased by the amount of the portion of such imposition allocable to Tenant, unless prohibited by law.
          (c) Insurance.
               (i) Property. Landlord shall keep in effect insurance against loss or damage to the Building or the Property by fire and such other casualties as may be included within fire, extended coverage and special form insurance covering the full replacement cost of the Building (but excluding coverage of Tenant’s personal property in, and any alterations by Tenant to, the Premises), and such other insurance as Landlord may reasonably deem appropriate or as may be required from time-to-time by any mortgagee.
               (ii) Liability. Tenant, at its own expense, shall keep in effect comprehensive general public liability insurance with respect to the Premises and the Property, including contractual liability insurance, with such limits of liability for bodily injury (including death) and property damage as $1,000,000 per occurrence and a general aggregate limit of not less than $2,000,000 (which aggregate shall not limit the liability of Tenant hereunder. The policy of comprehensive general public liability insurance also shall name Landlord and Landlord’s agent as additional insured parties with respect to the Premises, shall be written on an “occurrence” basis and not on a “claims made” basis, shall provide that it is primary with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, shall provide that it shall not be cancelable or reduced without at least 30 days prior written notice to Landlord and shall be issued in form satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Property is located and which has at all times during the Term a rating of no less than A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date, and subsequently renewals of, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.
               (iii) Waiver of Subrogation. Landlord and Tenant shall have included in their respective property insurance policies waivers of their respective insurers’ right of subrogation against the other party. If such a waiver should be unobtainable or unenforceable, then such policies of insurance shall state expressly that such policies shall not be invalidated if, before a casualty, the insured waives the right of recovery against any party responsible for a casualty covered by the policy.
               (iv) Increase of Premiums. Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional rent promptly upon being billed.
          (d) Repairs and Maintenance; Common Areas; Building Management.
               (i) Tenant at its sole expense shall maintain the Premises in a neat and orderly condition.
               (ii) Landlord shall make available to Tenant Common Areas generally made available to other tenants. “Common Areas “ means all areas and facilities outside the Premises and within the exterior boundary line of the Property that are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Property and their respective employees, suppliers, customers and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, cafeterias, elevators, parking areas, roadways and sidewalks located in Building C. Tenants shall request Landlord’s prior written consent to use or occupy any other area located on Campus. As used herein, the term “Campus” shall mean the buildings and surrounding areas located in close proximity of the Premises and generally used and occupied by Landlord.
               (iii) Landlord shall make all necessary repairs to the Premises, the Common Areas and any other improvements located on the Property, provided that Landlord shall have no responsibility to make any repair until Landlord receives written notice of the need for such repair. Landlord shall operate and manage the Property and shall maintain all Common Areas and any paved area appurtenant to the Property in a clean and orderly condition. Landlord reserves the right to make alterations to the Common Area from time to time.
               (iv) Notwithstanding anything herein to the contrary, Landlord shall not bear the expense of any repairs and replacements to the Property including the Premise requested by and for the Tenant’s use, occupancy or alteration of, or made at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds to Landlord. Tenant shall not bear the expense of any repairs or replacements to the Property arising out of or caused by Landlord’s or any other tenant’s use, occupancy or alteration of, or any other tenant’s installation in or upon, the Property or by any act or omission of any other tenant or any other tenant’s Agents.
          (e) Utilities.
               (i) Landlord will furnish the Premises with electricity, heating and air conditioning for the normal use and occupancy of the Premises as general offices between 7:00 a.m. and 8:00 p.m., Monday through Friday (legal holidays excepted). If Tenant shall require electricity or install electrical equipment including but not limited to electrical heating, refrigeration equipment, electronic data processing machines, or machines or equipment using current in excess of 110 volts, which will in any way increase the amount of electricity usually furnished for use as general office space, or if Tenant shall attempt to use the Premises in such a manner that the services to be furnished by Landlord would be required during periods other than or in addition to business hours referred to above, Tenant will obtain Landlord’s prior written approval and will pay for the resulting additional direct expense, including the expense resulting from the installation of such equipment and meters, as additional rent promptly upon being billed. Landlord shall not be responsible or liable for any interruption in utility service, nor shall such interruption affect the continuation or validity of the lease.

               (ii) If at any time utility services supplied to the Premises are separately metered, the cost of installing Tenant’s meter and the cost of such separately metered utility service shall be paid by Tenant promptly upon being billed.
          (f) Janitorial Services. Landlord will provide Tenant with trash removal and janitorial services five (5) days a week, Monday through Friday.
          (g) “Rent.” The term “Rent” as used in this Lease means the Annual Rent (which includes the Operating Expenses), Florida Taxes (see paragraph 7(b) herein) and any other additional rent or sums payable by Tenant to Landlord pursuant to this Lease, all of which shall be deemed rent for purposes of Landlord’s rights and remedies with respect thereto. Tenant shall pay all Rent to Landlord within 30 days after Tenant is billed, unless otherwise provided in this Lease, and interest shall accrue on all sums due but unpaid.
8. Signs. Landlord, at Tenant’s expense, will place Tenant’s name and suite number on the Building standard sign and on or beside the entrance door to the Premises. Except for signs which are located wholly within the interior of the Premises and not visible from the exterior of the Premises, no signs shall be placed on the Property without the prior written consent of Landlord. All signs installed by Tenant shall be maintained by Tenant in good condition and Tenant shall remove all such signs at the termination of this Lease and shall repair any damage caused by such installation, existence or removal.
9. Alterations and Fixtures.
          (a) Subject to Section 10, Tenant shall have the right to install its trade fixtures in the Premises, provided that no such installation or removal thereof shall affect any structural portion of the Property nor any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant. At the expiration or termination of this Lease or any Extended Term, at the option of Landlord or Tenant, Tenant shall remove such installation(s) and, in the event of such removal, Tenant shall repair any damage caused by such installation or removal; if Tenant, with Landlord’s written consent, elects not to remove such installation(s) at the expiration or termination of this Lease, all such installation shall remain on the Property and become the property of Landlord without payment by Landlord.
          (b) Except for non-structural changes which do not exceed $5,000 in the aggregate, Tenant shall not make or permit to be made any alterations to the Premises without Landlord’s prior written consent. Tenant shall pay the costs of any required architectural/engineering reviews. In making any alterations, (i) Tenant shall deliver to Landlord the plans, specifications and necessary permits, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord’s agent as additional insureds, at least 10 (ten) days prior to commencement thereof, (ii) such alterations shall not impair the structural strength of the Building or any other improvements or reduce the value of the Property or affect any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant, (iii) Tenant shall comply with Section 10 and (iv) the occupants of the Building and of any adjoining property shall not be disturbed thereby. All alterations to the Premises by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time all such alterations shall remain on the Property and become the property of Landlord without payment by Landlord unless Landlord gives written notice to Tenant to remove the same, in which event Tenant will remove such alterations and repair any resulting damage. At Tenant’s request prior to Tenant making any alterations, Landlord shall notify Tenant in writing, whether Tenant is required to remove such alterations at the expiration or termination of this Lease.

10. Mechanics’ Liens. Tenant shall not suffer any mechanic’s lien to be filed against the Premises by reason of work, labor, services or materials performed or furnished to Tenant or anyone holding the Premises, or any part hereof, through or under Tenant. If any mechanic’s lien or any notice of intention to file a mechanic’s lien shall at any time be filed against the Premises, Tenant shall at Tenant’s cost, within fourteen (14) days after knowledge or notice of the filing of any mechanic’s lien, cause the same to be removed or discharged of record by payment, bond, order of a court of competent jurisdiction, or otherwise.
If Tenant shall fail to remove or discharge any mechanic’s lien or any notice of intention to file a mechanic’s lien within the prescribed time, then in addition to any other right or remedy of Landlord, Landlord may, at its option, procure the removal or discharge of the same by payment or bond or otherwise. Any amount paid by Landlord for such purpose, together with all legal and other expenses of Landlord in procuring the removal or discharge or such lien or notice of intention and together with interest thereon at the highest permissible rate, shall be and become due and payable by Tenant to Landlord as additional rent, and in the event of Tenant’s failure to pay therefor within fifteen (15) days after demand, the same shall be added to and be due and payable with the next month’s rent.
Nothing contained in this Lease shall be construed as consent on the part of Landlord to subject Landlord’s estate in the Premises to any lien or liability arising out of Tenant’s use or occupancy of the premises.
11. Landlord’s Right to Relocate Tenant; Right of Entry.
          (a) Landlord may cause Tenant to relocate from the Premises to a comparable space (“Relocation Space”) within the Building or within a five (5) mile radius of the Building by giving written notice to Tenant at least sixty (60) days in advance, provided that Landlord shall pay for all reasonable costs of such relocation. Such relocation shall not terminate, modify or otherwise affect this Lease except that “Premises” shall refer to the Relocation Space rather than the location identified in Section 1(a) and the Rent shall be proportionately reduced if the net usable area in the Relocation Space is smaller than that of the Premises.
          (b) Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in the event of an emergency) for the purpose of inspection, maintenance or making repairs, alterations or additions as well as to exhibit the Premises for the purpose of sale or mortgage and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising the foregoing rights, but shall not be liable for any loss of occupation or quiet enjoyment thereby occasioned.
          (c) Tenant shall be responsible for all costs incurred by Tenant when Tenant vacates or relocates from the leased Property or any moves made within the Property when such move is made at the sole request and convenience of Tenant.
12. Damage by Fire or Other Casualty.
          (a) If the Property or Building shall be damaged or destroyed by fire or other casualty, Tenant promptly shall notify Landlord and Landlord, subject to the conditions set forth in this Section 12, shall repair such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures or alterations installed by Tenant. Landlord shall notify Tenant in writing, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this Lease effective as of the date of casualty by giving written notice to the other within 10 days after Landlord’s notice.
          (b) Landlord shall maintain a 12 month rental coverage endorsement or other comparable form of coverage as part of its fire extended coverage and special form insurance. Tenant will receive an abatement of its Rent to the extent the Premises are rendered untenantable as determined by the carrier providing the rental coverage endorsement.
13. Condemnation.
          (a) Termination. If (i) all of the Premises are taken by a condemnation or otherwise for any public or quasi-public use, (ii) any part of the Premises is so taken and the remainder thereof is insufficient for the reasonable operation of Tenant’s business or (iii) any of the Property is so taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Property, then this Lease shall terminate and all unaccrued obligations hereunder shall cease as of the day before possession is taken by the condemnor.
          (b) Partial Taking. If there is a condemnation and this Lease has not been terminated pursuant to Section 13(a), (i) Landlord shall restore the Building and the improvements which are a part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which the condemnor took possession and (ii) the obligations of Landlord and Tenant shall be unaffected by such condemnation except that there shall be an equitable abatement of the Rent according to the rental value of the Premises before and after the date upon which the condemnor took possession and/or the date Landlord completes such restoration.
          (c) Award. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord. Except as aforesaid and except as set forth in (d) below, Tenant hereby assigns all claims against the condemnor to Landlord.
          (d) Temporary Taking. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any rental abatement. Any award for such temporary taking during the Term shall be applied first, to Landlord’s costs of collection and, second, on account of sums owing to Tenant hereunder, and if such amounts applied on account of sums owing by Tenant hereunder should exceed the entire amount owing by Tenant for the remainder of the Term, the excess will be paid to Tenant.
14. Non-Abatement of Rent. Except as otherwise expressly provided as to damage by fire or other casualty in Section 12(b) and as to condemnation in Section 13(b), there shall be no abatement or reduction of the Rent for any cause whatsoever, and this Lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.
15. Indemnification of Landlord. (a) Subject to Sections 7(c)(iii) and 16, Tenant will protect, indemnify and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term, except to the extent such loss, injury or damage was caused by the negligence of Landlord or its Agents. In case any action or proceeding is brought against Landlord and/or its Agents by reason of the foregoing, Tenant, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Landlord and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Tenant and approved by Landlord and its Agents. Tenant’s obligations pursuant to this Section 15 shall survive the expiration or termination of this Lease.
          (b) Landlord shall indemnify and hold harmless Tenant, its agents and employees from any and all damages, claims, causes of action, fines, penalties, losses, liabilities, judgment and expenses directly incurred as a result of (i) claims advanced by third persons and arising out of Landlord’s, its employees, or agent’s sole negligence, which is, in any manner connected with the use, ownership or occupancy of the property herein; (ii) claims arising from any loss occurring within the Common Area of the Premises, of which Tenant has either no control under the terms of the Lease or where none of Tenants actions or the actions of its employees, agents or invitees contributed to such claim.
16. Waiver of Claims. Landlord and Tenant each hereby waives all claims for recovery against the other for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, that such waiver by Landlord shall not be effective with respect to any liability of Tenant described in
Sections 4(c) and 7(d) (iii).
17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.
18. Assignment and Subletting.
          (a) Limitation. Tenant shall not transfer this Lease, voluntarily, involuntarily, or by operation of law, without the prior written consent of Landlord. Any attempted transfer shall be null and void at the option of Landlord, and Landlord may exercise any or all of its rights under Section 23. A consent to one transfer shall not be deemed to be a consent to any subsequent transfer. The term “transfer” shall include any sublease, assignment, license or concession agreement, change in ownership or control of Tenant (other than any such change resulting from any action taken by Landlord in its capacity as a stockholder in Tenant or from any action taken by Tenant approved by the Board of Directors of Tenant at a time when Landlord was entitled to designate a majority of the directors of Tenant), mortgage or hypothecation of this Lease or Tenant’s interest therein or in all or a portion of the Premises.
          (b) Offer to Landlord. Tenant acknowledges that the terms of this Lease, including the Rent, have been based on the understanding that Tenant physically shall occupy the Premises for the entire Term. Therefore, upon Tenant’s request to transfer all or a portion of the Premises, at the option of Landlord, Tenant and Landlord shall execute an amendment to this Lease removing such space from the Premises. Tenant shall be relieved of any liability with respect to such space and Landlord shall have the right to lease such space to any party, including Tenant’s proposed transferee.
          (c) Conditions. Notwithstanding the above, the following shall apply to any transfer, with or without Landlord’s consent:

               (i) As of the date of any transfer, Tenant shall not be in default under this Lease nor shall any act or omission have occurred which would constitute a default with the giving of notice and/or the passage of time.
               (ii) No transfer shall relieve Tenant of its obligation to pay the Rent and to perform all its other obligations hereunder. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer.
               (iii) Each transfer shall be by a written instrument in form and substance satisfactory to Landlord which shall (A) include an assumption of liability by any transferee of all Tenant’s obligations and the transferee’s ratification of and agreement to be bound by all the provisions of this Lease, (B) afford Landlord the right of direct action against the transferee pursuant to the same remedies as are available to Landlord against Tenant and (C) be executed by Tenant and the transferee.
               (iv) Tenant shall pay, within 10 days of receipt of an invoice which shall be no less than $250, Landlord’s reasonable attorneys’ fees and costs in connection with the review, processing and documentation of any transfer for which Landlord’s consent is requested.
19. Subordination; Mortgagee’s Rights.
          (a) This Lease shall be subordinate to any first mortgage or other primary encumbrance now or hereafter affecting the Premises. Although the subordination is self-operative, within 10 days after written request, Tenant shall execute and deliver any further instruments confirming such subordination of this Lease and any further instruments of attornment that may be desired by any such mortgagee or Landlord. However, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by giving written notice to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to the respective dates of execution and delivery; provided, however, that such subordination shall not affect any mortgagee’s right of condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such mortgage and the execution of this Lease.
          (b) It is understood and agreed that any mortgagee shall not be liable to Tenant for any funds paid by Tenant to Landlord unless such funds actually have been transferred to such mortgagee by Landlord.
          (c) Notwithstanding the provisions of Sections 12 and 13 above, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of Landlord’s first mortgagee.
20. Recording; Tenant’s Certificate. Tenant shall not record this Lease or a memorandum thereof without Landlord’s prior written consent. Within 10 days after Landlord’s written request from time to time:
          (a) Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying the Commencement Date and Expiration Date of this Lease, that this Lease is in full force and effect and has not been modified and otherwise as set forth in the form of estoppel certificate reasonably requested by Landlord and/or such other certifications as may be requested by a mortgagee or purchaser. Tenant understands that its failure to execute such documents may cause Landlord serious financial damage by causing the failure of a financing or sale transaction.

          (b) Tenant shall furnish to Landlord, Landlord’s mortgagee, prospective mortgagee or purchaser reasonably requested financial information.
     21. Surrender; Abandoned Property.
          (a) Subject to the terms of Section 9(b), 12(a) and 13(b), at the expiration or termination of this Lease, Tenant promptly shall yield up in the same condition, order and repair in which they are required to be kept throughout the Term, including any exercised options, the Premises and any improvements thereto, and all fixtures and equipment serving the Building, ordinary wear and tear excepted.
          (b) Upon or prior to the expiration or termination of this Lease, Tenant shall remove any personal property from the Property. Any personal property remaining thereafter shall be deemed conclusively to have been abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property. If any part thereof shall be sold, then Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent due under this Lease.
          (c) If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or termination of this Lease or any renewal thereof, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in this Lease, except that the Rent shall be increased 150% from the then current rate and in no event shall such month-to-month tenancy exceed two (2) months or sixty (60) days. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord’s prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.
22. Curing Tenant’s Defaults. If Tenant shall be in default in the performance of any of its obligations hereunder, Landlord without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after written notice (except in the case of emergency) to Tenant. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including interest thereon from the respective dates of Landlord incurring such costs, which sums and costs together with interest shall be deemed additional rent.
23. Defaults — Remedies.
          (a) Defaults. It shall be an event of default:
               (i) If Tenant does not pay in full when due any and all Rent;
               (ii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease;
               (iii) If Tenant abandons the Premises, which shall be conclusively presumed if the Tenant fails to make the Monthly Rental Payment and the Premises remain unoccupied for more than 10 consecutive days; or
               (iv) If Tenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against

Tenant, or a bill in equity or other proceeding for the appointment of a receive for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided, however, that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute a default until such proceeding has continued unstayed for more than 60 consecutive days.
          (b) Remedies. Then, and in any such event, Landlord shall have the following rights:
               (i) To charge a late payment fee equal to the greater of $2,000 or 5% of any amount owed to Landlord pursuant to this Lease which is not paid within 15 days after the due date;
               (ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may at Landlord’s option, make alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;
               (iii) To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable;
               (iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken;
               (v) In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for;
               (vi) No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy herein or by law provided but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute; or
               (vii) The right to pursue the remedies herein provided against Tenant and to enforce all of the other provisions of this Lease may, at the option of any assignee of this Lease, be exercised by any assignee of the Landlord’s right, title and interest in this Lease in his, her or their own name, any statute, rule of court, custom, or practice to the contrary notwithstanding.
          (c) Grace Period. Notwithstanding anything hereinabove stated, neither party will exercise any available right because of any default of the other, except those remedies contained in subsection (b)(i) of this Section, unless such party shall have first given 10 days written notice thereof to the defaulting party, and the defaulting party shall have failed to cure the default within such period; provided, however, that;
               (i) No such notice shall be required if Tenant fails to comply with the provisions of Sections 10 or 20(a), in the case of emergency as set forth in Section 22 or in the event of any default enumerated in subsections (a)(iii) and (iv) of this Section.

               (ii) Landlord shall not be required to give such 10 days notice more than 2 times during any 12-month period.
               (iii) If the default consists of something other than the failure to pay money which cannot reasonably be cured within 10 days, neither party will exercise any right if the defaulting party begins to cure the default within the 10 days and continues actively and diligently in good faith to completely cure said default.
               (iv) Tenant agrees that any notice given by Landlord pursuant to this Section which is served in compliance with Section 27 shall be adequate notice for the purpose of Landlord’s exercise of any available remedies.
          (d) Non-Waiver; Non-Exclusive. No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord right to pursue any other available remedy.
          (e) Costs and Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.
24. Representations and Covenants of Tenant. Tenant represents and covenants to Landlord that:
          (a) The word “Tenant” as used herein includes the Tenant named above as well as its successors and permitted assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant. Each and every of the persons named above as Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant immediate or remote, unless Tenant has complied with the terms of Section 18 and the assignment to such assignee is permitted or has been approved in writing by Landlord. Any notice required or permitted by the terms of this Lease may be given by or to any one of the persons named above as Tenant, and shall have the same force and effect as is given by or to all thereof.
          (b) If Tenant is a corporation, partnership or any other form of business association or entity, Tenant is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of this Lease at the time of such execution.

25. Liability of Landlord. The word “Landlord” as used herein includes the Landlord named above as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which thereafter shall accrue. Neither any principal of Landlord nor any owner of the Property other than Landlord, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises. No mortgagee or lessor succeeding to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be (a) liable for any previous act or omission of a prior landlord, (b) subject to any rental offsets or defenses against a prior landlord or (c) bound by an amendment of this Lease made without its written consent, or by payment by Tenant of Rent in advance in excess of one monthly installment.
26. Interpretation; Definitions.
          (a) Captions. The captions in this Lease are for convenience only and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms and provisions of this Lease or the scope of intent thereof.
          (b) Entire Agreement. This Lease represents the entire agreement between hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easement or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitations. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.
          (c) Covenants. Each covenant, agreement, obligation, term, condition or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.
          (d) Interest. Wherever interest is required to be paid hereunder, such interest shall be at the highest rate permitted under law but not in excess of 15% per annum.
          (e) Severability; Governing Law. If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.
          (f) “Mortgage” and “Mortgagee.” The word “Mortgage” as used herein includes any lien or encumbrance on the Premises of the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord’s interest is or becomes a leasehold estate. The word “mortgage” as used herein includes the holder of any mortgage, including any ground lessor if Landlord’s interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.
          (g) “Person.” The word “Person” is used herein to include a natural person, a partnership, a corporation, an association and any other form of business association or entity.
27. Notices. Any notice or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified at the beginning of this Lease, except that after the Commencement Date Tenant’s address shall be at the premises (or to such other address as either may designate by notice to the other), with a copy to any mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed received on the day of actual receipt by the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this Lease, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice.
28. Security Deposit. Intentionally Deleted.
29. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

     IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration and intending to be legally bound, Landlord and Tenant have executed this Lease.

Date signed __________________	Landlord:
Witness:
Name (printed):	By: /s/
Name (printed):	By: /s/ Name:
Title:
Date signed __________________	Tenant:
Witness:
Name (printed):	By: /s/
Name (printed):	By: /s/ Name:
Title:
{CORPORATE SEAL}

EXHIBIT 11

TRANSITION SERVICES AGREEMENT
Between
HARRIS CORPORATION
and
HARRIS STRATEX NETWORKS, INC.
Dated: [Closing Date]

ARTICLE I
Services

-i-

-ii-

TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [Closing Date] (the “Effective Date”), is made by and between HARRIS CORPORATION, a Delaware corporation (“Harris”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, Harris and Stratex Networks, Inc., a Delaware corporation (“Stratex”), have entered into a Formation, Contribution and Merger Agreement, dated as of September 5, 2006 (the “Formation Agreement”), pursuant to which the Company was formed to acquire Stratex pursuant to the Merger (as defined in the Formation Agreement) and to receive the Contributed Assets (as defined in the Formation Agreement) from Harris in the Contribution Transaction (as defined in the Formation Agreement), in each case on the terms and subject to the conditions set forth in the Formation Agreement; and
     WHEREAS, Harris and Stratex would not have entered into the Formation Agreement without the undertakings contained in this Agreement and the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements, the parties agree as follows:
ARTICLE I
SERVICES
     Section 1.01 Definitions. All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement; provided, however, that notwithstanding the foregoing neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of Harris or any of its other Subsidiaries or Affiliates for purposes of this Agreement.
     Section 1.02 Provision of Services. Except as otherwise provided in this Agreement, on the terms and subject to the conditions set forth in this Agreement, Harris shall, or shall cause one of its Affiliates to, provide to the Company and its Affiliates, for use in connection with the MCD Business as such business is conducted by the Company following the Closing, each of the Services described on Schedule I attached to this Agreement (each, a “Service” and collectively, the “Services”), commencing on the date of this Agreement and continuing through the Term (as defined in Section 4.01 of this Agreement) unless (a) otherwise specified for a particular Service on Schedule I, (b) a particular Service is terminated in accordance with to Section 4.02 or Section 4.03, (c) otherwise mutually agreed to by the parties in writing, or (d) this Agreement is terminated in accordance with the terms and conditions hereof prior to the expiration of the Term.
     Section 1.03 Quality and Scope of Services. The Services shall be performed in a manner, amount, and quality substantially consistent with the manner, amount or quality of the Services as was being provided by Harris to the MCD Business during the six-month period prior to the Effective Date, and in no event shall Harris shall have an obligation to perform any Service in any other manner, amount or quality (enhanced, increased or otherwise) unless expressly so specified in Schedule I with respect to a particular Service (including any advantage of systems, equipment, facilities, training, services or improvements procured, obtained or made by Harris after the Effective Date). Notwithstanding anything to the contrary contained in this Agreement, with respect to any Service, Harris may, in its sole discretion and at no additional charge to the Company, (i) perform such Service substantially consistent with any improved or enhanced practice as Harris deems reasonably prudent, or (ii) otherwise make changes from time to time in the manner in which such Service is provided if (A) Harris is making similar changes in the manner in which such Service is provided for its own businesses, (B) Harris furnishes to the Company substantially the same notice Harris provides to its own businesses with respect to such changes, and (C) such changes do not create a substantial risk that such changes would reasonably result in a material disruption of the MCD Business as conducted by the Company following the Closing or in the incurrence of a material loss or liability by the Company.
     Section 1.04 Additional Services; Initial Costs.
          (a) In the event that the Company has determined that it requires an increase or enhancement in the manner, amount or quality of any Service as compared to the manner, amount or quality of such Service as was being provided by Harris to the MCD Business during the six-month period prior to the Effective Date, the Company shall notify Harris of such determination and request that Harris so increase or enhance the manner, amount or quality, as the case may be, of such Service. Following the receipt of such notification and request, Harris shall consider in good faith such request by the Company to provide such incremental services; provided, however, that this Section 1.04 shall in no way modify or increase Harris’ obligations under Section 1.03 and Harris shall have the sole right to determine the scope, terms and fees of such incremental services to the extent that Harris elects to increase or enhance the manner, amount or quality of any Service. If Harris agrees to provide such incremental services, Schedule I to this Agreement shall be amended, without further action by any party hereto, to reflect such incremental services, the scope and terms thereof and the Service Fees therefor (such fees to be determined in accordance with Section 2.01 as if such incremental services had been included on Schedule I as of the date hereof).
          (b) If Harris or any of its Affiliates are required to (i) modify, increase, alter, obtain or otherwise change any software, process, method, asset or system (for example, because previously shared hardware capacity must be duplicated) or staffing or (ii) enhance their facilities or training, in order to perform the Services pursuant to Section 1.02, then Harris shall obtain the Company’s prior written approval of any additional cost or expense that Harris or any of its Affiliates expects to incur in connection with such increase or enhancement, and the Company shall pay any such additional cost or expense incurred by Harris or such Affiliate to provide such Services to the extent so approved by the Company, and if the Company does not approve such additional cost or expense, neither Harris nor any of its Affiliates shall have any obligation to provide the Services that require such increases for their respective performances.
     Section 1.05 Disclaimer of Warranties. The Company acknowledges and agrees that Harris does not as part of its usual or regular conduct of business provide any or all of the Services, or any related services, on a commercial basis and that Harris does not warrant or assume responsibility for its provision of any or all of the Services. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SERVICES ARE PROVIDED “AS IS” WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND. HARRIS MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY, AVAILABILITY, RELIABILITY, SECURITY, PERFORMANCE OR ADEQUACY OF THE SERVICES, AND HARRIS MAKES NO EXPRESS, STATUTORY OR IMPLIED REPRESENTATIONS OR WARRANTIES, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, NO ENCUMBRANCES, SYSTEM INTEGRATION, ACCURACY, WORKMANLIKE EFFORT AND WARRANTIES ARISING THROUGH COURSE OF DEALING OR USAGE OF TRADE, AND HARRIS HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY HARRIS OR THEIR AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF HARRIS’ OBLIGATIONS UNDER THIS AGREEMENT.
     Section 1.06 Independent Contractor; Employees. The parties acknowledge and agree that each party is engaged in a business that is independent from that of the other party and that Harris shall perform the Services under this Agreement as an independent contractor with the sole right to supervise, manage, operate, control and direct the performance of the Services, including the right to designate which such resources Harris shall assign to perform any Service and the right to remove and replace any such resources at any time or, subject to Section 6.04(b), to designate a third party provider to perform such Service. Harris shall have and maintain exclusive control over all of its own employees, agents, subcontractors and operations as of the Effective Date. Harris shall be solely responsible for payment of compensation to its employees and for any injury to them in the course of their employment. Harris shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax Laws with respect to such employees. The Company shall have and maintain exclusive control over all of its own employees, agents, other contractors and operations as of the Effective Date. The Company shall be solely responsible for payment of compensation to its employees and for any injury to them in the course of their employment. The Company shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax Laws with respect to such employees. Harris has no authority (express, implied or apparent) to represent the Company as to any matters or to incur any obligations or liability on behalf of the Company, and Harris shall not be, act as, purport to act as, or be deemed to be, the agent, representative, employee or servant of the Company. The Company has no authority (express, implied or apparent) to represent Harris as to any matters or to incur any obligations or liability on behalf of Harris, and the Company shall not be, act as, purport to act as, or be deemed to be, the agent, representative, employee or servant of Harris. No partnership, joint venture, association, alliance, syndicate, or other entity, or fiduciary, employee/employer, principal/agent or any relationship other than that of independent contractors is created hereby, expressly or by implication.

     Section 1.07 Cooperation; Resources.
          (a) Subject to the terms and conditions set forth in this Agreement, Harris and the Company shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation shall include, subject to Section 5.01, (i) exchanging information reasonably requested by the other party (including such information reasonably requested in connection with any internal or external audit, whether in the United States or any other country); (ii) providing electronic access to data systems used in connection with the Services; (iii) performing true-ups and adjustments; and (iv) making available, as reasonably requested by the other party, timely decisions, approvals and acceptances, and obtaining all consents, licenses, sublicenses or approvals necessary or desirable in order to permit each party to perform its obligations under this Agreement in a timely and efficient manner. The Company shall use reasonable best efforts to provide information and documentation sufficient for Harris to satisfy its obligations under this Agreement. In connection with the Services, the Company shall make reasonably available for consultation with Harris those employees and consultants or other service providers of the Company reasonably necessary for the effective provision by Harris of such Services.
          (b) In the event any cost is incurred by Harris or any of its Affiliates in connection with obtaining or soliciting the consent of any third party in accordance with Section 1.07(a), such cost shall be paid by the Company and the Company shall reimburse Harris or any of its Affiliates, as the case may be, upon receipt of an invoice from Harris or its Affiliates, as applicable, with respect to such costs.
     Section 1.08 Information From the Company; No Duty of Verification. Harris shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from the Company that is required or reasonably requested by Harris. In the absence of actual knowledge to the contrary, Harris shall not have any responsibility for verifying the correctness of any information given to it by or on behalf of the Company for the purpose of providing any Service.
     Section 1.09 Exceptions to Harris’ Obligation to Perform.
          (a) Notwithstanding anything to the contrary contained in this Agreement, Harris shall not be required to provide such Service (i) to the extent the performance of such Service would require Harris to violate any applicable Law or would result in the breach of any contract or agreement due to a failure to obtain necessary consents, licenses, sublicenses, or approvals pursuant to Section 1.07; (ii) if Harris reasonably determines that providing such Service would result in a significant disruption of Harris’ or any of its Affiliates’ businesses or operations, would materially increase the scope of Harris’ responsibilities under this Agreement, or would be impracticable; or (iii) if any such Service unreasonably inhibits any employee of Harris or any of its Affiliates from discharging his or her obligations to Harris or any of its Affiliates or places any employee of Harris or any of its Affiliates in a conflict of interest with respect to his or her employment with Harris or any of its Affiliates. If Harris reasonably determines that it is unable to provide any Service in accordance with the terms of this Agreement as a result of the circumstances set forth in subparagraphs (i) through (iii) above, the parties shall cooperate in good faith to determine the best alternative approach. Until such alternative approach is found or the problem is otherwise resolved to the satisfaction of the parties, Harris shall use commercially reasonable efforts to provide a comparable service, or in the case of data systems, support the function to which the data system relates or permit the Company to have reasonable access to the data system so that the Company can support the function itself. In such case, the parties shall negotiate in good faith to determine the amounts to be paid for any such comparable service (such fees to be determined in accordance with Section 2.01, but including any out-of-pocket costs incurred by Harris in providing or arranging for such comparable service). To the extent that Harris provides any comparable services to the Company pursuant to this Section 1.09 and the fees for any such comparable service (as described in the immediately preceding sentence) exceed the Service Fee for the corresponding Service that Harris determined it was unable to provide pursuant to this Section 1.09, the parties shall share such excess amount equally.
          (b) Notwithstanding anything to the contrary contained in this Agreement:
               (i) if the Company elects to decommission, replace, modify or change its information technology or communications systems, networks, equipment, configurations, processes, procedures, practices or any other aspect of its business relationship relating to a Service in a manner that adversely affects Harris’ ability to provide such Service as required hereunder, then Harris shall have no liability whatsoever with respect to the effectiveness or quality of such Service and shall be excused from performance of such Service until the Company mitigates the adverse effect of such change, and the Company shall be responsible for all direct expenses incurred by Harris in connection with the cessation and, if applicable, the resumption of such Service; and
               (ii) Harris may suspend performance of any Service and the Company’s access to information technology or communications systems used by Harris if, in Harris’ reasonable judgment, the integrity, security or performance of such systems, or any data stored thereon, is being or is likely to be jeopardized by the activities of the Company, its employees, agents, representatives or contractors.
ARTICLE II
COST OF THE SERVICES
     Section 2.01 Cost of the Services. In consideration of the provision of the Services, the Company shall pay to Harris, without set-off, a service fee for each such Service in the amount equal to (a) all internal costs allocated to the maximum extent reasonably practicable to the provision of such Service on a fully allocated basis consistent with current charges to the MCD Business, and (b) any additional out-of-pocket costs or expenses incurred by Harris in connection with the provision of such Service, including without limitation, payments or costs for an ongoing license, grant or provision of rights or services (all such fees with respect to each Service, the “Service Fee”, and collectively for all Services, the “Service Fees”), in each case, with respect to the relevant payment period set forth on Schedule I. The Company shall not be obligated to pay for any individual Service that was properly terminated pursuant to Section 4.02 or Section 4.03 unless the Company knowingly accepts the benefits of such Services following any such termination. The Company will pay Harris the Service Fee relating to any terminated Service until the effective date of termination.

     Section 2.02 Manner and Timing of Payments. All payments shall be made, without set-off, within thirty (30) days after receipt of an invoice therefor. Harris shall send invoices on a monthly basis for payments to be made under this Agreement. Such invoices shall specify in reasonable detail the costs and expenses to be reimbursed by the Company, and Harris shall provide such supporting detail as the Company may from time to time reasonably request. All payments made by the Company under this Agreement shall be by wire transfer of the payment amount to Harris’ account identified in Exhibit A attached hereto or other account notified in writing by Harris to the Company, or if requested in writing by Harris, by check. All such payments shall be effective upon receipt. If payment on any invoice is not received as specified herein on the applicable date, such amount shall be subject to a late payment charge calculated at one percent (1%) per month from the due date until payment is made. If the Company disputes in good faith any portion of the amount due on any invoice, then the Company shall notify Harris in writing of the nature and basis of the dispute within 10 Business Days after the Company’s receipt of such invoice. If no notification is provided to Harris in accordance with the immediately preceding sentence, the invoiced amount shall be deemed to be accurate and correct and shall not be subject to dispute or contest by the Company or any Affiliate thereof. In the event notification is so provided to Harris, the parties shall use their reasonable best efforts to resolve the dispute prior to the payment due date.
     Section 2.03 Taxes. Unless the Company provides Harris with a proper tax exemption certificate, the Company shall be responsible for and pay all applicable taxes (including without limitation any sales or value added taxes) that may be imposed with respect to or in connection with the provision of the Services, except for income taxes imposed on Harris for payment received with respect to such Services. To the extent Harris pays or is required to pay any such taxes that are the responsibility of the Company in accordance with the preceding sentence, the Company shall reimburse and indemnify Harris with respect to all amounts (including without limitation attorneys fees and costs of investigation) incurred in connection with the provision of such Services.
     Section 2.04 Access to Records. Harris shall keep reasonable books and records of all Services for the Company to verify all charges made by Harris under this Agreement and to comply with all applicable requirements of Law. Harris shall, upon the Company’s reasonable request and at the Company’s sole cost and expense, make such books and records available to the Company, upon reasonable notice and during normal business hours for the sole purpose of the Company’s verifying any charges made by Harris hereunder or complying with any applicable requirement of Law. Nothing in this Section 2.04 or Section 4.05 shall require Harris to maintain its books and records relating to the Services provided to the Company under this Agreement indefinitely or in a manner, or for a length of time, inconsistent with the manner or length of time that it maintains its books and records with respect to its other businesses.
ARTICLE III
LIMITATION OF LIABILITY; INDEMNIFICATION
     Section 3.01 Limitation of Liability. The Company agrees that none of Harris and its Affiliates and their respective, officers, directors, employees, stockholders, agents, representatives, successors and assigns (each, a “Harris Indemnified Person” and collectively, the “Harris Indemnified Persons”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to the Company or any of its Affiliates for or in connection with the Services provided or to be provided by any Harris Indemnified Person pursuant to this Agreement or any other services provided by any Harris Indemnified Person, the transactions contemplated by this Agreement, or any Harris Indemnified Person’s actions or inactions in connection with any such Services, any such other services, or any such transactions, except for damages which have directly resulted from such Harris Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, other services, transactions, actions or inactions.
     Section 3.02 Indemnification by the Company. The Company shall indemnify, defend and hold harmless each Harris Indemnified Person from and against all damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (collectively, “Losses”), and shall reimburse each Harris Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Harris Indemnified Person is a party (each, an “Action”), related to, arising out of, or in connection or associated with Services provided or to be provided by any Harris Indemnified Person pursuant to this Agreement or any other services provided by any Harris Indemnified Person, the transactions contemplated by this Agreement, or any Harris Indemnified Person’s actions or inactions in connection with any such Services, any such other services, or any such transactions; provided that no Company Indemnified Person will be responsible for any damages of any Harris Indemnified Person that have directly resulted from such Harris Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, other services, transactions, actions, or inactions.
     Section 3.03 Indemnification by Harris. Harris shall indemnify, defend and hold harmless the Company and its Affiliates and their respective, officers, directors, employees, stockholders, agents, representatives, successors and assigns (each, a “Company Indemnified Person” and collectively, the “Company Indemnified Persons”) from and against all Losses, and shall reimburse each Company Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing or defending any Action, arising directly out of the gross negligence or willful misconduct of any Harris Indemnified Person in connection with the Services provided or to be provided pursuant to this Agreement.
     Section 3.04 Indemnification Procedures. The indemnification procedures set forth in Section 12.2(b) and Section 12.4 of the Formation Agreement shall apply equally to any claims for indemnification brought pursuant to this Article 3.
     Section 3.05 Maximum Liability; Limitation of Damages. Except to the extent such liability arises directly out of a Harris Indemnified Person’s gross negligence or willful misconduct, the maximum aggregate liability of all Harris Indemnified Persons under or in connection with this Agreement, in any and all events, shall be limited in the aggregate to the Service Fees paid by the Company and actually received by Harris under this Agreement. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR AT LAW OR IN EQUITY, IN NO EVENT SHALL ANY HARRIS INDEMNIFIED PERSON BE LIABLE FOR ANY LOSSES THAT ARE NOT REASONABLY FORESEEABLE OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR

CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF REVENUES, LOSS OF BUSINESS, LOSS OF ANTICIPATED SAVINGS, LOSS OF GOODWILL, LOSS OF OR DAMAGE TO DATA, LOSS OF USE, BUSINESS INTERRUPTION OR ANY OTHER LOSS) AS A RESULT OF OR ARISING FROM OR RELATING TO THIS AGREEMENT, THE PROVISION OF OR THE FAILURE TO PROVIDE THE SERVICES OR ANY OTHER SERVICES, THE TERMINATION OF THIS AGREEMENT OR ANY SERVICE, OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, REGARDLESS OF THE FORM OF ACTION OR THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE), STRICT LIABILITY, BREACH OF REPRESENTATION OR WARRANTY OR COVENANT, OR INDEMNIFICATION OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH HARRIS INDEMNIFIED PERSON KNEW OF OR WAS ADVISED AT THE TIME OF BREACH OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. THE COMPANY, ON BEHALF OF ITSELF AND EACH OTHER COMPANY INDEMNIFIED PERSON, HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE THE COMPANY OR ANY SUCH COMPANY INDEMNIFIED PERSON OF AN ADEQUATE REMEDY.
ARTICLE IV
TERM AND TERMINATION
     Section 4.01 Term. The term of this Agreement shall commence on the Effective Date and shall terminate with respect to each Service as set forth on Schedule I with respect to such Service; provided that this Agreement shall terminate with respect to all Services provided hereunder upon the earlier of (a) such time when all Services to be provided by Harris under this Agreement have been terminated (or the terms of which have expired) in accordance with the terms of this Agreement and (b) the one year anniversary of the Effective Date (the “Term”), unless this Agreement is terminated sooner in accordance with Section 4.02 or Section 4.03 or extended by mutual written agreement of the parties, which agreement shall set forth the length of the desired extension, the scope of the Services to be provided during such extension, and any fees relating to such Services, including any increase in such fees. Any termination or expiration of this Agreement with respect to any particular Service shall not terminate this Agreement with respect to any other Service provided under this Agreement. Notwithstanding any other provision of this Agreement, upon written notice received by Harris at least 30 days prior to the termination of the Information Technology Services set forth on Schedule I in accordance with this Agreement, Harris shall continue to provide such Information Technology Services that were provided to the Company immediately prior to such termination for an additional six (6) month period; provided, however, that Section 2.01 shall not apply during such six (6) month period and the parties shall negotiate in good faith to determine a commercially reasonable fee for such services during that period.
     Section 4.02 Termination for Default. In the event: (a) the Company shall fail to pay for any or all Services in accordance with the terms of this Agreement (and such payment is not disputed by the Company in good faith in accordance with Section 2.02); (b) of any default by either party, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement; or (c) either party shall become or be adjudicated insolvent and/or bankrupt, or a receiver or trustee shall be appointed for either party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency Law shall be approved, or either party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee (in each such case, the “Defaulting Party”); then any non-Defaulting Party shall have the right, at its sole discretion, (i) in the case of a default under clause (c), to terminate immediately the applicable Service(s) and/or this Agreement and its participation with the Defaulting Party under this Agreement; and (ii) in the case of a default under clause (a) or (b), to terminate the applicable Service(s) and/or this Agreement and its participation with the Defaulting Party under this Agreement if the Defaulting Party has failed to (x) cure the default, within 30 days after receiving written notice of such default, or if the default (except for defaults as a result of failure to make payment) is such that it will take more than 30 days to cure, within an extended time period which shall be not longer than what is reasonably necessary to effect performance or compliance or (y) take substantial steps towards and diligently pursue the curing of the default.
     Section 4.03 Termination by the Company. This Agreement may be terminated with respect to all Services by the Company prior to the end of the Term upon the expiration of the longer of (a) thirty (30) days’ prior written notice to Harris or (b) the longest notice period applicable to any Service that has not been terminated or expired in accordance with this Agreement at the time of such termination. Any particular Service may be separately terminated by the Company upon the expiration of the longer of (a) thirty (30) days’ prior written notice to Harris or (b) the required prior written notice to Harris as specified for such Service on Schedule I.
     Section 4.04 Effect of Termination. Upon expiration or termination of this Agreement or of any Service provided hereunder, all rights and obligations of the parties shall cease under the Agreement with respect to all Services (in the case of a termination of the Agreement) or with respect to such Service (in the case of a termination of a particular Service), except as provided in Section 4.05 and except that the Company shall pay to Harris within thirty (30) calendar days of the expiration or termination of this Agreement or any Service, as the case may be, all amounts that are or that will become due and payable as a result of the provision of the Services pursuant to this Agreement in the manner set forth in Article 2. Upon notice of termination of this Agreement in accordance with its terms with respect to any Service for any reason or, in the event of expiration, for a reasonable period time prior to such expiration, Harris will reasonably cooperate, at the Company’s expense, in order to minimize the disruption to the business of both parties and to effect an orderly transition and transfer of the responsibility for such Service(s) to the Company or to a third party designated by the Company, including the migration of the data described in Section 5.05 to the Company or its third party designee. Upon termination or expiration of this Agreement or any Service, as the case may be, each party, at the request of the other, shall return or destroy, at the option of the party in possession of such Confidential Information (as defined herein), all Confidential Information in its possession or control which belongs to the other party or any other information that contains or comprises the other party’s information and to which the returning party does not retain rights hereunder (except one copy of which may be retained in such files for archival purposes). Notwithstanding anything to the contrary contained in this Agreement, upon expiration or termination of this Agreement, the Company shall no longer have any access to Harris’ information, data, systems and other assets that are not Contributed Assets. If requested by the other party, an appropriate officer of the party in possession of such information returned or destroyed pursuant to this paragraph will certify to the other party that all such information has been so delivered or destroyed.
     Section 4.05 Survival. Notwithstanding anything in this Agreement to the contrary, (a) Article 2, Article 3, Section 4.04, Section 4.05, Article 5 and Article 6 shall survive the expiration or termination of this Agreement; and (b) the termination or expiration of this Agreement shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party for any liability or obligation incurred under this Agreement through the effective date of the termination or expiration; provided, however, that neither party shall be liable for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.
ARTICLE V
CONFIDENTIALITY; OWNERSHIP OF DATA
     Section 5.01 Definitions of Confidential Information, Disclosing Party and Recipient. “Confidential Information” shall mean any information of a party (the “Disclosing Party”) or its customers designated as confidential and received or obtained by the other party (the “Recipient”) as a result of the exercise of the Recipient’s rights or the performance of the Recipient’s obligations under this Agreement, and includes, without limitation, any business, marketing, technical and scientific information, trade secrets, processes, designs, data, formulae, plans, prototypes, software, source code, customer information and lists, research, business opportunities, agreements and other information related to or arising from the Services and which may be in any form or medium; provided, that any such information disclosed in non-written form shall be reduced to writing within thirty (30) days of its disclosure to the Recipient. In addition to the foregoing, Harris agrees that any information relating primarily to the operations or affairs of the MCD Business as such business is conducted by the Company following the Closing that is disclosed by the Company to Harris in the course of performing Services under this Agreement and that is or should be reasonably understood to be confidential or proprietary to the Company shall be “Confidential Information” of the Company under this Agreement, regardless of whether such information is designated as confidential or reduced to writing. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (a) becomes generally available other than as a result of a breach of the provisions of this Article 5; (b) was received or becomes available on a nonconfidential basis to the Recipient from a source, other than the Disclosing Party or its customers, that to the Recipient’s knowledge is not or was not bound to hold such information confidential, (c) was acquired or developed independently by the Recipient without the use of the Disclosing Party’s Confidential Information and without violating this Article 5 or any other confidentiality agreement with the Disclosing Party; or (d) is approved in writing for release or disclosure to the public by the Disclosing Party.
     Section 5.02 Use and Disclosure Limitations. Except pursuant to Section 5.03, unless instructed otherwise by the Disclosing Party in writing, any Confidential Information received or obtained by the Recipient as a result of the exercise of its rights or the performance of its obligations under this Agreement shall be kept in confidence and not be used for any purpose other than to provide or receive, as the case may be, the Services under this Agreement or otherwise as required for the Recipient to perform its obligations under this Agreement and shall only be disclosed to others if the Recipient reasonably believes such disclosure is necessary or appropriate in the course of providing or receiving, as the case may be, such Services and only under obligations of confidence. The Recipient shall treat the Confidential Information of the Disclosing Party in the same manner as the Recipient treats and holds its own confidential information of a similar nature (in the case of Harris, such manner shall be determined only with respect to the commercial segment(s) of Harris’ businesses), but in no case with less than a commercially reasonable standard of care.
     Section 5.03 Disclosure Required by Law. In the event that disclosure of Confidential Information is compelled by judicial or administrative process or required by operation of Law, the Recipient will (a) if permitted by such process or Law, provide prompt written notice to the Disclosing Party and, at the Disclosing Party’s cost and expense, assist the Disclosing Party in seeking a protective order or other similar remedy; (b) furnish only that portion of the Confidential Information that is, on the advice of its legal counsel, required to be disclosed pursuant to such process or Law; and (c) exercise reasonable efforts in good faith to ensure that confidential treatment is accorded to such disclosed Confidential Information.
     Section 5.04 Relief. The Recipient agrees that unauthorized disclosure or use of the Confidential Information may cause irreparable harm and result in significant commercial damage to the Disclosing Party. The parties agree that the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the covenants regarding Confidential Information, in addition to all other remedies available at law and in equity.
     Section 5.05 Other Related Matters. With respect to any Service, the Company agrees that (i) all software, hardware or data store, procedures and materials provided to the Company by or on behalf of Harris in connection with such Service are solely for the use of the Company solely for purposes of using such Services during the Term (provided that benefits received by third parties in the ordinary course of business conducted with the Company shall not be subject to this Section 5.05); (ii) title to any software, hardware or data store or any other intellectual property or proprietary right of any kind used in performing such Service shall, as between the Company and Harris, remain in Harris; (iii) the Company shall not copy, modify, reverse engineer, decompile, distribute or in any way alter or make derivative works of any software, hardware or data store used in performing such Service without Harris’ prior written consent; and (iv) the Company shall comply with any and all usage guidelines pertaining to any Service and provided by or on behalf of Harris, including without limitation, any and all usage guidelines pertaining to software, data, or other intellectual property or proprietary rights. Notwithstanding the foregoing, any assets acquired or purchased by the Company for its own account, shall not be subject to this Section 5.05. Except as expressly set forth in this Agreement, nothing in this Agreement or in the performance or use of the Services under this Agreement shall be deemed to transfer, assign or otherwise convey any rights, title or interests in or to any intellectual property or proprietary rights of one party to the other party. Nothing in this Article 5 shall be construed as obligating any party hereto to disclose its Confidential Information to any other party or person, or as granting to or conferring on any other party or person, expressly or by implication, any rights or license to the first party’s Confidential Information; provided that the parties acknowledge that, in order to perform the Services, Harris shall have custody of and usage of certain of the Company’s Confidential Information and the Company hereby grants to Harris the right to do so in accordance with this Agreement. Harris agrees that all right, title and interest in and to all records, data, files, input materials, reports, forms and other data received, computed, used and/or stored pursuant to this Agreement which relate to the MCD Business as conducted by the Company after the Effective Date are the exclusive property of the Company.
ARTICLE VI
GENERAL PROVISIONS
     Section 6.01 Governing Law and Venue; Waiver of Jury Trial.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.06 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.01.

     Section 6.02 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
     Section 6.03 Amendment; Waiver. Unless otherwise expressly provided herein, this Agreement may be amended or any performance, term or condition waived in whole or in part only by a writing signed by persons authorized to so bind each party (in the case of an amendment) or the waiving party (in the case of a waiver). No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
     Section 6.04 Assignment.
          (a) Except as provided in Section 6.04(b), no party may assign this Agreement or any rights, benefits, obligations or remedies hereunder without the prior written consent of the other party hereto, except that no such consent shall be required for a transfer by operation of Law in connection with a merger or consolidation of such party. Any attempt so to assign or to delegate any of the foregoing without such consent shall be void and of no effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns.
          (b) Notwithstanding the limitation in Section 6.04(a), Harris may subcontract any function or Service to be performed by Harris under this Agreement to a third party service provider, to the extent that Harris is also using such third party service provider to perform such subcontracted function or Service for Harris or for any of Harris’ Affiliates; provided, however, that such subcontracting shall not relieve Harris from any of its obligations to the Company under this Agreement; and provided, further, that upon the Company’s written request and without prejudice to the Company’s direct rights against any such third party service provider, Harris shall use commercially reasonable efforts to pursue any warranty or indemnity under any agreement Harris may have with such a third party service provider on the Company’s behalf and at the Company’s request with respect to any Service provided to the Company by such third party service provider and the Company shall reimburse Harris for all reasonable out-of-pocket costs incurred by Harris in connection with pursuing any such warranty or indemnity.
     Section 6.05 No Third-Party Beneficiaries. Except for the indemnification rights under Article 3 of this Agreement, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provision herein contained.

     Section 6.06 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:
if to Harris:
Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222
with a copy to (which shall not constitute notice):
[To be provided.]
if to the Company:

Harris Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: General Counsel
fax: (408) 944-1770
with a copy to (which shall not constitute notice):
[To be provided.]
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally-recognized overnight courier, if sent by nationally-recognized overnight courier.
     Section 6.07 Entire Agreement; Controlling Provisions. This Agreement and any Schedules and Exhibits attached hereto constitute the entire agreement between the parties relating to the subject matter hereof and thereof and any and all prior arrangements, representations, promises, understandings and conditions in connection with said matters and any representations, promises or conditions not expressly incorporated herein or therein or expressly made a part hereof or thereof shall not be binding upon any party. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and any of the Exhibits to this Agreement, the provisions of the Exhibits shall control with respect to the rights and obligations of the parties regarding the Services. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Formation Agreement, the provisions of this Agreement shall control solely with respect to the rights and obligations of the parties regarding the Services.
     Section 6.08 Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of this Agreement.
     Section 6.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
     Section 6.10 Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The parties and their respective counsel have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and (f) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement.
     Section 6.11 Management of Enforcement by the Company. Harris agrees that a majority of the Class A Directors (as defined in the Investor Agreement) shall have the sole and exclusive right to exercise and enforce any rights under this Agreement which the Company or any of its Subsidiaries are entitled to enforce against Harris after the Closing. In addition, any amendment to or waiver of the terms of this Agreement by the Company in accordance with Section 6.03 shall require the approval of a majority of the Class A Directors.
     Section 6.12 Effectiveness. This Agreement shall become effective only when one or more counterparts shall have been signed by each party and delivered to each other party.
     Section 6.13 Fees. In any action or proceeding related to or arising out of the enforcement of, or defense against, any provision of this Agreement, the non-prevailing party in such action or proceeding shall pay, and the prevailing party shall be entitled to, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the prevailing party incurred in connection with such action or proceeding.

     Section 6.14 Force Majeure. Neither party hereto shall be liable in any matter for failure or delay of performance of all or part of this Agreement (other than payment obligations), directly or indirectly, owing to any acts of God; acts, orders, restrictions or interventions of any civil, military or government authority; wars (declared or undeclared); hostilities; invasions; revolutions; rebellions; insurrections; terrorist acts; sabotages; embargoes; epidemics; strikes or other labor disturbances; civil disturbances; riots; fires; floods; storms; explosions; earthquakes; nuclear accidents; power or other utility failures; disruptions or other failures in internet and/or other telecommunication lines, networks and backbones; delay in transportation; loss or destruction of property; changes in Laws, or any other causes or circumstances, in each case to the extent beyond the reasonable control of such party (each, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the party whose performance is prevented or delayed shall provide written notice to the other party, and the parties shall promptly confer, in good faith, on what action may be taken to minimize the impact, on both parties, of such Force Majeure Event.
     Section 6.15 Compliance with Law. Each party shall comply with applicable requirements of Law applicable to its activities in connection with this Agreement (including, without limitation, import and export control).
     Section 6.16 No Set-Off. The obligations of the parties under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any party or any of their respective Affiliates under any other agreement between the parties or any of their respective Affiliates.
     Section 6.17 Future Litigation and Other Proceedings. In the event that the Company (or any of its officers or directors) or Harris (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party’s expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that the Company (or any of its officers or directors) and Harris (or any of its officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at its own expense, coordinate its strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to its interests and shall comply, at the expense of the requesting party, with any reasonable requests of the requesting party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

     Section 6.18 Facilities and Systems Security. If either party or its personnel will be given access to the other party’s facilities, premises, equipment or systems, such party will comply with all such other party’s written security policies, procedures and requirements made available by each party to the other, and will not tamper with, compromise, or circumvent any security or audit measures employed by such other party. Each party shall use its reasonable best efforts to ensure that only those of its personnel who are specifically authorized to have access to the facilities, premises, equipment or systems of the other party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss in connection with such access.
[Signature pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized respective representatives to execute this Agreement as of the Effective Date first set forth above.

HARRIS CORPORATION
By:	/s/
Name:
Title:

HARRIS STRATEX NETWORKS, INC.
By:	/s/
Name:
Title:

[Signature Page to the Transition Service Agreement]

EXHIBIT 12
WARRANT ASSUMPTION AGREEMENT
     THIS WARRANT ASSUMPTION AGREEMENT (the “Assumption Agreement”) dated as of [Closing Date], by and between HARRIS STRATEX NETWORKS, INC., a corporation incorporated in the State of Delaware (“Newco”), and STRATEX NETWORKS, INC., a corporation incorporated in the State of Delaware (“Stratex”), is made and delivered pursuant to Section 6 of those certain Warrants to Purchase Common Stock of Stratex (the “Warrants”) issued in connection with the Purchase Agreement dated as of September 21, 2004 by and between Stratex and certain Investors listed in Schedule I attached thereto. All capitalized terms used in this Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Warrants.
     Pursuant to a Formation, Contribution and Merger Agreement, dated September 5, 2006 (the “Combination Agreement”), between Stratex and Harris Corporation, Stratex will merge into a wholly-owned subsidiary of Newco (the “Merger”). In the Merger, each outstanding share, par value $0.01 per share, of Stratex Common Stock (the “Stratex Common Stock”) will be converted into one-fourth of a share, par value $0.01 per share, of Class A Common Stock of Newco (the “Class A Common Stock”). Under the terms of the Combination Agreement, Newco has agreed to enter into this Assumption Agreement pursuant to which it will assume Stratex’s obligations under the Warrants.
     Effective upon the effective time of the Merger,
     (i) Stratex shall be released from its obligations under the Warrants.
     (ii) Newco hereby assumes the obligations of Stratex under the Warrants and agrees that it shall be the “Company” for all purposes of the Warrants. Without limiting the foregoing, the undersigned hereby agrees to perform all of the obligations of the Company under, and to be bound in all respects by the terms of, the Warrants, to the same extent and with the same force and effect as if the undersigned were an original signatory thereto. At the effective time of the Merger, pursuant to the terms and subject to the conditions contained in the Warrants, each Warrant shall automatically become exercisable for that number of shares of Class A Common Stock equal to one-fourth of the number of shares of Stratex Common Stock issuable upon exercise of such Warrant immediately prior to the effective time of the Merger at an exercise price per share of Class A Common Stock equal to four (4) times the exercise price of such Warrant per share of Stratex Common Stock immediately prior to the effective time of the Merger, or $11.80 per share of Class A Common Stock.
     Upon the execution and delivery of this Assumption Agreement by Stratex and Newco, the terms of the Warrants shall be supplemented in accordance herewith, and this Assumption Agreement shall form a part of the terms of the Warrants for all purposes, and every Registered Holder of a Warrant heretofore countersigned and delivered shall be bound hereby.
     Except as expressly amended and supplemented hereby, the terms of the Warrants are in all respects ratified and confirmed and all terms, conditions and provisions of the Warrants shall remain in full force and effect.

     This Assumption Agreement is an agreement supplemental to and in implementation of the terms of the Warrants, and the terms of the Warrants, and this Assumption Agreement shall be read and construed together.
     Any notice or demand authorized or permitted by the terms of the Warrants to be given or made by the Registered Holder of any Warrants to or on Newco shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is provided to the Registered Holders in writing by Newco), as follows:
Harris Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: General Counsel
fax: (408) 944-1770
     All covenants and agreements in this Assumption Agreement by Newco shall bind and incur to the benefit of its successors and assigns, whether so expressed or not.
     This Assumption Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the internal laws of said state. The parties hereto irrevocably consent to the jurisdiction of the courts of the state of New York and any federal court located in such state in connection with any action, suit or proceeding arising out of or relating to this Assumption Agreement.
     Nothing in this Assumption Agreement shall be construed to give to any person other than Newco, Stratex and the Registered Holders of the Warrants any legal or equitable right, remedy or claim under this Assumption Agreement; but this Assumption Agreement shall be for the sole and exclusive benefit of Newco, Stratex and the Registered Holders of the Warrants.
     This Assumption Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Assumption Agreement, as of the date first above written.

HARRIS STRATEX NETWORKS, INC.
By:	/s/
Name:
Title:

STRATEX NETWORKS, INC.
By:	/s/
Name:
Title:

EXHIBIT 13
AFFILIATES LETTER
_____________ ___, 200__
Harris Stratex Networks, Inc.
[Address]
Ladies and Gentlemen:
     I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Stratex Networks, Inc., a Delaware corporation (the “Company”), as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     Pursuant to the terms of the Formation, Contribution and Merger Agreement, dated as of September ___, 2006, as amended as of _______________, 2006 (as it may be further amended, supplemented or modified from time to time, the “Formation Agreement”), among the Company, Harris Corporation, a Delaware corporation, Harris Stratex Networks, Inc., a Delaware corporation (“Harris Stratex”), and Stratex Acquisition Corporation, a Delaware corporation (“Merger Sub”), the undersigned will receive shares of Class A common stock of Harris Stratex (“Class A Common Stock”) in exchange for the shares of common stock of the Company (“Company Common Stock”) owned by the undersigned at the effective date of the merger provided for in the Formation Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Formation Agreement.
     I have been advised that the offering, sale and delivery of Harris Stratex Common Stock pursuant to the Formation Agreement will be registered under the Securities Act on a Registration Statement on Form S-4. I have also been advised that because I may be deemed to be an affiliate of the Company at the time the Formation Agreement is submitted to a vote of the stockholders of the Company, my ability to sell, assign or transfer any shares of Class A Common Stock that I receive in exchange for any shares of Company Common Stock pursuant to the Formation Agreement may be restricted unless such sale, assignment or transfer is registered under the Securities Act or an exemption from such registration is available. I understand that such exemptions are limited and I have obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability of Rules 144 and 145(d) promulgated under the Securities Act to the sale of such Securities.
     I hereby represent and warrant to and covenant to Harris Stratex that:
     A. I will not sell, assign or transfer any shares of Class A Common Stock except (i) pursuant to an effective registration statement under the Securities Act, (ii) by a sale made in conformity with the volume and other limitations of Rule 145 under the Securities Act (as such rule may be hereafter from time to time amended) (and otherwise in accordance with Rule 144 under the Securities Act, if I am an affiliate of Harris Stratex and if so required at the time) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Harris Stratex or under a “no-action” obtained by me from the Staff of the Commission, is not required to be registered under the Securities Act.
     B. I understand that neither Harris Stratex nor Merger Sub is under any obligation to register the sale, assignment, transfer or other disposition of the shares of Class A Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Formation Agreement.
     C. In the event of a sale of shares of Class A Common Stock pursuant to Rule 145 under the Securities Act, I will supply Harris Stratex with evidence of compliance with such Rule in the form of customary seller’s and broker’s Rule 145 representation letters or as Harris Stratex may otherwise reasonably request. In the event of a sale by me of shares of Class A Common Stock pursuant to an opinion of counsel or no-action letter referred to in paragraph A above, I will provide Harris Stratex with a copy of such opinion or no-action letter concurrently with such sale.
     D. I acknowledge and agree that appropriate legends will be placed on certificates representing shares of Class A Common Stock delivered to me, which legends will be removed if (i) one year shall have elapsed from the date I acquired the Class A Common Stock received pursuant to the Formation Agreement and the provisions of Rule 145(d)(2) are then applicable to me, (ii) two years shall have elapsed from the date I acquired the Class A Common Stock received pursuant to the Formation Agreement and the provisions of Rule 145(d)(3) are then applicable to me, or (iii) Harris Stratex has received either an opinion of independent counsel, which opinion and counsel shall be reasonably satisfactory to Harris Stratex, or a “no action” letter obtained by me from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to me.
     E. I further understand and agree that Harris Stratex may instruct the transfer agent for Class A Common Stock not to register the transfer of any shares of Class A Common Stock held by me unless any such transfer is made in accordance with this letter agreement and any instructions contained in the legend on the certificates representing such shares of Class A Common Stock.
     F. I also understand that, unless any transfer by me of my shares of Class A Common Stock has been registered under the Securities Act or is made in conformity with the provisions of Rule 145 under the Securities Act, Harris Stratex reserves the right to place an appropriate legend on any certificates issued to my transferee.
     G. I agree that I will, and will cause each of the other parties (who shall be identified to Harris Stratex by me prior to the Effective Time) whose shares are deemed to be beneficially owned by me to, have all shares of Class A Common Stock owned by me or such parties registered in your name or the name of such party, as the case may be, prior to the Effective Time of the Merger and not in the name of any bank, broker-dealer, nominee or clearing house.
     H. I understand and agree that the representations, warranties and covenants and agreements by me set forth herein are for the benefit of Harris Stratex, Harris, the Company and Merger Sub and will be relied upon by such entities and their respective counsel and accountants.
     I. I understand and agree that this letter agreement applies to all shares of the capital stock of Harris Stratex and the Company that are deemed beneficially owned by me pursuant to applicable federal securities laws.
     Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.
     This letter agreement constitutes the complete understanding between Harris Stratex and me concerning the subject matter hereof. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts to be performed wholly in the State of Delaware.

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

Very truly yours,
/s/
Name:

Accepted this            day
of                                         , 2006.
HARRIS STRATEX
          NETWORKS, INC.

By:	/s/
Name:
Title:

EXHIBIT 14

NETBOSS SERVICE AGREEMENT
Between
HARRIS CORPORATION
and
HARRIS STRATEX NETWORKS, INC.
Dated: [Closing Date]

NETBOSS SERVICE AGREEMENT
     NETBOSS SERVICE AGREEMENT (this “Agreement”), dated as of [Closing Date], between HARRIS CORPORATION, a Delaware corporation (“Harris”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
     WHEREAS, Harris and Stratex Networks, Inc., a Delaware corporation (“Stratex”), have entered into a Formation, Contribution and Merger Agreement, dated as of September 5, 2006 (the “Formation Agreement”), pursuant to which the Company was formed to acquire Stratex pursuant to the Merger and to receive the Contributed Assets from Harris in the Contribution Transaction, in each case on the terms and subject to the conditions set forth in the Formation Agreement; and
     WHEREAS, Harris and Stratex would not have entered into the Formation Agreement without the undertakings contained in this Agreement and the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements the parties agree as follows:
     Section 1. Certain Definitions. All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement. In addition, the following terms shall have the meanings specified below:
     “Affiliate” shall have the meaning assigned to such term by Rule 405 under the Securities Act; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Harris or any of its other Subsidiaries.
     “Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Power of which is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary of Harris or any of its other Subsidiaries for purposes of this Agreement.
     Section 2. Assignment. As of the Effective Time, pursuant to the terms and conditions of this Agreement, Harris hereby sells, assigns, transfers, conveys and delivers to the Company all of Harris’ and any of its Subsidiaries’ right, title and interest in and to the arrangements identified on Schedule A to this Agreement (the “Assigned Contracts”) to the extent such rights, title and interests in and to such Assigned Contracts arise out of the provision of goods and services relating to any NetBoss® integrated communications network management platform to any Affiliate of Harris or any of its Subsidiaries (the “Assignment”).

     Section 3. Assumption. As of the Effective Time, pursuant to the terms and conditions of this Agreement, the Company hereby accepts the Assignment and assumes and agrees to pay, honor, perform and discharge when due all of the obligations that otherwise would be provided by Harris or one of its Subsidiaries under the Assigned Contracts (the “Assumed Liabilities”) arising out of or resulting from the provision of goods and services relating to any NetBoss® integrated communications network management platform to any Affiliate of Harris or any of its Subsidiaries.
     Section 4. Payment for Goods and Services. Harris shall (or shall cause one of its Subsidiaries to) pay to the Company promptly when due any amounts owed to the Company in connection with the provision of goods and services relating to any NetBoss® integrated communications network management platform to any Affiliate of Harris or any of its Subsidiaries pursuant to and, in accordance with, the Assigned Contracts.
     Section 5. No Representations and Warranties. Neither Harris nor the Company make any representation or warranty, whether express or implied, in this Agreement with respect to the Assumed Contracts or the Assumed Liabilities. Nothing contained in this Section 5 shall limit any representation or warranty contained in the Formation Agreement or any Ancillary Agreement other than this Agreement.
     Section 6. Further Actions. Harris and the Company shall execute or cause to be delivered to the other party such instruments and other documents, and shall take such other actions, as the other party may reasonably request after the date hereof, for the purpose of carrying out or evidencing the Assignment or the acceptance of the Assumed Liabilities pursuant to this Agreement.
     Section 7. Governing Law and Venue; Waiver Of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (collectively, the “Delaware Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in any Delaware Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in any Delaware Court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any Delaware Court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any

Delaware Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.
     Section 8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
     Section 9. Amendment. The terms of this Agreement can only be changed, modified, released or discharged pursuant to a written agreement executed by each of the parties hereto. No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
     Section 10. Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but may not be assigned by one party without the prior written consent of the other parties. Any attempted assignment that does not comply with this Section 9 shall be void ab initio.

     Section 11. No Third-Party Beneficiaries. This Agreement is intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provision herein contained.
     Section 12. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
fax: (212) 558-3588
Attention: Duncan C. McCurrach

if to the Company:

Harris Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: General Counsel
fax: (408) 944-1770

with a copy to (which shall not constitute notice):

[To be provided.]
     Section 13. Entire Agreement; Controlling Provisions. This Agreement and any Schedules attached hereto constitute the entire agreement between the parties relating to the subject matter hereof and thereof and any and all prior arrangements, representations, promises, understandings and conditions in connection with said matters and any representations, promises or conditions not expressly incorporated herein or therein or expressly made a part hereof or thereof shall not be binding upon any party.

     Section 14. Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of this Agreement.
     Section 15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
     Section 16. Construction. This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Time shall be of the essence of this Agreement.
     Section 17. Effectiveness. This Agreement shall become effective only when one or more counterparts shall have been signed by each party and delivered to each other party.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

HARRIS CORPORATION
By:	/s/
Name:
Title:

HARRIS STRATEX CORPORATION
By:	/s/
Name:
Title: